(COVEST BANC LOGO)	(MIDWEST BANC LOGO)

PROXY STATEMENT FOR COVEST BANCSHARES, INC.

SPECIAL MEETING

PROSPECTUS OF MIDWEST BANC HOLDINGS, INC.

    The boards of directors of CoVest Bancshares, Inc. and Midwest Banc Holdings, Inc. have agreed that Midwest will acquire CoVest in a merger. If the merger is completed, each outstanding share of CoVest common stock will be exchanged for 0.925 of a share of Midwest common stock and $10.25 cash. Cash will also be paid in lieu of issuing fractional shares.

    Based on the $20.91 closing price per share of Midwest common stock on January 29, 2003, the value of the merger consideration was $29.59 per share of CoVest common stock on that date. Because the exchange ratio of 0.925 of a share of Midwest common stock is fixed, the value of the merger consideration CoVest shareholders will receive in the merger will fluctuate as the price of Midwest common stock changes. We encourage CoVest shareholders to obtain current market price quotations for Midwest common stock. Under certain circumstances, shareholders of CoVest may receive additional shares of Midwest common stock and/or cash for their shares of CoVest common stock. See “The Merger — Merger Consideration” beginning on page 29.

    The merger cannot be completed unless the shareholders of CoVest approve and adopt the Agreement and Plan of Reorganization, which will be considered at a special meeting of shareholders to be held by CoVest. For a complete description of the terms of this agreement, see “The Merger” beginning on page 29.

    The board of directors of CoVest unanimously recommends that its shareholders vote “FOR” approval and adoption of the Agreement and Plan of Reorganization.

    Whether you plan to attend the special meeting, please take the time to vote by completing, signing and mailing the enclosed proxy card to us. Your Vote Is Very Important.

    Midwest common stock and CoVest common stock are traded on the Nasdaq Stock Market under the symbols “MBHI” and “COVB”, respectively.

    Please read carefully the detailed information about the merger contained in this proxy statement/prospectus. This proxy statement/ prospectus incorporates important business and financial information and risk factors about Midwest and CoVest that are not included in or delivered with this document. See “Where You Can Find More Information” beginning on page 86.

      For a description of certain considerations in connection with the merger and related matters described in this document, see “Risk Factors” beginning on page 19.

    The shares of Midwest common stock to be received by the shareholders of CoVest are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. Midwest common stock is subject to investment risks, including loss of value.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the shares to be issued under this proxy statement/prospectus or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

Sources of Additional Information

      This proxy statement/prospectus incorporates important business and financial information about Midwest and CoVest that is not included in or delivered with this document. You can obtain this information upon written or oral request, without charge, excluding exhibits (other than those that are specifically incorporated by reference into the documents that you request). Any request for documents should be made by March 10, 2003, to ensure timely delivery.

     Requests for documents should be directed to:

Midwest Banc Holdings, Inc.
501 West North Avenue
Melrose Park, Illinois 60160
Attn: Chief Financial Officer
(708) 865-1053

CoVest Bancshares, Inc.
749 Lee Street
Des Plaines, Illinois 60016-6469
Attn: Secretary and Chief Financial Officer
(847) 294-6500

     For additional information regarding where you can find information about Midwest and CoVest, see “Where You Can Find More Information” beginning on page 86.

The date of this proxy statement/prospectus is February 5, 2003,

and was first mailed to CoVest shareholders on February 5, 2003.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD MARCH 17, 2003

To CoVest Shareholders:

      The special meeting of shareholders of CoVest Bancshares, Inc. will be held at the Casa Royale, located at 783 Lee Street/Mannheim Road, Des Plaines, Illinois, on March 17, 2003, at 9:00 a.m. local time.

      At the meeting, we will ask you to act on the following matters:

1. Merger. To consider and vote on a proposal to approve and adopt the Agreement and Plan of Reorganization, dated November 1, 2002, by and between Midwest Banc Holdings, Inc. and CoVest, as described in the attached proxy statement/ prospectus, and providing for the merger of CoVest with and into Midwest.

2. Transaction of Other Business. To transact such other business as may properly come before the meeting and adjournment or adjournments thereof.

      As of the date of this document, the CoVest board of directors knows of no business that will be presented for consideration at the CoVest special meeting, other than matters described in this document.

      The board of directors of CoVest unanimously recommends that you vote “For” approval and adoption of the Agreement and Plan of Reorganization.

      If you were a shareholder of record at the close of business on January 21, 2003, you may vote at the special meeting or at any postponement or adjournment of the meeting.

      To ensure that your shares are voted at the special meeting, please promptly complete, sign and return the proxy card in the enclosed envelope.

Des Plaines, Illinois	By Order of the Board of Directors

PAUL A. LARSEN
February 5, 2003	Secretary and Chief Financial Officer

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD MARCH 17, 2003
Questions And Answers About The Merger
Summary
General
The Companies
Concurrent Transaction (Page 74)
The Special Meeting (Page 22)
Record Date; Vote Required (Pages 22 and 23)
Revocability of Proxies (Pages 22 and 23)
The Merger
Regulatory Approvals
Interests Of CoVest’s Directors and Officers In The Merger That Are Different Than Yours (Page 55)
Effect On CoVest’s Employees (Page 62)
Dissenters’ Rights (Page 24)
Accounting (Page 44)
Differences in Your Rights as a Shareholder (Page 75)
Comparative Share Data
Market Price Data and Dividend Information
Comparative Market Price Information
Historical Market Prices and Dividend Information
Selected Financial Data
Midwest
CoVest
Risk Factors
Risks Relating to the Merger
Cautionary Statement Regarding Forward-Looking Statements
Special Meeting
Purposes of the Meeting
Record Date; Voting And Revocability Of Proxies
Vote Required; Quorum
Solicitation Of Proxies
Dissenters’ Rights of Appraisal
The Merger
Structure of the Merger
Corporate Governance
Merger Consideration
No Fractional Shares
Effective Time of the Merger
Exchange of Certificates
Background of the Merger
Midwest Board of Directors Approval and Reasons for the Merger
Recommendation of CoVest Board of Directors and Reasons for the Merger
Accounting Treatment
Resale of Midwest Common Stock by Affiliates
Certain Federal Income Tax Consequences
Regulatory Approvals
Representations and Warranties
Conduct of Business Pending the Merger and Certain Covenants
Takeover Proposals; Termination Fee
Conditions to Completion of the Merger
Termination; Amendment; Waiver
Affiliate Agreements
Interests of Certain Persons in the Merger and Effect of the Merger on Employee Benefit Plans
Midwest Banc Holdings
Description of Business
Recent Developments
Additional Information
CoVest Bancshares, Inc.
Description of Business
Additional Information
Description of Capital Stock and Comparative Rights of Shareholders
General
Capitalization
Voting Rights
Rights Plan
Classification of Board of Directors
Dividends
Preemptive Rights
Rights Upon Liquidation
Directors and Officers and Indemnification
Shareholders’ Meetings; Quorum
Qualification of Directors
Removal of Directors; Vacancies
Business Combinations
Evaluation of Proposals
Amendment of Charter Documents
Advance Notice Requirements for New Business and Nominations of Directors at Meetings of Shareholders
Delaware Law Affecting Business Combinations
Change-of-Control Provisions
Regulation and Supervision
Bank Holding Company Regulation
Depository Institutions
Financial Holding Companies
Capital Requirements
USA Patriot Act
Federal Deposit Insurance
Sarbanes-Oxley Act of 2002 -- Public Company Governance
Legal Matters
Experts
Where You Can Find More Information
ANNEX A
ANNEX B
ANNEX C
ANNEX D

i

ii

Page

Federal Deposit Insurance	85
Sarbanes-Oxley Act of 2002 — Public Company Governance	85
Legal Matters	86
Experts	86
Where You Can Find More Information	86

Annexes:
Annex A:	Agreement and Plan of Reorganization, dated as of November 1, 2002, by and between CoVest Bancshares, Inc. and Midwest Banc Holdings, Inc. (excluding exhibits)
Annex B:	Fairness Opinion of William Blair & Company, L.L.C.
Annex C:	Relevant portions of Section 262 of the Delaware General Corporation Law relating to Dissenters’ Rights
Annex D:	CoVest’s Annual Report on Form 10-K for the year ended December 31, 2001, and CoVest’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002

iii

Questions And Answers About The Merger

Q:	What am I being asked to vote on?

A:	CoVest shareholders are being asked to vote on an Agreement and Plan of Reorganization, which, if approved, will result in CoVest being merged with and into Midwest. You may be asked to consider other matters as may properly come before the special meeting. CoVest does not know of any other matters that will be presented for consideration at its special meeting.

Q:	What will I receive for my shares of CoVest common stock?

A:	You will receive 0.925 of a share of Midwest common stock and $10.25 cash for each share of CoVest common stock that you own at the effective time of the merger. As of the close of business on January 29, 2003, the market value of a share of Midwest common stock was $20.91, making the value of the merger consideration $29.59 per share of CoVest common stock on that date. Because the exchange ratio of 0.925 of a share of Midwest common stock is fixed, the value of the merger consideration will fluctuate as the price of Midwest common stock changes. You should obtain current market price quotations for Midwest common stock to determine the current value of the merger consideration. Because Midwest will not issue any fractional shares in the merger, you will receive cash in lieu of any fractional share in an amount based on the closing price of Midwest common stock on the closing date of the merger. Under certain circumstances, you may also receive additional shares of Midwest common stock and/or cash for your shares. See “The Merger — Merger Consideration” beginning on page 28.

Q:	Why do CoVest and Midwest want to merge?

A:	The CoVest board of directors believes that the merger is consistent with CoVest’s goal of achieving enhanced shareholder returns, that the merger will create a more competitive company better able to serve its customers and communities and that the business potential of the combined companies exceeds what each company could achieve individually. The Midwest board of directors believes the merger will enhance shareholder value by permitting Midwest to expand its presence within the greater Chicago metropolitan area, with the addition of new markets in Des Plaines, Arlington Heights and Schaumburg, Illinois.

Q:	When do you expect the merger to be completed?

A:	We hope to complete the merger in the first quarter of 2003, assuming the required shareholder approvals are obtained. The merger is also subject to the approval of applicable federal and state banking regulatory authorities and the satisfaction of other closing conditions. We cannot assure you as to if and when all the conditions to the merger will be met nor can we predict the exact timing. It is possible we will not complete the merger.

Q:	When and where will the special meeting take place?

A:	The CoVest special meeting will be held at 9:00 a.m., local time, on, 2003, at the Casa Royale, located at 783 Lee Street/Mannheim Road, Des Plaines, Illinois.

Q:	What shareholder approvals are needed?

A:	Holders of at least a majority of the outstanding shares of CoVest common stock as of the close of business on January 21, 2003, must approve and adopt the Agreement and Plan of Reorganization at the CoVest special meeting.

Q:	What is the recommendation of the CoVest board of directors?

A:	The board of directors of CoVest encourages you to vote “For” the approval and adoption of the Agreement and Plan of Reorganization.

Q:	How do the directors and executive officers of CoVest plan to vote?

A:	All of CoVest’s directors and executive officers have agreed to vote their shares in favor of the merger. These individuals collectively hold, as of the record date for the CoVest special meeting, 327,038 shares, or approximately 9.62% of CoVest common stock eligible to vote. The affirmative vote of a majority of the shares, or 1,699,453 shares, of CoVest’s issued and outstanding common stock eligible to vote is needed to approve the merger. For a description of the interests of certain directors and officers of CoVest, see “The Merger — Interests of Certain Persons in the Merger and Effect of the Merger on Employee Benefit Plans” beginning on page 55.

Q:	What do I need to do now?

A:	After reviewing this document, submit your proxy by executing and returning the enclosed proxy card. To enable their shares to be represented at the special meeting, all owners of shares of CoVest common stock should execute the enclosed proxy card. By submitting your proxy, you authorize the individuals named in the proxy to represent you and vote your shares at the special meeting of CoVest in accordance with your instructions. These persons also may vote your shares to adjourn the special meeting from time to time and will be authorized to vote your shares at any adjournments of the special meeting.

Your proxy vote is important. Whether you plan to attend your special meeting, please submit your proxy promptly in the enclosed envelope.

Q:	I am a CoVest employee and I hold shares in the CoVest ESOP or the CoVest Banc Profit Sharing and Savings Plan (or both). Will I be able to vote those shares?

A:	Each of the CoVest Bancshares, Inc. Employee Stock Ownership Plan and the CoVest Banc Profit Sharing and Savings Plan permits each participant to direct the trustee how to vote shares attributable to the participant’s plan account in connection with the merger and, in the case of the ESOP, a proportional number of shares held by the plan but not as yet allocated to participants’ plan accounts. If you are a participant in either such plan, you will receive information concerning the procedures for submitting a separate instruction card for each plan with your voting directions.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will vote your shares only if you instruct your broker on how to vote. Your broker will send you directions on how you can instruct your broker to vote. Your broker cannot vote your shares without instructions from you.

Q:	How will my shares be voted if I return a blank proxy card?

A:	If you sign, date and send in your proxy card and do not indicate how you want to vote, your proxy will be counted as a vote “For” the proposals identified in this document, including in favor of the Agreement and Plan of Reorganization, and in the discretion of the persons named as proxies on any other matters presented for a vote at the special meeting.

Q:	What will be the effect if I do not vote?

A:	If you abstain or do not return your proxy card or do not otherwise vote at your special meeting, your failure to vote will have the same effect as if you voted against the approval and adoption of the Agreement and Plan of Reorganization.

Q:	Can I vote my shares in person?

A:	Yes, if the shares you own are registered in your name, you may attend the CoVest special meeting and vote your shares in person rather than signing and mailing your proxy card. However, in order to ensure that your vote is counted at the special meeting, we recommend that you sign, date and promptly mail the enclosed proxy card. If your shares are held in the name of your broker, bank or other nominee, you will need to obtain a proxy form from the institution that holds your shares indicating that you were the beneficial owner of the shares on the record date for voting at your special meeting.

Q:	Can I change my mind and revoke my proxy?

A:	Yes, you may revoke your proxy and change your vote at any time before the polls close at the special meeting by:

•	signing another proxy with a later date,

•	giving written notice of the revocation of your proxy to the Secretary of CoVest, prior to the special meeting, or

•	voting in person at the special meeting.

Your latest dated proxy or vote will be counted.

You may request a new CoVest proxy card by calling Paul A. Larsen, Secretary and Chief Financial Officer, at (847) 294-6500.

Q:	What regulatory approvals are required to complete the merger?

A:	In order to complete the merger, Midwest and CoVest must first obtain the prior written approval of the Board of Governors of the Federal Reserve System and the Illinois Office of Banks and Real Estate of the merger of CoVest Banc, National Association, a wholly owned subsidiary of CoVest, with and into Midwest Bank and Trust Company, a wholly owned subsidiary of Midwest. The application for the approval of the Illinois Office of Banks is currently pending and Midwest will submit its application to the Federal Reserve Board in the near future. In addition, the Federal Reserve Bank of Chicago must confirm that prior approval of the Federal Reserve Board of the merger of CoVest with and into Midwest is not required under the Bank Holding Company Act of 1956. A request for this confirmation has been filed.

Q:	What are the tax consequences of the merger to CoVest shareholders?

A:	In general, the exchange of your CoVest common stock solely for Midwest common stock will not cause you to recognize any taxable gain or loss for United States federal income tax purposes. However, you will have to recognize taxable income or gain in connection with cash received (1) for your shares of CoVest common stock and (2) in lieu of fractional shares of Midwest common stock.

Each of Midwest’s and CoVest’s obligation to complete the merger is conditioned on Midwest’s and CoVest’s receipt of opinions about the federal income tax treatment of the merger. These opinions will not bind the Internal
Revenue Service, which could take a different view. To review the tax consequences to CoVest shareholders in greater detail, see ‘The Merger — Certain Federal Tax Consequences,” beginning on page 45. You should consult your own tax advisor for a full understanding of the tax consequences to you of the merger.

Q:	What risks should I consider before I vote on the merger?

A:	We encourage you to read carefully the detailed information about the merger contained in this proxy statement/prospectus, including the section entitled “Risk Factors” beginning on page 19.

Q:	What if I oppose the merger? Do I have dissenter’s rights?

A:	CoVest shareholders who do not vote in favor of the Agreement and Plan of Reorganization and who otherwise comply with all of the procedures of Section 262 of the Delaware General Corporation Law will be entitled to receive a payment in cash of the estimated fair value of their CoVest shares as ultimately determined under the statutory process. A copy of these provisions is attached as Annex C to this document. This value could be more than, but also could be less than, the merger consideration. See “Special Meeting — Dissenters’ Rights of Appraisal” beginning on page 25.

Q:	Has CoVest retained a financial advisor with respect to this transaction?

A:	Yes. CoVest retained the services of William Blair & Company, L.L.C. Blair delivered its opinion, dated November 1, 2002, to the board of directors of CoVest that, subject to certain assumptions, limitations and qualifications stated therein, the consideration to be received by CoVest shareholders was fair to CoVest shareholders (other than Midwest) from a financial point of view. This opinion was updated by Blair on February 5, 2003, and is included as Annex B to this document. CoVest retained Blair by engagement letter agreement dated August 8, 2001, to render certain investment-banking services in connection with one or more possible business-combination transactions whereby CoVest would acquire or be acquired by another entity. In connection with this engagement, CoVest paid Blair a cash retainer fee of $25,000 and a cash fairness opinion fee of $100,000 following delivery of its November 1, 2002 fairness opinion. Upon delivery of its updated opinion as of the mailing date of this proxy statement/prospectus, CoVest will pay Blair an additional fairness opinion fee equal to $25,000. Upon the closing of the merger, CoVest will pay Blair a cash completion fee equal to 0.85% of transaction consideration (as defined in the engagement letter), reduced by the retainer and fairness opinion fees previously paid. As of the date of this document, this fee would have been approximately $952,000. CoVest also agreed in the engagement letter agreement to reimburse Blair for its out-of-pocket expenses reasonably incurred in connection with its engagement and to indemnify Blair against certain liabilities, including liabilities under securities laws.

Q:	Should I send in my CoVest stock certificates now?

A:	No. Either at the time of closing or shortly after the merger, Midwest’s exchange agent will send you a letter of transmittal with instructions informing you how to send in your stock certificates. You should use the letter of transmittal to exchange CoVest stock certificates for the merger consideration. Do not send in your stock certificates with your proxy card.

Q:	Who can answer my questions about the merger?

A:	You should contact:

Midwest Banc Holdings, Inc. 501 West North Avenue Melrose Park, Illinois 60160 Attn: Chief Financial Officer (708) 865-1053

CoVest Bancshares, Inc. 749 Lee Street Des Plaines, Illinois 60016-6469 Attn: Secretary and Chief Financial Officer (847) 294-6500

Summary

      This brief summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document, including the annexes, and the other documents to which we refer. For more information about Midwest and CoVest, see “Where You Can Find More Information” beginning on page 86. Each item in this summary contains a page reference directing you to a more complete description of that item.

General

      This proxy statement/prospectus relates to the proposed merger of CoVest with Midwest. Midwest and CoVest believe that the merger will enhance shareholder value by allowing CoVest shareholders to receive Midwest common stock and cash in exchange for their shares of CoVest common stock and by permitting Midwest to expand its presence within the greater Chicago metropolitan area, with the addition of new markets in Des Plaines, Arlington Heights and Schaumburg, Illinois. In addition, CoVest customers will have access to additional products and services, banking centers and ATMs.

The Companies

     Midwest (Page 74)

MIDWEST BANC HOLDINGS, INC. 501 WEST NORTH AVENUE MELROSE PARK, ILLINOIS 60160 (708) 865-1053

      Midwest, a Delaware corporation, is a registered bank holding company headquartered in Melrose Park, Illinois. Midwest conducts its principal activities through its banking and non-banking subsidiaries. Midwest’s two subsidiary depository institutions operate a general banking business from 18 offices located in Illinois (12 in greater Chicago and 6 in Western Illinois). At September 30, 2002, on a consolidated basis, Midwest had assets of approximately $1.9 billion, deposits of approximately $1.4 billion and shareholders’ equity of approximately $119.9 million. Midwest common stock is traded on the Nasdaq Stock Market under the symbol “MBHI.”

     CoVest (Page 75)

COVEST BANCSHARES, INC. 749 LEE STREET DES PLAINES, ILLINOIS 60016-6469 (847) 294-6500

      CoVest, a Delaware corporation, is a registered bank holding company headquartered in Des Plaines, Illinois. Its only direct subsidiary is CoVest Banc, National Association, a national banking association. CoVest’s principal markets for financial services presently are in Des Plaines, Arlington Heights and Schaumburg, Illinois, and the areas immediately surrounding those communities. At September 30, 2002, CoVest had, on a consolidated basis, assets of approximately $600.5 million, deposits of approximately $462.9 million, and shareholders’ equity of approximately $47.5 million. CoVest common stock is traded on the Nasdaq Stock Market under the symbol “COVB”.

Concurrent Transaction (Page 74)

      On January 3, 2003, Midwest consummated its acquisition of Big Foot Financial Corp. Big Foot shareholders received 1.104 shares of Midwest common stock for each share of Big Foot common stock. Big Foot was a registered savings and loan holding company headquartered in Long Grove, Illinois. Its only subsidiary, Fairfield Savings Bank, F.S.B., a federal savings bank, has been merged into Midwest Bank and Trust Company, a wholly owned subsidiary of Midwest. Big Foot’s principal markets for financial services presently are in Long Grove and Norridge, Illinois, and the Wicker Park area of Chicago, Illinois, and the areas immediately surrounding those communities. At September 30, 2002, Big Foot had, on a consolidated basis, assets of approximately $208.7 million, deposits of approximately $131.7 million, and shareholders’ equity of approximately $29.5 million.

      The acquisition of Big Foot may impact the ability of Midwest to successfully integrate CoVest with the businesses of Midwest. This transaction may also have a dilutive effect on the shares of Midwest common stock that CoVest shareholders may receive in the merger. See “Risk Factors” beginning on page 19 and “Midwest Banc Holdings — Recent Developments” beginning on page 75.

The Special Meeting (Page 22)

      A special meeting of the CoVest shareholders will be held at 9:00 a.m., local time, on March 17, 2003, at the Casa Royale, located at 783 Lee Street/ Mannheim Road, Des Plaines, Illinois. Holders of CoVest common stock outstanding as of the close of business on January 21, 2003, are entitled to vote at the meeting and will be asked to consider and vote upon:

•	the approval and adoption of the Agreement and Plan of Reorganization; and

•	any other matters properly presented at the CoVest special meeting.

Record Date; Vote Required (Pages 22 and 23)

      At the special meeting, the Agreement and Plan of Reorganization must be approved by the affirmative vote of the holders of at least a majority of the shares of CoVest common stock outstanding at the close of business on January 21, 2003.

      As of January 21, 2003, CoVest’s directors, executive officers and their affiliates held, in the aggregate, approximately 327,038 shares (9.62%) of the outstanding CoVest common stock, of which 25,755 shares are beneficially held in the ESOP, and 19,177 shares are beneficially held in the CoVest Banc Profit Sharing and Savings Plan, in each case over which they have voting power as plan participants. CoVest’s directors, executive officers and affiliates also held approximately 420,837 unexercised, vested stock options. The directors and executive officers of CoVest have agreed to vote their shares in favor of the merger.

      Approval and adoption of the Agreement and Plan of Reorganization will also authorize the CoVest board of directors to exercise its discretion on whether to proceed with the merger in the event CoVest has the right to terminate the Agreement and Plan of Reorganization. This determination may be made without notice to, or the resolicitation of proxies from, the CoVest shareholders.

Revocability of Proxies (Pages 22 and 23)

      You may revoke your proxy at any time before it is exercised by: (1) filing with the Secretary of CoVest a written notice of revocation of your proxy; (2) submitting a duly executed proxy bearing a later date; or (3) voting in person at your special meeting.

The Merger

      At the effective time of the merger, CoVest will merge with and into Midwest. Midwest will issue shares of its common stock and cash to the holders of common stock of CoVest in exchange for their shares of CoVest common stock.

Holders Of CoVest Common Stock Will Receive Midwest Common Stock And Cash In The Merger (Page 28)

      If the merger is completed, CoVest shareholders will have the right to receive 0.925 of a share of Midwest common stock and $10.25 cash for each share of CoVest common stock that they own as of the effective time of the merger. Based on the $20.91 closing price per share of Midwest common stock on January 29, 2003, the value of the merger consideration was $29.59 on that date. Because the exchange ratio of 0.925 of a share of Midwest common stock is fixed, the value of the merger consideration will fluctuate as the price of Midwest common stock changes. CoVest shareholders should obtain current market price quotations for Midwest common stock to determine the current value of the merger consideration.

      The board of directors of CoVest may elect to terminate the Agreement and Plan of Reorganization if the value of the merger consideration declines below $27.45 per CoVest share during a specified period prior to the closing and if the common stock of Midwest does not perform as well as the stocks of selected bank holding companies. Under certain circumstances, Midwest may be able to prevent CoVest from exercising this termination right by increasing the merger consideration. See “The Merger — Merger Consideration” beginning on page 28.

      In determining whether to elect to terminate the Agreement and Plan of Reorganization, the board of directors of CoVest will take into account, consistent with its fiduciary duties, all relevant facts and circumstances existing at the time, including, without limitation, whether Midwest is prepared to increase the per share merger consideration, the market for financial institution stocks in general, the relative value of Midwest common stock, and the advice of CoVest’s financial advisors and legal counsel.

      In determining whether to increase the merger consideration, if it elects to do so, the board of directors of Midwest will take into account, consistent with its fiduciary duties, all relevant facts and circumstances existing at the time, including, without limitation, the market for financial institution stocks in general, the relative value of CoVest common stock, and the advice of Midwest’s financial advisors and legal counsel.

      The number of shares of Midwest common stock CoVest shareholders will receive in the merger is subject to adjustments for reorganizations, recapitalizations, stock dividends and similar events that occur before the merger is completed. Such adjustments will not alter the value of the exchange ratio. However, because the exchange ratio is fixed, the value of the shares of Midwest common stock will fluctuate from time to time thereby causing the total value of the merger consideration to fluctuate.

No Fractional Shares Will Be Issued (Page 30)

      Midwest will not issue any fractional shares. Instead, CoVest shareholders will receive cash in lieu of any fractional shares of Midwest common stock owed to them in exchange for their shares of CoVest common stock in an amount based on the closing price of Midwest common stock on the closing date of the merger.

Material Federal Income Tax Consequences Of The Merger To CoVest Shareholders (Page 45)

      The exchange of shares is expected to be tax-free to you for federal income tax purposes, except for taxes payable on any cash you receive (1) for your shares of CoVest common stock and (2) in lieu of fractional shares. The expected material federal income tax consequences are set out in greater detail herein.

      Tax matters are very complicated and the tax consequences of the merger to you will depend on the facts of your own situation. You are urged to consult your tax advisor for a full understanding of the tax consequences of the merger to you.

Reasons For The Merger (Pages 35 and 36)

      CoVest. The CoVest board of directors believes that in the rapidly changing environment of the banking industry, merging with Midwest is consistent with CoVest’s long-term goal of enhancing shareholder value. In addition, the CoVest board of directors believes that the customers and communities served by CoVest will benefit from the merger.

      Midwest. The Midwest board of directors believes the merger will enhance shareholder values by permitting Midwest to expand its presence within the greater Chicago metropolitan area, with the addition of new markets in Des Plaines, Arlington Heights and Schaumburg, Illinois.

      You can find a more detailed discussion of the background to the Agreement and Plan of Reorganization and CoVest’s and Midwest’s reasons for the merger in this document under “The Merger — Background of the Merger” beginning on page 32, “— Recommendation of the CoVest Board of Directors and Reasons for

the Merger” beginning on page 36 and “Recommendation of the Midwest Board of Directors and Reasons for the Merger” beginning on page 35.

Opinion Of CoVest’s Financial Advisor (Page 36)

      Among other factors considered in deciding to approve the merger, the CoVest board of directors reviewed the written opinion of Blair, its financial advisor, that, as of November 1, 2002 (the date on which the CoVest board of directors approved the merger and related agreements), and updated through the date of this document, the merger consideration was fair to the holders of CoVest common stock (other than Midwest) from a financial point of view. Blair’s updated opinion is included as Annex B to this document. You should read this opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by Blair in providing its opinion.

Recommendation To CoVest Shareholders (Page 36)

      The CoVest board believes that the merger is fair to, and in the best interests of, CoVest and its shareholders and unanimously recommends that you vote “For” approval and adoption of the Agreement and Plan of Reorganization.

Ownership Of Midwest Following The Merger (Page 43)

      Based on the number of shares of Midwest common stock and CoVest common stock outstanding on the record date, Midwest would issue approximately 3,143,986 shares of its common stock to CoVest shareholders in the merger. This would constitute approximately 15% of the outstanding common stock of Midwest immediately after the merger and the acquisition by Midwest of Big Foot.

New Midwest Shares Will Be Eligible For Trading On Nasdaq (Page 44)

      The shares of Midwest common stock to be issued in the merger can be traded on the Nasdaq Stock Market.

Conditions To The Merger (Page 52)

      CoVest and Midwest will complete the merger only if certain conditions are satisfied. Some of these conditions include:

•	approval of the Agreement and Plan of Reorganization by CoVest’s shareholders;

•	the receipt of certain regulatory approvals and the expiration of any waiting periods;

•	absence of an injunction or regulatory prohibition to completion of the merger;

•	receipt by each party of an opinion that the merger will qualify as a tax-free reorganization;

•	accuracy of the respective representations and warranties of Midwest and CoVest in the Agreement and Plan of Reorganization, subject to exceptions that would not have a material adverse effect on Midwest or CoVest; and

•	compliance in all material respects by Midwest and CoVest with their respective covenants and agreements in the Agreement and Plan of Reorganization, subject to exceptions that would not have a material adverse effect on Midwest or CoVest.

      Where the law permits, a party to the merger agreement could elect to waive a condition to its obligations to complete the merger although that condition has not been satisfied. We cannot be certain when (or if) the conditions to the merger will be satisfied or waived or that the merger will be completed.

Right To Terminate (Page 54)

      The boards of directors of Midwest and CoVest may jointly agree in writing to terminate the Agreement and Plan of Reorganization without completing the merger. In addition (except as noted below), either company can individually terminate the Agreement and Plan of Reorganization prior to the completion of the merger if:

•	the other party materially breaches the Agreement and Plan of Reorganization and has failed to cure the breach;

•	the merger is not completed by June 30, 2003 (or July 31, 2003 under certain circumstances);

•	the parties do not obtain the required regulatory approvals;

•	CoVest’s shareholders do not approve and adopt the Agreement and Plan of Reorganization;

•	the value of the merger consideration declines below $27.45 per CoVest share during a specified period prior to the closing and if the common stock of Midwest does not perform as well as the stocks of selected bank holding companies and CoVest elects to exercise its termination right; although under certain circumstances, Midwest may be able to prevent CoVest from exercising this termination right by increasing the merger consideration (See “The Merger — Merger Consideration” beginning on page 28); and

•	other conditions to closing the merger have not been satisfied.

Takeover Proposal And Termination Fee (Page 52)

      CoVest may owe a termination fee to Midwest if the merger is terminated because of CoVest’s actions regarding a competing takeover proposal from a third party. The amount of the termination fee is $5,000,000.

We May Amend The Terms Of The Merger And Waive Certain Conditions (Page 54)

      Prior to the special shareholders’ meeting, Midwest and CoVest may jointly amend the terms of the Agreement and Plan of Reorganization, and each of us may waive the right to require the other party to adhere to those terms, to the extent legally permissible. However, after you approve and adopt the Agreement and Plan of Reorganization, any subsequent amendment or waiver that reduces or changes the amount or form of the consideration that CoVest shareholders will receive as a result of the merger cannot be completed without the additional approval of the CoVest shareholders of this subsequent amendment or waiver. By approving the Agreement and Plan of Reorganization, the CoVest shareholders will be permitting the board of directors of CoVest to determine, in the exercise of its fiduciary duties, to terminate the Agreement and Plan of Reorganization, or to proceed with the merger, under certain circumstances. See “The Merger — Merger Consideration” beginning on page 28.

Regulatory Approvals

      In order to complete the merger, Midwest and CoVest must first obtain the prior written approval of the Federal Reserve Board and the Illinois Office of Banks and Real Estate of the merger of CoVest Banc, National Association, a wholly owned subsidiary of CoVest, with and into Midwest Bank and Trust Company, a wholly owned subsidiary of Midwest. The application for the approval of the Illinois Office of Banks is currently pending and Midwest will submit its application to the Federal Reserve Board in the near future. In addition, the Federal Reserve Bank of Chicago must confirm that prior approval of the Federal Reserve Board of the merger of CoVest with and into Midwest is not required under the Bank Holding Company Act of 1956. A request for this confirmation has been filed.

Interests Of CoVest’s Directors and Officers In The Merger That Are Different Than Yours (Page 55)

      When considering the CoVest board’s recommendation that CoVest’s shareholders vote to approve and adopt the Agreement and Plan of Reorganization, you should be aware that certain CoVest directors and officers may have interests in the merger that are different from and in addition to their interests as shareholders. These interests exist because of the rights that these directors and officers have to receive severance payments under the terms of their CoVest benefit and compensation plans and various agreements with CoVest. These interests also arise from provisions of the Agreement and Plan of Reorganization relating to director and officer indemnification and insurance.

      CoVest’s board of directors knew about and considered these additional interests in approving the Agreement and Plan of Reorganization.

Effect On CoVest’s Employees (Page 62)

      The Agreement and Plan of Reorganization provides that after the consummation of the merger, the benefits to be provided to the employees of CoVest will be provided by the benefit plans and programs provided to similarly situated employees of Midwest.

      At the effective time of the merger, the CoVest ESOP will be terminated in accordance with its terms. Prior to the termination, the ESOP Trustee may sell a sufficient number of unallocated shares of CoVest common stock to repay the then-outstanding ESOP loan in full. The ESOP Trustee may sell such shares to CoVest. The remaining assets of the ESOP will be distributed to the participants and beneficiaries.

Dissenters’ Rights (Page 24)

      CoVest shareholders who perfect their appraisal rights by complying with all of the provisions of Section 262 of the Delaware General Corporation Law will be entitled to receive, in lieu of the merger consideration contemplated in the Agreement and Plan of Reorganization, following the commencement and conclusion of a statutory appraisal proceeding in the Delaware Court of Chancery, the amount of the fair value of their shares as determined by the court in the appraisal proceeding. In order to demand appraisal and payment for shares of CoVest common stock, a CoVest shareholder (a) must deliver a written demand for appraisal of his or her shares to CoVest before the vote on the Agreement and Plan of Reorganization and (b) must not vote in favor of the Agreement and Plan of Reorganization. All written demands for appraisal should be delivered to CoVest at its principal executive offices at 749 Lee Street, Des Plaines, Illinois 60016-6469, Attention: Secretary and Chief Financial Officer. Voting in favor of the Agreement and Plan of Reorganization, or delivering a proxy in connection with the CoVest special meeting (unless the proxy votes against or expressly abstains from the vote on the Agreement and Plan of Reorganization) will constitute waiver of a shareholder’s appraisal rights.

      If you dissent from the merger and the conditions outlined above are met, your shares of CoVest common stock will not be exchanged for shares of Midwest common stock and cash in the merger, and your only right will be to receive the fair value of your shares as determined by mutual agreement between you and Midwest or by appraisal of a court if you are unable to agree. You should be aware that submitting a signed proxy card without indicating a vote with respect to the merger will be deemed a vote “For” the merger and a waiver of your dissenters’ rights. A vote “Against” the merger does not dispense with the requirements to request an appraisal under the Delaware General Corporation Law.

      The appraised value may be more or less than the consideration you would have received under the terms of the Agreement and Plan of Reorganization.

Accounting (Page 44)

      The merger will be accounted for as a purchase in accordance with accounting principles generally accepted in the United States of America.

Differences in Your Rights as a Shareholder (Page 75)

      As a CoVest shareholder, your rights are currently governed by CoVest’s certificate of incorporation and bylaws and by the Delaware General Corporation Law. If you receive Midwest common stock in exchange for your CoVest common stock, you will become a Midwest shareholder. Consequently, your rights as a Midwest shareholder will be governed by Midwest’s restated certificate of incorporation and amended and restated bylaws and by the Delaware General Corporation Law. The rights of Midwest shareholders differ from the rights of CoVest shareholders in certain respects.

Comparative Share Data

      The following table presents certain historical per share data of Midwest, Big Foot and CoVest and certain unaudited pro forma per share data that reflect the combination of Midwest, Big Foot and CoVest using the purchase method of accounting. The fiscal year of Big Foot is different than that of Midwest and CoVest. Upon consummation of the merger, the fiscal year end of Midwest will be the fiscal year end of the combined entity.

      This data should be read in conjunction with Midwest’s audited and unaudited consolidated financial statements and notes thereto that are incorporated by reference in this proxy statement/prospectus and CoVest’s audited and unaudited financial statements and notes thereto which are included as Annex D to this proxy statement/prospectus, and the unaudited pro forma combined consolidated financial information included elsewhere in this proxy statement/prospectus. The pro forma combined per share data do not necessarily indicate the operating results that would have been achieved had the combination of Midwest, Big Foot and CoVest actually occurred at the beginning of the periods presented, and do not indicate future results of operations or financial position.

	As of and for the Nine Months Ended September 30, 2002

					Pro Forma

					Midwest,
					Big Foot	CoVest
	Midwest	Big Foot	CoVest		and CoVest	Equivalent(1)

	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
Net income per common share:
Basic	$1.18	$0.62	$1.46		$1.19	$1.10
Diluted	$1.16	$0.61	$1.39		$1.16	$1.07
Dividends declared on common stock	$0.30	$0.18	$0.24		N/A	$0.28
Book value per common share	$7.42	$19.53	$13.97	(2)	$9.96	$9.21

	As of and for the Year Ended December 31, 2001

				Pro Forma

				Midwest,
				Big Foot	CoVest
	Midwest	Big Foot	CoVest	and CoVest	Equivalent(1)

		(Unaudited)	(Unaudited)	(Unaudited)
Net income per common share:
Basic	$1.11	$0.72	$1.54	$1.16	$1.07
Diluted	$1.09	$0.72	$1.50	$1.15	$1.06
Dividends declared on common stock	$0.40	$0.23	$0.32	N/A	$0.37
Book value per common share	$5.99	$18.64	$13.13	$8.70	$8.05

(1)	The CoVest pro forma equivalent per share amounts are computed by multiplying the Midwest, Big Foot and CoVest pro forma column amounts by 0.925 (the fraction of a share of Midwest common stock to be received by CoVest shareholders in exchange for each share of CoVest common stock). Accordingly, the CoVest pro forma equivalent per share amounts do not reflect or give any effect to the $10.25 per share of cash to be received by CoVest shareholders.

(2)	Including unallocated ESOP shares.

Market Price Data and Dividend Information

Comparative Market Price Information

      Midwest common stock is traded on the Nasdaq Stock Market under the symbol “MBHI” and CoVest common stock is traded on the Nasdaq Stock Market under the symbol “COVB.” On October 31, 2002, the business day immediately preceding the public announcement of the execution of the Agreement and Plan of Reorganization setting forth the terms of the merger, and on January 29, 2003, the most recent practicable date prior to the printing of this document, the market prices of Midwest common stock and CoVest common stock and the equivalent price per share of CoVest common stock giving effect to the merger were as follows:

	Closing Sales Price

			Equivalent Price Per
			Share of CoVest
	Midwest	CoVest	Common Stock

Price per share:
October 31, 2002	$18.77	$20.82	$27.61
January 29, 2003	$20.91	$29.03	$29.59

      The “Equivalent Price Per Share of CoVest Common Stock” at each specified date in the above table represents $10.25 (which is the amount of cash that a CoVest shareholder would receive for each share of CoVest common stock owned) plus the product achieved when the closing sales price of a share of Midwest common stock on that date is multiplied by the exchange ratio of 0.925, which is the number of shares of Midwest common stock that a CoVest shareholder would receive for each share of CoVest common stock owned. Shareholders should obtain current market price quotations for shares of Midwest common stock and CoVest common stock prior to making any decisions with respect to the merger.

      By voting to approve and adopt the Agreement and Plan of Reorganization, CoVest shareholders will be choosing to invest in the combined company’s common stock because they will receive Midwest common stock and cash in exchange for their shares of CoVest common stock. An investment in the combined company’s common stock contains some degree of risk. In addition to the other information included in this proxy statement/prospectus, including the matters addressed in “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 21, CoVest shareholders should carefully consider the matters described above in “Risk Factors” beginning on page 19, when determining whether to approve and adopt the Agreement and Plan of Reorganization.

      The market price of Midwest common stock will likely fluctuate between the date of this document and the date on which the merger is completed and after the merger. Because the market price of Midwest common stock is subject to fluctuation, the value of the shares of Midwest common stock that CoVest shareholders may receive in the merger may increase or decrease prior to and after the merger.

Historical Market Prices and Dividend Information

Midwest

      The following table sets forth, for the calendar quarters indicated, the high and low closing market prices per share of Midwest common stock as reported on the Nasdaq Stock Market, and the dividends per share of Midwest common stock, adjusted to reflect previous stock splits:

			Dividends
Quarter Ended	High	Low	Declared

2000:
First quarter	$10.13	$8.67	$0.083
Second quarter	$10.00	$8.75	$0.083
Third quarter	$9.83	$8.67	$0.083
Fourth quarter	$10.33	$9.33	$0.10
2001:
First quarter	$12.00	$10.00	$0.10
Second quarter	$14.67	$10.33	$0.10
Third quarter	$14.25	$12.34	$0.10
Fourth quarter	$14.37	$12.58	$0.10
2002:
First quarter	$15.33	$13.30	$0.10
Second quarter	$20.67	$14.73	$0.10
Third quarter	$19.18	$18.58	$0.10
Fourth quarter	$20.19	$17.66	$0.10
2003:
First Quarter (through January 29, 2003)	$21.13	$20.50	$0.00

The timing and amount of future dividends on shares of Midwest common stock will depend upon earnings, cash requirements, the financial condition of Midwest and its subsidiaries, applicable government regulations and other factors deemed relevant by the Midwest board of directors.

CoVest

      The following table sets forth, for the calendar quarters indicated, the high and low closing market prices per share of CoVest common stock as reported on the Nasdaq Stock Market, and the dividends per share of CoVest common stock.

			Dividends
Quarter Ended	High	Low	Declared

2000:
First quarter	$13.31	$8.50	$0.08
Second quarter	$11.31	$9.06	$0.08
Third quarter	$12.00	$9.81	$0.08
Fourth quarter	$13.00	$11.38	$0.08
2001:
First quarter	$14.94	$11.19	$0.08
Second quarter	$15.64	$12.75	$0.08
Third quarter	$18.24	$15.01	$0.08
Fourth quarter	$18.72	$16.70	$0.08
2002:
First quarter	$21.28	$18.15	$0.08
Second quarter	$22.55	$20.15	$0.08
Third quarter	$22.49	$20.51	$0.08
Fourth quarter	$28.55	$20.00	$0.08
2003:
First Quarter (through January 29, 2003)	$29.15	$28.77	$0.00

Selected Financial Data

      Midwest and CoVest are providing the following information to aid you in your analysis of the financial aspects of the merger. The following charts show financial results actually achieved by Midwest and CoVest. When you read this information, you should also read the information under the Section “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 65.

Midwest

      Midwest derived the following information as of and for the years ended December 31, 1997, through December 31, 2001, from its historical audited consolidated financial statements for these fiscal years. Midwest derived the financial information for the nine months ended September 30, 2001, and September 30, 2002, from its unaudited condensed consolidated financial statements that include, in the opinion of management, all normal and recurring adjustments that management considers necessary for a fair statement of the results. The audited and unaudited consolidated financial information contained herein is the same historical information that Midwest has presented in its prior filings with the SEC. The operating results for the nine months ended September 30, 2002, are not necessarily indicative of the operating results that may be expected for the year ending December 31, 2002.

      Midwest expects that it will incur merger and restructuring expenses as a result of the acquisition of CoVest. Midwest and CoVest both anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses and enhanced opportunities to earn more revenue. The information presented below does not reflect these financial expenses or benefits and, accordingly, does not attempt to predict or suggest future results. This information is only a summary and you should read it in conjunction with Midwest’s consolidated financial statements and related notes thereto contained in Midwest’s 2001 Annual Report on Form 10-K and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, which are incorporated by reference into this document. See “Where You Can Find More Information” beginning on page 86.

	At or for the Nine
	Months Ended
	September 30,		At or for the Years Ended December 31,

	2002	2001	2001	2000	1999	1998	1997

Consolidated Statements of Earnings Data (in thousands):
Total interest income	$85,565	$85,444	$113,132	$109,792	$84,146	$74,827	$67,326
Total interest expense	39,992	50,889	65,665	64,032	44,262	41,014	35,311
Net interest income	45,573	34,555	47,467	45,760	39,884	33,813	32,015
Provision for loan losses	2,592	1,550	2,220	1,850	2,203	1,326	2,454
Other income	9,990	9,588	12,802	7,695	6,734	6,787	5,563
Other expenses	25,027	23,213	31,463	29,360	25,774	22,895	21,076
Income before income taxes	27,944	19,380	26,586	22,245	18,641	16,379	14,048
Provision for income taxes	8,864	6,495	8,704	7,632	6,750	5,974	5,537
Net Income	19,080	12,885	17,882	14,613	11,891	10,405	8,511
Per Share Data:
Earnings per share (basic)	$1.18	$0.80	$1.11	$0.91	$0.72	$0.63	$0.57
Earnings per share (diluted)	1.16	0.79	1.09	0.90	0.71	0.63	0.57
Cash dividends declared	0.30	0.30	0.40	0.35	0.233	0.097	0.037
Book value at end of period	7.37	6.14	5.99	5.13	4.15	4.59	3.53
Tangible book value at end of period	7.08	6.02	5.87	4.99	4.00	4.43	3.37
Selected Financial Ratios
Return on average assets	1.37%	1.11%	1.12%	1.07%	1.04%	1.04%	1.01%
Return on average equity	23.87	19.36	19.50	20.57	16.39	14.60	18.36
Average equity to average assets	5.75	5.73	5.75	5.18	6.31	7.11	5.51
Tier I risk-based capital	9.95%	10.13%	9.93%	11.02%	11.11%	13.47%	9.60%

	At or for the Nine
	Months Ended
	September 30,				At or for the Years Ended December 31,

	2002		2001		2001		2000		1999		1998		1997

Net interest margin (tax equivalent)	3.59		3.31		3.31		3.65		3.75		3.61		4.11
Allowance for loan losses to total loans at the end of period	0.98		1.02		1.01		1.04		1.17		1.26		1.26
Net loans charged off to average total loans	0.15		0.05		0.07		0.11		0.21		0.18		0.36
Nonperforming loans to total loans at the end of period(1)	0.74		0.36		0.24		0.26		0.37		0.90		0.66
Allowance for loan losses to nonperforming loans	1.33	x	2.86	x	4.28	x	3.82	x	3.19	x	1.39	x	1.91	x
Balance Sheet Data (in thousands):
Total assets	$1,913,403		$1,689,165		$1,810,422		$1,467,770		$1,256,462		$1,071,314		$908,642
Total earning assets	1,801,699		1,595,928		1,711,030		1,371,519		1,184,546		1,014,691		855,675
Year-to-date average assets	1,859,114		1,552,931		1,593,939		1,370,386		1,148,675		1,002,848		841,707
Total Loans	1,133,282		956,093		1,003,386		824,632		646,455		521,880		488,099
Allowance for loan losses	11,150		9,733		10,135		8,593		7,567		6,576		6,143
Total deposits	1,353,996		1,212,409		1,211,520		1,085,786		970,954		869,152		794,362
Borrowings	407,207		359,709		442,150		289,093		196,075		118,449		55,567
Stockholders’ equity	119,901		98,925		96,214		82,576		67,694		77,629		52,960
Tangible stockholders’ equity	114,462		97,007		94,272		80,463		65,320		75,019		50,536

(1)	Includes total nonaccrual and all other loans 90 days or more past due.

CoVest

      CoVest derived the following information as of and for the years ended December 31, 1997, through December 31, 2001, from its historical audited consolidated financial statements for these fiscal years. CoVest derived the financial information for the nine months ended September 30, 2001 and September 30, 2002 from its unaudited condensed consolidated financial statements that include, in the opinion of management, all normal and recurring adjustments that management considers necessary for a fair statement of the results. The audited and unaudited consolidated financial information contained herein is the same historical information that CoVest has presented in its prior filings with the SEC. The operating results for the nine months ended September 30, 2002, are not necessarily indicative of the operating results that may be expected for the year ending December 31, 2002.

      The information as set forth below is only a summary and you should read it in conjunction with CoVest’s consolidated financial statements and related notes thereto contained in CoVest’s 2001 Annual Report on Form 10-K and CoVest’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 which are included as Annex D to this document. The summary financial data with respect to CoVest’s consolidated balance sheets as of December 31, 2001, 2000 and 1999 and its consolidated statements of income for the years ended December 31, 1999 and 1998 have been derived from CoVest’s audited consolidated financial statements, which are not presented herein. See also “Where You Can Find More Information” beginning on page 86.

	As of September 30,		As of December 31,

	2002	2001	2001	2000	1999	1998	1997

	(In thousands)
Selected financial condition data
Total assets	$600,470	$579,904	$585,729	$585,792	$568,496	$548,697	$582,722
Loans receivable, net	510,787	492,731	509,620	500,431	462,697	402,329	377,509
Total securities	60,893	56,174	52,164	57,184	76,990	88,017	164,172
Non-interest earning assets	27,688	30,958	23,924	28,156	27,192	37,069	23,241
Deposits	462,942	449,538	456,002	451,725	398,055	364,535	371,752
Borrowings	74,888	69,020	73,425	74,479	114,004	126,755	151,956
Non-interest bearing liabilities	15,153	16,496	11,151	11,554	10,163	10,456	10,720
Stockholders’ equity	47,487	44,850	45,151	48,034	46,274	46,951	48,294
Selected operations data
Total interest income	$27,643	$32,613	$42,843	$43,827	$38,561	$40,943	$39,364
Total interest expense	11,813	18,150	22,845	26,532	22,225	24,739	23,914

Net interest income	15,830	14,463	19,998	17,295	16,336	16,204	15,450
Provision for loan losses	853	800	1,602	1,010	1,132	1,567	4,072

Net interest income after provision	14,977	13,663	18,396	16,285	15,204	14,637	11,378
Total non interest income	3,635	3,221	4,245	2,892	4,037	5,579	3,672
Total non interest expense	10,718	10,270	13,581	12,122	13,259	14,245	11,305

Income before income taxes	7,894	6,614	9,060	7,055	5,982	5,971	3,745
Income tax provision	2,893	2,393	3,291	2,505	2,047	2,100	1,135

Net income	$5,001	$4,221	$5,769	$4,550	$3,935	$3,871	$2,610

	As of September 30,				As of December 31,

	2002		2001		2001		2000		1999		1998		1997

	(In thousands, except per share data)
Selected financial ratios and other data
Return on assets (ratio of net income to average total assets)	1.12%		0.97%		0.99%		0.80%		0.72%		0.67%		0.48%
Interest margin	3.30		2.85		3.58		3.18		3.18		2.96		2.94
Basic earnings per share	$1.46		$1.10		$1.54		$1.14		$0.96		$0.92		$0.61
Diluted earnings per share	1.39		1.07		1.50		1.12		0.93		0.87		0.58
Return on stockholders’ equity (ratio of net income to average total equity)	14.45%		11.51%		12.05%		9.75%		8.49%		8.15%		5.40%
Asset quality ratios:
Non-performing assets to total assets at end of year	0.85		0.55		0.55		0.94		0.14		0.19		0.22
Allowance for loan and lease losses to non-performing loans	1.57	x	1.84	x	2.58	x	1.03	x	6.31	x	4.22	x	3.05	x
Capital ratios:
Stockholders’ equity to total assets at end of year	7.91%		7.73%		7.71%		8.20%		8.14%		8.56%		8.29%
Average stockholders’ equity to average assets	7.74		8.45		8.20		8.23		8.49		8.25		8.88

Risk Factors

      By voting in favor of the merger, CoVest shareholders will be choosing to invest in the combined company’s common stock to the extent they receive Midwest common stock and cash in exchange for their shares of CoVest common stock. In addition to the other information included in this proxy statement/prospectus, including the matters addressed in “Cautionary Statement Regarding Forward-Looking Statements” (beginning on page 21), CoVest shareholders should carefully consider the matters described below in determining whether to approve and adopt the Agreement and Plan of Reorganization.

Risks Relating to the Merger

The exchange ratio is fixed and will not be adjusted to reflect any changes in stock value prior to the effective time of the merger unless certain conditions are met.

      The precise value of the merger consideration to be paid to CoVest’s shareholders will not be known at the time of the CoVest special meeting. The Agreement and Plan of Reorganization provides that 0.925 of a share of Midwest common stock and $10.25 cash will be issued in the merger in exchange for each share of CoVest common stock. Except as described herein, the exchange ratio is fixed and will not be adjusted to reflect any changes in the value of either CoVest or Midwest common stock between the date of the Agreement and Plan of Reorganization and the effective time of the merger. The value of Midwest common stock, however, will fluctuate prior to the effective time of the merger and may be higher or lower than on the date of the Agreement and Plan of Reorganization or the date of the CoVest special meeting. Stock price changes may result from a variety of factors, including completion of the merger, general market and economic conditions, changes in our respective businesses, operations and prospects and regulatory considerations. Many of these factors are beyond Midwest’s control. CoVest shareholders are urged to obtain current market price quotations for Midwest common stock. CoVest shareholders may also receive some additional shares of Midwest common stock and/or cash for their shares of CoVest common stock if the value of the merger consideration declines below $27.45 during a specified period prior to the closing and if the common stock of Midwest does not perform as well as the stocks of selected bank holding companies and Midwest, if it elects to do so, increases the merger consideration. See “The Merger — Merger Consideration” beginning on page 29.

If Midwest is unable to successfully integrate its business with CoVest or Big Foot, Midwest’s business and earnings may be negatively affected.

      Successful integration of CoVest and Big Foot will depend primarily on Midwest’s ability to consolidate operations, systems and procedures and to eliminate redundancies and costs. We cannot assure you that we will be able to integrate CoVest’s and Big Foot’s operations without encountering difficulties including, without limitation, the loss of key employees and customers, the disruption of our ongoing businesses or possible inconsistencies in standards, controls, procedures and policies. Estimated cost savings are projected to come from various areas that we identified through our due diligence and integration planning process. If we have difficulties with any of these integrations, we might not achieve the economic benefits expected from the acquisition of CoVest or Big Foot and this would likely hurt our business and its earnings. In addition, we may experience greater than expected costs or difficulties relating to the integration of CoVest and Big Foot, and/or may not realize expected cost savings from this acquisition within the expected time frame.

Only a limited market exists for Midwest common stock, which could lead to price volatility.

      Midwest’s common stock was designated for quotation on the Nasdaq Stock Market on February 24, 1998, and trading volumes since that time have been modest. We cannot assure you that an active trading market for Midwest’s common stock will develop. The limited trading market for Midwest’s common stock may cause fluctuations in the market value of Midwest’s common stock to be exaggerated, leading to price volatility in excess of that which would occur in a more active trading market of Midwest’s common stock. In addition, even if a more active market in Midwest’s common stock develops, we cannot assure you that such a market will continue or that shareholders will be able to sell their shares at or above the price at which they obtained them.

Concentrated ownership of Midwest common stock creates a risk of sudden changes in our share price.

      As of January 29, 2003, directors and members of the Midwest executive management team beneficially owned or controlled approximately 39.3% of Midwest common stock. Investors who acquire Midwest common stock may be subject to certain risks due to the concentrated ownership of Midwest common stock. The sale by any of Midwest’s large shareholders of a significant portion of that shareholder’s holdings could have a material adverse effect on the market price of Midwest common stock. In addition, the issuance of shares of Midwest common stock in the CoVest and Big Foot acquisitions will have the immediate effect of increasing the public float of Midwest common stock. Such increase may cause the market price of Midwest common stock to decline or fluctuate significantly.

Shares eligible for future issuance could have a dilutive effect on your ownership in Midwest.

      Future business acquisitions and capital raises could be advisable and material to Midwest. Midwest may issue shares of its common stock in connection therewith. Any shares of common stock that Midwest issues after the merger with CoVest will dilute your proportional ownership interest in Midwest.

Cautionary Statement Regarding Forward-Looking Statements

      This proxy statement/prospectus contains and incorporates by reference certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act, about the financial condition, results of operations and business of Midwest, CoVest and Big Foot. These statements may include statements regarding projected performance of Midwest for the period following the completion of the merger. You can find many of these statements by looking for words such as “believes”, “expects”, “anticipates”, “estimates”, “intends”, “will”, “plans” or similar words or expressions. These forward-looking statements involve substantial risks and uncertainties. The sections of this document which contain certain forward-looking statements include, but are not limited to, “Questions and Answers About The Merger”; “Summary”; “Risk Factors”; “Description of The Merger”; and “Unaudited Pro Forma Combined Condensed Consolidated Financial Information”. Some of the factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, those identified under “Risk Factors” above, as well as the following:

•	combining the businesses of Midwest and CoVest and Big Foot may cost more than we expect;

•	unexpected delays or difficulties in obtaining regulatory approvals for the acquisitions of CoVest;

•	increases in competitive pressure among financial institutions;

•	general economic conditions, either nationally or locally in areas in which CoVest, Big Foot and Midwest conduct their operations, or conditions in securities markets may be less favorable than Midwest currently anticipates;

•	expected cost savings from the acquisitions of CoVest and Big Foot may not be fully realized or realized within the expected time frame;

•	inflation or deflation;

•	legislation or regulatory changes may adversely affect the ability of the combined company to conduct, or the accounting for, business combinations and new operations;

•	integrating the businesses of CoVest and Big Foot may be more difficult than Midwest expects;

•	Midwest’s revenues after the mergers may be lower than it expects;

•	Midwest may lose more business or customers after the acquisitions of CoVest and Big Foot than it expects, or Midwest’s operating costs may be higher than it expects;

•	changes in the interest rate environment may reduce interest margins;

•	legislation or regulatory changes may adversely affect our ability to conduct our business; or

•	the effects of terrorist attacks in the U.S. or abroad or other events affecting world peace or international commerce.

      Because forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such statements. CoVest shareholders are cautioned not to place undue reliance on such statements, which speak only as of the date of this proxy statement/prospectus.

      Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of Midwest following completion of the merger may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond the ability of Midwest or CoVest to control or predict. For those statements, Midwest and CoVest claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

      All subsequent written and oral forward-looking statements attributable to Midwest or CoVest or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither Midwest nor CoVest undertakes any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this proxy statement/ prospectus or to reflect the occurrence of unanticipated events.

Special Meeting

      This document and the accompanying proxy card are being furnished to you in connection with the solicitation by the board of directors of CoVest of proxies to be used at the special meeting of shareholders to be held at 9:00 a.m., local time, on March 17, 2003, at the Casa Royale, located at 783 Lee Street/Mannheim Road, Des Plaines, Illinois 60016, and at any adjournments thereof. This document, the enclosed notice of special meeting and proxy card are first being sent to you on or about February 5, 2003.

Purposes of the Meeting

      The purposes of the special meeting of shareholders are to:

•	consider and vote upon the proposal to approve and adopt the Agreement and Plan of Reorganization relating to the merger of CoVest with and into Midwest (see “The Merger — Structure of the Merger” beginning on page 29); and

•	such other matters as are properly brought before the special meeting, including a proposal to adjourn the special meeting to permit further solicitation of proxies by the CoVest board of directors in the event that there are insufficient votes to approve and adopt the Agreement and Plan of Reorganization at the time of the special meeting.

      As of the date of this document, the CoVest board of directors knows of no business that will be presented for consideration at the special meeting, other than matters described in this document.

Record Date; Voting And Revocability Of Proxies

      The CoVest board of directors has fixed the close of business on January 21, 2003, as the record date for shareholders entitled to notice of and to vote at the special meeting. Only holders of record of CoVest common stock on that date are entitled to notice of and to vote at the special meeting. Each share of CoVest common stock you own entitles you to one vote. On the record date, 3,398,904 shares of CoVest common stock were outstanding and entitled to vote at the special meeting, held by approximately 2,100 shareholders of record.

      Under the CoVest ESOP, each participant is entitled to direct the trustee with respect to voting of the shares of CoVest common stock allocated to such participant’s account in the ESOP. James L. Roberts, Paul A. Larsen and Barbara A. Buscemi serve as the trustees for the ESOP. Subject to their duties under the Employee Retirement Income Security Act of 1974, as amended, or ERISA, the ESOP Trustees will vote all allocated shares held in the ESOP in accordance with the directions received. As of the record date, 293,178 of the 374,855 shares of CoVest common stock in the ESOP had been allocated to participating employees, including 21,170 shares which have been allocated to accounts of current executive officers. Under the ESOP, unallocated shares held in the suspense account and allocated shares for which no voting directions are received will be voted by the ESOP Trustees in a manner calculated to most accurately reflect the voting directions received from participants regarding the allocated stock, subject to the provisions of ERISA.

      Under the CoVest Banc Profit Sharing and Savings Plan, each participant having an account under the plan that includes shares of CoVest common stock may direct the plan trustee with respect to voting such shares. Subject to its duties under ERISA, the trustee will vote such shares in accordance with the directions received. The plan trustee will not vote such shares for which no voting directions are received from plan participants.

      A separate notice of shareholders meeting, proxy statement, voting direction form and return envelope will be provided to each participant in the ESOP and the Profit Sharing Plan. Those participants should return the applicable voting direction form or forms directly to the ESOP Trustees or the plan trustee in the envelope provided. The ESOP Trustees and the plan trustee will maintain as confidential the directions set forth on the direction form and will not disclose such information to CoVest and its directors and officers.

      If you are a registered shareholder, that is, if you hold your stock in your own name as registered with CoVest’s stock transfer agent, Computershare Investor Services, L.L.C., you may vote at the special meeting using any one of the following methods:

•	You May Vote by Mail. You may properly complete and sign the accompanying proxy card and return it in the enclosed envelope. The enclosed envelope requires no additional postage if mailed in the United States.

•	You May Vote in Person at the Meeting. If you plan to attend the special meeting and wish to vote in person, we will give you a ballot at the meeting. (If your shares are held in the name of your broker, bank or other nominee, you must obtain a proxy form from the institution that holds your shares indicating that you were the beneficial owner of CoVest common stock on January 21, 2003, the record date for voting at the special meeting.)

      If you hold shares of CoVest common stock in “street name,” you must instruct your broker to vote your shares on the proposal to approve and adopt the Agreement and Plan of Reorganization, following the directions provided to you by your broker. Your failure to instruct your broker to vote on the proposal to approve and adopt the Agreement and Plan of Reorganization will be the equivalent of voting against the proposal. Therefore, you are encouraged to vote.

      Shareholders who execute proxies retain the right to revoke them at any time prior to their exercise. Unless revoked, the shares represented by proxies will be voted at the special meeting and all adjournments thereof. Proxies may be revoked by:

•	written notice to the Secretary of CoVest Bancshares, Inc., 749 Lee Street, Des Plaines, Illinois 60016-6469,

•	filing a later dated proxy prior to a vote being taken on a particular proposal at the CoVest special meeting, or

•	attending the special meeting and voting in person.

      Your latest dated proxy or vote will be counted.

      Proxies solicited by the CoVest board will be voted in accordance with the directions given on the proxy cards. If you sign and return your proxy card but do not indicate your vote on the proxy card, your proxy will be voted “For” approval and adoption of the Agreement and Plan of Reorganization.

      The proxies confer discretionary authority on the persons named on the proxy cards to vote your common stock with respect to matters incident to the conduct of the special meeting. If any other business is presented at the special meeting, proxies will be voted in accordance with the discretion of the proxy holders.

Vote Required; Quorum

      The affirmative vote of the holders of at least a majority of the CoVest common stock outstanding is required to approve and adopt the Agreement and Plan of Reorganization. All of CoVest’s directors and executive officers have agreed to vote their shares in favor of the merger. These individuals collectively hold, as of the record date for the special meeting, 327,038 shares, or approximately 9.62% of CoVest common stock eligible to vote. The affirmative vote of a majority of the shares, or 1,699,453 shares, of CoVest’s issued and outstanding common stock eligible to vote is needed to approve the merger. For a description of the interests of certain directors and officers of CoVest, see “The Merger — Interests of Certain Persons in the Merger and Effect of the Merger on Employee Benefit Plans” beginning on page 55.

      Because approval and adoption of the Agreement and Plan of Reorganization requires the affirmative vote of the holders of a majority of the CoVest common stock outstanding, abstentions and failures to vote will have the same effect as votes against the proposal. If you do not return your proxy card or do not otherwise vote at the special meeting, it will have the same effect as if you voted “Against” the approval and adoption of the Agreement and Plan of Reorganization at the special meeting. Proxies marked as abstentions will have the same effect as a vote against the proposal to approve and adopt the Agreement and Plan of

Reorganization at the special meeting. Under the National Association of Securities Dealers, Inc. conduct rules, your broker may not vote your shares on the proposal to approve and adopt the Agreement and Plan of Reorganization without instructions from you. Without your voting instructions, a broker non-vote will occur. Broker non-votes have the same effect as votes “Against” the merger.

      A majority of the shares of CoVest common stock issued and outstanding and entitled to vote on the record date must be represented in person or by proxy at the special meeting in order for a quorum to be present for purposes of transacting business. Abstentions and non-broker votes will be counted in determining whether a quorum is present. In the event that a quorum is not present, it is expected that the special meeting will be adjourned or postponed to solicit proxies. The affirmative vote of the holders of a majority of the shares of CoVest common stock present and voting on the matter may authorize the adjournment of the special meeting.

      No proxy that is voted against the proposal to approve and adopt the Agreement and Plan of Reorganization will be voted in favor of adjournment to solicit further proxies for such proposal.

Solicitation Of Proxies

      CoVest will pay all the costs of soliciting proxies, except that Midwest will pay the expenses of printing and mailing this document. CoVest will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of CoVest common stock. In addition to solicitations by mail, directors, officers and employees of CoVest may solicit proxies personally or by telephone without additional compensation.

      Do not send in any stock certificates with your proxy cards. As soon as practicable after the completion of the merger, the exchange agent will mail transmittal forms with instruction for the exchange of CoVest stock certificates.

Dissenters’ Rights of Appraisal

General

      Shareholders of a corporation that is proposing to merge or consolidate with another entity are sometimes entitled under relevant state laws to appraisal or dissenters’ rights in connection with the proposed transaction depending on the circumstances. These rights generally confer on shareholders who oppose a merger or the consideration to be received in a merger the right to receive, in lieu of the consideration being offered in the merger, the fair value for their shares as determined in a judicial appraisal proceeding.

      Each CoVest shareholder has the right to demand the appraised value of his or her shares of CoVest common stock in cash if the shareholder follows all of the procedures set forth under Section 262 of the Delaware General Corporation Law, or the DGCL. A copy of this section is attached as Annex C hereto.

How to Dissent

      Under the DGCL, a CoVest shareholder may demand an appraisal of the fair value (as determined pursuant to Section 262 of the DGCL) of his or her shares of CoVest common stock and payment of such fair value to the shareholder in cash if the merger is consummated. Midwest, as the surviving corporation, will pay to such shareholder the fair value of such shareholder’s shares of CoVest common stock if such shareholder (a) files with CoVest, prior to the vote at the CoVest special meeting, a written demand for an appraisal of the fair value of his or her shares; (b) does not vote in favor of the approval and adoption of the Agreement and Plan of Reorganization; (c) continues to hold his or her shares through the effective time of the merger; and (d) does not withdraw the demand for appraisal within a period of 60 days after the effective time. Such demand shall be sufficient if it reasonably informs CoVest of the identity of the shareholder and that the shareholder intends thereby to demand an appraisal of his or her shares.

      A proxy or vote against the approval and adoption of the Agreement and Plan of Reorganization will not, by itself, be regarded as a written objection for purposes of asserting appraisal rights. A vote in favor of the approval and adoption of the Agreement and Plan of Reorganization will constitute a waiver of a shareholder’s appraisal rights.

      All written demands for appraisal should be addressed and delivered to: CoVest Bancshares, Inc., 749 Lee Street, Des Plaines, Illinois, 60016-6469 Attention: Secretary and Chief Financial Officer, before the taking of the vote concerning the merger at the CoVest special meeting, and should be executed by, or on behalf of, the holder of record.

Who May Dissent

      To be effective, a demand for appraisal must be executed by or for the shareholder of record who held such CoVest shares on the date of making such demand, and who continuously holds such shares through the effective time, fully and correctly, as such shareholder’s name appears on his or her stock certificate(s) and cannot be made by the beneficial owner if he or she does not also hold the shares of record. The beneficial holder must, in such case, have the registered owner submit the required demand in respect of such shares.

      If CoVest common stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in such capacity. If CoVest common stock is owned of record by more than one person, such as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a shareholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds CoVest common stock as nominee for others may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising such right for other beneficial owners. In such case, the written demand should set forth the number of shares as to which the record owner dissents. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares of CoVest common stock registered in the name of such record owner.

Withdrawal of Demand for Appraisal

      At any time within the 60-day period after the effective time, a shareholder may withdraw his or her demand for appraisal. If the shareholder does so, he or she will be deemed to have accepted the terms offered pursuant to the merger. After the 60-day withdrawal period, a shareholder may withdraw only with the consent of Midwest.

Notice from Midwest

      Within 10 days after the effective time of the merger, Midwest (as the surviving corporation in the merger) must give written notice that the merger has become effective to each CoVest shareholder who filed a written demand for appraisal and who did not vote in favor of the approval and adoption of the Agreement and Plan of Reorganization. Within 120 days after the effective time, any shareholder who has validly perfected appraisal rights shall be entitled, upon written request, to receive from Midwest a statement setting forth the aggregate number of shares of CoVest common stock not voted in favor of the merger with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Midwest must respond to such request within 10 days after receipt or within 10 days after the date of the special meeting, whichever is later.

Appraisal Proceeding

      Within 120 days after the effective time of the merger, Midwest or any CoVest shareholder seeking appraisal may file a petition in the Delaware Court of Chancery demanding a determination of the value of the CoVest common stock held by shareholders seeking appraisal. The DGCL contemplates a single proceeding in the Court of Chancery that will apply to all shareholders who have perfected their appraisal rights, whether or not such shareholders have individually filed a petition seeking appraisal with the Court of Chancery. If neither Midwest nor any of the CoVest shareholders who have perfected their appraisal rights has filed a petition in the Court of Chancery within the 120-day period following the effective time, such appraisal rights will be waived, and the shareholders will be entitled to receive, upon surrender of the certificates evidencing their shares of CoVest common stock, shares of Midwest common stock and cash equal to the merger consideration. Midwest has no present intention to file such a petition with the Delaware Court of Chancery.

      If a petition for appraisal is filed by a CoVest shareholder, a copy of the petition will be served on Midwest, which then will have 20 days after such service to file with the office of the Register in Chancery a verified list of CoVest shareholders who have perfected appraisal rights but have not yet reached agreement as to value with Midwest. If the petition is filed by Midwest, such verified list must accompany the filing. The Register in Chancery, if so ordered by the Court, will give notice of the time and place fixed for hearing of the petition, by registered or certified mail, to Midwest and each CoVest shareholder named on the verified list. Such notice shall also be published at least one week prior to the hearing in one or more newspapers of general circulation in Wilmington, Delaware and in such other publications as directed by the Court.

      The Court will conduct a hearing on the petition for appraisal at which the Court will determine the CoVest shareholders who have properly perfected appraisal rights with respect to their shares and may require such shareholders to submit the certificates evidencing their shares of CoVest common stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding. Failure to comply with such direction may result in dismissal of the proceeding as to such non-complying shareholder. After determining the shareholders entitled to appraisal, the Court, after taking into account all relevant factors, will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Upon application of either Midwest or any of the shareholders entitled to appraisal, the Court may permit discovery or other pretrial proceedings and may proceed to trial prior to a final determination of the shareholders entitled to appraisal. Any CoVest shareholder whose name appears on the verified list submitted by Midwest and who has submitted such shareholder’s certificates of stock to the Register in Chancery, if such is required, may participate in the appraisal proceedings until it is finally determined by the Court that that shareholder is not entitled to appraisal rights. The judgment shall be payable only upon and simultaneously with the surrender to Midwest of the certificate(s) representing such shares of CoVest common stock. Upon payment of the judgment, the shareholder who sought appraisal shall cease to have any interest in such shares or in CoVest.

Fair Value

      Section 262 of the DGCL provides fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” The Delaware Supreme Court has construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and are not the product of speculation, may be considered.” Shareholders who are considering seeking an appraisal should bear in mind that the fair value of their shares of CoVest common stock determined under Section 262 could be more than, the same as or less than the merger consideration if they seek appraisal of their shares of common stock, and that an opinion of an investment banking firm as to fairness is not an opinion as to fair value under Section 262.

Expenses; Interest

      Costs of the appraisal proceeding may be assessed against the parties thereto (i.e., Midwest and the CoVest shareholders participating in the appraisal proceeding) by the Court as the Court deems equitable in the circumstances. Upon the application of any shareholder, the Court may determine the amount of interest, if any, to be paid upon the value of the stock of shareholders entitled thereto. Upon application of a shareholder, the Court may order all or a portion of the expenses incurred by any shareholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

Rights as a Midwest Shareholder Following the Merger

      Any CoVest shareholder who has demanded appraisal rights will not, after the effective time of the merger, be entitled to vote the stock subject to such demand for any purpose or to receive payment of dividends or any other distribution with respect to such shares (other than dividends or distributions, if any, payable to holders of record as of a record date prior to the effective time of the merger) or to receive the payment of the merger consideration. However, if no petition for an appraisal is filed within 120 days after the effective time or if such shareholder delivers to Midwest a written withdrawal of such shareholder’s demand for an appraisal and an acceptance of the merger, either within 60 days after the effective time or thereafter with the written approval of Midwest, then the right of such shareholder to an appraisal will cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery will be dismissed as to any shareholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

      Failure to comply strictly with these procedures will cause a CoVest shareholder to lose his or her appraisal rights. Consequently, any shareholder who desires to exercise his or her appraisal rights is urged to consult a legal advisor before attempting to exercise such rights.

      The preceding discussion is a summary of the provisions regarding appraisal rights under the DGCL and is qualified in its entirety by the text of Section 262 of the DGCL which is attached hereto as Annex C. CoVest shareholders who are interested in perfecting appraisal rights pursuant to the DGCL in connection with the merger should consult with their counsel for advice as to the procedures required to be followed.

The Merger

      The following description summarizes all material terms of the Agreement and Plan of Reorganization, which is dated as of November 1, 2002. We urge you to read the Agreement and Plan of Reorganization, a copy of which is attached as Annex A to this document and is incorporated by reference into this document.

Structure of the Merger

      Upon consummation of the merger, CoVest will merge with and into Midwest. Each share of issued and outstanding CoVest common stock (other than shares with respect to which dissenters’ rights have been perfected and treasury and other shares held by CoVest and Midwest) will be converted into the right to receive 0.925 of a share of Midwest common stock and $10.25 cash. Read the section entitled “Merger Consideration” below and “Dissenters’ Rights of Appraisal” beginning on Page 24 for additional information. Following the merger, Midwest will merge CoVest Banc, National Association, or the Bank, the wholly owned subsidiary of CoVest, into Midwest Bank and Trust Company, one of Midwest’s wholly owned subsidiaries.

Corporate Governance

      After the merger is completed, the directors and officers of Midwest who were in office prior to the effective time of the merger will continue to serve as the directors and officers, respectively, of Midwest for the term for which they were elected, subject to Midwest’s amended and restated bylaws and restated certificate of incorporation, and in accordance with Delaware law.

Merger Consideration

      Each share of CoVest common stock (excluding treasury and other shares held by Midwest or CoVest, and shares with respect to which dissenters’ rights have been perfected), that is issued and outstanding immediately prior to the effective time of the merger will be canceled and converted, by virtue of the merger and without any further action, into the right to receive 0.925 of a share of Midwest common stock and $10.25 cash.

      CoVest, at its sole option, may terminate the Agreement and Plan of Reorganization or proceed with the merger if:

•	the sum of (A) $10.25 plus (B) the product achieved by multiplying (w) 0.925 by (x) the dollar amount equal to the average per share closing price for Midwest common stock (such average per share closing price for Midwest common stock, the “Midwest common stock price per share”) for the twenty trading days immediately preceding the fifth trading day prior to, but not including, the closing date (such sum of (A) and (B), the “CoVest average merger price per share” and such twenty-day trading period, the “pricing period”) is less than $27.45 (the sum of (C) $10.25 plus (D) the product achieved by multiplying (y) 0.925 by (z) the dollar amount equal to the average per share closing price for Midwest common stock for the twenty trading days immediately preceding November 1, 2002 — the date the Agreement and Plan of Reorganization was executed (such sum of (y) and (z), the “CoVest base price per share” and such average per share closing price for Midwest common stock the “Midwest base price per share”)); and

•	the percentage determined by dividing the Midwest common stock price per share by the Midwest base price per share (the “Midwest percentage”) is more than 17.5 percentage points but not more than 25 percentage points less than the percentage (the “comparison percentage”) determined by dividing the weighted average of the closing prices of the common stock of selected bank holding companies for the pricing period (the “aggregate price per share of the comparison stocks”) by the weighted average of the closing prices of the common stock of these bank holding companies for the twenty trading days immediately preceding November 1, 2002 (such average, the “comparison stocks base price per share”).

      If CoVest elects to exercise this termination right, it must give written notice to Midwest as of the close of business on the second business day after the end of the pricing period of its decision to terminate the

Agreement and Plan of Merger. The Agreement and Plan of Merger will not be terminated if Midwest has agreed, within two business days of its receipt of the notice from CoVest, to increase the merger consideration so that shareholders will receive for each share of CoVest common stock 0.925 shares of Midwest common stock (valued using the Midwest common stock price per share) and $10.25 of cash and additional shares of Midwest common stock (so valued) and/or cash, in such amounts, determined at Midwest’s sole option, equal to the lesser of (A) the product achieved by multiplying (y) the comparison percentage minus the sum of 17.5% and the Midwest percentage, by (z) the product achieved by multiplying 0.925 times the Midwest base price per share or (B) $27.45 (the CoVest base price per share) less the sum of (i) $10.25 and (ii) 0.925 times the Midwest common stock price per share.

      Certain possible effects of the above provisions may be illustrated by the following four scenarios:

(1) if the CoVest average merger price per share is at or more than $27.45 for the pricing period, CoVest will not be permitted to exercise the termination right;

(2) if the CoVest average merger price per share is less than $27.45 for the pricing period, but the difference between the comparison percentage and the Midwest percentage is less than or equal to 17.5 percentage points, then CoVest will not be permitted to exercise the termination right;

(3) if the CoVest average merger price per share is less than $27.45 for the pricing period, and the difference between the comparison percentage and the Midwest percentage is greater than 17.5 percentage points but not more than 25 percentage points, then CoVest will be permitted to exercise the termination right, subject to Midwest’s right to increase the merger consideration; or

(4) if the CoVest average merger price per share is less than $27.45 and the difference between the comparison percentage and the Midwest percentage is more than 25 percentage points, then CoVest will be able to exercise the termination right.

If the conditions described in subparagraph (4) above exist as of the end of the pricing period, CoVest may, at its sole option, exercise the termination right, seek to renegotiate the merger consideration with Midwest or proceed with the merger. If CoVest elects to exercise the termination right, it must give written notice to Midwest as of the close of business on the second business day after the end of the pricing period.

      Whether CoVest will have the termination right pursuant to the preceding paragraphs will not be known until the end of the pricing period. As of the date of this proxy statement/ prospectus, no such termination right would exist, based on the prevailing market price of Midwest common stock. The CoVest board of directors has made no decision as to whether it would exercise the termination right if such a right did arise. In the event such a situation occurs, the CoVest board would, consistent with its fiduciary duties, take into account all relevant facts and circumstances as they exist at such time and would consult with its financial advisors and legal counsel. Approval and adoption of the Agreement and Plan of Reorganization by the shareholders at the special meeting will confer on the CoVest board, the power, should such an event occur, and consistent with the fiduciary duties of such board, to elect to terminate the Agreement and Plan of Reorganization, seek to renegotiate the merger consideration or consummate the merger without any further action by, or resolicitation of the votes of, the shareholders of CoVest.

      In determining whether to increase the merger consideration, if it elects to do so, the board of directors of Midwest will take into account, consistent with its fiduciary duties, all relevant facts and circumstances existing at the time, including, without limitation, the market for financial institution stocks in general, the relative value of CoVest common stock, and the advice of Midwest’s financial advisors and legal counsel.

      The stock exchange ratio (0.925) is subject to change if, prior to the effective time of the merger, the outstanding shares of Midwest common stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization. In this case, an appropriate and proportionate adjustment shall be made to the exchange ratio.

No Fractional Shares

      Only whole shares of Midwest common stock will be issued in connection with the merger. In lieu of fractional shares, each holder of CoVest common stock otherwise entitled to a fractional share of Midwest common stock will be paid, without interest, an amount of cash equal to the amount of this fraction multiplied by the closing price of a share of Midwest common stock as of the close of business on the closing date of the merger. No shareholder will be entitled to interest, dividends, voting rights or other rights in respect of any fractional share.

Effective Time of the Merger

      Unless we agree otherwise, the effective time of the merger will occur within 10 business days after all conditions contained in the Agreement and Plan of Reorganization have been met or waived, including the expiration of all applicable waiting periods. Midwest and CoVest anticipate the effective time of the merger to occur during the first quarter of 2003. CoVest and Midwest each will have the right, but not the obligation, to terminate the Agreement and Plan of Reorganization if the effective time of the merger does not occur on or before June 30, 2003 (or July 31, 2003 under certain circumstances), provided that the terminating party is not in material breach of any of its representations, warranties, covenants or agreements contained in the Agreement and Plan of Reorganization.

Exchange of Certificates

      At or before the effective time of the merger, Midwest will deposit, or cause to be deposited, with an exchange agent, (a) certificates representing the number of shares of Midwest common stock to be issued, and cash to be paid, in exchange for the shares of CoVest common stock, (b) cash in lieu of any fractional shares of Midwest common stock to be issued pursuant to the merger, and (c) cash to be used in payment for the cancelled CoVest stock options (see “The Merger — Interests of Certain Persons in the Merger” beginning on page 55). The selected entity will act as the exchange agent for the benefit of the holders of certificates of CoVest common stock and options to purchase CoVest common stock.

      After the effective time of the merger, CoVest shareholders will cease to have any rights as a holder of CoVest common stock, and their sole rights will pertain to the rights to receive shares of Midwest common stock into which their shares of CoVest common stock will have been converted by virtue of the merger and $10.25 cash.

      Within three business days after the effective time of the merger, the exchange agent will send to CoVest shareholders a notice and letter of transmittal for use in submitting to the exchange agent, certificates formerly representing shares of CoVest common stock to be exchanged for certificates representing shares of Midwest common stock and cash which each CoVest shareholder is entitled to receive as a result of the merger. You will also receive instructions for handling share certificates which have been lost, stolen, destroyed or mislaid. You will not be entitled to receive any dividends or other distributions which may be payable to holders of record of Midwest common stock following the effective time of the merger until you have surrendered and exchanged your certificates (or, in the case of lost, stolen, destroyed or mislaid share certificates, such documentation as is reasonably required by Midwest) evidencing ownership of CoVest common stock. Any dividends payable on Midwest common stock after the effective time of the merger will be paid to the exchange agent and, upon receipt of the certificates (or, in the case of lost, stolen, destroyed or mislaid share certificates, such documentation as is reasonably required by Midwest) representing CoVest common stock, subject to any applicable escheat or similar laws relating to unclaimed funds, the exchange agent will forward to you (1) certificates representing your shares of Midwest common stock, (2) cash as described above, without interest and (3) dividends declared on those shares after the effective time of the merger, without interest. You should not submit share certificates for CoVest common stock until you have received written instructions to do so.

      At the effective time of the merger, the stock transfer books of CoVest will be closed and no transfer of CoVest common stock will be made on CoVest’s stock transfer books. If a certificate formerly representing

CoVest common stock is presented to CoVest or Midwest, it will be forwarded to the exchange agent for cancellation and exchange for a certificate representing shares of Midwest common stock and cash.

Background of the Merger

      Effective June 30, 1992, CoVest (then known as FirstFed Bancshares, Inc.) became the holding company for CoVest Banc, National Association (then known as First Federal Bank for Savings) upon its conversion from mutual form to stock ownership. As part of the mutual-to-stock conversion, CoVest completed an initial public offering of 3,220,000 shares of its common stock at an issuance price of $10.00 per share. Subsequently, on each of May 15, 1996, and December 1, 1997, CoVest completed a three-for-two stock split in the form of a 50% stock dividend, resulting in a split-adjusted initial public offering price of $4.44 per share.

      Following the conversion, CoVest proceeded to improve shareholder value through financial and business initiatives. CoVest’s financial initiatives centered upon stock-repurchase programs and, to a lesser extent, cash dividends. Since September 1992, CoVest has completed 24 periodic stock-repurchase programs totaling in excess of 4 million split-adjusted shares, representing nearly 60% of the total shares issued in the initial public offering.

      CoVest continued to operate as a thrift institution for the five years following its mutual-to-stock conversion and CoVest’s business initiatives primarily involved new offices and balance sheet management. CoVest purchased its Arlington Heights branch office in March 1994, and opened its Schaumburg branch office one year later. In 1996, CoVest undertook a balance sheet restructuring project to reduce emphasis on long-term fixed-rate mortgages in favor of adjustable-rate and shorter-term loans and investments.

      In mid-1997, CoVest adopted a new community-banking strategy, changed its name to CoVest from First Federal, and changed its charter from a thrift institution to a national bank. As part of this strategy, CoVest redirected its new-business development efforts toward multi-family, commercial and commercial real estate, and construction lending as well as cash-management services. In 1998, CoVest opened a mortgage-origination office in McHenry, Illinois.

      In January 1999, CoVest recruited a new chief executive officer and began to increase its emphasis on earnings performance. In the first quarter of 1999, CoVest completed a right-sizing initiative and established new, on-going cost controls. During the third quarter of 2000, CoVest discontinued mortgage banking as a separate line of business and selectively integrated the business into its core banking operations. CoVest continued its new lending strategies and in 2001 expanded and reconstituted its retail deposit and investment product offerings. As a result of these business initiatives and on-going capital-management activities, CoVest’s diluted earnings per share increased from $0.87 in 1998 to $1.50 in 2001 and were $1.39 for the first nine months of 2002.

      During the last several years, the CoVest board of directors has intensified its business and strategic planning efforts, sometimes with the assistance of outside advisors. As part of these efforts, CoVest actively pursued acquisition opportunities and also opportunities to affiliate with similar-sized and larger organizations. From March 2000 to August 2001, CoVest engaged in preliminary discussions with three other banking companies with respect to possible merger-of-equals transactions and sought to purchase three other smaller, privately held banks. None of these opportunities led to a transaction for CoVest. During July through August 2001, CoVest and Midwest held discussions concerning a possible all-stock, strategic merger of the two companies. Although the parties were unable to reach an agreement on a stock exchange ratio, they each gained knowledge and favorable impressions of the other’s personnel and operations.

      During the third quarter of each of 1999, 2000 and 2001, the CoVest board of directors held strategic-planning sessions that included the participation of a representative of Blair. During these sessions, the CoVest board, among other things, received an outside investment-banking firm’s perspective on CoVest’s historical and prospective business and financial results, securities and financial-stock market conditions, the relative valuation of CoVest stock in market-trading and merger-and-acquisition contexts and strategic options possibly available to CoVest. At the meeting held on October 26, 2001, the CoVest board reviewed the success of CoVest’s business and financial strategies as reflected in its substantially improved earnings per share and share price, the difficulties encountered in CoVest’s efforts to acquire smaller banks and to affiliate with similar-size banks and the possible investments necessary to continue CoVest’s earnings trends. After discussing these factors, the CoVest board considered the possibility that an affiliation by CoVest with a larger entity might result in improved shareholder value as compared to continuation as an independent, publicly traded company. The CoVest board noted, however, the considerable uncertainties confronting the United States in the wake of the terrorist attacks on the United States on September 11, 2001, and decided to revisit these issues after six months.

      In June 2001, the board of directors of Midwest authorized Brad A. Luecke, president and chief executive officer of Midwest to explore potential acquisition targets as a means to augment Midwest’s growth strategy and objectives to increase shareholder value, including possible acquisitions. On July 28, 2001, senior officers of Midwest met with senior officers of CoVest to discuss a potential merger of the two companies.

      Over the next two months, Midwest and Hovde Financial LLC, Midwest’s financial advisor, worked on a number of deal structures that Midwest proposed to CoVest. In late September 2001, the board of directors of Midwest discussed a proposal made to CoVest and CoVest’s response. The board decided at that time to discontinue its dialogue with CoVest, but stated that it may be interested in resuming discussions with CoVest in the future.

      On May 19, 2002, the CoVest board held a strategic-planning session in which a representative of Blair also participated. The CoVest board received an update of Blair’s presentation from October 26, 2001, and a detailed review of possible strategic partners. After careful consideration of the business, financial, market and valuation issues discussed, the CoVest board determined that a possible affiliation by CoVest with a larger entity might produce superior value for CoVest’s shareholders and authorized CoVest’s management with Blair’s assistance to pursue a review of CoVest’s strategic options.

      Over the next several weeks, CoVest’s management and Blair developed a process to contact and elicit interest from a group of logical prospective strategic partners who would be provided a confidential descriptive memorandum presenting CoVest and its business, subject to the prior execution of a confidentiality and standstill agreement. On June 10, 2002, Blair began contacting potential acquirers.

      In mid-June 2002, Blair submitted to Midwest a confidential descriptive memorandum on CoVest after Midwest executed a confidentiality and standstill agreement related to this opportunity. Mr. Luecke informed the Midwest board that Midwest would be considering a possible affiliation with CoVest. The board authorized Mr. Luecke to proceed and to engage Hovde as Midwest’s financial advisor. Hovde made a presentation to Midwest’s chairman and two of its senior officers about the potential merger of CoVest with and into Midwest.

      On July 22, 2002, Blair reviewed with the CoVest board the results of the preliminary proposal solicitation process. During this process, conducted on CoVest’s behalf, Blair contacted 18 strategic partners, of which 14 entered into confidentiality and standstill agreements and received the confidential descriptive memorandum. Of these parties, five presented CoVest with written, non-binding expressions of interest for an affiliation with CoVest, subject to due diligence and the negotiation of a definitive agreement. Three of the preliminary proposals, including one from Midwest, featured a price or range of prices meeting the CoVest board’s prior price expectations. The CoVest board decided to continue the strategic options process and directed CoVest’s management to meet with senior management of each of these three companies.

      During August 2002, CoVest’s chief executive officer and chief financial officer met with senior executives of the three companies, including Midwest. Also during August 2002, CoVest permitted the two parties that had provided the best preliminary proposals, one of which was Midwest, to conduct on-site due diligence investigations of CoVest. Blair requested that these two parties provide CoVest a final proposal following completion of their respective due diligence investigations.

      On September 10, 2002, Blair reviewed with the CoVest board the current status of the strategic options process. At that time, there were three companies, including Midwest, that continued to express interest in a possible affiliation with CoVest. Midwest had also provided to CoVest a final written proposal for an affiliation.

The CoVest board discussed at length Midwest’s written proposal and considered the other two companies and their continuing interest in CoVest. At the conclusion of this meeting, the CoVest board decided to continue serious consideration of Midwest’s proposal, subject to the clarification of certain matters and the satisfactory negotiation of an alternative to the price-protection mechanism proposed by Midwest. Additionally, the CoVest board requested that senior executives of Midwest make a presentation to the CoVest board concerning Midwest and its strategic fit with CoVest.

      On September 25, 2002, the CoVest board held a two-part executive committee meeting at an off-site location. During the first part of the meeting, Midwest’s chairman of the board, chief executive officer, chief financial officer and executive vice president made a presentation concerning Midwest, their views of the strategic fit of the two companies, the proposed transaction and a tentative timetable for the transaction and integration of business operations. Representatives from Hovde and Blair were also in attendance. During the second part of the meeting which included only the CoVest board, its chief financial officer and a Blair representative, each CoVest director gave his individual thoughts on the presentation and Midwest as a strategic partner. The CoVest board also discussed and approved an alternative price-protection mechanism for presentation to Midwest. At the conclusion of the meeting, the CoVest board instructed CoVest’s chief executive officer and chief financial officer to continue their business review of Midwest, identify any unresolved issues and report their findings back to the full board.

      Over the ensuing weeks and with regular updates to their respective boards, CoVest’s chief executive officer and chief financial officer and a Blair representative continued negotiations with Midwest’s chief executive officer and chief financial officer and a Hovde representative with respect to a mutually satisfactory price-protection mechanism. After reaching substantial agreement on this issue, the parties, assisted by financial and legal advisers, began exchanging financial information and other due diligence materials and negotiating a definitive merger agreement. On October 23, 2002, CoVest and Midwest executives and their respective financial and legal advisers met and reached substantial agreement on the form of the definitive Agreement and Plan of Reorganization.

      The CoVest board held a meeting on October 28, 2002, that was also attended by representatives of Blair and Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLC, or BFKPN, counsel to CoVest. The meeting included a detailed discussion of the proposed transaction with Midwest, a presentation of certain materials provided by Blair and a description by BFKPN of the terms of the current draft of the Agreement and Plan of Reorganization. Blair reviewed the process leading to the proposed transaction, provided a financial analysis of the proposed transaction and informed the board that upon execution of the Agreement and Plan of Reorganization, it was prepared to deliver a written opinion as to the fairness of the proposed merger consideration to CoVest shareholders from a financial point of view. BFKPN reviewed legal aspects of the proposed transaction and the current draft of the Agreement and Plan of Reorganization with the CoVest board and answered directors’ questions. At the conclusion of the meeting, the CoVest board scheduled a meeting for November 1, 2002, to consider and vote upon the proposed transaction.

      On November 1, 2002, the CoVest board held a meeting also attended by representatives of Blair and BFKPN. The board received an update on negotiations and related actions that had occurred since the date of the last meeting and directors asked additional questions concerning the terms of the transaction and possible effect on shareholders. After the conclusion of this review and additional discussion, the CoVest board unanimously approved the Agreement and Plan of Reorganization and authorized its chief executive officer to execute the Agreement and Plan of Reorganization on behalf of CoVest.

      The Midwest board held a meeting on November 1, 2002, that was attended by a representative of Hovde and Hinshaw & Culbertson, or Hinshaw, counsel to Midwest. The meeting included a detailed discussion of the proposed transaction with CoVest, a presentation of certain materials provided by Hovde and a description by Hinshaw of the terms of the current draft of the Agreement and Plan of Reorganization. Hovde reviewed the process leading to the proposed transaction and provided a financial analysis of the proposed transaction. Hinshaw reviewed legal aspects of the proposed transaction and the current draft of the Agreement and Plan of Reorganization with the Midwest board and answered directors’ questions. At the conclusion of this meeting the Midwest board unanimously approved the Agreement and Plan of Reorganization and authorized its president and chief executive officer to execute the Agreement and Plan of Reorganization on behalf of Midwest.

      CoVest and Midwest executed the Agreement and Plan of Reorganization on November 1, 2002, and issued a joint press release later that day announcing the execution of the agreement.

Midwest Board of Directors Approval and Reasons for the Merger

      Midwest’s board of directors believes that the merger is in the best interests of Midwest and its shareholders. Midwest’s board of directors has approved the Agreement and Plan of Reorganization. In deciding to approve the Agreement and Plan of Reorganization, Midwest’s board of directors considered a number of factors, including:

•	the compatibility of the merger with the long-term community banking strategy of Midwest;

•	reduced operating costs through:

—	streamlining the administration of CoVest;

—	reduced compensation and benefits costs;

—	reduced external data processing costs;

—	economies of scale in advertising and marketing budgets; and

—	other savings through reduction or elimination of miscellaneous items such as insurance premiums, travel and automobile expenses, and investor relations expenses; and

•	revenue enhancement opportunities, including:

—	addition of complementary branches which expand Midwest’s Chicago footprint;

—	increased ability to offer a wider variety of banking products and services; and

—	greater opportunity and financial flexibility in connection with certain financing, investment and other business and corporate activities than presently enjoyed by Midwest; and

•	a review of:

—	the business, operations, earnings and financial condition, including the capital levels and asset quality, of CoVest on historical, prospective and pro forma bases and in comparison to other financial institutions in the area;

—	the demographic, economic and financial characteristics of the markets in which CoVest operates, including existing competition, history of the market areas with respect to financial institutions and average demand for credit, on historical and prospective bases;

—	the results of Midwest’s due diligence review of CoVest;

—	the likelihood of regulators approving the merger without undue conditions or delay; and

•	a variety of factors affecting and relating to the overall strategic focus of Midwest.

      While Midwest’s board of directors considered these and other factors, the board of directors did not assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. Midwest’s board of directors collectively made its determination with respect to the merger based on the conclusion reached by its members, in light of the factors that each of them considers as appropriate, that the merger is in the best interests of Midwest’s shareholders.

      The terms of the merger were the result of arm’s-length negotiations between representatives of Midwest and representatives of CoVest. Based upon its consideration of the factors discussed above, the board of directors of Midwest approved the Agreement and Plan of Reorganization and the merger as being in the best interests of Midwest and its shareholders.

Recommendation of CoVest Board of Directors and Reasons for the Merger

      CoVest’s board of directors believes that the merger is fair to, and in the best interests of, CoVest and its shareholders. Accordingly, CoVest’s board of directors has unanimously approved the Agreement and Plan of Reorganization and unanimously recommends that shareholders vote “For” approval and adoption of the Agreement and Plan of Reorganization.

      In reaching its decision to approve the Agreement and Plan of Reorganization, CoVest’s board of directors consulted with CoVest management, as well as with its financial and legal advisors, and considered a number of factors, including, without limitation, the following:

•	the belief that the merger would result in shareholders of CoVest receiving a sound financial return on their investment through the combination of:

—	the initial cash payment; and

—	the distribution of stock in a combined company that is expected to be well-positioned to take advantage of enhanced operating efficiencies;

•	the current and prospective economic and competitive environments facing CoVest and other financial institutions characterized by:

—	intensifying competition from both banks and non-bank financial services organizations;

—	the increasing pressure on maintenance of the current net interest margin;

—	the escalating necessity for strong fee-based income producing components within a bank holding company; and

—	the growing costs and complexity associated with regulatory compliance for public companies in the banking industry;

•	the high costs of technology and new facilities required to continue to grow assets and income and the uncertainty of whether CoVest could continue to achieve results equal to its historical levels;

•	a review of:

—	the business, operations, earnings and financial condition, including the capital levels and asset quality, of Midwest on a historical, prospective and pro forma bases and in comparison to other financial institutions in the area;

—	the demographic, economic and financial characteristics of the markets in which Midwest operates, including existing competition, history of the market areas with respect to financial institutions and average demand for credit, on a historical and prospective bases;

—	the results of CoVest’s review of Midwest; and

—	the likelihood of regulators approving the merger without undue conditions or delay;

•	CoVest’s and Midwest’s compatible banking philosophies and impact of the merger on CoVest’s local communities and employees; and

•	the opinion of Blair that, as of November 1, 2002, the merger consideration was fair from a financial point of view to holders of CoVest common stock (other than Midwest). See “— Opinion of CoVest’s Financial Advisor” below.

      CoVest’s board of directors also considered a variety of risks and other potentially negative factors concerning the merger, including:

•	the potential disruption of CoVest’s business that might result from the announcement of the merger;

•	the possible difficulties of integrating the operations, management and corporate cultures of CoVest and Big Foot; and

•	the uncertainty regarding shareholders’, customers’ and employees’ perceptions of the merger.

      CoVest’s board of directors viewed these considerations as not being sufficient, individually or in the aggregate, to outweigh the advantages of the merger.

      This discussion of the information and factors considered by the CoVest board of directors is not intended to be exhaustive but includes all of the material factors it considered. In reaching its determination to approve and recommend the merger, the CoVest board of directors did not assign any relative or specific weights to these factors. Individual directors may have given different weight to different factors.

      After considering all of these factors as of the date of this proxy statement/prospectus, CoVest’s board of directors continues to believe that the merger is fair to, and in the best interests of, CoVest’s shareholders and unanimously recommends that the holders of CoVest common stock vote “For” approval and adoption of the Agreement and Plan of Reorganization.

Opinion of CoVest’s Financial Advisor

      William Blair & Company, L.L.C. has acted as financial advisor to CoVest in connection with the merger. CoVest selected Blair based on its experience, expertise and familiarity with CoVest and its business. Blair has been engaged in the investment-banking business since 1935 and continually undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations, estate and gift tax valuations and similar transactions.

      In connection with Blair’s engagement, CoVest asked Blair to evaluate the fairness of the merger consideration to CoVest’s shareholders from a financial point of view. At the October 28, 2002, meeting of the CoVest board to evaluate the merger, Blair orally informed the CoVest board that Blair was prepared to deliver a written opinion as to the fairness of the merger consideration to CoVest’s shareholders from a financial point of view upon execution of the Agreement and Plan of Reorganization. On November 1, 2002, the date of the Agreement and Plan of Reorganization, Blair delivered its written opinion to the CoVest board that, as of November 1, 2002, and based upon and subject to various matters set forth in its opinion, the merger consideration was fair to CoVest’s shareholders (other than Midwest) from a financial point of view. Blair has also delivered an updated opinion to the CoVest board dated as of the mailing date of this proxy statement/prospectus.

      CoVest did not impose any limitations upon the scope of investigation or procedures followed by Blair in connection with its opinion, nor did CoVest give Blair any specific instructions in connection with its opinion. The merger consideration was determined through arm’s-length negotiations between CoVest and Midwest, although Blair advised CoVest during the merger negotiations.

      We have attached Blair’s updated opinion as Annex B to this proxy statement/prospectus and incorporate it into this proxy statement/prospectus by reference. You should read Blair’s opinion completely, along with the summary of the opinion set forth in this proxy statement/prospectus, to understand the assumptions made, procedures followed, matters considered and limitations of the review undertaken by Blair in providing its opinion.

      Blair’s opinion was provided for the use and benefit of CoVest’s board of directors and addresses only the fairness of the merger consideration to holders of CoVest common stock from a financial point of view. Blair’s opinion does not address the merits of CoVest’s underlying decision to engage in the merger nor does it constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the proposed merger. The summary of Blair’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

      In arriving at its opinion, Blair, among other things:

•	reviewed the Agreement and Plan of Reorganization and a draft of this proxy statement/prospectus;

•	reviewed certain of CoVest’s and Midwest’s publicly available financial information as well as certain of CoVest’s and Midwest’s internal management reports;

•	reviewed certain other publicly available information on each of CoVest and Midwest;

•	reviewed CoVest’s and Midwest’s management-prepared financial forecasts for their respective 2002 fiscal years;

•	discussed CoVest’s and Midwest’s historical and prospective business, financial position and financial performance with the companies’ respective senior managements;

•	reviewed historical market prices and trading activity in CoVest’s and Midwest’s common stocks and compared the merger consideration to selected historical market prices of CoVest common stock;

•	compared a recent market price for each of CoVest and Midwest common stock and the merger consideration to selected market pricing multiples and ratios of certain other publicly traded companies Blair deemed relevant;

•	performed a discounted cash flow analysis of CoVest’s common stock on a “standalone” basis and compared CoVest’s recent stock price and the merger consideration to the imputed values yielded by this analysis;

•	performed a discounted cash flow analysis of Midwest’s common stock on a “standalone” basis and compared Midwest’s recent stock price to the imputed values yielded by this analysis;

•	reviewed information regarding the strategic, financial and operational benefits, including the amount and timing of cost savings and related expenses and synergies, that the senior management of each of CoVest and Midwest expect from the merger;

•	compared the merger consideration with the financial terms, to the extent publicly available, of certain other financial institution merger-and-acquisition transactions that Blair deemed relevant; and

•	reviewed the pro forma financial impact of the merger on CoVest and Midwest.

      In connection with its engagement, and at the request of the CoVest board, Blair approached and held discussions with certain third parties to solicit indications of interest in a possible transaction with CoVest. In arriving at its opinion, Blair considered the nature, extent and results of these efforts on CoVest’s behalf.

      In rendering its opinion, Blair assumed and relied, without independent verification, upon the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with Blair for purposes of its opinion including, without limitation, the financial forecasts provided by the senior management of each of CoVest and Midwest. Blair did not make or obtain an independent valuation or appraisal of the assets, liabilities or solvency of CoVest or Midwest.

      The following is a summary of the material financial analyses Blair employed and summarized for the CoVest board in connection with the board’s October 28, 2002, evaluation of the merger and Blair’s opinion dated as of the mailing date of the Agreement and Plan of Reorganization. In connection with its updated opinion dated as of the date of this proxy statement/ prospectus, Blair reviewed the assumptions, analyses and other factors considered in connection with its opinion dated as of the date of the Agreement and Plan of Reorganization and reviewed a draft of this proxy statement/ prospectus. In updating its opinion, Blair did not use any method of analysis in addition to those described below.

      In the following analyses, for comparison purposes, Blair interchangeably uses aggregate merger consideration of $107.4 million and merger consideration per fully diluted common share of $28.14, in each case reflecting a Midwest closing market price per share of $19.45 on October 23, 2002, the stock exchange ratio of 0.925 plus $10.25 cash, and the purchase of CoVest’s issued and outstanding stock options at their net values.

CoVest Analyses

Stock Trading History and Relative Performance

      Blair compared the merger consideration to CoVest’s recent stock price and related 52-week trading range. This examination showed that the $28.14 per share merger consideration to be paid in the proposed merger was a 33.7% premium over CoVest’s closing market price per share of $21.05 on October 23, 2002. Blair presented a graph which showed that over the prior year, the closing price of CoVest common stock ranged from a low of $16.90 to a high of $22.55 per share, noting that the proposed merger consideration was 66.5% and 24.8% above these 52-week low and high trading prices, respectively.

      Blair presented a graph of CoVest’s stock price since its initial public offering completed in June, 1992. Blair observed that the merger consideration of $28.14 was over $5 per share above CoVest’s all-time high market trading price, was a substantial premium over CoVest’s market trading price ranges during the two peak years 1998 and 2002 and was over 633% of CoVest’s split-adjusted IPO price of $4.44 per share.

      Blair further examined the total-return performance of CoVest common stock during the three-year period preceding the date of Blair’s analysis relative to the S&P 500 Index, the S&P Smallcap Bank Index and an index of the companies Blair selected for use in the “Comparable Companies” analysis of CoVest described below (the “CoVest Comparable Index”). The graph showed that over the three-year period, CoVest stock outperformed the CoVest Comparable Index, S&P Smallcap Bank Index and S&P 500 Index by approximately 36, 10 and 94 percentage points, respectively.

Comparable Companies

      Blair compared selected pricing multiples and ratios implied by CoVest’s recent stock price and the merger consideration to corresponding current trading-market multiples and ratios of comparable companies Blair deemed relevant to CoVest. Blair selected publicly traded bank and thrift holding companies according to the following criteria:

•	geographic emphasis on metropolitan and mid-size Midwestern markets;

•	market capitalization generally between $40 million and $150 million;

•	total assets generally between $500 million and $1 billion; and

•	excluding companies sufficiently large to be an acquirer of CoVest and targets of pending merger-and-acquisition transactions.

      The selected CoVest comparable companies included the following ten organizations:

EFC Bancorp Inc., Elgin, IL	Lincoln Bancorp, Plainfield, IN
Exchange National Bancshares, Jefferson City, MO	Northern States Financial Corp., Waukegan, IL
Fidelity Bancorp Inc., Pittsburgh, PA	Princeton National Bancorp, Princeton, IL
Franklin Bank NA, Southfield, MI	UnionBancorp Inc., Ottawa, IL
Kankakee Bancorp Inc., Kankakee, IL	Winton Financial Corp., Cincinnati, OH

      Blair calculated and presented the selected market pricing multiples and ratios summarized below using market price data as of October 23, 2002, and financial data as of the then-most-recently available financial statement date, and for the twelve-month period then ended.

			Comparable Market Range						CoVest
	CoVest Current								Merger
	Stock Price		Low		Median		High		Consideration

Multiple of market price to:
Reported earnings	12.2	x	8.6	x	11.7	x	23.0	x	17.0	x
Tangible core earnings	12.1		8.6		11.0		19.3		17.0
Capital-equivalent tangible core earnings	11.8		7.9		10.4		11.4		16.8
Current-year estimated earnings	11.4		10.3		12.6		18.9		15.2
Ratio of market price to:
Book value	154.6		92.5%		108.8%		145.6%		230.9%
Tangible book value	158.8		100.5		116.6		154.6		237.2
Capital-equivalent tangible book value	163.4		101.5		113.5		159.4		248.0

      In the preceding analysis, “tangible core earnings” excludes intangible-asset amortization expense and non-recurring income and expense items. “Estimated earnings” are those prepared by securities analysts following CoVest and each comparable company. “Capital-equivalent” figures include adjustments to price, tangible core earnings (based on an assumed earnings rate) and tangible book value, in each case for the “excess” or deficit capital of each company relative to a 7% tangible equity-to-assets ratio.

      Blair noted that CoVest’s market pricing multiples and ratios represented a premium to the median values of the CoVest comparable companies overall. In particular, Blair observed that three of the four market price/earnings multiples presented for CoVest were higher than the corresponding median multiples of the CoVest comparable companies. With respect to the comparison of CoVest’s market price/current-year estimated earnings multiple, which was above the low but below the median of the CoVest comparable companies, Blair reported that only four of the ten CoVest comparable companies had current-year earnings estimates, making this comparison less meaningful than the others. Additionally, Blair observed that all three of the market price/book value ratios presented for CoVest were above the corresponding maximum values of the CoVest comparable companies.

      Blair noted that, in comparison to CoVest’s stock price per share, the merger consideration per share represented a more-substantial premium to the trading ranges of the CoVest comparable companies. Blair observed that the merger consideration represented multiples of earnings and tangible core earnings higher than the corresponding multiples of eight of the ten CoVest comparable companies. In comparing the merger consideration to measures of book value, Blair observed that the ratios of merger consideration to book value exceeded the corresponding maximum values for the CoVest comparable companies by over 80 percentage points.

Standalone Discounted Cash Flows

      Blair compared CoVest’s recent stock price and the merger consideration to the imputed values yielded by a discounted cash flow (“DCF”) analysis Blair performed of CoVest on a “standalone” basis, assuming CoVest would continue to operate as an independent, publicly traded company. The DCF analysis involved a review of CoVest’s historical and present earnings and growth patterns and a projection of income statements and balance sheets for a five-year period using CoVest’s assumptions of its prospective growth, interest margins, loan losses, non-interest income and expenses, income taxes, cash dividends and stock repurchases. The financial projections and underlying assumptions in the DCF analysis were reviewed with CoVest’s senior management. To estimate projected net cash flows, projected earnings were adjusted for certain non-cash expense items such as loan loss provisions and certain intangibles amortization and stock-related benefit plans. The terminal value (the value of cash flows following the five-year projection period) was based upon a growth-adjusted perpetuity of the fifth projected year’s estimated net cash flow. To estimate the present value of the five years’ estimated net cash flows and terminal value, a discount rate of 13.5% was used. The DCF analysis, which Blair tested over a range of balance sheet growth, net interest spread, loan-loss provision, discount rate and stock-repurchase assumptions, yielded imputed values for CoVest common stock ranging from $18.04 to $26.65 per share with a midpoint of $22.67 per share, compared to a recent stock price of $21.05 per share and merger consideration of $28.14 per share.

Midwest Analyses

Stock Trading and Relative Performance

      Blair compared Midwest’s recent stock price to its 52-week trading range, noting that Midwest’s closing market price per share of $19.45 on October 23, 2002, was near the high point of the range during the period from a low of $13.33 per share to a high of $21.14 per share.

      Blair presented a graph of Midwest’s stock price since its initial public offering completed in February 1998. The graph highlighted an improvement in Midwest’s share price to the range of approximately $18 to $21 per share from April 2002 to the present.

      Blair further examined the total-return performance of Midwest common stock during the three-year period preceding the date of Blair’s analysis relative to the S&P 500 Index, the S&P Smallcap Bank Index and an index of the companies Blair selected for use in the “Comparable Companies” analysis of Midwest described below (the “Midwest Comparable Index”). Referencing a graph of these indexes, Blair highlighted time periods when the performance of Midwest common stock varied significantly from that of the S&P Smallcap Bank Index and Midwest Comparable Index. Relative to these two indexes, Midwest stock showed underperformance from mid-2000 to late-2001, similar performance through April 2002 and significant outperformance thereafter. Blair noted that the recent outperformance approximately corresponded with Midwest’s favorable quarterly financial results. Over the three-year period examined overall, Midwest stock outperformed the Midwest Comparable Index, S&P Smallcap Bank Index and S&P 500 Index by approximately 32, 37 and 122 percentage points, respectively.

Comparable Companies

      Blair compared selected pricing multiples and ratios implied by Midwest’s recent stock price to corresponding current trading-market multiples and ratios of comparable companies Blair deemed relevant to Midwest. Blair selected publicly traded bank holding companies according to the following criteria:

•	geographic emphasis on companies operating in metropolitan Chicago markets;

•	market capitalization over $100 million;

•	total assets generally between $500 million and $6 billion; and

•	excluding companies sufficiently large to be an acquirer of Midwest and targets of pending merger-and-acquisition transactions.

      The selected Midwest comparable companies included the following ten organizations:

AMCORE Financial Inc., Rockford, IL	MB Financial Inc., Chicago, IL
Corus Bankshares Inc., Chicago, IL	Northern States Financial Corp., Waukegan, IL
First Midwest Bancorp Inc., Itasca, IL	Old Second Bancorp Inc., Aurora, IL
First Oak Brook Bancshares, Oak Brook, IL	PrivateBancorp Inc., Chicago, IL
MAF Bancorp Inc., Clarendon Hills, IL	Wintrust Financial Corp., Lake Forest, IL

      Blair calculated and presented the selected market pricing multiples and ratios summarized below using market price data as of October 23, 2002, and financial data as of the then-most-recently available financial statement date, and for the twelve-month period then ended.

	Midwest		Comparable Market Range
	Current
	Stock Price		Low		Median		High

Multiple of market price to:
Reported earnings	13.3	x	11.2	x	15.4	x	24.7	x
Tangible core earnings	14.1		10.8		15.1		21.7
Capital-equivalent tangible core earnings	14.6		7.5		14.8		22.4
Current-year estimated earnings	12.6		11.1		14.7		21.1
Ratio of market price to:
Book value	281.9%		133.1%		181.3%		268.8%
Tangible book value	293.8		134.4		202.8		278.7
Capital-equivalent tangible book value	256.1		176.1		199.4		269.4

      In the preceding analysis, “tangible core earnings” excludes intangible-asset amortization expense and non-recurring income and expense items. “Estimated earnings” are those prepared by securities analysts following Midwest and each comparable company. “Capital-equivalent” figures include adjustments to price, tangible core earnings (based on an assumed earnings rate) and tangible book value, in each case for the “excess” or deficit capital of each company relative to a 7% tangible equity-to-assets ratio.

      Blair stated that as compared to the Midwest comparable companies, Midwest had historically demonstrated stronger growth and significantly higher returns on common equity and maintained its common equity at a lower percentage of total assets. Blair also noted that Midwest stock traded at a discount to the median of the Midwest comparable companies on the basis of earnings, with each of the four price/earnings multiples presented for Midwest falling below the corresponding median multiple of the Midwest comparable companies. Blair further observed that Midwest stock traded at a premium to the median of the Midwest comparable companies on a basis of book value, with two of the three price/book value ratios presented for Midwest being higher than the corresponding ratio of the Midwest comparable companies.

Standalone Discounted Cash Flows

      Blair compared Midwest’s recent stock price to the imputed values yielded by a DCF analysis Blair performed of Midwest on a “standalone” basis, assuming Midwest would continue to operate as an independent, publicly traded company. The DCF analysis involved a review of Midwest’s historical and present earnings and growth patterns and a projection of income statements and balance sheets for a five-year period using CoVest’s assumptions of Midwest’s prospective growth, interest margins, loan losses, non-interest income and expenses, income taxes and stock repurchases. The financial projections and underlying assumptions in the DCF analysis were reviewed with CoVest’s senior management. The projection of non-interest income did not assume any securities-trading income, investment securities gains/losses or securities-portfolio option premium income, although Midwest’s historical earnings have included these types of income to varying degrees. The projection did not assume that Midwest would repurchase its common stock, although Blair observed that Midwest appeared to have a financial capacity to do so. Additionally, the projection assumed consummation of the Big Foot merger at the beginning of calendar year 2003. To estimate projected net cash flows, projected earnings were adjusted for certain non-cash expense items such as loan loss provisions and certain intangibles amortization. The terminal value (the value of cash flows following the five-year projection period) was based upon a growth-adjusted perpetuity of the fifth projected year’s estimated net cash flow. To estimate the present value of the five years’ estimated net cash flows and terminal value, a discount rate of 14.0% was used. A higher discount rate was used for Midwest than for CoVest to reflect the additional leverage present in Midwest’s capital structure in the form of trust-preferred securities. The DCF analysis, which Blair tested over a range of balance sheet growth, net interest spread, loan-loss provision, discount rate, non-interest income and stock-repurchase assumptions, yielded imputed values for Midwest common stock ranging from $19.21 to $23.05 per share with a midpoint of $21.01 per share, compared to Midwest’s recent stock price of $19.45 per share.

Transaction Assessment

      In addition to the analyses of CoVest and Midwest as independent entities and the related comparisons of prices and merger consideration described above, Blair presented the following transaction analyses.

          Comparable Transactions

      Blair compared selected pricing multiples and ratios implied by the merger consideration to corresponding merger-and-acquisition pricing multiples and ratios observed in transactions Blair deemed relevant to the merger. Blair selected bank- and thrift-industry merger-and-acquisition transactions according to the following criteria:

•	transactions announced since January 1, 2001;

•	geographic emphasis on selling companies operating in Midwestern markets;

•	total assets of seller generally between $200 million and $1.2 billion; and

•	excluding “merger-of-equals” transactions.

      The selected eighteen comparable transactions included the following:

Buyer	Seller

First Merchants Corporation, Muncie, IN	CNBC Bancorp, Worthington, OH
Charter One Financial, Inc., Cleveland, OH	Charter National Bancorp, Inc., Taylor, MI
MB Financial, Inc., Chicago, IL	First Lincolnwood Corporation, Lincolnwood, IL
Marshall & Ilsley Corporation, Milwaukee, WI	Century Bancshares, Inc., Eden Prairie, MN
Marshall & Ilsley Corporation, Milwaukee, WI	Richfield State Agency, Inc., Richfield, MN
First Merchants Corporation, Muncie, IN	Lafayette Bancorporation, Lafayette, IN
Dakota Bancshares, Inc., Mendota Heights, MN	Midway National Bank of St. Paul, St. Paul, MN
Associated Banc-Corp, Green Bay, WI	Signal Financial Corp., Mendota Heights, MN
First National of Nebraska, Incorporated, Omaha, NE	Castle BancGroup, Incorporated, DeKalb, IL*
First Banks, Incorporated, St. Louis, MO	Plains Financial Corporation, Des Plaines, IL*
MAF Bancorp, Inc., Clarendon Hills, IL	Mid Town Bancorp, Inc., Chicago, IL
Anchor BanCorp Wisconsin Inc., Madison, WI	Ledger Capital Corp, Glendale, WI*
Financial Federal MHC, Inc., Olympia Fields, IL	Success Bancshares, Inc., Lincolnshire, IL
Allegiant Bancorp, Inc., St. Louis, MO	Southside Bancshares Corp., St. Louis, MO
Chemical Financial Corporation, Midland, MI	Bank West Financial Corporation, Grand Rapids, MI
Marshall & Ilsley Corporation, Milwaukee, WI	National City Bancorporation, Minneapolis, MN
Harris Bankcorp, Inc., Chicago, IL	First National Bancorp, Incorporated, Joliet, IL*
MB Financial, Inc., Chicago, IL	FSL Holdings, Inc., South Holland, IL

* Blair acted as financial advisor to the party indicated.

      Blair calculated and presented the selected pricing multiples and ratios summarized below using financial data for CoVest and each acquired company as of the most-recent financial-statement date available at the time the transaction was announced, and for the twelve-month period then ended. Blair used merger-and-acquisition transaction prices and related multiples and ratios as of the respective announcement dates for each of the comparable transactions.

	Comparable Transaction
							CoVest
	Range						Merger
	Low		Median		High		Consideration

Multiple of transaction price to:
Reported earnings	13.9	x	17.5	x	26.4	x	17.0	x
Recurring earnings	13.9		17.8		22.6		17.0
Forward earnings	14.0		15.7		17.3		15.2
Ratio of transaction price to:
Book value	116.4%		172.9%		257.2%		230.9%
Tangible book value	116.4		178.1		266.8		237.2
Capital-equivalent tangible book value	116.6		214.5		279.6		248.0
Transaction price premium over market price:
One day before announcement	9.0%		24.4%		59.5%		32.2%
One month before announcement	9.0		42.5		62.0		34.0
Three months before announcement	9.8		40.7		62.4		36.3
One year before announcement	14.7		74.8		105.2		66.5

      In the preceding analysis, “Capital-equivalent” figures include adjustments to price and tangible book value, in each case for the “excess” or deficit capital of each company relative to a 7% tangible equity-to-assets ratio.

      The analysis showed that the merger consideration represented multiples of earnings near the corresponding median values for the comparable transactions and ratios of book value near the maximum values for the comparable transactions.

Pro Forma Impact

      Blair presented a pro forma merger analysis illustrating the estimated effects on selected historical and projected financial data of CoVest using the projected financial data for each of CoVest and Midwest from the DCF analyses described previously and assumptions pertaining to the financial terms of the merger, annual cost savings, one-time merger charges and “purchase” transaction accounting.

      The table below summarizes the estimated effect of the merger on selected CoVest per-share amounts. The effects shown illustrate a CoVest share converted entirely into Midwest stock, although the merger consideration for each CoVest share is part stock and part cash.

Pro Forma CoVest	Effect

Diluted earnings per share:
Latest twelve months ended June 30, 2002	18.0% accretion
Projected twelve months to end June 30, 2003	12.1% accretion
Projected twelve months to end June 30, 2004	19.9% accretion
At June 30, 2002:
Book value per share	5.4% dilution
Tangible book value per share	40.6% dilution
Current cash dividend per share	81.3% increase

General

      The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the process underlying Blair’s opinion. In arriving at its fairness determination, Blair considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is identical to CoVest, Midwest or the merger. The analyses were prepared solely for the purposes of Blair’s opinion provided to CoVest’s board as to the fairness from a financial point of view of the merger consideration to be received by the shareholders of CoVest pursuant to the merger and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon projections of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or Blair, none of CoVest, Blair or any other person assumes responsibility if future results are materially different from those projected.

Blair’s Engagement

      CoVest retained Blair by engagement letter agreement dated August 8, 2001, to render certain investment-banking services in connection with one or more possible business-combination transactions whereby CoVest would acquire or be acquired by another entity. In connection with this engagement, CoVest paid Blair a cash retainer fee of $25,000 and a cash fairness opinion fee of $100,000 following delivery of its November 1, 2002 fairness opinion. Upon delivery of its updated opinion as of the date of this proxy statement/ prospectus, CoVest will pay Blair an additional cash fairness opinion fee equal to $25,000. Upon closing of the merger, CoVest will pay Blair a cash completion fee equal to 0.85% of transaction consideration (as defined in the engagement letter), reduced by the retainer and fairness opinion fees previously paid. CoVest also agreed in the engagement letter agreement to reimburse Blair for its out-of-pocket expenses reasonably incurred in connection with its engagement and to indemnify Blair against certain liabilities, including liabilities under securities laws.

Accounting Treatment

      The merger will be accounted for as a purchase in accordance with accounting principles generally accepted in the United States of America. Under the purchase method of accounting, the tangible and identified intangible assets and liabilities of CoVest will be recorded at estimated fair values at the time the merger is consummated. The excess of the purchase price over the net tangible and identifiable intangible assets will be recorded as goodwill. The adjustments necessary to record tangible and identifiable intangible assets and liabilities at their fair value will be amortized to income and expense over the estimated remaining lives of the related assets and liabilities. Goodwill will not be amortized. Instead, goodwill will be reviewed for impairment at least annually. If the carrying amount of goodwill exceeds its estimated fair value, an impairment loss will be recognized in an amount equal to that excess.

      A final determination of the fair value of the tangible and identified intangible assets and liabilities has not yet been made, but the pro forma results of applying the purchase method of accounting are shown in the unaudited pro forma financial information appearing elsewhere in this proxy statement/ prospectus. See “Unaudited Pro Forma Combined Condensed Consolidated Financial Information” beginning on page 65.

Resale of Midwest Common Stock by Affiliates

      The shares of Midwest common stock to be issued to shareholders of CoVest in connection with the merger have been registered under the Securities Act and will be freely transferable under the Securities Act, except for shares issued to any shareholder who may be deemed to be an “affiliate” of CoVest or Midwest at the time of the special meeting. Generally, an affiliate includes a director, an executive officer or a 10% or more shareholder of CoVest or Midwest at the time of the special meeting.

      Rule 145 under the Securities Act restricts the public sale of Midwest common stock received in the merger by affiliates. During the first year following the effective time of the merger, affiliates of CoVest who do not become affiliates of Midwest may publicly resell the Midwest common stock received by them in connection with the merger upon compliance with the following conditions of Rule 144:

•	Midwest must have satisfied its reporting requirements under the Exchange Act for the 12 months preceding the proposed sale;

•	the number of shares sold in any three-month period is limited to the greater of (1) one percent of Midwest’s shares outstanding, or (2) the average weekly trading volume during the four calendar weeks preceding the first sale; and

•	the shares must be sold by a broker in a routine open market transaction that does not involve the solicitation of orders for purchase.

      Shares of Midwest common stock sold by (1) an affiliate’s spouse or relative living in the affiliate’s household, (2) any trust or estate in which the affiliate or person listed in (1) collectively owns 10% or more of the beneficial interest or of which any of these persons serves as trustee or executor, (3) any corporation in which the affiliate or any person specified in (1) beneficially owns at least 10% of an equity interest, (4) any person to whom the affiliate donated shares, or (5) any person who acquired the shares from the affiliate as a result of the affiliate defaulting on an obligation secured by a pledge of the shares, will be aggregated with the number of shares sold by the affiliate for purposes of determining whether the volume limitations of Rule 144 are exceeded.

      After the first year following the completion of the merger, affiliates of CoVest who are not affiliates of Midwest may resell their shares publicly without regard to the volume limitation or manner of sale requirement so long as Midwest has satisfied its reporting requirements under the Exchange Act during the prior 12-month period. If Midwest has not satisfied its reporting requirements, affiliates may not publicly resell their shares of Midwest common stock received in the merger until two years have elapsed since completion of the merger. At that time, the shares may be sold without any restriction.

      Sales and other dispositions of Midwest common stock by any affiliate of CoVest who becomes an affiliate of Midwest in connection with the merger, must be made in compliance with the requirements of Rule 144 set forth above until such person has not been an affiliate of Midwest for at least three months and a period of at least two years has elapsed since the date the shares were acquired in connection with the merger.

      If the shares are pledged or donated in compliance with Rule 145, the shares will remain subject to Rule 145 in the hands of the recipient until the restrictive period applicable to the affiliate transferor has expired.

Certain Federal Income Tax Consequences

General

      The following discussion addresses the material federal income tax considerations of the merger that are generally applicable to CoVest shareholders. It does not address the tax consequences of the merger under foreign, state or local tax laws or the tax consequences of transactions completed before or after the merger, such as the cashout of the CoVest stock options. Also, the following discussion does not deal with all federal income tax considerations that may be relevant to certain shareholders in light of their particular circumstances, such as shareholders who:

•	are dealers in securities;

•	are insurance companies, or tax-exempt organizations;

•	are subject to alternative minimum tax;

•	hold their shares as part of a hedge, straddle or other risk reduction transaction;

•	are foreign persons;

•	dissent from the merger; or

•	acquired their CoVest common stock through the exercise of stock options or otherwise as compensation.

      Shareholders are urged to consult their own tax advisors regarding the tax consequences of the merger to them based on their own circumstances, including the applicable federal, state, local and foreign tax consequences.

      The following discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, applicable Treasury Regulations, judicial decisions and administrative rulings and practice, as of the date of this proxy statement/ prospectus, all of which are subject to change. Any such change could be applied to transactions that were completed before the change, and could affect the accuracy of the statements and conclusions in this discussion and the tax consequences of the merger to Midwest, CoVest and the CoVest shareholders.

Tax Opinion of Crowe, Chizek and Company LLP

      Neither Midwest nor CoVest has requested, nor will they request, a ruling from the Internal Revenue Service with regard to any of the tax consequences of the merger. Instead, as a condition to the closing of the merger, Crowe Chizek, independent accountants to Midwest and CoVest, will render its opinion to Midwest and CoVest to the effect that:

•	Provided the proposed merger of CoVest with and into Midwest qualifies as a statutory merger under applicable state law, the merger will be a reorganization within the meaning of Section 368(a)(1)(A) of the Code. CoVest and Midwest will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code. No income, gain or loss will be recognized by either CoVest or Midwest as a result of the merger.

•	Gain, if any, realized by the shareholders who receive both Midwest Common Stock and cash in exchange for their CoVest Common Stock will be recognized, but not in excess of the amount of cash received. Any gain recognized will be treated as capital gain from the exchange of property. Loss, if any, realized by a shareholder who receives both Midwest Common Stock and cash will not be recognized.

•	A shareholder who receives cash in the merger in lieu of a fractional share of Midwest common stock will be treated as if the fractional share had been received in the merger and then redeemed by Midwest in return for the cash. The receipt of such cash will cause the recipient to recognize capital gain or loss equal to the difference between the amount of cash received and the portion of such holder’s adjusted tax basis in the shares of Midwest common stock allocable to the fractional share.

•	Where a dissenting shareholder receives solely cash, such cash will be treated as having been received by that shareholder as a distribution in redemption of his/her CoVest common stock, subject to the provisions and limitations of Section 302 of the Code. Where as a result of such distribution, a shareholder owns no Midwest common stock, either directly or through the application of Section 318(a) of the Code, the redemption will be a complete termination of interest within the meaning of Section 302(b)(3) of the Code and such cash will be treated as a distribution in full payment in exchange for his/her CoVest common stock. Under Section 1001 of the Code, gain or (subject to the limitations of Section 267 of the Code) loss will be recognized to such shareholder in an amount equal to the difference between the amount of such cash and the adjusted basis of the CoVest common stock surrendered, as determined under Section 1011 of the Code.

•	The basis of the Midwest common stock received by shareholders in the merger will be the same as the basis of the CoVest common stock surrendered in exchange therefore, decreased by the amount of any cash received, and increased by the amount of any gain recognized in the exchange.

•	The holding period of the Midwest common stock received by shareholders will include the holding period of the CoVest common stock surrendered therefore, provided that the CoVest common stock was held as a capital asset in the hands of the shareholders on the date of the exchange.

•	The tax basis of the assets of CoVest in the hands of Midwest will be the same as the basis of such assets in the hands of CoVest immediately prior to the transaction.

•	The holding period of the assets of CoVest in the hands of Midwest will include the period during which such assets were held by CoVest.

      Crowe Chizek’s opinion will be based upon the assumption that the merger will take place in the manner described in the Agreement and Plan of Reorganization and will also assume the truth and accuracy of certain factual representations that have been made by Midwest and CoVest and which are customarily given in transactions of this nature.

     Withholding

      Cash payments in respect of CoVest common stock or a fractional share of Midwest common stock may be subject to the information reporting requirements of the Internal Revenue Service and to a 30% backup withholding tax. Backup withholding will not apply to a payment made to you if you complete and sign the substitute Form W-9 that will be included as part of the transmittal letter and notice from Midwest’s exchange agent, or you otherwise prove to Midwest and its exchange agent that you are exempt from backup withholding.

     Reporting and Record Keeping

      If you exchange shares of CoVest common stock in the merger for Midwest common stock, you are required to retain records of the transaction, and to attach to your federal income tax return for the year of the merger a statement setting forth all relevant facts with respect to the nonrecognition of gain or loss upon the exchange. At a minimum, the statement must include:

•	your tax basis in the CoVest common stock surrendered; and

•	the amount of cash (if any) and the fair market value, as of the effective date of the merger, of the Midwest common stock received in exchange therefore.

     Federal Income Tax Treatment of Dissenters

      If you effectively dissent from the merger and receive cash for your shares, you will recognize a gain (or loss) for federal income tax purposes equal to the amount by which the cash received for those shares exceeds (or is less than) your federal income tax basis for the shares. The amount of that gain (or loss), if any, will be treated as ordinary income (or loss) or long-term or short-term capital gain (or loss) depending on:

•	the length of time you held the shares; and

•	whether you held the shares as a capital asset.

     Warning Regarding Federal Income Tax Opinions

      The opinion of Crowe Chizek is not binding on the Internal Revenue Service or the courts. If the Internal Revenue Service were to successfully assert that the merger is not a reorganization within the meaning of Section 368 of the Code, then you would be required to recognize gain or loss equal to the difference between:

•	the fair market value of all Midwest common stock and cash received in the exchange; and

•	your federal income tax basis in the CoVest common stock surrendered.

      In such an event, your total initial tax basis in the Midwest common stock received would be equal to its fair market value, and your holding period for the Midwest common stock would begin the day after the merger. The gain or loss would be a long-term capital gain or loss if your holding period for the CoVest common stock was more than one year and the CoVest common stock was a capital asset in your hands.

      The preceding discussion does not purport to be a complete analysis of all potential tax consequences of the merger that may be relevant to a particular shareholder. You are urged to consult with your own tax advisor regarding the specific tax consequences to you as a result of the merger, including the applicability and effect of foreign, state, local and other tax laws.

Regulatory Approvals

     Federal Reserve Board; OBRE

      The merger is subject to approval of an application requesting the Federal Reserve Board to approve the merger of CoVest Banc, or the Bank, with and into Midwest Bank and Trust Company, which Midwest will submit to the Federal Reserve Board in the near future. In reviewing this application, the Federal Reserve Board takes into consideration, among other things, competition, the financial and managerial resources and future prospects of the banks and the convenience and needs of the communities to be served. Federal law prohibits the Federal Reserve Board from approving the merger if the merger would result in undue concentration of resources or decreased or unfair competition, unless the anti-competitive effects of the merger are clearly outweighed by the benefits to the public.

      The Federal Reserve Board has the authority to deny Midwest’s application if the Federal Reserve Board concludes that the combined organization would have an inadequate capital structure, taking into account, among other factors, the nature of the business and operations and plans for expansion. Furthermore, the Federal Reserve Board must also evaluate the record of Midwest in meeting the credit needs of its local communities, including low-and moderate-income neighborhoods, consistent with safe and sound operation. All of Midwest’s banking subsidiaries have “satisfactory” Community Reinvestment Act evaluations.

      In addition, the Federal Reserve Bank of Chicago must confirm that prior approval of the Federal Reserve Board of the merger of CoVest with and into Midwest is not required under the Bank Holding Company Act of 1956. A request for this confirmation has been filed.

      The bank merger is also subject to the approval by the Illinois Office of Banks and Real Estate, or the OBRE. Midwest submitted its application for OBRE approval on December 18, 2002.

      Midwest will not be obligated to accept any regulatory approval with regard to the merger if such approval contains non-standard conditions or restrictions which Midwest reasonably determines would have a material adverse effect on CoVest or Midwest.

     Statutory Waiting Period

      Under federal banking laws, a 30-day waiting period must expire following the Federal Reserve Board’s approval of the bank merger. Within that 30-day waiting period, the Department of Justice may file objections to the merger under federal antitrust laws. The Federal Reserve Board may reduce the waiting period to 15 days with the concurrence of the Department of Justice. The Department of Justice could take such action under antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger unless divestiture of an acceptable number of branches to a competitively suitable purchaser can be made. If the Department of Justice commences an action challenging the merger on antitrust grounds during either the 30-day or 15-day waiting periods, commencement of that action would stay the effectiveness of the regulatory approval, unless a court of competent jurisdiction specifically orders otherwise.

      The merger cannot proceed in the absence of these regulatory approvals and the expiration of the statutory waiting period. Midwest and CoVest are not aware of any reasons why these regulatory approvals will not be received. Midwest and CoVest have agreed to use their reasonable best efforts to obtain all necessary regulatory approvals. However, there can be no assurance that approvals will be obtained, nor can there be assurance as to the date of any approval. There also can be no assurance that any approvals will not contain non-standard conditions or restrictions.

Representations and Warranties

      In the Agreement and Plan of Reorganization, Midwest and CoVest have made numerous representations and warranties to each other relating to, among other things, the following:

•	incorporation, good standing, corporate power and similar corporate matters;

•	authorization, execution, delivery and performance and the enforceability of the Agreement and Plan of Reorganization and the absence of violations;

•	capitalization;

•	litigation;

•	conflicts under charter documents, required consents or approvals and violations of agreements or law;

•	employee benefit plans;

•	insurance;

•	absence of certain material adverse events, changes, effects, defaults or undisclosed liabilities;

•	allowance for loan losses;

•	compliance with laws, including environmental laws;

•	ownership of property;

•	the absence of material changes since June 30, 2002;

•	the accuracy of documents filed with the SEC and other regulatory agencies;

•	financial statements;

•	loan portfolio; and

•	investment securities.

      In addition, CoVest made additional representations and warranties to Midwest relating to, among other things:

•	corporate records; and

•	indemnification obligations.

      The foregoing is an outline of the types of representations and warranties made by Midwest and CoVest contained in the Agreement and Plan of Reorganization at Annex A. You should carefully review the entire agreement and in particular Articles II and III, containing the detailed representations and warranties of the parties.

Conduct of Business Pending the Merger and Certain Covenants

      Prior to the effective time of the merger, except as expressly contemplated or permitted by the Agreement and Plan of Reorganization, CoVest and Midwest have agreed to, and to cause their subsidiaries to:

     General

•	carry on their respective businesses in, and only in, the usual, regular and ordinary course consistent with safe and sound banking and business practices, maintain their respective books in accordance with past practices, conduct and use all reasonable efforts to preserve intact their present business organizations, to generally keep available the services of their present officers and employees and to preserve their relationships with customers, suppliers and others having business dealings with them;

•	comply promptly with all federal or state law requirements with respect to the merger and promptly cooperate with and furnish information to each other, in connection with any requirements imposed upon either party in connection with the merger;

•	obtain any consent, authorization or approval of, or any exemption by, any governmental authority or agency, or other third party, required to be obtained or made by any of them in connection with the merger;

•	not knowingly or willfully take any action that would adversely affect the ability of such party to perform its obligations under the Agreement and Plan of Reorganization;

•	use their reasonable best efforts to have the registration statement, of which this proxy statement/ prospectus forms a part, declared effective as promptly as practicable under the Securities Act;

•	cooperate with each other and use their reasonable best efforts to prepare and file promptly all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities that are necessary or advisable to complete the merger and to comply with the terms and conditions of the permits, consents, approvals and authorizations of those governmental entities; and

•	promptly advise the other party of any event or series of events which has resulted in or is reasonably likely to result in a Material Adverse Effect (as defined in the Agreement and Plan of Reorganization) to Midwest or CoVest or which may adversely affect the satisfaction of any conditions to the consummation of the merger.

      Furthermore, prior to the effective time, except as expressly contemplated by the Agreement and Plan of Reorganization or specified in a schedule to the Agreement and Plan of Reorganization, CoVest has agreed that, without the consent of Midwest, it and its subsidiaries (CoVest’s wholly owned subsidiary) will not, among other things:

     Dividends; Stock Repurchases; Capital Stock

•	declare or pay any dividends on or make other distributions in respect of its capital stock, except for the regular quarterly cash dividend of $0.08 per share, and not repurchase any shares of its capital stock; and

•	issue, sell, authorize or propose the issuance of, or purchase or propose the purchase of, permit the conversion of or otherwise acquire or transfer for any consideration any shares of the capital stock of any class of CoVest or a CoVest subsidiary or securities convertible into, or rights, warrants or options to acquire, any such shares or other convertible securities, or to increase or decrease the number of shares of capital stock by split-up, reclassification, reverse split, stock dividend or change in par or stated value.

     Assets

•	sell, lease or otherwise dispose of any assets, except in the ordinary course of business, which are material, individually or in the aggregate, to the business or financial condition of CoVest;

•	acquire any business or any corporation, partnership, association or other business organization or division thereof;

•	enter into any material lease or license with respect to any property or any other contract, agreement or commitment for goods or services which has a term of six months and involves the payment of more than $50,000 in the aggregate; and

•	fail to use its reasonable best efforts: (a) to maintain its properties and assets in their present state of repair, order and condition, reasonable wear and tear excepted; and (b) to maintain and keep in full force and effect all policies of insurance presently in effect, including the insurance of accounts with the FDIC.

     Indebtedness

•	incur any indebtedness for money borrowed or issue or sell any debt securities other than in the ordinary course of business or consistent with past practices as to inter-company borrowings or permit or suffer the imposition on any shares of stock held by CoVest or by the Bank of any lien, charge or encumbrance.

Directors; Officers and Employees

•	grant to any director, officer or employee any increase in compensation (except in accordance with existing policies, plans or agreements), or pay any bonus (except in accordance with existing policies, plans or agreements) or increase in any severance or termination pay, or enter into or amend any employment or severance agreement with any such person;

•	adopt or amend in any material respect any collective bargaining, employee pension, profit-sharing, retirement, insurance, incentive compensation, severance, vacation, stock option, or other plan, agreement, trust, fund or arrangement for the benefit of employees, whether written or oral (except as may be necessary to fully vest and accelerate any benefits thereunder as of the closing date of the merger); and

•	enter into, increase or renew any loan or credit commitment (including letters of credit) to any executive officer or director of CoVest or the Bank, any 5% shareholder of CoVest, or any entity controlled, directly or indirectly, by any of those individuals or engage in any such transaction with any of the foregoing prohibited by certain federal statutes.

Loans; Investments

•	enter into, renew or increase any loan or credit commitment (including letters of credit) to, or invest or agree to invest in any person or entity or modify any of the material provisions or renew or otherwise extend the maturity date of any existing loan or credit commitment except as provided in the Agreement and Plan of Reorganization;

•	except in the ordinary course of business, materially restructure or change its investment securities portfolio or the manner in which the portfolio is classified or reported, or execute individual investment transactions of greater than $1,000,000 for U.S. Treasury Securities, mortgage backed securities and all other investment instruments; and

•	enter into any new, or modify, amend or extend the terms of any existing, contracts relating to the purchase or sale of financial or other futures, or any put or call option relating to cash, securities or commodities or any interest rate swap agreements or other agreements relating to the hedging of interest rate risks.

Miscellaneous

•	fail to take any requisite action pursuant to its directors’ and officers’ liability insurance policy or policies in order to preserve all rights thereunder with respect to all matters known by CoVest which could reasonably give rise to a claim prior to the closing date; and

•	amend its certificate of incorporation, charter or by-laws or those similar documents of any of its subsidiaries.

Access

      Until the effective time of the merger, CoVest will give to Midwest reasonable access to its properties, books, contracts, commitments and records and will permit Midwest to discuss such information directly with CoVest’s officers, directors, employees, attorneys and accountants and permit Midwest to perform various accounting procedures, testing or analysis as Midwest deems reasonably appropriate. CoVest will allow a representative of Midwest to attend as an observer all meetings of the board of directors of CoVest and the

Bank. Midwest’s representative will not have any voting rights with respect to matters discussed at these meetings. Midwest will give access to CoVest to its properties, books, contracts, commitments and records so as to permit CoVest to ascertain the correctness of Midwest’s representations and warranties.

      The foregoing is a summary of some of the negative and affirmative covenants of the Agreement and Plan of Reorganization. You are encouraged to carefully read the terms of the Agreement and Plan of Reorganization at Annex A, including the specific covenants contained in Articles IV and V.

Takeover Proposals; Termination Fee

      Under the terms of the Agreement and Plan of Reorganization, neither CoVest nor any of its representatives (1) may solicit, initiate, participate in discussions of, or encourage or take any other action to facilitate any inquiry or the making of any proposal relating to a takeover proposal or a potential takeover proposal with respect to CoVest or any CoVest subsidiary or (2) may (A) solicit, initiate, participate in discussions of, or encourage or take any other action to facilitate any inquiry or proposal, or (B) enter into any agreement, arrangement or understanding (whether written or oral), regarding any proposal or transaction providing for or requiring CoVest to abandon, terminate or fail to consummate the merger, or compensating CoVest or any CoVest subsidiary under any of the instances described above. A “takeover proposal” is a proposal relating to the disposition of all or a significant portion of CoVest’s or any CoVest subsidiary’s business or assets or the acquisition of 9.9% or more of CoVest’s common stock or a merger, consolidation or similar business combination transaction involving CoVest or any CoVest subsidiary with a party other than Midwest.

      CoVest is allowed to provide information at the request of or enter into negotiations with a third party with respect to an unsolicited takeover proposal if the board of directors of CoVest determines, in good faith, that the exercise of its fiduciary duties to its shareholders under applicable law, as advised by counsel, requires it to take such action. CoVest may not provide to such third party any information which it has not provided to Midwest.

      If the Agreement and Plan of Reorganization is terminated by Midwest because CoVest solicits a takeover proposal or due to the decision of CoVest’s board of directors to provide information at the request of or enter into negotiations with a third party with respect to an unsolicited takeover proposal or to pursue a takeover proposal made by a third party and prior thereto or within 18 months after termination:

•	CoVest shall have entered into an agreement amounting to a takeover proposal or arising in connection with a takeover proposal, or a takeover proposal shall have occurred, or

•	The board of directors of CoVest shall have authorized or approved a takeover proposal or shall have publicly announced an intention to authorize or approve or shall have recommended that the shareholders of CoVest approve or accept any takeover proposal, then CoVest shall promptly pay Midwest a termination fee equal to $5,000,000.

      The foregoing is a summary of the provisions of the Agreement and Plan of Reorganization regarding discussions with third parties. You are encouraged to read the terms of the Agreement and Plan of Reorganization at Annex A, including the specific provisions contained in Sections 4.04 and 7.03 of the Agreement and Plan of Reorganization.

Conditions to Completion of the Merger

      Each party’s obligation to effect the merger is subject to the satisfaction or waiver, where permissible, of the following conditions:

•	approval of the Agreement and Plan of Reorganization by CoVest shareholders;

•	authorization for listing on the Nasdaq Stock Market of the shares of Midwest common stock that are to be issued to CoVest shareholders upon completion of the merger;

•	receipt of all regulatory approvals required to complete the merger and all those approvals remaining in effect and all statutory waiting periods with respect to those approvals having expired;

•	neither CoVest nor Midwest shall have suffered a material adverse effect since November 1, 2002;

•	no preliminary or permanent injunction or other order by any federal or state court which prevents the consummation of the merger shall have been issued or remain in effect;

•	the registration statement (of which this proxy statement/ prospectus is a part) shall have been declared effective under the Securities Act and shall continue to be effective as of the effective time of the merger;

•	receipt by Midwest and CoVest of the opinion of Crowe Chizek, in form and substance reasonably satisfactory to Midwest and CoVest, as the case may be, dated as of the closing date, concluding that, among other things, the merger will be treated as a reorganization for federal income tax purposes;

•	the representations and warranties of each party will be true and correct as of November 1, 2002 and as of the closing date of the merger, except where any inaccuracy would not have a material adverse effect; and

•	each party will have performed all obligations and shall have complied with all agreements and covenants to be performed or complied with by it prior to or at the closing date, except where any failure would not have a material adverse effect.

      In addition, Midwest’s obligation to effect the merger is subject to the satisfaction or waiver, where permissible, of the following conditions:

•	there shall not have been any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the merger by any federal or state government or governmental agency or instrumentality or court, which would prohibit Midwest’s ownership or operation of all or a material portion of CoVest’s business or assets, or would compel Midwest to dispose of or hold separate all or a material portion of CoVest’s business or assets or which would render Midwest or CoVest unable to consummate the transactions contemplated by the Agreement and Plan of Merger;

•	if, as of the effective time of the merger, CoVest or a CoVest Subsidiary is a party to any agreement with, or directive or order issues by, the FDIC, the OCC or any other bank regulatory authority, which imposes any material restrictions or requirements with respect to the conduct of CoVest or a CoVest Subsidiary’s business, Midwest shall have received written confirmation from each bank regulatory authority which has entered into such an agreement with CoVest or a CoVest Subsidiary or which has issued such a directive or order, in form and substance satisfactory to Midwest, to the effect that such agreement, directive or order will not be binding on or in any way to CoVest, the CoVest Subsidiary, Midwest or any subsidiary of Midwest following the effective time;

•	to the extent any material lease, license, loan or financing agreement or other contract or agreement to which CoVest or any CoVest Subsidiary, as the case may be, is a party requires the consent of or waiver from the other party thereto as a result of the transactions contemplated by the Agreement, such consent or waiver shall have been obtained;

•	Midwest shall have received from its accountants a letter dated as of the closing date, outlining the results of limited procedures completed as specified by Midwest; and

•	Midwest shall have received evidence reasonably satisfactory to it that the Rights Agreement between CoVest and the Rights Agent and the Rights associated therewith have been terminated.

      We cannot assure you if, or when, we will obtain the required regulatory approvals necessary to consummate the merger, or whether all of the other conditions precedent to the merger will be satisfied or waived by the party permitted to do so. If the merger is not completed on or before June 30, 2003 (or July 31, 2003 in certain circumstances), either Midwest or CoVest may terminate the Agreement and Plan of

Reorganization, provided the terminating party is not in material breach of any representation, warrant, covenant or other agreement.

      The foregoing is a summary of the conditions of the Agreement and Plan of Reorganization. You are encouraged to read the terms of the Agreement and Plan of Reorganization at Annex A, including the specific provisions contained in Article VI of the Agreement and Plan of Reorganization.

Termination; Amendment; Waiver

      The parties may terminate the Agreement and Plan of Reorganization and abandon the merger at any time prior to the effective time, whether before or after approval by the holders of CoVest common stock:

•	by written agreement of Midwest and CoVest, with the approval of the board of directors of each;

•	by Midwest or CoVest if there has been a final judicial or regulatory determination (as to which all periods for appeal shall have expired and no appeal shall be pending) that any material provision of the Agreement and Plan of Reorganization is illegal, invalid or unenforceable (unless waived by the affected party) or denying any regulatory application the approval of which is a condition precedent to any party’s obligations under the Agreement and Plan of Reorganization;

•	by Midwest or CoVest in the event that any of the conditions precedent to the obligations of the other to the merger are rendered impossible to be satisfied or fulfilled by the closing date (other than by reason of a breach by the party seeking to terminate);

•	by Midwest or CoVest, in the event of a material breach by the other of any representation, warranty, covenant or agreement contained in the Agreement and Plan of Reorganization, which breach would result in the failure to satisfy a closing condition and which breach cannot be or is not cured within 30 days after written notice of such breach is given by the non-breaching party to the party committing such breach;

•	by the board of directors of CoVest if the value of the merger consideration declines below $27.45 during a specified period prior to the closing and if the common stock of Midwest does not perform as well as the stocks of selected bank holding companies. Under certain circumstances, Midwest may be able to prevent CoVest from exercising this termination right by increasing the merger consideration. See “The Merger — Merger Consideration” beginning on page 28; and

•	by either Midwest or CoVest on or after June 30, 2003 (or July 31, 2003 under certain circumstances).

      Subject to compliance with applicable law, Midwest and CoVest may amend the Agreement and Plan of Reorganization by action taken or authorized by their respective boards of directors at any time before or after approval of the Agreement and Plan of Reorganization by CoVest shareholders.

      At any time prior to the effective time, Midwest and CoVest, by action taken or authorized by their respective boards of directors, may, if legally allowed:

•	extend the time for the performance of any of the obligations or other acts of the other party;

•	waive any inaccuracies in the representations and warranties contained in the Agreement and Plan of Reorganization or in any document delivered pursuant to the Agreement and Plan of Reorganization; and

•	waive compliance with any of the agreements or conditions contained in the Agreement and Plan of Reorganization.

      However, after any approval of the Agreement and Plan of Reorganization by the shareholders of CoVest, there may not be, without further approval of those shareholders, any amendment to the Agreement and Plan of Reorganization which reduces the amount or changes the form of the consideration to be delivered to the holders of CoVest common stock under the Agreement and Plan of Reorganization.

      The foregoing is a summary of the termination, amendment and waiver provisions of the Agreement and Plan of Reorganization. You are encouraged to read the terms of the Agreement and Plan of Reorganization at Annex A, including the specific provisions contained in Sections 7.01 (Termination), 7.05 (Amendment) and 7.06 (Waiver) of the Agreement and Plan of Reorganization.

Affiliate Agreements

      All of the directors and executive officers of CoVest have entered into CoVest Affiliate Agreements with Midwest. These individuals own, as of January 21, 2003, in the aggregate shares representing approximately 9.62% of CoVest’s issued and outstanding common stock, including 25,755 shares held for their benefit by the ESOP and 19,177 shares beneficially held in the CoVest Banc Profit Sharing and Savings Plan, in each case over which they have voting power as plan participants. The CoVest Affiliate Agreements require these individuals to vote their shares of CoVest common stock in favor of the Agreement and Plan of Reorganization at the special meeting. In addition, each individual agreed not to sell or transfer any of his shares of CoVest common stock except as permitted by such agreement and agreed not to be involved in a Takeover Proposal with a third party.

      All of the directors and executive officers of Midwest have entered into Midwest Affiliate Agreements with CoVest. These individuals own, as of January 29, 2003, in the aggregate shares representing approximately 39.3% of Midwest’s issued and outstanding common stock, including 92,251 shares beneficially held in the Midwest 401(k) Plan, in each case over which they have voting power as plan participants. Each individual agreed not to sell or transfer any of his shares of Midwest common stock except as permitted by such agreement.

      The Affiliate Agreements bind the actions of these individuals only in their capacity as shareholders of either CoVest or Midwest. Those individuals who serve as directors of CoVest or Midwest are not and could not be contractually bound to abrogate their fiduciary duties as directors of CoVest or Midwest. Accordingly, while each CoVest director is contractually bound to vote as a CoVest shareholder in favor of the merger, his fiduciary duties as a director nevertheless require him to act in his capacity as a director in the best interest of CoVest when considering the merger. Also, the directors will continue to be bound by their fiduciary duties as CoVest’s or Midwest’s directors with respect to any further decisions they make in connection with the merger.

Interests of Certain Persons in the Merger and Effect of the Merger on Employee Benefit Plans

      As of January 21, 2003, directors and officers of CoVest beneficially owned, in the aggregate, shares of CoVest common stock, representing approximately 9.62% of the outstanding shares of CoVest common stock, of which 25,755 shares are beneficially held, in the ESOP and 19,177 shares are beneficially held in the CoVest Banc Profit Sharing and Savings Plan, in each case over which they have voting power as plan participants. None of Midwest or its directors, officers or affiliates holds any shares of CoVest common stock.

      Some members of CoVest management and board of directors have interests in the merger that are in addition to their interests as CoVest shareholders generally. As described below, these individuals have entered into agreements that will, effective upon the completion of the merger, provide for certain benefits.

     Stock Options

      Directors and certain officers and employees of CoVest hold stock options granted pursuant to CoVest’s 1992 and 1996 stock option and incentive plans. Under the Agreement and Plan of Reorganization, holders of stock options representing 98% of the outstanding options have entered into an agreement under which each holder’s options will be cancelled at the time of the merger in return for a cash payment equal to the difference between $27.45 (the CoVest base price per share) and the exercise price per share of CoVest common stock for each share of CoVest common stock covered by the cancelled stock option. The Agreement and Plan of Reorganization further provides that the CoVest board of directors will take all actions necessary to convert the stock options of any holder who does not enter into such an agreement into cash in an amount equal to the difference between the value of the merger consideration at closing (based upon the closing sale price of Midwest common stock as quoted on the Nasdaq Stock Market at the close of business on the closing date).

      Set forth below is certain information with respect to the amount of the cash payment to be made to each director and executive officer who holds stock options in connection with the cancellation of the stock options. The amount set forth below is based on a value of $27.45 (the CoVest base price per share) less the applicable exercise price of each option.

	CoVest Shares
Name	Covered by Stock Options	Estimated Cash Payment

George T. Drost	15,750	$221,087
David M. Miller	13,500	180,574
Gerald T. Niedert	15,750	221,087
James L. Roberts	134,338	1,909,194
David B. Speer	11,250	144,021
Frank A. Svoboda, Jr.	11,250	144,021
Paul A. Larsen	87,612	1,414,051
J. Stuart Boldry, Jr.	38,064	540,333
Michael A. Sykes	56,648	722,014
Joseph J. Gillings	55,676	668,058
Barbara A. Buscemi	23,168	293,302

	463,006	$6,457,742

     ESOP

      CoVest’s ESOP is a “leveraged ESOP”, covering all of its full-time employees. Under the ESOP, certain shares of CoVest common stock are allocated to participant accounts and other shares are held in a suspense account to secure a loan made to the ESOP by CoVest Banc to acquire the shares. Under the Agreement and Plan of Reorganization, and the terms of the ESOP, following approval of the Agreement and Plan of Reorganization by the CoVest shareholders, the ESOP Trustee will sell such number of shares from the suspense account as is necessary to pay off the then-current balance of the loan. The ESOP Trustee may sell such shares to CoVest. Based on the closing price of CoVest common stock of $28.25 on January 21, 2003, approximately 43,738 shares will be sold. The shares remaining in the suspense account, approximately 25,891 shares, will then be allocated to the participants’ accounts. Upon approval of the Agreement and Plan of Reorganization by the shareholders, all participant accounts will be fully vested. Upon the closing of the merger, the CoVest shares held in the ESOP will be converted into shares of Midwest common stock, the ESOP will be terminated and all participant accounts will be distributed. Prior to the effective time of the merger, CoVest and CoVest Banc may make contributions to the ESOP for the purpose of making prepayments on the ESOP loan, provided such prepayments are fully deductible by CoVest or the Bank under the Code.

      Set forth below are the number of estimated shares of CoVest common stock (including the allocation of ESOP suspense shares at an estimated price of $28.25 per share of CoVest stock) and corresponding number of estimated shares of Midwest common stock and the amount of cash anticipated to be distributable from the ESOP to the executive officers:

	Number of Estimated Shares	Number of Estimated Shares	Estimated
Name	of CoVest Common Stock	of Midwest Common Stock	Cash Payment

James L. Roberts	2,878	2,662	$29,500
Paul A. Larsen	13,327	12,327	136,602
J. Stuart Boldry, Jr.	1,387	1,283	14,217
Michael A. Sykes	2,698	2,496	27,655
Joseph J. Gillings	2,371	2,193	24,303
Barbara A. Buscemi	3,094	2,862	31,714

	25,755	23,823	$263,991

     Bank Profit Sharing Plan

      The Bank has adopted a tax-qualified defined contribution plan (“Profit Sharing Plan”) covering all of its eligible employees. In addition to employee contributions, the Bank has also made certain additional contributions to the Profit Sharing Plan that have been allocated to participants’ accounts based upon their compensation. Prior to the closing of the merger with Midwest and as permitted by the terms of the Agreement and Plan of Reorganization, the CoVest board of directors will amend the Profit Sharing Plan to fully vest all participants and accelerate their benefits thereunder.

      The Profit Sharing Plan states that, in the event of any merger of the Bank, the participants in the Profit Sharing Plan will be entitled to receive benefits immediately after the merger which are equal to or greater than the benefits that they would have been entitled to receive immediately before the merger. The benefits that CoVest’s executive officers would be entitled to receive under the Profit Sharing Plan are as follows:

	Number of Estimated Shares
	of CoVest Common Stock	Number of Estimated Shares	Estimated Cash
Name	as of January 21, 2003	of Midwest Common Stock	Payment

James L. Roberts	5,082	4,701	$52,091
Paul A. Larsen	6,435	5,952	65,959
J. Stuart Boldry, Jr.	1,716	1,587	17,589
Michael A. Sykes	3,138	2,903	32,165
Joseph J. Gillings	684	633	7,011
Barbara A. Buscemi	2,001	1,851	20,510

	19,056	17,627	$195,325

     CoVest Director Retirement Plan

      CoVest has established a Director Retirement Plan to provide recognition and retirement compensation to eligible members of the board of directors of CoVest and to facilitate CoVest’s ability to attract, retain and reward members of the board. The Directors Retirement Plan entitles eligible directors of CoVest to certain monthly payments following their service on the board based upon their compensation prior to the completion of their service, their age at retirement and their number of years of service on the board.

      The merger of CoVest and Midwest will constitute a change of control under the terms of the Director Retirement Plan. As a result, the Director Retirement Plan provides that directors of CoVest will be entitled to receive the maximum benefit available under the Plan, regardless of the number of years that the director in question has served on the board of directors. Additionally, the board may, in its sole discretion, decide to pay the benefit to such director in a lump-sum payment equal to the actuarial equivalent of the director’s unpaid benefits under the Plan. The lump-sum payment must be paid to the director within sixty-five (65) days of the director’s termination of service on the board of directors.

      The following chart sets forth the maximum liability as of January 21, 2003, of all potential payments under the CoVest Director Retirement Plan to current and former directors following a change in control:

Former Directors	Amount

Donald J. Cameron	$103,000	In payout status
John A. Flink	196,560	In payout status
David E. Spiegler	153,270	In payout status
Thomas TenHoeve	206,586	In payout status
Larry G. Gillie	41,600	In payout status

	$701,016

Current Directors	Amount

George T. Drost	$180,000
David M. Miller	180,000
Gerald T. Niedert	180,000
James L. Roberts	180,000
David B. Speer	180,000
Frank A. Svoboda, Jr.	180,000

$1,080,000

Bank Incentive Plan

      The Bank has established a Bank Incentive Plan to provide persons in key management positions with a proprietary interest in CoVest in a manner designed to encourage such key persons to remain with the Bank. Shares of CoVest common stock reserved under the Plan vest over a five-year period after being awarded, and all of the Plan shares have been awarded to key personnel.

      Under the Agreement and Plan of Reorganization, the Bank Incentive Plan will be terminated following the closing of the merger, all shares will be distributed to participants and all restrictions placed on Plan shares will be lifted. Set forth below is information with respect to the number of shares of CoVest common stock distributable to participants under this Plan and the value of those shares based on a value of $27.45 (the CoVest base price per share):

	CoVest Shares Covered by
Name	Bank Incentive Plan	Estimated Value

James L. Roberts	407	$11,172
Paul A. Larsen	200	5,490
J. Stuart Boldry, Jr.	200	5,490
Michael A. Sykes	100	2,745
Joseph J. Gillings	100	2,745
Barbara A. Buscemi	100	2,745

	1,107	$30,387

Deferred Directors’ Fee Plan

      CoVest has established a Deferred Directors’ Fee Plan for its directors, and the directors of its affiliates, to enable them to elect to defer a portion of the fees payable to the directors by CoVest, or any of its affiliates, on account of the directors’ service. Directors participating in the Deferred Directors’ Fee Plan are entitled to elect to defer certain portions of their fees during their service as directors and are generally entitled to receive payment of these deferred fees upon the earlier of the date that their service as a director terminates and the attainment of the age specified in their deferral election.

      The merger of CoVest and Midwest will trigger certain accelerated payment provisions of the Deferred Directors’ Fee Plan. Under the Deferred Directors’ Fee Plan, a participant is entitled to receive the entire unpaid balance of his deferred fee account in the form of a lump sum payment in the event of the merger of CoVest. Upon the closing of the merger, current and former members of the CoVest board will receive the following payments under this Plan:

Former Directors	Amount

Thomas TenHoeve	$58,816	In payout status
Donald J. Cameron	64,299

	$123,115

Current Directors	Amount

George T. Drost	$298,972
David M. Miller	338,430
David B. Speer	98,010
Frank A. Svoboda, Jr.	108,227

$843,639

Deferred Compensation Agreements with Directors

      CoVest has entered into Deferred Compensation Agreements with certain current and former directors of CoVest. These agreements provide for guaranteed payments to the director or to the director’s beneficiary in the event of the director’s death, for a specified period (ranging from 60 to 180 months) after a specified age is attained (ranging from age 60 to age 81). The liability for each covered director is being accrued over the vesting period.

      The payment of deferred compensation under the Deferred Compensation Agreements is binding upon any successor of CoVest, including any successor by merger or consolidation. Midwest would be considered a successor to CoVest under the terms of the Deferred Compensation Agreements following the merger of CoVest and Midwest. CoVest has entered into Deferred Compensation Agreements with the following former directors: Donald J. Cameron, Thomas H. TenHoeve, Jr. and David E. Spiegler, and the following current directors: George T. Drost, Gerald T. Niedert and Frank A. Svoboda, Jr. The maximum amount remaining to be distributed under the terms of the Deferred Compensation Agreements with current and former directors is as follows:

Former Directors	Amount

Donald J. Cameron	$51,991	In payout status
David E. Spiegler	56,385	In payout status
Thomas TenHoeve	162,075	In payout status

	$270,451

Current Directors	Amount

George T. Drost	$898,180	Deferred to 1/1/2012
Gerald T. Niedert	740,719	Deferred to 6/1/2005
Frank A. Svoboda, Jr.	89,315	In payout status

	$1,728,214

Employment Agreements; Change of Control Agreements; Retention Agreements

      Mr. Roberts’ Agreements. James L. Roberts, president and chief executive officer of CoVest, entered into an employment agreement with CoVest on January 20, 1999, which was further amended on May 30, 2002. The merger of Midwest and CoVest will constitute a “change of control” under the terms of Mr. Roberts’ employment agreement. In the event of a change of control, Mr. Roberts’ employment agreement provides that the term of his employment shall extend to the earlier of (i) the date that is thirty-six (36) months from the date of the change of control or (ii) the date Mr. Roberts attains the age of sixty-five (65). Mr. Roberts’ employment agreement provides for certain payments to be made to Mr. Roberts in the event of his termination without cause, or in the event of his voluntary termination within one year of the date of any change of control of CoVest or CoVest Banc. Following such termination, Mr. Roberts is entitled to receive his regular salary payments under the employment agreement during the remainder of the term of his employment. Additionally, Mr. Roberts is entitled to continue to receive health insurance coverage comparable to the coverage provided to him as of the date of his termination until the earlier of (i) the date that Mr. Roberts attains the age of sixty-five (65) or (ii) the date on which Mr. Roberts obtains comparable coverage at a comparable cost through a plan of another employer. Mr. Roberts is not required to pay any greater premium amount than that which he was paying on the date of his termination for the continuation of such coverage. The cash payable to Mr. Roberts is estimated to be $705,000, plus the provision of health care coverage.

      Mr. Roberts’ receipt of all continuing payments under his employment agreement is contingent upon his complying with the terms of a certain non-compete agreement that he entered into with CoVest at the time of the effectiveness of his employment agreement. As described herein and as a result of the merger, Mr. Roberts will also receive distributions under the CoVest ESOP, Profit Sharing Plan, Director Retirement Plan and Bank Incentive Plan, and cash payments for all stock options granted to him under CoVest’s stock option and incentive plans.

      Mr. Larsen’s Agreements. Paul A. Larsen, executive vice president and chief financial officer of CoVest, entered into an employment agreement with CoVest on April 27, 1999, which was further amended on May 30, 2002. The merger of Midwest and CoVest will constitute a “change of control” under the terms of Mr. Larsen’s employment agreement. In the event of a change of control, Mr. Larsen’s employment agreement provides that the term of his employment shall extend to the earlier of (i) the date that is twenty-four (24) months from the date of the change of control or (ii) the date that Mr. Larsen attains the age of sixty-five (65). Mr. Larsen’s employment agreement provides for certain payments to be made to Mr. Larsen in the event of his termination without cause, or in the event of his voluntary termination within one year of the date of any change of control of CoVest or the Bank. Following such termination, Mr. Larsen is entitled to receive his regular salary payments under the employment agreement during the remainder of the term of his employment. Additionally, Mr. Larsen is entitled to continue to receive health insurance coverage comparable to the coverage provided to him on the date of his termination until Mr. Larsen attains the age of sixty-five (65). Mr. Larsen is not required to pay any greater premium amount for such coverage than the amount that he is paying on the date of his termination. Mr. Larsen may also add additional dependents to such coverage at the same cost, if any, paid by similarly situated senior executives for dependent coverage. The cash payable to Mr. Larsen is estimated to be $306,000, plus the provision of health care coverage.

      Mr. Larsen’s receipt of all continuing payments under his employment agreement is contingent upon his complying with the terms of a certain non-compete agreement that he entered into with CoVest at the time of the effectiveness of his employment agreement. As described herein and as a result of the merger, Mr. Larsen will also receive distributions under the CoVest ESOP, Profit Sharing Plan and Bank Incentive Plan, and cash payments for all stock options granted to him under CoVest’s stock option and incentive plans.

      Mr. Boldry’s Agreements. J. Stuart Boldry, Jr., executive vice president retail banking of CoVest, entered into an employment agreement with CoVest on December 31, 1999, which was further amended on May 30, 2002. The merger of Midwest and CoVest will constitute a “change of control” under the terms of Mr. Boldry’s employment agreement. In the event of a change of control, Mr. Boldry’s employment agreement provides that the term of his employment shall extend to the earlier of (i) the date that is twelve months from the date of the change of control or (ii) the date that Mr. Boldry attains the age of sixty-five (65). Mr. Boldry’s employment agreement provides for certain payments to be made to Mr. Boldry in the event of his termination without cause or in the event of his voluntary termination within one year of the date of any change of control of CoVest or the Bank. Following such termination, Mr. Boldry is entitled to receive his regular salary payments under the employment agreement during the remainder of the term of his employment. Additionally, Mr. Boldry is entitled to continue to receive all medical insurance benefits provided for in his employment agreement for the remainder of the term of his employment as if the termination had not occurred. The cash payable to Mr. Boldry is estimated to be $137,250, plus the provision of health care coverage.

      Mr. Boldry’s receipt of all continuing payments under his employment agreement is contingent upon his complying with the terms of a certain non-compete agreement that he entered into with CoVest at the time of the effectiveness of his employment agreement. As described herein and as a result of the merger, Mr. Boldry will also receive distributions under the CoVest ESOP, Profit Sharing Plan and Bank Incentive Plan, and cash payments for all stock options granted to him under CoVest’s stock option and incentive plans.

      Change of Control Agreements. Joseph J. Gillings, Jr. and Barbara A. Buscemi, executive officers of CoVest, entered into change of control agreements with CoVest on June 4, 2002. The merger of Midwest and CoVest will constitute a “change of control” under the terms of each of these agreements. Each agreement provides for certain severance payments to be made to the executive in the event of the executive’s termination either (a) without cause within six months prior to or twelve months following the date of any change of control of CoVest, or (ii) the executive’s voluntary termination within twelve months of the date of the change of control and following a change in the executive’s duties with CoVest. Under the agreement, a change in duties would occur generally through a significant change in the nature and scope of the executive’s duties with CoVest, a reduction in the executive’s base salary below that on the date of the change of control, a change in the executive’s principal place of employment, or the executive not being able to participate in CoVest’s benefits plan on the same basis as other executives of CoVest. Following such termination, the executive is entitled to receive all amounts accrued but unpaid through the date of termination of the executive’s employment, including any amount owed by CoVest on the executive’s base salary and vacation pay, plus one year’s salary, in equal amounts over the twelve months following the date of the executive’s termination. The cash payable to Ms. Buscemi and Mr. Gillings is estimated to be $90,300, and $114,000, respectively.

      The executive’s receipt of all continuing payments under his or her respective change of control agreement is contingent upon the executive complying with the terms of certain non-compete provisions in the agreement. As described herein, and as a result of the merger, each executive will also receive distributions under the CoVest ESOP, Profit Sharing Plan and Bank Incentive Plan, and cash payments for stock options granted to each of them under CoVest’s stock option and incentive plans.

     Continued Indemnification and D&O Insurance

      The Agreement and Plan of Reorganization provides that for a period of not less than three years after the closing of the merger, Midwest will maintain all rights of indemnification currently provided by CoVest and the CoVest subsidiaries in favor of the current and former employees, directors, officers and agents on terms no less favorable than those provided in the chartering documents of CoVest, otherwise in effect on November 1, 2002, or as otherwise required by Delaware law. Midwest also has agreed that before the consummation of the merger, CoVest may secure prior acts and omissions coverage under its directors’ and officers’ liability insurance for current and former employees, officers, directors and agents of CoVest and the CoVest subsidiaries for a period of at least three years following the closing of the merger. This insurance will contain at least the same coverage and amounts, and contain terms and conditions not less advantageous as that coverage currently provided by CoVest and the CoVest subsidiaries. In addition, CoVest may purchase an additional three years of insurance coverage prior to the closing of the merger, but may not spend more than $300,000 to obtain this insurance. In the event CoVest does not obtain the above-mentioned additional three years of insurance, Midwest will use its reasonable best efforts to secure such insurance coverage, provided that Midwest shall not be obligated to purchase this coverage if the cost exceeds $300,000.

      CoVest board of directors knew about and considered these interests in approving the Agreement and Plan of Reorganization.

     Employee Benefit Plans in General

      From and after the effective time of the merger Midwest will:

•	become the sponsoring employer under those CoVest benefit plans with respect to which CoVest or any CoVest subsidiary is a sponsoring employer immediately prior to the effective time, and shall assume and be vested with all of the powers, rights, duties, obligations and liabilities previously vested in CoVest or any CoVest subsidiary with respect to each such plan;

•	provide to each employee of CoVest and any CoVest subsidiary as of the effective time, or CoVest employees, the opportunity to participate in each employee benefit plan and program maintained by Midwest or its subsidiaries for similarly-situated employees, or the Midwest benefit plans, provided that with respect to such Midwest Benefit Plans, CoVest employees shall be given credit for service with CoVest or any CoVest subsidiary in determining eligibility for and vesting in benefits thereunder, but not for purposes of benefit accrual;

•	not apply any waiting periods or pre-existing condition exclusions under the Midwest benefit plans to the extent that such periods are longer or restrictions impose a greater limitation than the periods or limitations imposed under the CoVest benefit plans;

•	to the extent that the initial period of coverage for CoVest employees under any Midwest benefit plan that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA is not a full 12-month period of coverage, CoVest employees shall be given credit under the applicable Midwest benefit plans for any deductibles and co- insurance payments made by such CoVest employees under the CoVest benefit plans during the balance of such 12-month period of coverage; and

•	honor (1) the CoVest Banc Incentive Plan and Trusts, (2) the employment and change in control agreements, (3) the employee retention agreements, (4) the consulting agreements, (5) the severance pay plan, and (6) all other written agreements with CoVest employees according to their terms.

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED

FINANCIAL INFORMATION

      The following tables present financial data at and for the nine months ended September 30, 2002, and for the year ended December 31, 2001, for Midwest after giving effect to the completion of the acquisition of Big Foot and the proposed acquisition of CoVest and the issuance of trust preferred securities on October 29, 2002, as described in Note 10 of the unaudited pro forma combined condensed consolidated financial information. In addition:

•	the pro forma financial data gives effect to the fact each of the acquisitions will be accounted for as a purchase in accordance with accounting principles generally accepted in the United States of America. Under the purchase method of accounting, the tangible and identified intangible assets and liabilities of Big Foot and CoVest will be recorded at estimated fair values at the time each acquisition is consummated. The excess of the purchase price over the net tangible and identifiable intangible assets will be recorded as goodwill. The adjustments necessary to record tangible and identifiable intangible assets and liabilities at their fair value will be amortized to income and expense over the estimated remaining lives of the related assets and liabilities. Goodwill will not be amortized. Instead, goodwill will be reviewed for impairment at least annually. If the carrying amount of goodwill exceeds its estimated fair value, an impairment loss will be recognized in an amount equal to that excess; and

•	the unaudited pro forma combined condensed consolidated financial statements combine the historical condensed consolidated financial statements of Midwest, Big Foot and CoVest giving effect to the acquisitions as if they had been effective on September 30, 2002, with respect to the unaudited pro forma combined condensed consolidated balance sheet, and as of the beginning of the periods indicated with respect to the unaudited pro forma combined condensed consolidated statements of earnings.

      The fiscal year of Big Foot is different than that of Midwest and CoVest. Upon consummation of the merger, the fiscal year end of Midwest will be the fiscal year end of the combined entity. The information for the year ended December 31, 2001, is derived from:

•	Midwest’s audited consolidated financial statements as of and for the year ended December 31, 2001, including the related notes, which are incorporated by reference in this proxy statement/ prospectus;

•	Big Foot’s unaudited consolidated financial statements as of and for the year ended December 31, 2001, which were prepared by management using the unaudited consolidated financial statements of Big Foot which are not included in this proxy statement/ prospectus; and

•	CoVest’s audited consolidated financial statements as of and for the year ended December 31, 2001, including the related notes, which are included in this proxy statement/ prospectus as Annex D.

      You should read Midwest’s unaudited pro forma combined condensed consolidated statement of earnings for the year ended December 31, 2001, in conjunction with the historical consolidated financial statements, and related notes thereto, described above that have been incorporated by reference into this proxy statement/ prospectus.

      The information as of and for the nine months ended September 30, 2002, is derived from:

•	Midwest’s unaudited consolidated financial statements as of and for the nine months ended September 30, 2002, including the related notes, which are incorporated by reference in this proxy statement/ prospectus;

•	Big Foot’s unaudited consolidated financial statements as of and for the nine months ended September 30, 2002, which were prepared by management using the unaudited consolidated financial statements of Big Foot which are not included in this proxy statement/ prospectus; and

•	CoVest’s unaudited consolidated financial statements as of and for the nine months ended September 30, 2002, including the related notes, which are included in this proxy statement/ prospectus in Annex D.

      You should read Midwest’s unaudited pro forma combined condensed consolidated financial statements as of and for the nine months ended September 30, 2002, in conjunction with the historical financial statements, and related notes thereto, described above that have been incorporated by reference into this proxy statement/ prospectus.

      The effect of the estimated merger and reorganization costs expected to be incurred in connection with the proposed acquisitions of Big Foot and CoVest have been reflected in the unaudited pro forma combined condensed consolidated balance sheet. Midwest also anticipates that the acquisitions will provide the combined company with certain future financial benefits that include reduced operating expenses and opportunities to earn more revenue. However, Midwest does not reflect any of these anticipated cost savings or benefits in the pro forma financial information. Therefore, the pro forma financial information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not attempt to predict or suggest future results. The pro forma financial information also does not attempt to show how the combined company would actually have performed had the companies been combined throughout the periods presented. Midwest has included in the pro forma consolidated condensed financial statements all the adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of results of the historical periods.

      Given the information regarding the proposed acquisitions of Big Foot and CoVest, the actual consolidated condensed financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reflected herein because, for among other reasons:

•	assumptions used in preparing the pro forma financial data may be revised in the future due to changes in values of assets, including finalization of the calculation of a core deposit intangible, appraisal of property and equipment and changes in operating results between the dates of the unaudited pro forma financial data and the date on which the respective acquisition takes place; and

•	adjustments may need to be made to the unaudited historical financial data upon which such pro forma data are based.

Unaudited Pro Forma Combined Condensed

Consolidated Balance Sheet
As of September 30, 2002

	Midwest						Pro Forma
	Banc	Big Foot	Pro Forma	Midwest with	CoVest	Pro Forma	Midwest,
	Holdings, Inc.	Financial Corp.	Big Foot	Big Foot	Bancshares, Inc.	CoVest	Big Foot and
	Historical	Historical	Adjustments	Pro Forma	Historical	Adjustments	CoVest

	(In thousands, except per share data)
Assets:
Cash and due from banks	$72,148	$10,885	$(1,224)	$81,809	$11,304	$(20,515)	$72,598
Securities available-for-sale	537,321	12,581	—	549,902	53,302	—	603,204
Securities held-to-maturity	115,813	6,970	157	122,940	—	—	122,940
Loans	1,133,282	169,471	1,600	1,304,353	517,638	1,800	1,823,791
Allowance for loan losses	(11,150)	(300)	—	(11,450)	(6,851)	—	(18,301)

Net loans	1,122,132	169,171	1,600	1,292,903	510,787	1,800	1,805,490
Cash value of life insurance	20,256	—	—	20,256	—	—	20,256
Premises and equipment (net)	18,619	3,759	7,000	29,378	9,035	2,000	40,413
Other real estate	225	—	—	225	731	—	956
Goodwill and other intangibles	4,548	—	3,890	8,438	1,184	67,090	76,712
Other assets	22,341	5,347	—	27,688	14,127	—	41,815

Total Assets	$1,913,403	$208,713	$11,423	$2,133,539	$600,470	$50,375	$2,784,384

Liabilities and Stockholders’ Equity:
Liabilities:
Non-interest bearing deposits	$131,507	$6,840	$—	$138,347	$33,098	$—	$171,445
Interest bearing deposits	1,222,489	124,885	333	1,347,707	429,844	2,500	1,780,051

Total deposits	1,353,996	131,725	333	1,486,054	462,942	2,500	1,951,496
Federal funds purchased and securities sold under agreements to repurchase	138,227	—	—	138,227	30,888	8,700	177,815
Advances from Federal Home Loan Bank	237,500	42,000	862	280,362	44,000	1,890	326,252
Junior subordinated debt	20,000	—	—	20,000	—	15,000	35,000
Notes payable	11,300	—	—	11,300	—	—	11,300
Due to broker	10,715	—	—	10,715	—	—	10,715
Other liabilities	21,764	5,517	9,286	36,567	15,153	10,588	62,308

Total liabilities	1,793,502	179,242	10,481	1,983,225	552,983	38,678	2,574,886
Stockholders’ Equity:
Preferred stock	—	—	—	—	—	—	—
Common stock	171	25	(9)	187	44	(12)	219
Surplus	29,335	24,558	5,839	59,732	18,326	40,826	118,884
Retained earnings	91,493	18,508	(18,508)	91,493	45,520	(45,520)	91,493
Unearned ESOP and RRP shares	—	(1,135)	1,135	—	(1,450)	1,450	—
Accumulated other comprehensive					—	—	—
Income	7,552	693	(693)	7,552	782	(782)	7,552
Treasury stock, at cost	(8,650)	(13,178)	13,178	(8,650)	(15,735)	15,735	(8,650)

Total Stockholders’ Equity	119,901	29,471	942	150,314	47,487	11,697	209,498

Total Liabilities and Stockholders’ Equity	$1,913,403	$208,713	$11,423	$2,133,539	$600,470	$50,375	$2,784,384

Shares outstanding	16,164	1,509	—	17,819	3,481	—	21,039

Book value per share	$7.42	$19.53	$—	$8.44	$13.64	$—	$9.96

See accompanying notes to unaudited pro forma combined condensed consolidated financial information.

Unaudited Pro Forma Combined Condensed

Consolidated Income Statement
For the Nine Months Ended September 30, 2002

		Big Foot					Pro Forma
	Midwest Banc	Financial	Pro Forma	Midwest with	CoVest	Pro Forma	Midwest,
	Holdings, Inc.	Corp.	Big Foot	Big Foot	Bancshares, Inc.	CoVest	Big Foot
	Historical	Historical	Adjustments	Pro Forma	Historical	Adjustments	and CoVest

	(In thousands, except per share data)
Interest Income
Loans	$55,880	$8,880	$(240)	$64,520	$25,396	$(270)	$89,646
Securities			—	—		—	—
Taxable	27,765	1,265	(29)	29,001	1,599	—	30,600
Exempt from federal income taxes	1,808	—	—	1,808	181	—	1,989
Federal funds sold and other short-term investments	112	166	—	278	467	—	745

Total interest income	85,565	10,311	(269)	95,607	27,643	(270)	122,980
Interest Expense
Deposits	25,730	2,745	(250)	28,225	9,499	(1,875)	35,849
Advances from Federal Home Loan Bank	9,921	2,094	(129)	11,886	2,112	(284)	13,714
Notes Payable	168	—	—	168	—	—	168
Federal funds purchased and securities sold under agreements to repurchase	3,215	—	—	3,215	202	82	3,499
Junior subordinated debt	958	—	—	958	—	593	1,551

Total interest expense	39,992	4,839	(379)	44,452	11,813	(1,484)	54,781

Net interest income	45,573	5,472	110	51,155	15,830	1,214	68,199
Provision for loan losses	2,592	—	—	2,592	853	—	3,445

Net interest income after provision for loan losses	42,981	5,472	110	48,563	14,977	1,214	64,754
Other Income
Service charges on deposits	4,198	224	—	4,422	915	—	5,337
Net gain on securities transactions	1,392	98	—	1,490	113	—	1,603
Net trading account profits	348	—	—	348	—	—	348
Option income	989	—	—	989	—	—	989
Mortgage banking fees	440	—	—	440	473	—	913
Insurance and brokerage commissions	988	—	—	988	47	—	1,035
Trust income	430	—	—	430	—	—	430
Increase in cash surrender value of life insurance	702	—	—	702	—	—	702
Other income	503	98	—	601	2,087	—	2,688

Total other income	9,990	420	—	10,410	3,635	—	14,045
Other Expenses
Salaries and employee benefits	15,470	2,502	—	17,972	5,848	—	23,820
Occupancy and equipment	3,584	828	75	4,487	1,458	50	5,995
Professional services	1,982	546	—	2,528	808	—	3,336
Marketing	601	—	—	601	622	—	1,223
Other expenses	3,390	627	293	4,310	1,982	1,019	7,311

Total other expenses	25,027	4,503	368	29,898	10,718	1,069	41,685

Income before income taxes	27,944	1,389	(258)	29,075	7,894	145	37,114
Provision for income taxes	8,864	508	(102)	9,270	2,893	58	12,221

Net income	$19,080	$881	$(156)	$19,805	$5,001	$87	$24,893

Basic earnings per share	$1.18	$0.62	$—	$1.12	$1.46	$—	$1.19

Diluted earnings per share	$1.16	$0.61	$—	$1.09	$1.39	$—	$1.16

Average Shares Outstanding
Basic	16,160	1,415	—	17,722	3,429	—	20,894

Diluted	16,636	1,436	—	18,221	3,590	—	21,393

See accompanying notes to unaudited pro forma combined condensed consolidated financial information.

Unaudited Pro Forma Combined Condensed Consolidated

Income Statement
For the Year Ended December 31, 2001

	Midwest						Pro Forma
	Banc	Big Foot	Pro Forma	Midwest with	CoVest	Pro Forma	Midwest,
	Holdings, Inc.	Financial Corp.	Big Foot	Big Foot Pro	Bancshares, Inc.	CoVest	Big Foot
	Historical	Historical	Adjustments	Forma	Historical	Adjustments	and CoVest

	(In thousands, except per share data)
Interest Income
Loans	$76,429	$11,993	$(320)	$88,102	$39,335	$(360)	$127,077
Securities				—	—	—	—
Taxable	34,920	2,189	(39)	37,070	2,275	—	39,345
Exempt from federal income taxes	1,508	—	—	1,508	322	—	1,830
Trading account securities	25	—	—	25	—	—	25
Federal funds sold and other short-term investments	250	253	—	503	911	—	1,414

Total interest income	113,132	14,435	(359)	127,208	42,843	(360)	169,691
Interest Expense
Deposits	47,519	4,918	(333)	52,104	19,210	(2,500)	68,814
Advances from Federal Home Loan Bank	13,528	3,234	(172)	16,590	3,123	(378)	19,335
Notes Payable	397	—	—	397	—	—	397
Federal funds purchased and securities sold under agreements to repurchase	2,221	—	—	2,221	512	109	2,842
Junior subordinated debt	2,000	—	—	2,000	—	791	2,791

Total interest expense	65,665	8,152	(505)	73,312	22,845	(1,978)	94,179

Net Interest Income	47,467	6,283	146	53,896	19,998	1,618	75,512
Provision for loan losses	2,220	—	—	2,220	1,602	—	3,822

Net interest income after provision for loan losses	45,247	6,283	146	51,676	18,396	1,618	71,690
Other Income
Service charges on deposits	5,013	298	—	5,311	1,216	—	6,527
Net gains/(losses) on securities transactions	2,761	181	—	2,942	(35)	—	2,907
Net trading account profits	899	—	—	899	—	—	899
Option Income	508	—	—	508	—	—	508
Litigation Settlement	—	523	—	523	—	—	523
Mortgage banking fees	605	—	—	605	—	—	605
Insurance and brokerage commissions	795	—	—	795	91	—	886
Trust income	628	—	—	628	—	—	628
Increase in cash surrender value of life insurance	937	—	—	937	—	—	937
Other income	656	53	—	709	2,973	—	3,682

Total other income	12,802	1,055	—	13,857	4,245	—	18,102
Other Expenses
Salaries and employee benefits	18,770	2,948	—	21,718	7,430	—	29,148
Occupancy and equipment	5,067	1,109	100	6,276	1,926	67	8,269
Professional services	2,144	980	—	3,124	1,004	—	4,128
Marketing	848	—	—	848	808	—	1,656
Other expenses	4,634	757	391	5,782	2,413	1,359	9,554

Total other expenses	31,463	5,794	491	37,748	13,581	1,426	52,755

Income before income taxes	26,586	1,544	(345)	27,785	9,060	192	37,037
Provision for income taxes	8,704	476	(137)	9,043	3,291	76	12,410

Net income	$17,882	$1,068	$(208)	$18,742	$5,769	$116	$24,627

Basic earnings per share	$1.11	$0.72	$—	$1.06	$1.54	$—	$1.16

Diluted earnings per share	$1.09	$0.72	$—	$1.04	$1.50	$—	$1.15

Average Shares Outstanding
Basic	16,102	1,477	—	17,735	3,737	—	21,192

Diluted	16,330	1,478	—	17,962	3,849	—	21,419

See accompanying notes to unaudited pro forma combined condensed consolidated financial information.

Notes to Unaudited Pro Forma Combined Condensed

Consolidated Financial Information

Note 1:     Basis of Presentation of Big Foot and CoVest Acquisition

      The unaudited pro forma combined condensed consolidated financial information has been prepared assuming the acquisitions will be accounted for under the purchase method of accounting. The unaudited pro forma combined condensed consolidated statements of earnings for the nine months ended September 30, 2002, and for the year ended December 31, 2001, are presented as if the Big Foot and CoVest acquisitions occurred at the beginning of the respective periods. The unaudited pro forma combined condensed consolidated balance sheet as of September 30, 2002, is presented as if the Big Foot and CoVest acquisitions occurred as of that date and reflects a three-for-two stock dividend completed by Midwest on July 9, 2002. This information is not intended to reflect the actual results that would have been achieved had the Big Foot and CoVest acquisitions actually occurred on those dates.

      Certain historical data of Big Foot and CoVest have been reclassified on a pro forma basis to conform to Midwest’s classifications and period ends.

Note 2:     Purchase Price and Funding of Big Foot

      Pursuant to the merger agreement between Midwest and Big Foot, each Big Foot shareholder will have the right to receive for each share of Big Foot common stock issued and outstanding immediately prior to the merger 1.104 shares of Midwest common stock. These shares are expected to be newly issued.

      Based on a share price of $18.38 for Midwest’s common stock on November 4, 2002, the estimated total consideration to be paid in connection with the Big Foot acquisition is $31.6 million — which will be in the form of Midwest common stock.

Note 3:     Allocation of Purchase Price of Big Foot

      Under purchase accounting, Big Foot’s assets and liabilities and any identifiable intangible assets are required to be adjusted to their estimated fair values. The estimated fair values have been determined by Midwest based upon available information. Midwest cannot be sure that such estimated values represent the fair value that would ultimately be determined as of the acquisition date. The following are the pro forma adjustments made to record the transaction and to adjust Big Foot’s assets and liabilities to their estimated fair values at September 30, 2002:

Purchase Price of Big Foot: (in thousands)
Market value (as of market close on November 4, 2002) of Midwest common stock to be issued	$30,413
Cash issued in exchange for stock options	1,224
Cost of acquisition incurred by Midwest	355

$31,992

Historical net assets of Big Foot	$29,471
Accrual of Big Foot, after tax merger related charges	(3,968)

Notes to Unaudited Pro Forma Combined Condensed
Consolidated Financial Information — (Continued)

Fair market value adjustments as of September 30, 2002:

Securities	$157
Loans	1,600
Premises and equipment	7,000
Goodwill	765
Other intangibles	3,125
Deposits	(333)
Federal Home Loan Bank Advances	(862)
Liability for underfunded defined benefit plan	(1,200)
Deferred taxes on purchase accounting adjustments	(3,763)

$31,992

      All of the other asset and liability categories are either variable rate or short-term in nature and fair market value adjustments were considered to be immaterial to the financial presentation.

      The purchase price adjustments are subject to further refinement, including the determination of a core deposit intangible and other intangibles and their lives for amortization purposes. For pro forma presentation purposes only, Midwest has included an estimate of intangibles calculated as 4.5% percent of deposits. In accordance with Statement of Financial Accounting Standards No 141, “Business Combinations” and No. 142, “Goodwill and Other Intangible Assets,” goodwill and intangible assets with indefinite lives are not amortized for acquisitions initiated after June 30, 2001; therefore, no goodwill amortization is presented in the pro forma financial statements. However, the other intangibles will be amortized over their estimated useful lives and recorded as charges to operations.

Note 4:      Merger Costs of Big Foot

      The table below reflects Midwest’s current estimate, for purposes of pro forma presentation, of the aggregate estimated merger costs of $5.0 million (net of $2.6 million of taxes, computed using the combined federal and state tax rate of 39.67%) expected to be incurred in connection with the acquisition. While a portion of these costs may be required to be recognized over time, the current estimate of these costs has been recorded in the pro forma combined costs, primarily comprised of anticipated cash charges, and include the following (in thousands):

Employee costs (severance and retention costs)	$4,160
Conversion costs	400
Liability for underfunded defined benefit plan	1,200
Other costs	800

Deductible merger costs	6,560
Tax benefits	2,603

Deductible merger costs, net of tax benefits	3,957
Investment banking and other professional fees	1,090

Total merger costs, net of tax benefits	$5,047

      Midwest’s cost estimates are forward-looking. While the costs represent Midwest’s current estimate of merger costs associated with the acquisition that will be incurred, the ultimate level and timing of recognition of these costs will be based on the final integration in connection with consummation of the merger. Readers are cautioned that the completion of this integration and other actions that may be taken in connection with

Notes to Unaudited Pro Forma Combined Condensed
Consolidated Financial Information — (Continued)

the Big Foot acquisition will impact these estimates. The type and amount of actual costs incurred could vary materially from these estimates if future developments differ from the underlying assumptions used by management in determining the current estimate of these costs. For additional factors that may cause actual results to differ, please see “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 20.

Note 5:     Pro Forma Condensed Combined Statement of Income Adjustments

      For purposes of determining the pro forma effect of the Big Foot acquisition on the statement of income, the following pro forma adjustments have been made as if the acquisition occurred as of January 1 with respect to each period (in thousands):

	Nine Months Ended	Year Ended
	September 30, 2002	December 31, 2001

Yield adjustment for income on securities held to maturity	$(29)	$(39)
Yield adjustment for interest income on loans	(240)	(320)
Amortization of other intangibles	(293)	(391)
Amortization of premises and equipment	(75)	(100)
Yield adjustment for interest expense on deposits	250	333
Yield adjustment for interest expense on advances	129	172

	(258)	(345)
Tax benefits of pro forma adjustments	102	137

	$(156)	$(208)

      The following assumptions were used for purposes of determining the pro forma effect of the Big Foot acquisition on the statement of income. In accordance with Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” goodwill will not be amortized, but will be reviewed for impairment at least annually:

	Weighted Average	Method of
	Remaining Term/	Depreciation
	Useful Life	Amortization, Accretion

Securities held to maturity	4 years	Straight Line
Loans	5 years	Straight Line
Other intangibles	8 years	Straight Line
Premises	30 years	Straight Line
Deposits	1 year	Straight Line
Advances	5 years	Straight Line

Note 6:     Purchase Price and Funding of CoVest

      Pursuant to the CoVest merger agreement between Midwest and CoVest, each CoVest shareholder will have the right to receive for each share of CoVest common stock issued and outstanding immediately prior to the merger 0.925 of a share of Midwest common stock and $10.25 cash. The shares are expected to be newly issued.

      Based on a share price of $18.38 for Midwest’s common stock on November 4, 2002, the estimated total consideration to be paid in connection with the CoVest acquisition is $103.9 million — which will be in the form of Midwest common stock and cash.

Notes to Unaudited Pro Forma Combined Condensed
Consolidated Financial Information — (Continued)

Note 7:     Allocation of Purchase Price of CoVest

      Under purchase accounting, CoVest’s assets and liabilities and any identifiable intangible assets are required to be adjusted to their estimated fair values. The estimated fair values have been determined by Midwest based upon available information. Midwest cannot be sure that such estimated values represent the fair value that would ultimately be determined as of the acquisition date. The following are the pro forma adjustments made to record the transaction and to adjust CoVest’s assets and liabilities to their estimated fair values at September 30, 2002:

Purchase Price of CoVest: (in thousands)
Market value (as of market close on November 4, 2002) of Midwest common stock to be issued	$59,184
Cash issued in exchange for stock options and stock	44,215
Cost of acquisition incurred by Midwest	500

$103,899

Historical net assets of CoVest	$47,487
Accrual of CoVest, after tax merger related charges	(6,000)

Fair market value adjustments as of September 30, 2002:

Loans	$1,800
Premises and equipment	2,000
Goodwill	56,221
Other intangibles	10,869
Deposits	(2,500)
Federal Home Loan Bank Advances	(1,890)
Deferred taxes on purchase accounting adjustments	(4,088)

$103,899

      All of the other asset and liability categories are either variable rate or short-term in nature and fair market value adjustments were considered to be immaterial to the financial presentation. The pro forma adjustments to cash and due from banks includes proceeds from the issuance of $15 million of trust preferred securities and $8.7 million of federal funds purchased, offset by $44.2 million of cash issued in exchange for CoVest common stock and stock options.

      The purchase price adjustments are subject to further refinement, including the determination of a core deposit intangible and other intangibles and their lives for amortization purposes. For pro forma presentation purposes only, Midwest has included an estimate of intangibles calculated as 4.5% percent of deposits. In accordance with Statement of Financial Accounting Standards No 141, “Business Combinations” and No. 142, “Goodwill and Other Intangible Assets,” goodwill and intangible assets with indefinite lives are not amortized for acquisitions initiated after June 30, 2001; therefore, no goodwill amortization is presented in the pro forma financial statements. However, the other intangibles will be amortized over their estimated useful lives and recorded as charges to operations.

Note 8:     Merger Costs of CoVest

      The table below reflects Midwest’s current estimate, for purposes of pro forma presentation, of the aggregate estimated merger costs of $6.0 million (net of $3.3 million of taxes, computed using the combined federal and state tax rate of 39.67%) expected to be incurred in connection with the acquisition. While a portion of these costs may be required to be recognized over time, the current estimate of these costs has been

Notes to Unaudited Pro Forma Combined Condensed
Consolidated Financial Information — (Continued)

recorded in the pro forma combined costs, primarily comprised of anticipated cash charges, and include the following (in thousands):

Employee costs (severance and retention costs)	$4,000
Conversion costs	1,400
Other costs	2,900

Deductible merger costs	8,300
Tax benefits	3,300

Deductible merger costs, net of tax benefits	5,000
Investment banking and other professional fees	1,000

Total merger costs, net of tax benefits	$6,000

      Midwest’s cost estimates are forward-looking. While the costs represent Midwest’s current estimate of merger costs associated with the acquisition that will be incurred, the ultimate level and timing of recognition of these costs will be based on the final integration in connection with consummation of the merger. Readers are cautioned that the completion of this integration and other actions that may be taken in connection with the CoVest acquisition will impact these estimates. The type and amount of actual costs incurred could vary materially from these estimates if future developments differ from the underlying assumptions used by management in determining the current estimate of these costs. For additional factors that may cause actual results to differ, please see “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 20.

Note 9:     Pro Forma Condensed Combined Statement of Income Adjustments

      For purposes of determining the pro forma effect of the CoVest acquisition on the statement of income, the following pro forma adjustments have been made as if the acquisition occurred as of January 1 with respect to each period (in thousands):

	Nine Months
	Ended	Year Ended
	September 30, 2002	December 31, 2001

Yield adjustment for interest income on loans	$(270)	$(360)
Amortization of other intangibles	(1,019)	(1,359)
Amortization of premises and equipment	(50)	(67)
Yield adjustment for interest expense on deposits	1,875	2,500
Yield adjustment for interest expense on advances	284	378
Assumed interest expense on issuance of trust preferred securities	(593)	(791)
Assumed interest expense on federal funds purchased	(82)	(109)
Tax benefits of pro forma adjustments	(58)	(76)

	$87	$116

      The following assumptions were used for purposes of determining the pro forma effect of the CoVest acquisition on the statement of income. In accordance with Financial Accounting Standards No. 142,

Notes to Unaudited Pro Forma Combined Condensed
Consolidated Financial Information — (Continued)

“Goodwill and Other Intangible Assets,” goodwill will not be amortized, but will be reviewed for impairment at least annually:

	Weighted Average	Method of
	Remaining Term/	Depreciation
	Useful Life	Amortization, Accretion

Securities held to maturity	4 years	Straight Line
Loans	5 years	Straight Line
Other intangibles	8 years	Straight Line
Premises	30 years	Straight Line
Deposits	1 year	Straight Line
Advances	5 years	Straight Line

Note 10:     Trust Preferred Securities

      Midwest has established MBHI Capital Trust II, a Delaware statutory business trust, as a financing subsidiary of Midwest for the purpose of offering $15.0 million in trust preferred securities in a “Pooled Trust Preferred Offering”. These trust preferred securities were priced at the 3-month LIBOR plus 345 basis points. Concurrent with this, Midwest issued $15.0 million of junior subordinated debentures. The junior subordinated debentures will mature on October 29, 2032. Midwest received the net proceeds from this offering on October 29, 2002. These proceeds will be used for general corporate matters including capital contributions to its subsidiary banks and repayment of current borrowings. Debt issuance costs of $470,000 related to the offering will be capitalized and will be amortized over the estimated life of the junior subordinated debentures.

Midwest Banc Holdings

Description of Business

      Midwest is a community-based bank holding company headquartered in Melrose Park, Illinois. Midwest, a Delaware corporation, was founded in 1983 as a bank holding company, for Midwest Bank and Trust Company. Midwest, through its wholly-owned banking subsidiaries, provides a wide range of services, including traditional banking services, personal and corporate trust services, residential mortgage services, insurance brokerage and retail securities brokerage services. Midwest’s principal operating subsidiaries are two Illinois community banks: Midwest Bank and Trust Company and Midwest Bank of Western Illinois, or the Midwest Banks. Each of the Midwest Banks is chartered as an Illinois state bank.

      The Midwest Banks are community-oriented, full-service commercial banks, providing traditional banking services to individuals, small-to-medium-sized businesses, government and public entities and not-for-profit organizations. The Midwest Banks operate out of 18 locations, with 12 banking centers in the greater Chicago metropolitan area and 6 banking centers in Western Illinois. Porter Insurance Agency, Inc., a subsidiary of Midwest Bank of Western Illinois, acts as an insurance agency for individuals and corporations. Midwest Financial and Investment Services, Inc., a subsidiary of Midwest, provides securities brokerage services to customers of each of the Midwest Banks.

      At September 30, 2002, Midwest had consolidated total assets of approximately $1.9 billion, consolidated total deposits of approximately $1.4 billion and consolidated total shareholders’ equity of approximately $119.9 million.

      Midwest is a corporate entity legally separate and distinct from its subsidiaries. The principal source of Midwest’s income is dividends from its subsidiaries. There are certain regulatory restrictions as to the extent to which the subsidiaries can pay dividends or otherwise supply funds to Midwest. See “Description of Capital Stock and Comparative Rights of Shareholders — Dividends” beginning on page 78.

Recent Developments

     Acquisition of Big Foot Financial Corp.

      On January 3, 2003, Midwest consummated its acquisition of Big Foot Financial Corp. Big Foot shareholders received 1.104 shares of Midwest common stock for each share of Big Foot common stock. Big Foot was a registered savings and loan holding company headquartered in Long Grove, Illinois. Its only subsidiary, Fairfield Savings Bank, F.S.B., a federal savings bank, has been merged into Midwest Bank and Trust Company, a wholly owned subsidiary of Midwest. Big Foot’s principal markets for financial services presently are in Long Grove and Norridge, Illinois, and the Wicker Park area of Chicago, Illinois, and the areas immediately surrounding those communities. At September 30, 2002, Big Foot had, on a consolidated basis, assets of approximately $208.7 million, deposits of approximately $131.7 million, and shareholders’ equity of approximately $29.5 million.

Repurchase Plan

      On October 4 and December, 2001, Midwest announced a plan pursuant to which it would repurchase up to 1% of its issued and outstanding common stock (150,000 shares). The repurchase program began on October 4, 2001, and as of January 29, 2003, Midwest had repurchased approximately 77,000 shares of its common stock at an aggregate cost of $1,100,000.

Additional Information

      For more detailed information about Midwest, reference is made to the Midwest Annual Report on Form 10-K for the year ended December 31, 2001, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002, and Current Reports on Form 8-K filed with the SEC on January 17, April 17, June 4, July 17, July 22, October 23, November 4 and December 11, 2002,

which are incorporated into this document by reference. See “Where You Can Find More Information” beginning on page 86.

CoVest Bancshares, Inc.

Description of Business

      CoVest is a bank holding company headquartered in Des Plaines, Illinois. Its only subsidiary is CoVest Banc, National Association, a national banking association. The Bank’s subsidiary, CoVest Investments, Inc., engages in the business of selling annuities and insurance products and offers complete brokerage services. CoVest’s principal business consists of gathering savings deposits from the general public within its market area and investing those savings deposits in one-to-four family residential mortgage loans, mortgage-backed securities and obligations of the U.S. Government, multifamily residential loans, commercial real estate loans, land, construction and development loans, consumer loans (including loans secured by savings deposits) and commercial lines of credit. CoVest’s revenues are derived principally from interest on loans and securities. CoVest’s primary sources of funds are savings deposits, proceeds from principal and interest payments on loans, mortgage-backed and investment securities and Federal Home Loan Bank advances.

      CoVest is a community-oriented financial institution which provides a variety of financial services to meet the needs of the communities which it serves. It serves the markets of Des Plaines, Illinois (749 Lee Street, Des Plaines), Arlington Heights, Illinois (770 West Dundee Road, Arlington Heights) and Schaumburg (2610 West Schaumburg Road, Schaumburg) and the surrounding communities.

      As of September 30, 2002, CoVest had, on a consolidated basis, assets of approximately $600.5 million, deposits of approximately $462.9 million and shareholders’ equity of approximately $47.5 million.

Additional Information

      For more detailed information about CoVest, reference is made to the CoVest Annual Report on Form 10-K for the year ended December 31, 2001 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, copies of which are included with this proxy statement/prospectus in Annex D. You are also referred to CoVest’s Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2002, and Current Reports on Form 8-K filed with the SEC on January 29, February 26, March 29, April 23, May 21, June 18, July 23, August 29, October 29, November 4 and November 26, 2002, which are incorporated into this document by reference. See “Where You Can Find More Information” beginning on page 86.

Description of Capital Stock and Comparative Rights of Shareholders

General

      Midwest is a corporation organized under the laws of the State of Delaware. Its corporate practices are governed by the Delaware General Corporation Law, or the DGCL, and its restated certificate of incorporation, or the Certificate, and its amended and restated bylaws, or the Bylaws. CoVest is a corporation organized under the laws of the State of Delaware. Its corporate practices are governed by the DGCL and its certificate of incorporation and bylaws.

      As a CoVest shareholder, your rights are currently governed by CoVest’s certificate of incorporation and bylaws and by the DGCL. If you receive Midwest common stock in exchange for your CoVest common stock, you will become a Midwest shareholder. Consequently, your rights as a Midwest shareholder will be governed by Midwest’s Certificate and Bylaws and by the DGCL. The rights of Midwest shareholders differ from the rights of CoVest shareholders in certain respects.

Capitalization

      Midwest is authorized to issue 24,000,000 shares of Midwest common stock, $.01 par value, and 1,000,000 shares of preferred stock, $.01 par value. As of January 29, 2003, Midwest had outstanding 17,798,000 shares of Midwest common stock and no shares of Midwest preferred stock. Pursuant to Section 4 of Midwest’s Certificate, the board of directors of Midwest has the sole power to determine the terms of any one or more series of preferred stock, without further action of the shareholders, and pursuant thereto may: (1) divide into one or more new series the authorized shares of Midwest preferred stock; (2) fix the number of shares constituting any new series; (3) fix the voting rights; and (4) fix the dividend rates, payment dates, whether dividend rights shall be cumulative or non-cumulative, conversion rights, redemption rights (including sinking fund provisions) and liquidation preferences.

      CoVest is authorized to issue 7,500,000 shares of CoVest common stock, $.01 par value per share, and 1,000,000 shares of CoVest preferred stock, $.01 par value. As of January 21, 2003, CoVest had outstanding 3,481,434 shares of CoVest common stock. As of such date, none of the shares of preferred stock are issued and outstanding; 7,500 shares of preferred stock are reserved for issuance under the CoVest Rights Plan see “— Rights Plan,” below. Pursuant to Article IV of CoVest’s certificate of incorporation, the board of directors of CoVest has the sole power to determine the terms of any one or more series of preferred stock, without further action from the shareholders, and pursuant thereto may: (1) divide into one or more new series the authorized shares of CoVest preferred stock; (2) fix the number of shares constituting any new series; (3) fix the voting rights; and (4) fix the dividend rates, payment dates, whether dividends rights should be cumulative or non-cumulative, redemption rights, liquidation rights, conversion or exchange rights.

      Set forth below is a comparison of the rights of holders of Midwest common stock and CoVest common stock. This description and analysis are brief summaries of relevant provisions of the Certificate and Bylaws of Midwest and the DGCL and of the certificate of incorporation and bylaws of CoVest and the DGCL and are qualified in their entirety by reference to those documents and statutes.

Voting Rights

      Holders of both Midwest common stock and CoVest common stock are generally entitled to one vote per share on all matters submitted to a vote of shareholders, including the election of directors.

      As stated above, Midwest is authorized to issue 1,000,000 shares of Midwest preferred stock, and its board of directors may designate various characteristics and rights of Midwest preferred stock, including conversion rights. Midwest’s board of directors may also authorize the conversion of shares of other classes of Midwest preferred stock into any number of shares of Midwest common stock and thus dilute the outstanding shares of Midwest common stock. Subject to the board’s fiduciary duties, Midwest could issue convertible preferred stock with the purpose or effect of deterring or preventing a takeover of Midwest.

      CoVest’s certificate of incorporation contain a similar provision that could be utilized with a similar purpose or effect. As stated above, CoVest is authorized to issue 1,000,000 shares of CoVest preferred stock, and its board of directors may designate various characteristics and rights of CoVest preferred stock, including conversion rights. Accordingly, CoVest’s board of directors may authorize the conversion of shares of CoVest preferred stock into any number of shares of CoVest common stock and thus dilute the outstanding shares of CoVest common stock.

Rights Plan

      The board of directors of CoVest adopted a Rights Plan in 1997 pursuant to which each share of CoVest common stock is accompanied by one preferred share purchase right (a “right”). Each right entitles the holder, under certain limited circumstances, to purchase from CoVest one one-thousandth of a share of Series A Junior Participating Preferred Stock, of CoVest at a price of $65.00 (the “purchase price”).

      The rights are not exercisable until the distribution date. The rights will expire on July 28, 2007, unless such date is advanced or extended or unless the rights are earlier redeemed or exchanged by CoVest.

      Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (with certain exceptions, an “acquiring person”) has acquired beneficial ownership of 15% or more of the outstanding shares of common stock of CoVest or (ii) 10 business days (or such later date as may be determined by action of the CoVest board of directors prior to such time as any person or group of affiliated persons becomes an acquiring person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding shares of CoVest common stock (the earlier of such dates being called the “distribution date”), the rights will be evidenced, with respect to any of the common stock certificates outstanding as of the record date, by such common stock certificate.

      Because of the nature of the preferred stock’s dividend, liquidation and voting rights, the value of the one one-thousandth interest in a share of preferred stock purchasable upon exercise of each right should approximate the value of one share of CoVest common stock.

      In the event that any person or group of affiliated or associated persons becomes an acquiring person, each holder of a right other than rights beneficially owned by the acquiring person (which will thereupon become void), will thereafter have the right to receive, upon exercise of a right and the payment of $65.00 per right, shares of CoVest common stock having a market value of $130.00.

      In the event that, after a person or group has become an acquiring person, CoVest is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provisions will be made so that each holder of a right (other than rights beneficially owned by an acquiring person which will have become void) will thereafter have the right to receive, upon the exercise of a right and the payment of $65.00 per right, shares of common stock of the person with whom CoVest has engaged in the foregoing transaction (or its parent) having a market value of $130.00.

      At any time after any person or group becomes an acquiring person and prior to the earlier of one of the events described in the previous paragraph or the acquisition by such acquiring person of 50% or more of the outstanding shares of CoVest common stock, the board of directors of CoVest may exchange the rights (other than rights owned by such acquiring person which will have become void), in whole or in part, for shares of common stock or preferred stock (or a series of the CoVest’s preferred stock having equivalent rights, preferences and privileges), at an exchange ratio of one share of common stock, or a fractional share of preferred stock (or other preferred stock) equivalent in value thereto, per right.

      At any time prior to the time an acquiring person becomes such, the board of directors of CoVest may redeem the rights in whole, but not in part, at a price of $.01 per right (the “redemption price”). Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

      For so long as the rights are then redeemable, CoVest may, except with respect to the redemption price, amend the rights agreement in any manner. After the rights are no longer redeemable, CoVest may, except with respect to the redemption price, amend the rights agreement in any manner that does not adversely affect the interests of holders of the rights.

      Midwest does not have a similar plan.

Classification of Board of Directors

      Midwest’s Bylaws provide for the division of its board of directors into three classes of approximately equal size. Midwest directors are elected for three-year terms, and the terms of office of approximately one-third of the members of the classified board of directors expire each year. This classification of the board of Midwest may make it more difficult for a shareholder to acquire immediate control of Midwest and remove management by means of a hostile takeover. Because the terms of approximately one-third of the incumbent directors expire each year, at least two annual elections are necessary for the shareholders to replace a majority of directors, whereas a majority of the directors of a non-classified board of directors may be replaced in one annual meeting.

      The CoVest board is also classified. The CoVest board is divided into three classes, each to be as nearly equal in members as possible. Directors serve until the annual meeting of the shareholders held in the third year following their year of election. As a result of the classification of the CoVest board, a minimum of two annual meetings of shareholders would be necessary for a majority of the members of the CoVest board to stand for election.

Dividends

      Holders of Midwest common stock are entitled to dividends as and when declared by the board of directors of Midwest. Midwest has, in the past, declared and paid dividends on a quarterly basis, and intends to continue to do so in the immediate future in such amounts as the board of directors shall determine. The declaration of dividends by the Midwest board of directors is discretionary and depends on Midwest’s earnings and financial condition, regulatory limitations, tax considerations and other factors, including limitations imposed by the terms of Midwest’s outstanding junior subordinated debentures.

      Midwest issued $20,000,000 of these debentures in June of 2000 to MBHI Capital Trust, or the Trust, which issued $20,000,000 of preferred securities in June of 2000 to third-party investors in an underwritten public offering. Midwest issued $15,000,000 of these debentures in October of 2002 to MBHI Capital Trust II, which issued $15,000,000 of preferred securities in October of 2002 to third-party investors in a private placement. All of the common stock of the Trusts are owned by Midwest; the debentures are the only assets of the Trusts. The debentures issued in June of 2000 mature on June 7, 2030 (at which time the preferred securities issued in connection therewith must be redeemed) and can be redeemed anytime after June 7, 2005. The debentures issued in October of 2002 mature on November 7, 2032 (at which time the preferred securities issued in connection therewith must be redeemed) and can be redeemed anytime after November 7, 2007. The debentures and the preferred securities pay interest and dividends, respectively, quarterly. Under the terms of the debentures, Midwest may be prohibited, under certain circumstances, from paying dividends on shares of its common stock. None of these circumstances currently exist.

      Holders of CoVest common stock have a right to dividends on the shares of common stock as and only when and as determined by the CoVest board of directors out of funds legally available for the payment of dividends.

      Most of the revenues of Midwest and CoVest available for payment of dividends derive from amounts paid to each corporation by its respective subsidiaries. Under applicable banking law, the total dividends declared in any calendar year by a state-chartered bank (such as Midwest’s subsidiary banks) may not, without the approval of the Federal Reserve Board, or the FDIC, as the case may be, exceed the aggregate of the bank’s net profits and retained net profits for the preceding two years. Midwest’s subsidiary banks are also subject to limits on dividends under the Illinois Banking Act. See “Regulation and Supervision — Capital Requirements” beginning on page 84.

      The National Bank Act imposes limitations on the amount of dividends that may be paid by a national bank, such as the Bank. Generally, a national bank may pay dividends out of its undivided profits in such amounts and at such times as the bank’s board of directors deem prudent. Without prior OCC approval, however, a national bank may not pay dividends in any calendar year which, in the aggregate, exceed the bank’s year-to date net income plus the bank’s retained net income for the two preceding years. Further, the Bank may not pay dividends or amount which would reduce its capital below the amount required for the liquidation account established in connection with the Bank’s conversion from mutual to stock form of ownership in 1992. See “Regulation and Supervision — Capital Requirements” beginning on page 84.

      No affiliate of Midwest or CoVest has ever been prohibited from declaring dividends or restricted in paying any dividends declared.

      If, in the opinion of the applicable regulatory authority, a depository institution under its jurisdiction (such as either of the Midwest Banks or the Bank) is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the depository institution, could include the payment of dividends), the authority may require, after notice and hearing, that the bank cease and desist from the practice. The Federal Reserve Board has similar authority with respect to bank holding companies, such as Midwest and CoVest. In addition, the Federal Reserve Board, the FDIC and the OCC have issued policy statements which provide that insured banks and bank holding companies should generally only pay dividends out of current operating earnings. Finally, the regulatory authorities have established guidelines with respect to the maintenance of appropriate levels of capital by a bank or a bank holding company under their jurisdiction. Compliance with the standards set forth in these guidelines could limit the amount of dividends which Midwest and CoVest, and their respective subsidiaries, may pay in the future. See “Regulation and Supervision — Capital Requirements” beginning on page 84.

Preemptive Rights

      Neither the shareholders of Midwest nor the shareholders of CoVest have preemptive rights.

Rights Upon Liquidation

      In the event of any liquidation, dissolution or winding up of Midwest, so long as it has not issued preferred stock, the holders of Midwest common stock would be entitled to receive, after payment or provision for payment of all debts and liabilities of Midwest (including the payment of all fees, taxes and other expenses incidental thereto), the remaining assets of Midwest available for distribution. If shares of Midwest preferred stock are issued, the holders of such shares of preferred stock may also have priority over the holders of Midwest common stock in the event of liquidation or dissolution.

      In the event of any liquidation, dissolution or winding up of CoVest, so long as it has not issued preferred stock, the holders of CoVest common stock would be entitled to receive, after payment or provision for payment of all debts and liabilities of CoVest (including the payment of all fees, taxes and other expenses incidental thereto), the remaining assets of CoVest available for distribution. If shares of CoVest shares preferred stock are issued, the holders of such preferred stock may have priority over the holders of CoVest common stock in the event of liquidation or dissolution.

Directors and Officers and Indemnification

      As permitted by the DGCL, the Certificate of Midwest provides that no director of Midwest will be personally liable to Midwest or its shareholders for monetary damages for breach of fiduciary duty as a director; provided, however, that directors will have liability (i) for any breach of a director’s duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Section 174 makes directors personally liable for unlawful dividends and stock repurchases or redemptions and expressly sets forth a negligence standard with respect to such liability. While this provision of the Certificate protects the directors from awards for monetary damages for breaches of their duty of care, it does not eliminate their duty of care. The limitations in this provision have no effect on claims arising under the federal securities laws.

      As permitted by the DGCL, the certificate of incorporation of CoVest contains a similar provision.

      The certificate and bylaws provide that Midwest shall indemnify, to the full extent permitted under the DGCL, any person made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of Midwest, or is or was serving at Midwest’s request as a director, officer, employee or agent of another corporation or other enterprise against liabilities and expenses reasonably incurred or paid by such person in connection with such action, suit or proceeding. Expenses incurred in defending a civil, criminal, administrative, investigative or other action, suit or proceeding may be paid by Midwest in advance of a final disposition in accordance with the DGCL.

      The indemnification and advancement of expenses provided by the Certificate and the Bylaws of Midwest are not to be deemed exclusive of any other rights to which any person indemnified may be entitled under any bylaw, statute, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and will continue as to a person who has ceased to be such director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

      Midwest may purchase and maintain insurance on behalf of any indemnified person against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not Midwest would have the power to indemnify him against such liability under the Bylaws. The provisions of the Bylaws are deemed a contract between Midwest and each director, officer, employee and agent who serves in any such capacity at any time while the Bylaws and relevant provisions of the DGCL, or other applicable law, if any, are in effect, and any repeal or modification of any such law or of the Bylaws will not affect any right or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon such state of facts.

      As permitted by the DGCL, the certificate of incorporation and bylaws of CoVest contain similar provisions.

Shareholders’ Meetings; Quorum

      The Certificate and Bylaws of Midwest provide that any action required or permitted to be taken by the shareholders must be effected at an annual or special meeting and may not be effected by written consent in lieu of a meeting. The Bylaws also provide that special meetings of the shareholders may only be called by the chairman or the president of Midwest or a majority of the board of directors.

      The certificate of incorporation of CoVest provides that special meetings of shareholders of CoVest may be called only by a majority of the total number of authorized directors of CoVest. CoVest’s certificate of incorporation also provides that any action required or permitted to be taken by the shareholders of CoVest may be taken only at an annual or special meeting and prohibits shareholder action by written consent in lieu of a meeting.

      The presence in person or by proxy of the holders of a majority of the outstanding shares of stock entitled to vote at a meeting on every matter that is to be voted on constitutes a quorum under Midwest’s Bylaws. CoVest’s bylaws provide that holders of record of a majority of the votes eligible to be cast in the election of directors generally by the holders of the outstanding shares of CoVest stock entitled to vote at such meeting, represented in person or by proxy, shall constitute a quorum.

Qualification of Directors

      The Bylaws of Midwest provide that, unless otherwise provided in the resolution electing a person as director, each person, in order to be eligible to serve as a director, must own, of record or beneficially, at least 180,000 shares of Midwest common stock. The bylaws of CoVest do not contain a similar provision, except that directors of the Bank must own shares of CoVest common stock with a value of at least $1,000 as required by the National Bank Act.

Removal of Directors; Vacancies

      Under the DGCL, members of a classified board of directors may only be removed for cause unless the certificate of incorporation provides otherwise. Neither the Certificate of Midwest nor the certificate of incorporation of CoVest provide for removal of directors without cause. The Bylaws of Midwest provide that a vacancy occurring on the board of directors, including a vacancy created by an increase in the number of the directors, shall be filled by a majority of the directors then in office.

Business Combinations

      CoVest’s certificate of incorporation requires that certain business combinations (including transactions initiated by management) between CoVest (or any majority-owned subsidiary thereof) and a 10% or more shareholder either: (i) be approved by at least 80% of the total number of outstanding voting shares, voting as a single class, of CoVest; (ii) be approved by a majority of the disinterested directors; or (iii) involve consideration per share generally equal to that paid by such 10% shareholder when it acquired its block of stock.

      The Certificate of Midwest does not contain similar provisions.

Evaluation of Proposals

      CoVest’s certificate of incorporation provides that the board of directors of CoVest, when evaluating any offer by another person to (i) make a tender offer or exchange offer for any equity security of CoVest, (ii) merge or consolidate CoVest with any other corporation or entity or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of CoVest, may, in connection with the exercise of its judgment in determining what is in the best interest of CoVest and its shareholders, give due consideration to all relevant factors, including, without limitation, the social and economic effect of acceptance of such offer on CoVest’s present and future customers and employees and those of its subsidiaries; on the communities in which CoVest and its subsidiaries operate or are located; on the ability of CoVest to fulfill the corporate objectives as a financial institution holding company and on the ability of its subsidiary financial institution to fulfill the objectives of a federally insured financial institution under applicable statutes and regulations.

      The Certificate of Midwest does not contain a similar provision.

Amendment of Charter Documents

      The Certificate of Midwest provides that the affirmative vote of the holders of at least 66 2/3% of the voting stock, voting together as a single class, is required to amend provisions of the Certificate prohibiting shareholder action without a meeting or specifying the vote required to amend such provision. The Bylaws of Midwest may be amended by the board of directors. The Bylaws may also be amended by the shareholders by holders of shares of common stock constituting a majority of the shares voting on the amendment. However, Bylaw provisions relating to the calling of special meetings of shareholders, shareholder action without a meeting, the classified board of directors, filling of board vacancies or the amendment of the Bylaws by shareholders, must be approved by the holders of at least 66 2/3% of the voting stock, voting together as a single class.

      Amendments to CoVest’s certificate of incorporation must be approved by a two-thirds vote of CoVest’s board of directors and also by a majority of the outstanding shares of CoVest’s voting stock; provided, however, that approval by holders of at least 80% of the outstanding voting stock is generally required for certain provisions (i.e., provisions relating to number, classification, election and removal of directors; amendment of bylaws; call of special shareholder meetings; offers to acquire and acquisitions of control; director liability; certain business combinations; power of indemnification; and amendments to provisions relating to the foregoing in the certificate of incorporation).

      CoVest’s bylaws may be amended by a majority vote of the board of directors or the affirmative vote of holders of at least 80% of the total votes eligible to be voted at a duly constituted meeting of shareholders.

Advance Notice Requirements for New Business and Nominations of Directors at Meetings of Shareholders

      The Bylaws of Midwest require a shareholder who intends to nominate a candidate for election to the board of directors, or to raise new business at an annual shareholder meeting, to provide advance notice of the nomination or the item of new business at least 120 days to Midwest. The notice provision requires a shareholder who desires to raise new business at an annual shareholder meeting to provide certain information to Midwest concerning the nature of the new business, the shareholder and such shareholder’s interest in the business matter. Similarly, a shareholder wishing to nominate any person for election as a director must provide Midwest with certain information concerning the nominee and such proposing shareholder.

      The bylaws of CoVest require a shareholder who intends to nominate a candidate for election to the board of directors, or to raise new business at a shareholder meeting to give not less than 30 days advance notice to the Secretary of CoVest. The notice provision requires a shareholder who desires to raise new business to provide certain information to CoVest concerning the nature of the new business, the shareholder and the shareholder’s interest in the business matter. Similarly, a shareholder wishing to nominate any person for election as a director must provide CoVest with certain information concerning the nominee and the proposing shareholder.

      Under Midwest’s Bylaws, the only business which may be conducted at an annual meeting of shareholders is that business brought before the meeting by the board of directors or by any shareholder who is entitled to vote and who complied with the notice procedures set forth in Midwest’s Bylaws. For business to be brought before an annual meeting by a shareholder, the shareholder must be a shareholder of record and must have given timely notice in writing to the President of Midwest. To be timely, a shareholder’s notice must be delivered or mailed to and received at the offices of the President of Midwest not less than 120 days prior to the date of the meeting; provided, however, that, in the event that less than 130 days notice or prior public disclosure of the meeting date is given or made to shareholders, such notice by the shareholder to be timely must be so delivered not later than ten days after the earlier of the date of the notice of the meeting or public disclosure of the date of the meeting.

      A shareholder’s notice to the President must set forth as to each matter the shareholder proposes to bring before the annual meeting:

•	a brief description of the matter the shareholder desires to present,

•	the name and record address of the shareholder who proposed such matter,

•	the class and number of shares of Midwest’s capital stock that are beneficially owned by the shareholder, and

•	any material interest of such shareholder in such business.

      Midwest’s Bylaws provide that nominations for election to the Midwest board of directors may be made only by the board of directors or by any shareholder entitled to vote for the election of directors who complies with the notice procedures set forth in Midwest’s Bylaws described above.

      In addition to the information described above, the shareholder’s notice must set forth, as to each person the shareholder proposes to nominate for election or re-election as a director, his or her name and qualifications.

      CoVest’s procedures for shareholders to bring business before an annual meeting of shareholders and for the election of directors are similar, except that a shareholder’s notice of new business must be delivered to CoVest’s principal executive offices not less than 30 days before the annual meeting date. If, however, less than 40 days notice or prior public disclosure of the meeting date is given or made to shareholders, such notice by the shareholder to be timely must be so delivered not later than ten days after the earlier of the date of the notice of the meeting or public disclosure of the date of the meeting.

Delaware Law Affecting Business Combinations

      The DGCL prohibits Midwest from engaging in a business combination (as defined by the DGCL) with an interested shareholder (a person who owns, directly or indirectly, 15% or more of Midwest’s voting stock) for a three year period from the date, or the acquisition date, the person became an interested shareholder unless: (a) prior to the acquisition date, the Midwest board approved the business combination or the transaction which resulted in the shareholder becoming an interested shareholder; (b) upon consummation of the transaction in which the shareholder becomes an interested shareholder, the shareholder owns at least 85% of Midwest’s voting stock (that is, a non-interested shareholder must acquire at least 85% of the voting stock in one transaction), excluding stock held by officers and directors and employee stock plans in which participants do not have the right to determine confidentially whether shares held by the plan will be tendered in an exchange offer or a tender offer; or (c) on or after the acquisition date, the business combination is approved: (i) by the Midwest board, and (ii) by the Midwest shareholders, at a meeting duly called, provided that shareholders owning at least two-thirds of the Midwest voting stock approve the business combination.

When determining whether the two-thirds vote requirement has been satisfied, voting stock held by the interested stockholder is not included. This provision of the DGCL is also applicable to CoVest.

Change-of-Control Provisions

      The Certificate and Bylaws of Midwest contain various provisions which could make more difficult a change-of-control of Midwest or discourage a tender offer or other plan to restructure Midwest. The ability of Midwest to issue shares of Midwest preferred stock may have the effect of delaying, deferring or preventing a change-of-control of Midwest. Midwest’s classified board of directors may also make it more difficult for a shareholder to acquire immediate control of Midwest. Additionally, Delaware law contains provisions which would also make a change-of-control of Midwest more difficult or discourage a tender offer or other plan to restructure Midwest.

Regulation and Supervision

      The following is a discussion of some of the regulatory requirements applicable to bank holding companies and banks. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions. In addition to being governed by federal and state laws specifically governing bank holding companies and banks, Midwest, and each of its depository subsidiaries that are chartered under Illinois law are also governed by the corporate law of Delaware (to the extent these laws do not conflict with the laws specifically governing bank holding companies and banks) and the banking laws of Illinois while CoVest and the Bank are governed by the corporate laws of Delaware and the banking laws of the United States.

Bank Holding Company Regulation

      As bank holding companies, Midwest and CoVest are registered with and subject to regulation by the Federal Reserve Board. A bank holding company is required to file with the Federal Reserve Board an annual report and such additional information as the Federal Reserve Board may require pursuant to the Bank Holding Company Act. The Federal Reserve Board also may make examinations of a holding company and each of its subsidiaries.

      The Bank Holding Company Act also restricts the types of businesses and operations in which a bank holding company and its subsidiaries (other than bank subsidiaries) may engage. Generally, permissible activities are limited to banking and activities found by the Federal Reserve Board to be so closely related to banking as to be a proper incident thereto.

Depository Institutions

      Midwest’s subsidiary banks are subject to requirements and restrictions under federal and state law, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be granted and the interest that may be charged thereon, and limitations on the types of investments that may be made and the types of services which may be offered. Various consumer laws and regulations also affect the operations of these subsidiary depository institutions. These banks deposit accounts are insured up to applicable limits by the Bank Insurance Fund, or the BIF, administered by the FDIC, and these banks are members of the Federal Home Loan Bank of Chicago. These subsidiary banks are also subject to regulation by the Federal Reserve Board, the Office of the Commissioner of Banks and Real Estate of the State of Illinois and the FDIC, as it deposit insurer, which conduct periodic examinations of their operations.

      The Bank is subject to extensive regulation, examination and supervision by the OCC, as its chartering agency, and the FDIC, as its deposit insurer. The Bank’s deposit accounts are insured up to applicable limits by the Savings Association Insurance Fund, or SAIF, administered by the FDIC, and the Bank is a member of the Federal Home Loan Bank of Chicago. The Bank must file reports with the OCC and the FDIC concerning its activities and financial condition, and it must obtain regulatory approvals prior to entering into certain transactions, such as mergers with, or acquisitions of, other depository institutions. The OCC and the FDIC conduct periodic examinations to assess the Bank’s compliance with various regulatory requirements.

Financial Holding Companies

      The Gramm-Leach-Bliley Act, which became law on November 12, 1999, establishes a comprehensive framework to permit affiliations among commercial banks, insurance companies, securities firms and other financial service providers by revising and expanding the Bank Holding Company Act framework to permit a holding company system, such as Midwest, to engage in a full range of financial activities through a new entity known as a financial holding company. Neither Midwest nor CoVest have elected to become financial holding companies.

      “Financial activities” are broadly defined to include not only banking, insurance and securities activities, but also merchant banking and additional activities that the Federal Reserve Board, in consultation with the Secretary of the Treasury, determines to be financial in nature as well as activities that the Federal Reserve Board determines are complimentary thereto. In sum, the Gramm-Leach-Bliley Act is intended to permit bank holding companies that qualify and elect to be treated as a financial holding company to engage in a significantly broader range of activities described above that are not so treated.

      To elect to become a financial holding company and engage in the new activities, a bank holding company must meet certain tests and file an election form with the Federal Reserve Board. To qualify, all of a bank holding company’s subsidiary banks must be well-capitalized and well-managed, as measured by regulatory guidelines. In addition, to engage in the new activities each of the bank holding company’s banks must have been rated “satisfactory” or better in its most recent Federal Community Reinvestment Act evaluation. Furthermore, a bank holding company that elects to be treated as a financial holding company may face significant consequences if its banks fail to maintain the required capital and management ratings, including entering into an agreement with the Federal Reserve Board which imposes limitations on its operations and may even require divestitures.

Capital Requirements

      The bank regulatory agencies, Federal Reserve Board, the FDIC and the OCC, maintain guidelines to implement risk-based capital requirements for bank holding companies, state member banks, national banks and state non-member banks.

      Under the guidelines, “well capitalized” bank holding companies are required to have total capital equivalent to 10% of assets, weighted by risk. One half of this capital must be Tier 1 capital, which consists of core capital elements including common shareholders’ equity, retained earnings and perpetual preferred stock, to risk weighted assets. The other half of required capital (Tier 2) can include, among other supplementary capital elements, limited-life preferred stock and subordinated debt and loan loss reserves up to certain limits. The banking regulatory authorities also require “well capitalized” bank holding companies to have a Tier 1 capital to risk-based assets ratio of 6%. “Well capitalized” state member banks are required to have a total capital to risk-based assets ratio of 10%, a Tier 1 capital to risk-based assets ratio of 6% and a leverage ratio of 5%.

      Under Federal Reserve Board policy, a holding company is expected to act as a source of financial strength to each subsidiary bank and to commit resources to support each of its subsidiaries. This support may be required at times when the holding company may not find itself able to provide it.

      Midwest and each of its subsidiary depository institutions are in compliance with all applicable standards for well capitalized banking organizations. As of September 30, 2002, Midwest had a leverage ratio of 6.7%, its Tier 1 risk-based capital ratio was 10.0% and its total risk-based capital ratio was 10.8%.

      CoVest and the Bank are in compliance with all applicable standards for well capitalized banking organizations. As of September 30, 2002, CoVest had a leverage ratio of 7.7%, its Tier 1 risk-based capital ratio was 10.9% and its total risk-based capital ratio was 12.2%.

USA Patriot Act

      On October 26, 2001, the President signed into law comprehensive anti-terrorism legislation known as the USA Patriot Act. Title III of the USA Patriot Act requires financial institutions, including the Midwest Banks and the Bank, to help prevent, detect and prosecute international money laundering and the financing of terrorism. The Midwest Banks and the Bank have augmented their systems and procedures to accomplish this. The Secretary of the Treasury has proposed additional requirements to further implement Title III. Although we cannot predict when and in what form these regulations will be adopted, both Midwest and CoVest believe that the cost of compliance with Title III of the USA Patriot Act is not likely to be material to them.

Federal Deposit Insurance

      Because of favorable loss experience and a healthy reserve ratio in the BIF and SAIF of the FDIC, well-capitalized and well-managed banks, including the Midwest Banks and the Bank have in recent years paid minimal premiums for FDIC insurance. A number of factors suggest that as early as the first half of 2003, even well-capitalized and well-managed banks will be required to pay premiums for deposit insurance. The amount of any such premiums will depend on the outcome of legislative and regulatory initiatives as well as the growth of insured deposits, the BIF loss experience and other factors, none of which we are in position to predict at this time.

Sarbanes-Oxley Act of 2002 — Public Company Governance

      On July 30, 2002, President Bush signed the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). This legislation impacts corporate governance of public companies, affecting their officers and directors, their audit committees, their relationships with their accountants and the audit function itself. Certain provisions of the Act became effective on July 30, 2002. Others will become effective as the SEC adopts appropriate rules.

      The Sarbanes-Oxley Act implements a broad range of corporate governance and accounting measures for public companies designed to promote honesty and transparency in corporate America and better protect investors from corporate wrongdoing. The Sarbanes-Oxley Act’s principal legislation includes:

•	the creation of an independent accounting oversight board to oversee the audit of public companies and auditors who perform such audits;

•	auditor independence provisions which restrict non-audit services that independent accountants may provide to their audit clients;

•	additional corporate governance and responsibility measures, including: (i) requiring the chief executive officer and chief financial officer to certify financial statements; (ii) prohibiting trading of securities by officers and directors during periods in which certain employee benefit plans are prohibited from trading; (iii) requiring chief executive officer and chief financial officer to forfeit salary and bonuses, including profits on the sale of company securities, in certain situations; and (iv) protecting whistleblowers and informants;

•	expansion of the power of the audit committee, including the requirements that the audit committee: (i) have direct control of the outside auditor; (ii) be able to hire and fire the auditor; and (iii) approve all non-audit services;

•	expanded disclosure requirements, including accelerated reporting of stock transactions by insiders and the prohibition of most loans to directors and executive officers of non-financial institutions;

•	mandatory disclosure by analysts of potential conflicts of interest; and

•	a range of enhanced penalties for fraud and other violations.

Legal Matters

      Hinshaw & Culbertson has rendered its opinion that the shares of Midwest common stock to be issued to the shareholders of CoVest in connection with the merger have been duly authorized and, if issued pursuant to the Agreement and Plan of Reorganization, will be validly issued, fully paid and non-assessable under the current laws of the State of Delaware. Crowe, Chizek & Company, LLP will render its opinion to Midwest and CoVest with respect to certain federal income tax consequences of the merger.

Experts

      The consolidated financial statements included in this document from CoVest’s Annual Report on Form 10-K for the year ended December 31, 2001, have been audited by Crowe, Chizek and Company, LLP, independent auditors, as stated in their report, which is included herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      The consolidated financial statements incorporated in this document by reference from Midwest’s Annual Report on Form 10-K for the year ended December 31, 2001, have been audited by Crowe, Chizek and Company, LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Where You Can Find More Information

      Midwest and CoVest file annual, quarterly and current reports, proxy statements and other information with the SEC. Shareholders may read and copy reports, proxy statements and other information filed by Midwest and CoVest at the SEC’s public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549; The Woolworth Building, 233 Broadway, New York, New York 100279; or Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Midwest’s and CoVest’s reports, proxy statements and other information are also available from commercial document retrieval services and at the SEC’s website located at http://www.sec.gov. You can also inspect reports, proxy and information statements, and other information about Midwest and CoVest at the offices of the Nasdaq Stock Market, 1735 K Street, NW, Washington, D.C. 20006.

      Midwest has filed a registration statement on Form S-4 to register with the SEC the shares of Midwest common stock to be issued to CoVest’s shareholders in the merger. This document is part of that registration statement and constitutes a prospectus of Midwest and a proxy statement of CoVest for the CoVest special meeting.

      As allowed by SEC rules, this document does not contain all the information that shareholders can find in the registration statement or the exhibits to the registration statement.

      The SEC allows Midwest and CoVest to “incorporate by reference” information into this document, which means that they can disclose important information to shareholders by referring them to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information contained directly in this document, or which is incorporated by reference from a subsequently filed document. Any statement contained in a document incorporated or deemed to be incorporated by reference into this document will be deemed to be modified or superseded for purposes of this document to the extent that a statement contained in this document or any other subsequently filed document that is deemed to be incorporated by reference into this document modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this document.

      This document incorporates by reference the documents set forth below:

     Midwest SEC Filings:

•	Midwest’s Annual Report on Form 10-K for the year ended December 31, 2001;

•	Midwest’s Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2002; and

•	Midwest’s Current Reports on Form 8-K filed with the SEC on January 17, April 17, June 4, July 17, July 22, October 23, November 4, December 11 and December 23, 2002, January 6, January 7 and January 27, 2003.

     CoVest SEC Filings:

•	CoVest’s Annual Report on Form 10-K for the year ended December 31, 2001;

•	CoVest’s Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2002; and

•	CoVest’s Current Report on Form 8-K filed with the SEC January 29, February 26, March 29, April 23, May 21, June 18, July 23, August 29, October 29, November 4 and November 26, 2002 and January 28, 2003.

      Additional documents that Midwest and CoVest may file with the SEC between the date of this document and the date of the special meeting of CoVest’s shareholders are also incorporated by reference. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

      Copies of any of the documents incorporated by reference into this document (excluding exhibits unless the exhibits are specifically incorporated into this document) are available without charge upon written or oral request from Daniel R. Kadolph, Chief Financial Officer, Midwest Banc Holdings, Inc., 501 West North Avenue, Melrose Park, Illinois 60160 (telephone number: (708) 865-1053), as relates to Midwest, and from Paul A. Larsen, Secretary and Chief Financial Officer, of CoVest, 749 Lee Street, Des Plaines, Illinois 60016-6469 (telephone number: (847) 294-6500), as relates to CoVest.

      In order to ensure timely delivery of the documents before the annual meeting, any request should be made by March 10, 2003.

ANNEX A

AGREEMENT AND PLAN OF REORGANIZATION

BETWEEN
MIDWEST BANC HOLDINGS, INC.
AND
COVEST BANCSHARES, INC.
DATED AS OF NOVEMBER 1, 2002

A-i

A-ii

A-iii

LIST OF EXHIBITS

1.07(g)	Attorney’s Opinion for Midwest
1.08(l)	Attorney’s Opinion for CoVest
4.02	CoVest Affiliate Agreement
5.05	Affiliate Letter
6.02(e)	Midwest Affiliate Agreement

LIST OF SCHEDULES — MIDWEST

2.03	Conflicts
2.06	Midwest Subsidiaries
2.10	Compliance with Laws
2.11	Taxes
2.13	Undisclosed Liabilities
2.14	Loans; Investments
2.16	Midwest Benefit Plans
2.18	Compliance with Environmental Laws

LIST OF SCHEDULES — COVEST

3.03	Conflicts
3.07	Bank
3.10	Compliance with Laws
3.13	Taxes
3.14	Insurance
3.15	Loans; Investments
3.17	CoVest Benefit Plans
3.18	Compliance with Environmental Laws
3.19	Disclosure Schedule of CoVest
3.21	Materiality
3.22	Operations Since June 30, 2002
3.24	Undisclosed Liabilities
3.25	Assets
3.26	Indemnification
4.01(i)	Compensation
4.01(j)	Leases and Licenses
5.11	Employees

A-iv

AGREEMENT AND PLAN OF REORGANIZATION

      This AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made and entered into as of the 1st day of November, 2002, by and between Midwest Banc Holdings, Inc., a Delaware corporation (“Midwest”), and CoVest Bancshares, Inc., a Delaware corporation (“CoVest”).

WITNESSETH THAT:

      WHEREAS, Midwest and CoVest are registered bank holding companies under the Bank Holding Company Act of 1956, as amended (“BHC”); and

      WHEREAS, CoVest owns 100% of the issued and outstanding common stock of CoVest Banc, National Association, a national banking association (hereinafter the “Bank”); and

      WHEREAS, Midwest desires to acquire CoVest by causing CoVest to merge with and into, and under the restated certificate of incorporation of, Midwest (the “Merger”) with Midwest being the surviving corporation and the stockholders of CoVest (the “CoVest Stockholders”) receiving in exchange for each of their shares of CoVest common stock, $0.01 par value per share (the “CoVest Common Stock”), shares of Midwest common stock, par value $0.01 per share (the “Midwest Common Stock”), and cash as provided herein; and

      WHEREAS, in connection with the merger of CoVest with and into Midwest, Midwest and CoVest intend that the Bank shall merge (the “Bank Merger”) with and into Midwest Bank and Trust Company, a wholly-owned subsidiary of Midwest (“Midwest Bank”); and

      WHEREAS, Midwest and CoVest intend the Merger to qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”); and

      WHEREAS, Midwest and CoVest desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also desire to set forth various conditions precedent to the Merger.

      NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements herein contained, the parties agree as follows:

I.     THE MERGER

          1.01     Effects of the Merger.

           (a) Surviving Corporation. Subject to the terms and conditions of this Agreement, CoVest shall be merged with and into, and under the restated certificate of incorporation of, Midwest at the Effective Time (as defined below) in accordance with the Delaware General Corporation Law, as amended (“DGCL”), with Midwest being the continuing and surviving corporation (sometimes referred to hereinafter as the “Surviving Corporation”), and the separate existence of CoVest shall cease.

           (b) Effective Time. The Merger shall become effective upon the acceptance of the Certificate of Merger for filing by the Secretary of State of the State of Delaware (the “Effective Time”). The parties shall execute and, acknowledge, in accordance with Section 251 of the DGCL, the Certificate of Merger to be filed with the Secretary of State of the State of Delaware upon the satisfaction of all conditions precedent to the consummation of the transactions contemplated by this Agreement and shall file the Certificate of Merger with the Secretary of State of the State of Delaware on the Closing Date (as defined in Section 1.05(a) hereof).

           (c) Rights and Liabilities. The Surviving Corporation shall be called “Midwest Banc Holdings, Inc.,” and shall possess all of the properties, privileges, immunities, powers, franchises and rights of a public as well as a private nature and be subject to all of the liabilities, restrictions and duties of Midwest and CoVest and shall be governed by the laws of the State of Delaware.

           (d) Certificate of Incorporation. The Certificate of Incorporation of Midwest shall be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with the provisions thereof and the DGCL.

           (e) By-laws. The By-laws of Midwest in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until altered, amended or repealed as provided therein, or in the Certificate of Incorporation of the Surviving Corporation or the DGCL.

           (f) Directors and Officers. The directors of the Surviving Corporation shall be the persons who were directors of Midwest immediately prior to the Effective Time. The officers of the Surviving Corporation shall be the persons who were officers of Midwest immediately prior to the Effective Time.

      1.02     Midwest Common Stock. At the Effective Time, each share of Midwest Common Stock which is issued immediately prior thereto (whether then outstanding or held in the treasury of Midwest) shall continue to be issued without any change therein and shall continue as one share of Common Stock of the Surviving Corporation.

      1.03     CoVest Securities. At the Effective Time, by virtue of the Merger and subject to Sections 1.04 and 1.05 hereof, each share of CoVest Common Stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and become the right to receive an amount in cash equal to $10.25 and 0.925 of a share of Midwest Common Stock (the “Merger Consideration”) (the number of shares of Midwest Common Stock described above is hereinafter referred to as the “Stock Exchange Ratio”). Shares of CoVest Common Stock held by CoVest or any CoVest Subsidiary (as defined in Section 3.07 hereof), or by Midwest or any Midwest Subsidiary (as defined in Section 2.06 hereof), in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be cancelled and shall not be exchanged after the Effective Time for the Merger Consideration.

     1.04     Termination.

           (a) CoVest shall not be obligated to consummate the Merger when both of the following conditions exist:

(i) the CoVest Average Merger Price Per Share (as defined in Section 1.04(c)) is less than the CoVest Base Price Per Share (as defined in Section 1.04(c)(the “Lower Limit”); and

(ii) the percentage determined by dividing the Midwest Common Stock Price Per Share (as defined in Section 1.04(c)) by the Midwest Base Price Per Share (hereinafter the “Midwest Percentage”) is more than 25 percentage points less than the percentage determined by dividing the average Aggregate Price Per Share of the Comparison Stocks (as defined in Section 1.04(c)) for the twenty (20) trading days immediately preceding the fifth trading day prior to, but not including, the Closing Date (the “Pricing Period”) by the average Aggregate Price Per Share of the Comparison Stocks for the twenty (20) trading days preceding the date of this Agreement (hereinafter such aggregate number is the “Comparison Stocks Base Price Per Share” and such percentage is the “Comparison Percentage”).

If the conditions set forth in this Section 1.04(a) exist, CoVest may, at its sole option, (i) terminate this Agreement pursuant to Section 7.01(f); (ii) negotiate with Midwest over the terms of the Merger Consideration; or (iii) proceed with the Merger pursuant to the terms of this Agreement. If CoVest elects to exercise this termination right, it will give prompt written notice to Midwest as of the close of business on the second business day after the end of the Pricing Period.

           (b) If the condition set forth in Section 1.04(a)(i) is met and if the Midwest Percentage is more than 17.5 percentage points less than the Comparison Percentage but not more than 25 percentage points less than the Comparison Percentage, then CoVest may, at its sole option: (i) terminate this Agreement pursuant to Section 7.01(f); or (ii) proceed with the Merger pursuant to the terms of this Agreement. If CoVest elects to exercise this termination right, it will give prompt written notice to Midwest as of the close of business on the second business day after the end of the Pricing Period; provided, however, termination pursuant to Section 7.01(f) shall not be given effect if within two (2) business days after receipt of such notice Midwest has agreed to increase the Merger Consideration to be received by CoVest Stockholders so they receive for each share of CoVest Common Stock 0.925 share of Midwest Common Stock (valued using the Midwest Common Stock Price Per Share) and $10.25 of cash and additional shares of Midwest Common Stock (so valued) and/or cash, in such amounts determined at Midwest’s sole option, equal to the lesser of (A) the product achieved by multiplying (y) the Comparison Percentage less 17.5% less the Midwest Percentage by (z) the Midwest Base Price Per Share times 0.925 and (B) the CoVest Base Price Per Share less $10.25 less 0.925 times the Midwest Common Stock Price Per Share.

           (c) The CoVest Base Price Per Share is the sum of (A) $10.25 plus (B) the product achieved by multiplying (x) the Midwest Base Price Per Share by (y) 0.925. The Midwest Base Price Per Share shall be the dollar amount equal to the average per share closing price of Midwest Common Stock for the twenty (20) trading days immediately preceding the date hereof as reported on the Nasdaq Stock Market as referenced in The Wall Street Journal Midwest Edition. The CoVest Average Merger Price Per Share is the sum of (A) $10.25 plus (B) the product achieved by multiplying (x) 0.925 by (y) the Midwest Common Stock Price Per Share. The Midwest Common Stock Price Per Share shall be the dollar amount equal to the average per share closing price for Midwest Common Stock as reported on the Nasdaq Stock Market for the Pricing Period as referenced in The Wall Street Journal Midwest Edition. The Aggregate Price Per Share of the Comparison Stocks means the weighted average of the closing prices of all of the Comparison Stocks as reported in The Wall Street Journal Midwest Edition for each day in question.

           (d) The Comparison Stocks mean the most widely held class of common stock of each of the following corporations listed below, the common stock of which is publicly traded and as to which there shall not have been, between the date of this Agreement and the end of the Pricing Period, a publicly announced proposed merger, acquisition or business combination of such corporation or a tender offer, exchange offer or other transaction involving the acquisition of such corporation or the publicly announced proposed merger, acquisition or business combination by such corporation involving the acquisition of another company or companies in transactions with an aggregate value exceeding 10% of the acquiring corporation’s market capitalization as of the date of this Agreement, all in the manner provided in Exhibit 1.04(d). In the event that common stock of any such corporation ceases to be publicly traded or any such announcement is made, as described above, with respect to any such corporation, such corporation shall be removed from the Comparison Stocks, and the weights redistributed proportionately for purposes of determining the Aggregate Price Per Share of the Comparison Stocks as of the date of this Agreement and during the Pricing Period. Further, if any of the corporations comprising the Comparison Stocks declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of the Agreement and the end of the Pricing Period, the price for the common stock of such corporation shall be appropriately adjusted for the purposes of applying this Section 1.05(d).

Corporation	Weighting(%)

Allegiant Bancorp, Inc.	3.448%
AMCORE Financial, Inc.	3.449%
Chemical Financial Corporation	3.448%
Citizens Banking Corporation	3.448%
Community First Bankshares, Inc.	3.448%
Community Trust Bancorp, Inc.	3.448%
Corus Bankshares, Inc.	3.449%
First Busey Corporation	3.448%
First Financial Bancorp.	3.448%
First Merchants Corporation	3.449%
First Midwest Bancorp, Inc.	3.448%
First Oak Brook Bancshares, Inc.	3.448%

Corporation	Weighting(%)

Gold Banc Corporation, Inc.	3.448%
Great Southern Bancorp, Inc.	3.448%
Independent Bank Corporation	3.448%
Lakeland Financial Corporation	3.448%
MainSource Financial Group Inc.	3.449%
MB Financial, Inc.	3.449%
Old National Bancorp	3.448%
Old Second Bancorp, Inc.	3.448%
Park National Corporation	3.448%
Peoples Bancorp Inc.	3.449%
PrivateBancorp, Inc.	3.448%
Republic Bancorp Inc.	3.448%
S.Y. Bancorp, Inc.	3.448%
Second Bancorp, Incorporated	3.449%
Sky Financial Group Inc.	3.448%
State Financial Services Corporation	3.448%
Unizan Financial Corporation	3.449%

      1.05     Adjustments. The Stock Exchange Ratio, the Lower Limit, the Midwest Base Price Per Share and the Midwest Common Stock Price Per Share and related amounts and related computations described in Sections 1.03 and 1.04 hereof shall be adjusted in the manner provided in this Section 1.05 upon the occurrence of any of the following events:

           (a) If Midwest declares a stock dividend, stock split or other general distribution of Midwest Common Stock to holders of Midwest Common Stock and the ex-dividend or ex-distribution date for such stock dividend, stock split or distribution occurs after the date of this Agreement or at any time through and including the last day of the Pricing Period, then the Lower Limit, the Midwest Base Price Per Share and, if necessary, the Midwest Common Stock Price Per Share, shall be appropriately adjusted by multiplying them by that ratio (i) the numerator of which shall be the total number of shares of Midwest Common Stock outstanding immediately prior to such dividend, split, or distribution, and (ii) the denominator of which shall be the total number of shares of Midwest Common Stock outstanding immediately after such dividend, split or distribution.

           (b) If Midwest declares a stock dividend, stock split or other general distribution of Midwest Common Stock to holders of Midwest Common Stock and the ex-dividend or ex-distribution date for such stock dividend, stock split or distribution occurs at any time after the date of this Agreement and prior to the Closing, then the Stock Exchange Ratio shall be adjusted by multiplying it by that ratio (i) the numerator of which shall be the total number of shares of Midwest Common Stock outstanding immediately after such dividend, split or distribution, and (ii) the denominator of which shall be the total number of shares of Midwest Common Stock outstanding immediately prior to such dividend, split, or distribution.

           (c) Midwest and CoVest agree not to convene the Closing at any time which would result in there being an ex-dividend or ex-distribution date for any transaction described in Section 1.05(a) during the Pricing Period.

           (d) If prior to the last day of the Pricing Period there occurs with respect to one or more of the Comparison Stocks any stock dividend, stock split, distribution of stock with respect to stock or similar transactions changing the number and value of issued and outstanding shares of that stock, then an adjustment shall be made to the price of that Comparison Stock that was used in computing the Comparison Stocks Base Price Per Share in the manner of the adjustment described in Section 1.05(a) hereof (unless such transaction results in excluding that Comparison Stock from the definition of “Comparison Stocks”).

           (e) Notwithstanding the foregoing subsections of this Section 1.05, no adjustment shall be made to the Stock Exchange Ratio, the Lower Limit, the Midwest Base Price Per Share or the Midwest Common Stock Price Per Share in the event of the issuance of additional shares of Midwest Common Stock pursuant to the grant or sale of shares to, or for the account of, employees of Midwest pursuant to Midwest’s (i) stock option and (ii) qualified and non-qualified retirement plans in effect on the date hereof.

           (f) Subject to the provisions of Section 4.09 hereof, and notwithstanding the other provisions of this Section 1.05, no adjustment shall be made to the Stock Exchange Ratio, the Lower Limit, the Midwest Base Price Per Share or the Midwest Common Stock Price Per Share in the event of the issuance of additional shares of Midwest Common Stock or other securities pursuant to a public offering, private placement, or an acquisition of one or more banks, corporations, or business assets for consideration which the Board of Directors, or a duly authorized committee of the Board of Directors, of Midwest in its reasonable business judgment determines to be fair and reasonable; provided, however, that in the event Midwest elects to issue more than 1,654,677 shares of Midwest Common Stock pursuant to the Reorganization Agreement (as defined in Section 2.04(b) hereof), then the Stock Exchange Ratio shall be adjusted by multiplying it by a fraction (i) the numerator of which is the number of shares of Midwest Common Stock issued by Midwest pursuant to the Reorganization Agreement, and (ii) the denominator of which is 1,654,677.

           (g) Subject only to making any adjustment to the Stock Exchange Ratio and related computations prescribed by this Section 1.05 and to Section 4.09 hereof, nothing contained in this Agreement is intended to preclude Midwest from amending its Restated Certificate of Incorporation to change its capital structure or from issuing additional shares of Midwest Common Stock, preferred stock, shares of other capital stock or securities which are convertible into shares of capital stock.

           (h) In the event that the number of shares of CoVest Common Stock outstanding is greater than 3,481,434 plus the number of shares issued upon the exercise of stock options outstanding on the date hereof (the “CoVest Share Number”) for any reason whatsoever (whether such increase constitutes a breach of this Agreement), then the Stock Exchange Ratio shall be adjusted by multiplying the Stock Exchange Ratio by a fraction (i) the numerator of which shall be the CoVest Share Number, and (ii) the denominator of which shall be the total number of shares of CoVest Common Stock outstanding as of the Effective Time of the Merger.

     1.06     Time and Place of Closing.

           (a) Closing; Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) will be held on a date mutually agreed upon by Midwest and CoVest (the “Closing Date”). In the absence of such agreement, the Closing shall be held within ten (10) business days after the last to occur of: (i) the receipt of all consents and approvals of government regulatory authorities as legally required to consummate the Merger and the expiration of all statutory waiting periods; and (ii) the requisite approval of the Merger by the CoVest Stockholders and the requisite approval of the Merger and the Amendment (as defined in Section 5.04(c) hereof) by the Midwest Stockholders (as defined in Section 2.01(a) hereof).

           (b) Closing Location. The Closing shall take place at such place as Midwest and CoVest may mutually agree prior to the Closing Date.

      1.07     Midwest’s Deliveries at Closing. At the Closing, Midwest shall deliver the following items to CoVest:

           (a) evidence of the delivery by Midwest or its agents to the Exchange Agent (as defined in Section 1.09 hereof) of (i) certificates representing the number of shares of Midwest Common Stock to be issued and cash equal to the Merger Consideration in exchange for the shares of CoVest Common Stock pursuant to the terms of this Agreement and (ii) an aggregate amount of cash equal to the value of the total fractional shares of Midwest Common Stock which former holders of CoVest Common Stock would be entitled to receive pursuant to Section 1.09(d) hereof and cash equal to the value of the CoVest Stock Options as calculated pursuant to Section 4.02 hereof;

           (b) a good standing certificate for Midwest issued by each of the Secretary of State of the States of Delaware and Illinois, and dated in each case not more than ten (10) business days prior to the Closing Date;

           (c) a copy of the Certificate of Incorporation of Midwest certified not more than ten (10) business days prior to the Closing Date by the Secretary of State of the State of Delaware;

           (d) a certificate of the Secretary or any Assistant Secretary of Midwest dated the Closing Date certifying a copy of the bylaws of Midwest;

           (e) copies of resolutions of the board of directors of Midwest and the Midwest Stockholders (as defined in Section 2.01(a) hereof) authorizing and approving this Agreement and the consummation of the Merger, certified as of the Closing Date by the Secretary or any Assistant Secretary of Midwest;

           (f) a certificate executed by the President and Chief Executive Officer of Midwest dated the Closing Date stating that: (i) all of the representations and warranties of Midwest set forth in this Agreement are true and correct in all material respects with the same force and effect as if all of such representations and warranties were made at the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date and giving full effect to any supplements that were delivered by Midwest to CoVest prior to the Closing Date in accordance with Section 5.09 hereof; and (ii) Midwest has performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by Midwest under the terms of this Agreement on or prior to the Closing Date;

           (g) a legal opinion of Midwest’s counsel dated the Closing Date to the effect set forth in Exhibit 1.07(g) attached hereto; and

           (h) such other documents as CoVest may reasonably request.

      All of such items shall be reasonably satisfactory in form and substance to CoVest and its counsel.

      1.08     CoVest’s Deliveries at Closing. At the Closing, CoVest shall deliver the following items to Midwest:

           (a) a good standing certificate for CoVest issued by the Secretary of State of the States of Delaware and Illinois, and dated in each case not more than ten (10) business days prior to the Closing Date;

           (b) a copy of the Certificate of Incorporation of CoVest certified not more than ten (10) business days prior to the Closing Date by the Secretary of State of the State of Delaware;

           (c) a certificate of the Secretary or any Assistant Secretary of CoVest dated the Closing Date certifying a copy of the bylaws of CoVest;

           (d) copies of resolutions of the board of directors of CoVest and the CoVest Stockholders authorizing and approving this Agreement and the consummation of the Merger, certified as of the Closing Date by the Secretary or any Assistant Secretary of CoVest;

           (e) a good standing certificate for the Bank issued by the Comptroller of the Currency (the “OCC”) dated not more than ten (10) business days prior to the Closing Date;

           (f) a copy of the Articles of Association of the Bank certified by the OCC not more than ten (10) business days prior to the Closing Date;

           (g) a certificate of the Secretary or Assistant Secretary of the Bank dated the Closing Date certifying a copy of the bylaws of the Bank and stating that there have been no further amendments to the Articles of Association of the Bank delivered pursuant to subsection (f) of this Section;

           (h) a good standing certificate for CoVest Investments, Inc. (“CII”), issued by the Secretary of State of the State of Illinois dated not more than ten (10) business days prior to the Closing Date;

           (i) a copy of the Articles of Incorporation of CII certified not more than ten (10) business days prior to the Closing Date by the Secretary of State of the State of Illinois;

           (j) a certificate executed by the President and Chief Executive Officer of CoVest stating that: (i) all of the representations and warranties of CoVest set forth in this Agreement are true and correct in all material respects with the same force and effect as if all of such representations and warranties were made at the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct and as of such earlier date and giving full effect to any supplements that were delivered by CoVest to Midwest prior to the Closing Date in accordance with Section 5.09 hereof; and (ii) CoVest has performed and complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date;

           (k) a list of the CoVest Stockholders as of three (3) business days prior to the Closing Date certified by the Secretary or any Assistant Secretary of CoVest;

           (l) a legal opinion of CoVest’s counsel dated the Closing Date and to the effect set forth in Exhibit 1.08(l); and

           (m) such other documents as Midwest may reasonably request.

      All of such items shall be reasonably satisfactory in form and substance to Midwest and its counsel.

     1.09     Exchange of CoVest Common Stock.

           (a) Exchange Procedures. At the Effective Time, the exchange agent mutually selected by Midwest and CoVest (the “Exchange Agent”) shall, as soon as practicable after the Effective Time but in no event later than three (3) business days following the Effective Time, mail to each holder of record (other than CoVest, any subsidiary of CoVest, or Midwest) of a certificate or certificates which as of the Effective Time represented outstanding shares of CoVest Common Stock (the “Certificates”), pursuant to documentation reasonably acceptable to Midwest and CoVest: (i) a form letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or a lost certificate affidavit and bond in a form reasonably acceptable to the Exchange Agent); and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent (or a lost certificate affidavit and bond in a form reasonably acceptable to the Exchange Agent), together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive (as provided in Sections 1.03 and 1.04 hereof) in exchange therefor the Merger Consideration representing the number of shares of Midwest Common Stock and cash into which the shares of CoVest Common Stock, theretofore represented by the Certificate so surrendered, shall have been converted pursuant to the provisions of this Article I, plus an amount of cash for any fractional share of Midwest Common Stock which such holder would be entitled to receive pursuant to Section 1.09(d) hereof and the Certificate so surrendered shall forthwith be delivered to Midwest for cancellation. Midwest shall direct the Exchange Agent to make such deliveries within three (3) business days of receipt of all required documentation. In the event of a transfer of ownership of CoVest Common Stock which is not registered in the transfer records of CoVest, Midwest Common Stock and cash may be issued to a transferee if the Certificate representing such CoVest Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by any applicable stock transfer taxes.

           (b) Failure to Exchange CoVest Common Stock. No dividends or other distributions declared after the Effective Time with respect to Midwest Common Stock payable to the holders of record thereof after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to Midwest Common Stock represented thereby until the holder of record shall surrender such Certificate. Subject to the effect, if any, of applicable law, after the subsequent surrender and exchange of a Certificate, the holder thereof shall be entitled to receive any such dividends or distributions without interest thereon, which theretofore became payable with respect to the Midwest Common Stock represented by such Certificate. All dividends or other distributions declared on or after the Effective Time with respect to the Midwest Common Stock and payable to the holders of record thereof on or after the Effective Time which are payable to the holder of a Certificate not theretofore surrendered and exchanged for Midwest Common Stock pursuant to this Section 1.09 shall be paid or delivered by Midwest to the Exchange Agent, in trust, for the benefit of such holders. All such dividends and distributions held by the Exchange Agent for payment or delivery to the holders of unsurrendered Certificates unclaimed at the end of one (1) year from the Effective Time shall be repaid or redelivered by the Exchange Agent to Midwest after which time any holder of Certificates who has not theretofore surrendered such Certificates to the Exchange Agent, subject to applicable law, shall look as a general creditor only to Midwest for payment or delivery of such dividends or distributions, as the case may be. Any shares of Midwest Common Stock and/or cash delivered or made available to the Exchange Agent pursuant to this Section 1.09 and not exchanged for Certificates within one (1) year after the Effective Time pursuant to this Section 1.09 shall be returned by the Exchange Agent to Midwest which shall thereafter act as Exchange Agent subject to the rights of holders of unsurrendered Certificates under this Article I.

           (c) Full Payment. All shares of Midwest Common Stock and cash issued upon the surrender for exchange of CoVest Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of CoVest Common Stock. The shares of Midwest Common Stock for which the shares of CoVest Common Stock shall be exchanged shall thereupon be validly issued and outstanding, fully paid and non-assessable, and shall not be liable to any further call, nor shall the holder thereof be liable for any further payments with respect thereto.

           (d) Fractional Shares. No certificates or scrip representing fractional shares of Midwest Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of Midwest shall relate to any fractional share, and such fractional share interests will not entitle the owner thereof to vote or any rights of a stockholder of Midwest. In lieu of any fractional share, the Exchange Agent or Midwest as the case may be, shall pay to each holder of shares of CoVest Common Stock who otherwise would be entitled to receive a fractional share of Midwest Common Stock, an amount of cash (without interest) equal to the product achieved when such fraction is multiplied by the price equal to the closing sale price of Midwest Common Stock as quoted on Nasdaq at the close of business on the Closing Date (the “Closing Midwest Common Stock Price”).

           (e) List of CoVest Stockholders. At the Effective Time, CoVest shall deliver a certified copy of a list of its CoVest Stockholders to the Exchange Agent (as of three (3) business days prior to the Effective Time), after which there shall be no further registrations or transfers on the stock transfer books of CoVest of the shares of CoVest Common Stock that were outstanding immediately prior thereto (the “CoVest Stockholder List”). If, after the Effective Time, Certificates representing such shares are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this Article I.

           (f) Escheat. Notwithstanding anything in this Agreement to the contrary, neither the Exchange Agent nor any party hereto shall be liable to a former holder of CoVest Common Stock for any cash or securities delivered to a public official pursuant to applicable escheat or abandoned property laws.

      1.10     Dissenting Shares. Notwithstanding anything to the contrary contained in this Agreement, to the extent appraisal rights are available to the CoVest Stockholders pursuant to the DGCL, any shares held by a person who objects to the Merger, whose shares either were not entitled to vote or were not voted in favor of the Merger and who complies with all of the provisions of the DGCL concerning the rights of such person to dissent from the Merger and to require appraisal of such person’s shares and who has not withdrawn such objection or waived such rights prior to the Closing Date (“Dissenting Shares”) shall not be converted pursuant to Section 1.03 hereof but shall become the right to receive such consideration as may be determined to be due to the holder of such Dissenting Shares pursuant to the DGCL; provided, however, that each Dissenting Share held by a person at the Effective Time who shall, after the Effective Time, withdraw the demand for appraisal or lose the right of appraisal, in either case pursuant to the DGCL, shall be deemed to be converted, as of the Effective Time, into the right to receive the Merger Consideration as provided in this Article I.

      1.11     Merger of the Bank. The parties understand that it is the present intention of Midwest to merge the Bank, at or after the Effective Time into Midwest Bank. CoVest shall take all such actions as are reasonably requested by Midwest so that Midwest may accomplish the Bank Merger as aforesaid; provided, however, that: (a) the Bank Merger will be effective no earlier than the Effective Time; (b) none of

Midwest’s actions in connection with the Bank Merger will unreasonably interfere with any of the operations of CoVest or the Bank prior to the Effective Time; (c) neither CoVest nor the Bank will be required to take any irrevocable action prior to the Closing in connection with the Bank Merger; and (d) no action taken or caused to be taken by CoVest or the Bank pursuant to this Section 1.11 will result in any unreimbursed cost or expense to CoVest or the Bank. Nothing contained in this Section 1.11 is intended to impose an obligation on CoVest or the Bank to alter the manner in which they conduct their respective businesses; provided further, that nothing in this Section 1.11 shall result in any change to the Merger Consideration.

II.     REPRESENTATIONS AND WARRANTIES OF MIDWEST

      Midwest represents and warrants to CoVest that:

     2.01     Organization.

           (a) Midwest is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority, corporate and otherwise, to own, operate and lease its assets, properties and businesses and to carry on its businesses substantially as they have been and are now being conducted. Midwest is duly qualified to do business and is in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires that it be so qualified, except where the failure to so qualify would not have a Material Adverse Effect (as herein defined) on Midwest. Midwest has all requisite corporate power and authority to enter into this Agreement and, upon the receipt of the approval of the stockholders of Midwest (the “Midwest Stockholders”) of the Merger and the approval of all requisite state and federal regulatory agencies, to consummate the transactions contemplated hereby and thereby. Midwest is duly registered as a bank holding company under the BHC.

           (b) As used in this Agreement, the term “Material Adverse Effect” with respect to Midwest means any condition, event, change or occurrence that has or may reasonably be expected to (i) have a material adverse effect on the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations, of Midwest on a consolidated basis; or (ii) impair in any material respect the ability of Midwest to timely perform its obligations under this Agreement; it being understood that a Material Adverse Effect with respect to Midwest shall not include: (1) a change with respect to, or effect on, Midwest and the Midwest Subsidiaries (as defined in Section 2.06(c) hereof) resulting from a change in law, rule, regulation, generally accepted accounting principles accepted in the United States (“GAAP”) or regulatory accounting principles, as such would apply to the financial statements of Midwest on a consolidated basis; (2) a change with respect to, or effect on, Midwest and the Midwest Subsidiaries resulting from expenses (such as legal, accounting and investment bankers fees) incurred in connection with the transactions contemplated by this Agreement, including the costs of litigation defending any of the transactions contemplated herein; (3) a change with respect to, or effect on, Midwest and the Midwest Subsidiaries resulting from any other matter affecting depository institutions generally (including financial institutions and their holding companies) including changes in general economic conditions and changes in prevailing interest and deposit rates; and (4) actions or omissions taken by Midwest as required hereunder.

      2.02     Authorization. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and unanimously approved and authorized by Midwest’s Board of Directors, and all necessary corporate action on the part of Midwest has been taken subject to the approval of the Midwest Stockholders of the Merger. This Agreement has been duly executed and delivered by Midwest and, subject to the approval of the Midwest Stockholders of the Merger and the approval of all requisite state and federal regulatory agencies, constitutes the valid and binding obligation of Midwest enforceable in accordance with its terms (except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles and doctrines).

      2.03     Conflicts. Subject to the second sentence of this Section 2.03, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby, will not, conflict with or result in any violation, breach or termination of, or default or loss of a material benefit under, or permit the acceleration of, any obligation or result in the creation of any material lien, charge or encumbrance on any of the property or assets under any provision of the Certificate of Incorporation or By-laws of Midwest or similar documents of any Midwest Subsidiary or any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Midwest or any Midwest Subsidiary or their respective properties, other than any such conflicts, violations or defaults which (i) individually or in the aggregate do not have a Material Adverse Effect on Midwest, (ii) will be cured or waived prior to the Closing Date or (iii) except as disclosed in Schedule 2.03 of the Disclosure Schedule of Midwest (which was delivered by Midwest to CoVest prior to the execution of this Agreement). No consent, approval, order or authorization of, or registration, declaration or filing with, any federal or state governmental authority is required by or with respect to Midwest in connection with the execution and delivery of this Agreement or the consummation by Midwest of the transactions contemplated hereby the absence of which would have a Material Adverse Effect upon Midwest and except for: (a) the filing by Midwest of an application on Form Y-3 with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC for prior approval of the transactions contemplated by this Agreement; (b) the filing by Midwest of applications with the Illinois Commissioner of Banks and Real Estate (the “Commissioner”), the Federal Reserve Board and any other banking regulators for prior approval of the Bank Merger; (c) the filing by Midwest of the Registration Statement relating to the Midwest Common Stock to be issued pursuant to this Agreement (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) and various blue sky authorities, which Registration Statement shall include the proxy statement for use in connection with the CoVest Meeting (as defined in Section 5.04(b)) and the Midwest Meeting (as defined in Section 5.04(c)) (the “Proxy Statement”); (d) the filing of the Certificate of Merger with respect to the Merger with the Secretary of State of the State of Delaware; (e) any filings, approvals or no-action letters with or from state securities authorities; and (f) any anti-trust filings, consents, waivers or approvals.

     2.04     Capitalization.

           (a) As of the date hereof, the authorized capital stock of Midwest consists of (i) 24,000,000 shares of Midwest Common Stock, $0.01 par value per share, of which no more than 17,069,063 shares are issued and outstanding and 912,654 shares are held as treasury shares and (ii) 1,000,000 shares of preferred stock, $0.01 par value, of which none is issued and outstanding. All of the issued and outstanding shares of Midwest Common Stock have been, and all of the shares of the common stock of the Surviving Corporation to be issued in the Merger will be, at the Effective Time, duly and validly authorized and issued, and are or will be, as the case may be, fully paid and non-assessable. None of the outstanding shares of Midwest Common Stock has been issued in violation of any preemptive rights of the current or past stockholders of Midwest and none of the outstanding shares of Midwest Common Stock is or will be entitled to any preemptive rights in respect of the Merger or any of the other transactions contemplated by this Agreement. All shares of Midwest Common Stock have been issued in compliance with all federal and state securities laws.

           (b) As of September 30, 2002, Midwest had reserved (i) 1,725,000 shares of Midwest Common Stock for issuance under stock option plans for the benefit of the employees of Midwest, pursuant to which options covering 763,895 shares of Midwest Common Stock were outstanding as of September 30, 2002 (the “Midwest Stock Option Plans”); and (ii) 1,654,677 shares of Midwest Common Stock for issuance to the shareholders of Big Foot Financial Corp. (“BFFC”) pursuant to the terms and conditions of an Agreement and Plan of Reorganization, dated July 22, 2002, by and between Midwest and BFFC (the “Reorganization Agreement”). Except as set forth in this Section 2.04(b), there are no shares of capital stock or other equity securities of Midwest outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of Midwest, or contracts, commitments, understandings, or arrangements by which Midwest is or may be bound to issue additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock.

      2.05     Litigation. Except as disclosed in Schedule 2.05 of the Disclosure Schedule of Midwest, there is no suit, action, investigation or proceeding, legal, quasi-judicial, administrative or otherwise, pending or, to the best of the knowledge of Midwest, threatened against or affecting Midwest or any Midwest Subsidiary, or any of their respective officers, directors, employees or agents, in their capacities as such, which, if adversely determined, would materially affect the ability of Midwest to consummate the transactions contemplated herein or which is seeking to enjoin consummation of the transactions provided for herein or to obtain other relief in connection with this Agreement or the transactions contemplated hereby, nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against Midwest or any Midwest Subsidiary or any of their respective officers, directors, employees or agents, in their capacities as such, having, or which, insofar as reasonably can be foreseen in the future, would have any such effect.

     2.06     Midwest Subsidiaries.

           (a) All of the Midwest Subsidiaries as of the date of this Agreement are listed on Schedule 2.06 of the Disclosure Schedule of Midwest. Midwest owns directly or indirectly all of the issued and outstanding shares of capital stock of the Midwest Subsidiaries. Schedule 2.06 of the Disclosure Schedule of Midwest accurately identifies the number of shares of authorized and outstanding capital stock of the Midwest Subsidiaries. Except as set forth in Schedule 2.06 of the Disclosure Schedule of Midwest, neither Midwest nor any of the Midwest Subsidiaries owns directly or indirectly any debt or equity securities, or other proprietary interest in any other corporation, joint venture, partnership, entity, association or other business. No capital stock of any of the Midwest Subsidiaries is or may become required to be issued (other than to Midwest) by reason of any options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any Midwest Subsidiary. There are no contracts commitments, understandings or arrangements relating to the rights of Midwest to vote or to dispose of shares of the capital stock of any Midwest Subsidiary. All of the shares of capital stock of each Midwest Subsidiary held by Midwest or a Midwest Subsidiary are fully paid and non-assessable and are owned by Midwest free and clear of any claim, lien or encumbrance, except as disclosed on Schedule 2.06 of the Disclosure Schedule of Midwest. None of the outstanding shares of capital stock of any Midwest Subsidiary are subject to any preemptive rights of the current or past stockholders of such subsidiary.

           (b) Each Midwest Subsidiary is either a state bank or a corporation and is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized, and is duly qualified to do business and in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires it to be so qualified, except where the failure to so qualify, either individually or in the aggregate, would not have a Material Adverse Effect on Midwest. Each Midwest Subsidiary has the corporate power and authority necessary for it to own, operate or lease its assets, properties and businesses and to carry on its business as they have been and are now being conducted.

           (c) For purposes of this Agreement, Midwest Subsidiaries shall mean all those corporations, banks, associations, and other entities of which Midwest owns or controls 2% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 2% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired in good faith through foreclosure, or any such entity to the extent that the equity securities of such entity are owned or controlled in a bona fide fiduciary capacity, through a small business investment corporation, or otherwise as an investment by an entity that invests in unaffiliated companies in the ordinary course of business.

           (d) Each of the Midwest Subsidiaries that is a bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, the deposits of which are insured by the FDIC through the Bank Insurance Fund to the full extent permitted under applicable law.

           (e) Except as previously disclosed herein or in the Disclosure Schedule of Midwest, Schedule 2.06 of the Disclosure Schedule of Midwest sets forth a true and complete list of all affiliated Midwest entities, including all special purpose entities, limited purpose entities and qualified special purpose entities, in which Midwest or any Midwest Subsidiary or any officer or director of Midwest or any Midwest Subsidiary has an economic or management interest. Schedule 2.06 of the Disclosure Schedule of Midwest also sets forth a true and complete list of all material transactions, arrangements and other relationships between or among any such Midwest affiliated entity, Midwest, any Midwest Subsidiary and any officer or director of Midwest or any Midwest Subsidiary that are not reflected in the consolidated financial statements of Midwest (each, a “Midwest Off Balance Sheet Transaction”), along with the following information with respect to each such Midwest Off Balance Sheet Transaction: (i) the business purpose, activities, and economic substance; (ii) the key terms and conditions; (iii) the potential material risk to Midwest or any of the Midwest Subsidiaries; (iv) the amount of any guarantee, line of credit, standby letter of credit or commitment or any other type of arrangement that could require Midwest or any of the Midwest Subsidiaries to fund any obligations under any such transaction; and (v) any other information that could have a Material Adverse Effect on Midwest or any of the Midwest Subsidiaries.

      2.07     Midwest Financial Statements; Material Changes. Midwest has heretofore delivered to CoVest its audited, consolidated financial statements for the years ended December 31, 2001, December 31, 2000, and December 31, 1999 and its unaudited, consolidated financial statements for the six (6) months ended June 30, 2002 (the “Midwest Financial Statements”). The Midwest Financial Statements (x) are true and complete in all material respects; (y) have been prepared in accordance with GAAP and comply in all material respect with applicable accounting requirements and with the published rules and regulations of the SEC; and (z) fairly present the consolidated financial position of Midwest as of the dates thereof and the consolidated results of its operations, statement of stockholders’ equity and statement of cash flows for the periods then ended, except as may be indicated in the notes thereto and subject to normal year-end non-material audit adjustments in amounts consistent with past experience in the case of the unaudited Midwest Financial Statements. Since June 30, 2002, to the date hereof, Midwest, on a consolidated basis, has not undergone or suffered any changes in its condition (financial or otherwise), properties, assets, liabilities, business or operations which have resulted, in any case or in the aggregate, in a Material Adverse Effect on Midwest. No facts or circumstances have been discovered from which it reasonably appears that there is a significant risk and reasonable probability that Midwest will suffer or experience a Material Adverse Effect.

      2.08     Midwest Filings. Midwest has previously made available, or will make available prior to the Effective Time, to CoVest true and complete copies of its (i) proxy statements relating to all meetings of Midwest Stockholders (whether special or annual) during the calendar years 1999, 2000, 2001 and 2002 and (ii) all other reports, as amended, or filings, as amended, required to be filed under the Securities and Exchange Act of 1934, as amended (the “Securities Exchange Act”), by Midwest with the SEC since January 1, 1999, including on Forms 10-K, Forms 10-Q and Forms 8-K.

      2.09     Midwest Reports. Since January 1, 1997, Midwest and the Midwest Subsidiaries has each filed, and will continue to file through the Closing Date, all reports and statements, together with any amendment required to be made with respect thereto, that it was, or will be, required to file with (i) the SEC, including Forms 10-K, Forms 10-Q and Forms 8-K, and proxy statements, (ii) the Federal Reserve Board, (iii) the FDIC, (iv) Commissioner, (v) the National Association of Securities Dealers (the “NASD”), and (vi) any applicable state banking, insurance, securities, or other regulatory authorities (except filings which are not material). As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all of the statutes, rules, and regulations enforced or promulgated by the authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statement made therein, in light of the circumstances under which they were made, not misleading. Except for normal examinations conducted by the Internal Revenue Service, state and local taxing authorities, the Federal Reserve Board, the Commissioner or the FDIC in the regular course of the business of Midwest or any Midwest Subsidiary, no federal, state or local governmental agency, commission or other entity has initiated any proceeding or, to the best knowledge of Midwest, investigation into the business or operations of Midwest or any Midwest Subsidiary within the past five (5) years. There is no unresolved violation, criticism or exception by the Federal Reserve Board, the Commissioner, the FDIC or other agency, commission or entity with respect to any report or statement referred to herein that has or is expected to have a Material Adverse Effect on Midwest.

     2.10     Compliance With Laws.

           (a) Except as disclosed in Schedule 2.10 of the Disclosure Schedule of Midwest, the businesses of Midwest and each of the Midwest Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any governmental entity, including any laws affecting financial institutions (including those pertaining to the Bank Secrecy Act, the investment of funds, the lending of money, the collection of interest and the extension of credit), federal and state securities laws, laws and regulations relating to financial statements and reports, truth-in-lending, truth-in-savings, usury, fair credit reporting, consumer protection, occupational safety, fair employment practices, fair labor standards and laws and regulations relating to employee benefits, and any statutes or ordinances relating to the properties occupied or used by Midwest or any of the Midwest Subsidiaries, except for possible violations which either singly or in the aggregate do not and, insofar as reasonably can be foreseen in the future, will not have a Material Adverse Effect on Midwest. The business and affairs of the Midwest Subsidiaries have been managed in accordance with prudent banking practices.

           (b) The policies, programs and practices of Midwest and the Midwest Subsidiaries relating to wages, hours of work, and other terms and conditions of employment are in compliance in all material respects with applicable material laws, orders, regulations, public policies and ordinances governing employment and terms and conditions of employment. There are no disputes, claims, or charges, pending or, to the best of the knowledge of Midwest, threatened, against Midwest or any Midwest Subsidiary alleging breach of any express or implied employment contract or commitment, or material breach of any applicable material law, order, regulation, public policy or ordinance relating to employment or terms and conditions of employment, and, to the best of the knowledge of Midwest, there is no basis for any valid claim or charge with regard to such matters.

           (c) No investigation or review by the Federal Reserve Board, the FDIC or the Commissioner with respect to Midwest or any of the Midwest Subsidiaries is pending or, to the best of the knowledge of Midwest, threatened, nor has any governmental entity indicated to Midwest or any Midwest Subsidiary an intention to conduct the same, other than normal bank regulatory examinations and those the outcome of which will not have a Material Adverse Effect on Midwest.

           (d) Each of Midwest and the Midwest Subsidiaries, where applicable, is in substantial compliance with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder (“CRA”). As of the date of this Agreement, Midwest has not been advised of the existence of any act or circumstance or set of facts or circumstances which, if true, would cause Midwest or any of the Midwest Subsidiaries to fail to be in substantial compliance with such provisions. None of the Midwest Subsidiaries, where applicable, has received a CRA rating from the applicable regulatory authority which is less than “satisfactory” since January 1, 1997.

     2.11     Taxes.

           (a) Except as disclosed in Schedule 2.11 of the Disclosure Schedule of Midwest, Midwest and the Midwest Subsidiaries have each timely filed all material tax and information returns required to be filed (all such returns being true and complete in all material respects) and have paid (or Midwest has paid on behalf of the Midwest Subsidiaries), or have accrued on their respective books and set up an adequate reserve for the payment of, all taxes reflected on such returns in respect of the periods covered by such returns and have accrued on their respective books and set up an adequate reserve for the payment of all income and other taxes anticipated to be payable in respect of periods through the end of the calendar month next preceding the date hereof. Neither Midwest nor any Midwest Subsidiary is delinquent in the payment of any material tax, assessment or governmental charge. No deficiencies for any taxes have been proposed, asserted or assessed against Midwest or any Midwest Subsidiary that have not been resolved or settled and no requests for waivers of the time to assess any such tax are pending or have been agreed to. Except as disclosed in Schedule 2.11 of the Disclosure Schedule of Midwest, the income tax returns of Midwest and the Midwest Subsidiaries have not been audited by the Internal Revenue Service or the Illinois Department of Revenue. Neither Midwest nor any Midwest Subsidiary is a party to any action or proceeding by any governmental authority for the assessment or the collection of taxes. Deferred taxes of Midwest and the Midwest Subsidiaries have been accounted for in accordance with past practices. Midwest and the Midwest Subsidiaries have properly accrued for all real estate taxes.

           (b) Midwest has not filed any consolidated federal income tax return with an “affiliated group” (within the meaning of Section 1504 of the Code where Midwest was not the common parent of the group. Neither Midwest nor any Midwest Subsidiary is, or has been, a party to any tax allocation agreement or arrangement pursuant to which it has any contingent or outstanding liability to anyone other than Midwest or any Midwest Subsidiary.

           (c) Midwest and each Midwest Subsidiary have each withheld amounts from its employees, Midwest Stockholders or holders of public deposit accounts in material compliance with the tax withholding provisions of applicable federal, state and local laws, filed all federal, state and local returns and reports for all years for which any such return or report would be due with respect to employee income tax withholding, social security and unemployment taxes, income and other taxes and all payments or deposits with respect to such taxes have been timely made and notified all employees, stockholders and holders of public deposit accounts of their obligations to file all forms, statements or reports with it in accordance with applicable federal, state and local tax laws.

      2.12     Defaults. There has not been any material default in any obligation to be performed by Midwest or any Midwest Subsidiary under any material contract or commitment, which would have a Material Adverse Effect on Midwest and neither Midwest nor any such Subsidiary has waived, and will not waive prior to the Closing Date, any material right under any material contract or commitment which would have a Material Adverse Effect on Midwest. To the best of the knowledge of Midwest, no other party to any material contract or commitment is in material default in any material obligation to be performed by such party which would have a Material Adverse Effect upon Midwest.

      2.13     Undisclosed Liabilities. All of the material obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due) arising out of transactions or events heretofore entered into, or any action or inaction, including taxes with respect to or based upon transactions or events heretofore occurring (individually a “Liability” collectively the “Liabilities”) have, in the case of Midwest and each of the Midwest Subsidiaries, been reflected, disclosed or reserved against in the Midwest Financial Statements (or the footnotes thereto), dated as of June 30, 2002, in accordance with GAAP, and Midwest and the Midwest Subsidiaries have no other Liabilities except (a) Liabilities incurred since June 30, 2002 in the ordinary course of business or (b) as disclosed in Schedule 2.13 of the Disclosure Schedule of Midwest.

     2.14     Loans; Investments.

           (a) Except as otherwise disclosed in Schedule 2.14 of the Disclosure Schedule of Midwest, each material loan reflected as an asset on the Midwest Financial Statement, dated as of June 30, 2002, is evidenced by written documentation issued in the normal course of Midwest’s or the Midwest Subsidiary’s business and constitutes, to the best of the knowledge of Midwest, the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles or doctrines; to the best of the knowledge of Midwest, no obligor named therein is seeking to avoid the enforceability of the terms of any loan under any such laws or equitable principles or doctrines and no loan is subject to any valid and enforceable defense, offset or counterclaim. All such loans originated by Midwest or any Midwest Subsidiary, and to the best of the knowledge of Midwest, all such loans purchased by Midwest or any Midwest Subsidiary, were made or purchased in accordance with customary lending standards of Midwest or the Midwest Subsidiary and in the ordinary course of business of Midwest or the Midwest Subsidiary. Except as set forth in Schedule 2.14 of the Disclosure Schedule of Midwest, all such loans are, and at the Closing Date will be, free and clear of any security interest, lien, encumbrance or other charge, and Midwest and the Midwest Subsidiary have complied, and at the Closing Date will have complied, in all material respects, with all material laws and regulations relating to such loans. Except as set forth on Schedule 2.14 of the Disclosure Schedule of Midwest, there are no loans or other assets of Midwest or any Midwest Subsidiary in excess of $1,000,000 that have been classified by examiners or others as “Other Assets Specially Mentioned,” “Substandard,” “Doubtful” or “Loss” as of June 30, 2002. Set forth on Schedule 2.14 of the Disclosure Schedule of Midwest is a complete list of the Bank’s OREO as of June 30, 2002.

           (b) All guarantees of indebtedness owed to Midwest or any Midwest Subsidiary, including those of the Federal Housing Administration, the Small Business Administration, and other state and federal agencies, are, to the best of the knowledge of Midwest, valid and enforceable, except to the extent enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles or doctrines and except as would not have a Material Adverse Effect on Midwest.

           (c) In originating, underwriting, servicing, and discharging loans, mortgages, land contracts, and contractual obligations relating thereto, either for its own account or for the account of others, each Midwest Subsidiary has complied in all material respects with all applicable terms and conditions of such obligations and with all applicable laws, regulations, rules, contractual requirements, and procedures with respect to such servicing, except where the failure to comply would not have a Material Adverse Effect on Midwest.

           (d) Except as set forth on Schedule 2.14 of the Disclosure Schedule of Midwest, neither Midwest nor any Midwest Subsidiary is a party to any interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements.

           (e) Except as set forth in Schedule 2.14 of the Disclosure Schedule of Midwest and except for pledges to secure public and trust deposits, none of the investments reflected in the Midwest Financial Statement, dated as of June 30, 2002, under the heading “Investment Securities,” and none of the investments made by Midwest or any Midwest Subsidiary since June 30, 2002, is subject to any restriction, whether contractual or statutory, which materially impairs the ability of Midwest or the Midwest Subsidiaries freely to dispose of such investment at any time. With respect to all material repurchase agreements to which Midwest or any Midwest Subsidiary is a party, Midwest or the Midwest Subsidiaries have a valid, perfected first lien or security interest in the government securities or other collateral securing each such repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement. Except as set forth in the Schedule 2.14 of the Disclosure Schedule of Midwest and except for transactions aggregating less than $300,000, neither Midwest nor any Midwest Subsidiary has sold or otherwise disposed of any assets in a transaction in which the acquirer of such assets or other person has the right, either conditionally or absolutely, to require Midwest or the Midwest Subsidiary to repurchase or otherwise reacquire any such assets.

      2.15     Allowance for Loan Losses. The allowance for loan losses shown on the Midwest Financial Statement, dated as of June 30, 2002 (and as shown on any financial statements to be delivered by Midwest to CoVest pursuant to Section 5.09 hereof), as of such date was (and will be as of such subsequent financial statement dates) in the reasonable judgment of the management of Midwest adequate based upon its past business practices to provide for possible or specific losses, net of recoveries relating to loans previously charged off, on loans outstanding, and contained (or will contain) an additional amount of unallocated reserves for unanticipated future losses at a level considered adequate under the standards applied by applicable federal and/or state regulatory authorities to financial institutions.

      2.16     Midwest Benefit Plans. Set forth on Schedule 2.16 of the Disclosure Schedule of Midwest are any retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, bonus, group insurance, severance and other employee benefit plans which Midwest has in effect as of the date hereof, and true and correct copies (or detailed summaries) of each such plan are attached to and made a part of Schedule 2.16 of the Disclosure Schedule of Midwest.

      2.17     Insurance. In the reasonable judgment of management of Midwest, Midwest and each Midwest Subsidiary maintain insurance with an insurer which is sound and reputable on their respective assets, and upon their respective businesses and operations, against loss or damage, risks, hazards and liabilities of the kinds customarily insured by prudent corporations engaged in the same or similar businesses.

     2.18     Compliance with Environmental Laws.

           (a) To the best knowledge of Midwest, and except as set forth in Schedule 2.18 of the Disclosure Schedule of Midwest: (i) the operations of Midwest and each of the Midwest Subsidiaries comply in all material respects with all applicable Environmental Laws; (ii) none of the operations of Midwest or the Midwest Subsidiaries, no assets presently or formerly owned or leased by Midwest or the Midwest Subsidiaries and, no Mortgaged Premises or Participating Facility (as defined below) are subject to any judicial or administrative proceedings alleging the violation of any past or present Environmental Law, nor are they the subject of any claims alleging damages to health or property, pursuant to which Midwest, any of the Midwest Subsidiaries or any owner of a Mortgaged Premises or a Participating Facility would be liable in law or equity; (iii) none of the operations of Midwest or any of the Midwest Subsidiaries, no assets presently owned or formerly owned by Midwest or any of the Midwest Subsidiaries, and, no Mortgaged Premises or a Participating Facility are the subject of any federal, state or local investigation evaluating whether any remedial action is needed to respond to a release or threatened release of any Hazardous Substance, or any other substance into the environment, nor has Midwest or any of the Midwest Subsidiaries, or any owner of a Mortgaged Premises or a Participating Facility been directed to conduct such investigation, formally or informally, by any governmental agency, nor have any of them agreed with any governmental agency or private person to conduct any such investigation; and (iv) neither Midwest nor any of the Midwest Subsidiaries, nor any owner of a Mortgaged Premises or a Participating Facility has filed any notice under any Environmental Law indicating past or present treatment, storage or disposal of a Hazardous Substance or reporting a spill or release of a Hazardous Substance, or any other substance into the environment.

           (b) To the best knowledge of Midwest, and except as set forth in Schedule 2.18 of the Disclosure Schedule of Midwest, with respect to (i) the real estate owned (other than OREO) or leased by Midwest or any of the Midwest Subsidiaries; (ii) OREO presently or formerly held by Midwest or any of the Midwest Subsidiaries; and (iii) any real estate formerly owned (other than OREO) or leased by Midwest or any of the Midwest Subsidiaries (the “Midwest Premises”): (x) no part of the Midwest Premises has been used for the generation, manufacture, handling, storage, or disposal of Hazardous Substances; (y) the Midwest Premises do not contain, and have never contained, an underground storage tank; and (z) the Midwest Premises do not contain and are not contaminated by any quantity of a Hazardous Substance from any source.

           (c) For purposes of this Agreement, “Hazardous Substance” has the meaning set forth in Section 9601 of the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C.A., §9601 et seq., and also includes any substance now or hereafter regulated by or subject to any Environmental Laws (as defined below) and any other pollutant, contaminant, or waste, including petroleum, asbestos, fiberglass, radon, and polychlorinated biphenyls. For purposes of this Agreement, “Environmental Laws” means all laws (civil or common), ordinances, rules, regulations, guidelines, and orders that: (i) regulate air, water, soil, and solid waste management, including the generation, release, containment, storage, handling, transportation, disposition, or management of any Hazardous Substance; (ii) regulate or prescribe requirements for air, water, or soil quality; (iii) are intended to protect public health or the environment; or (iv) establish liability for the investigation, removal, or cleanup of, or damage caused by, any Hazardous Substance. For purposes of this Section, “Mortgaged Premises” shall mean each (i) real property interest (including any fee or leasehold interest) which is encumbered or affected by any mortgage, deed of trust, deed to secure debt or other similar document or instrument granting to either Midwest or any of the Midwest Subsidiaries or CoVest or any CoVest Subsidiary (as applicable) a lien on or security interest in such real property interest and (ii) any other real property interest upon which is situated assets or other property affected or encumbered by any document or instrument granting to either Midwest or any of the Midwest

Subsidiaries or CoVest or any CoVest Subsidiary (as applicable) a lien thereon or security interest therein; provided, however, that the term “Mortgaged Premises” shall not include one to four unit single family residences. For purposes of this Section, “Participating Facility” means any property in which either Midwest or any of the Midwest Subsidiaries or CoVest or any CoVest Subsidiary (as applicable) participates in the management of such property and, where the context requires, includes the owner or operator of such property.

      2.19     Assets.

      (a) Midwest and each of the Midwest Subsidiaries have good, sufficient and marketable title to their real properties, including any leaseholds and ground leases, and their other assets and properties, all as reflected as owned by Midwest or any of the Midwest Subsidiaries in the Midwest Financial Statement, dated as of June 30, 2002, except for (i) assets and properties disposed of since such date in the ordinary course of business and (ii) Permitted Liens (as defined in Section 3.22(c) hereof and relating to Midwest or any Midwest Subsidiary). Substantially all of the buildings, structures, fixtures and appurtenances comprising part of the real properties of Midwest or any of the Midwest Subsidiaries (whether owned or leased by Midwest or the Midwest Subsidiaries) are in good operating condition and have been adequately maintained, reasonable wear and tear excepted. Midwest and each of the Midwest Subsidiaries have title or other rights to all their other assets sufficient in all material respects for the conduct of their respective businesses as presently conducted, and, except for the Permitted Liens, free, clear and discharged of, and from any and all liens, charges, encumbrances, security interests and/or equities which are material to Midwest on a consolidated basis.

      (b) All leases pursuant to which Midwest or any of the Midwest Subsidiaries, as lessee, leases real or personal property which are material to the business of Midwest on a consolidated basis are, to the best of the knowledge of Midwest, valid, effective, and enforceable against the lessor in accordance with their respective terms. There is not under any of such leases any existing default, or any event which with notice or lapse of time or both would constitute a default, with respect to either Midwest or any of the Midwest Subsidiaries, or to the best knowledge of Midwest, the other party.

      2.20     Fees. Other than the financial advisory services performed for Midwest by Hovde Financial, LLC, neither Midwest or any of the Midwest Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed a broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder’s fees, and no broker or finder has acted directly or indirectly for Midwest or any Midwest Subsidiary in connection with this Agreement or the transactions contemplated hereby.

      2.21     Governmental Approvals. No fact or condition exists with respect to Midwest or any Midwest Subsidiary which Midwest has reason to believe may prevent it from obtaining timely approval of the Merger or any other transaction contemplated by this Agreement by any governmental authority.

      2.22     Disclosure. None of the information supplied by Midwest for inclusion in the Proxy Statement to be delivered to the Midwest Stockholders and the CoVest Stockholders as required by Section 5.04 hereof will at the time of the Midwest Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

      2.23     No Other Representation or Warranty. Except for the representations and warranties expressly contained in this Article II, Midwest has not made any other representation or warranty (express or implied, oral or written).

III. REPRESENTATIONS AND WARRANTIES OF COVEST

      CoVest represents and warrants to Midwest that:

      3.01     Organization.

      (a) CoVest is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority, corporate, or otherwise, to own, operate and lease its assets, properties and businesses and to carry on its businesses substantially as they have been and are now being conducted. CoVest is duly qualified to do business and is in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires that it be so qualified, except where the failure to so qualify would not have a Material Adverse Effect on CoVest (as defined below). CoVest has all requisite corporate power and authority to enter into this Agreement and, upon the receipt of the approval of the CoVest Stockholders of the Merger and the approval of all requisite state and federal regulatory agencies, to consummate the transactions contemplated hereby. CoVest is duly registered as a bank holding company under the BHC.

      (b) As used in this Agreement, the term “Material Adverse Effect” with respect to CoVest means any condition, event, change or occurrence that has or may reasonably be expected to (i) have a material adverse effect on the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations, of CoVest on a consolidated basis; or (ii) impair in any material respect the ability of CoVest to perform its obligations under this Agreement; it being understood that a Material Adverse Effect with respect to CoVest shall not include: (1) a change with respect to, or effect on, CoVest and its consolidated subsidiaries resulting from a change in law, rule, regulation, GAAP or regulatory accounting principles, as such would apply to the financial statements of CoVest on a consolidated basis; (2) a change with respect to, or effect on, CoVest and its consolidated subsidiaries resulting from expenses (such as legal, accounting and investment bankers fees) incurred in connection with the transactions contemplated by this Agreement, including the costs of litigation defending any of the transactions contemplated herein; (3) the payment of any amounts due to, or the provision of any benefits to, any officer or employee under employment contracts or employee benefit plans, severance agreements, consulting agreements or other arrangements in existence as of the date hereof; (4) a change with respect to, or effect on, CoVest and its consolidated subsidiaries resulting from any other matter affecting depository institutions generally (including financial institutions and their holding companies) including changes in general economic conditions and changes in prevailing interest and deposit rates; or (5) actions or omissions by CoVest taken (A) with the prior written consent of Midwest, (B) in contemplation of the transactions contemplated hereby or (C) as required or permitted hereunder.

      3.02     Authorization. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and unanimously approved and authorized by CoVest’s Board of Directors, and all necessary corporate action on the part of CoVest has been taken, other than the receipt of the approval of the CoVest Stockholders of the Merger. This Agreement has been duly executed and delivered by CoVest and, subject to the approval of the CoVest Stockholders of the Merger and the approval of all requisite state and federal regulatory agencies, constitutes the valid and binding obligation of CoVest enforceable in accordance with its terms (except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles or doctrines).

      3.03     Conflicts. Subject to the second sentence of this Section 3.03, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby, will not, conflict with or result in any violation, breach or termination of, or default or loss of a material benefit under, or permit the acceleration of, any obligation or result in the creation of any material lien, charge or encumbrance on any property or assets of CoVest under any provision of the Certificate of Incorporation or By-laws of CoVest or similar documents of the Bank, or any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to CoVest or the Bank or their respective properties, other than any such conflicts, violations or defaults which (i) individually or in the aggregate do not have a Material Adverse Effect on CoVest, (ii) will be cured or waived prior to the Closing Date or (iii) except as disclosed in Schedule 3.03 of the Disclosure

Schedule of CoVest (which was delivered by CoVest to Midwest prior to the execution of this Agreement). No consent, approval, order or authorization of, or registration, declaration or filing with, any federal or state governmental authority is required by or with respect to CoVest in connection with the execution and delivery of this Agreement or the consummation by CoVest of the transactions contemplated hereby the absence of which would have a Material Adverse Effect upon CoVest except for: (a) the filing by Midwest of an application on Form Y-3 with the Federal Reserve Board under the BHC for prior approval of the transactions contemplated by this Agreement; (b) the filing by Midwest of applications with the Federal Reserve Board, the Commissioner and any other banking regulators for prior approval of the Bank Merger; (c) the filing by Midwest of the Registration Statement with the SEC under the Securities Act and various blue sky authorities, which Registration Statement shall include the Proxy Statement; (d) the filing of the Certificate of Merger with respect to the Merger with the Secretary of State of the State of Delaware; (e) any filings, approvals or no-action letters with or from state securities authorities; and (f) any anti-trust filings, consents, waivers or approvals.

      3.04     Antitakeover Provisions Inapplicable. This Agreement has been unanimously approved by the Board of Directors of CoVest. No “business combination,” “moratorium,” “control share,” other state antitakeover statute or regulation, or the Rights Agreement, (i) prohibits or restricts the ability of CoVest to perform its obligations under this Agreement or its ability to consummate the transactions contemplated hereby, (ii) would have the effect of invalidating or voiding this Agreement, or any provision hereof, or (iii) would subject Midwest to any material impediment or condition in connection with the exercise of any of its rights under this Agreement.

      3.05     Capitalization.

      (a) As of the date hereof, the authorized capital stock of CoVest consists of (i) 7,500,000 shares of CoVest Common Stock, $0.01 par value per share, of which 3,481,434 shares are issued and outstanding and 922,369 shares are held as treasury shares; and (ii) 1,000,000 shares of preferred stock, $0.01 par value per share, 7,500 shares of which are reserved for issuance pursuant to the terms and conditions of the Rights Agreement dated July 28, 1997, between CoVest and Harris Trust and Savings Bank, as Rights Agent (the “Rights Agreement”). All of the issued and outstanding shares of CoVest Common Stock have been duly and validly authorized and issued, and are fully paid and non-assessable. None of the outstanding shares of CoVest Common Stock has been issued in violation of any preemptive rights of the current or past stockholders of CoVest. All of the outstanding shares of CoVest Common Stock have been issued in material compliance with all federal and state securities laws.

      (b) As of September 30, 2002, CoVest had reserved 1,908,000 shares of CoVest Common Stock for issuance under various stock option and stock incentive plans for the benefit of the employees, directors, former employees and former directors of CoVest (collectively, the “CoVest Stock Option Plan”) pursuant to which options covering 641,789 shares of CoVest Common Stock (the “CoVest Stock Options”) were outstanding as of September 30, 2002. As of September 30, 2002, 1,662 shares of CoVest Common Stock were issued and outstanding under CoVest’s Bank Incentive Plan. Except as set forth in the Rights Agreement and in this Section 3.05(b), there are no shares of capital stock or other equity securities of CoVest outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of CoVest, or contracts, commitments, understandings, or arrangements by which CoVest is or may be bound to issue additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock.

      3.06     CoVest Financial Statements; Material Changes. CoVest has heretofore delivered to Midwest its audited, consolidated financial statements for the years ended December 31, 2001, December 31, 2000 and December 31, 1999, and its unaudited, consolidated financial statements for the six (6) months ended June 30, 2002 (the “CoVest Financial Statements”), and the Reports of Income and Reports of Condition for the Bank for the years ended December 31, 2001, December 31, 2000, and December 31, 1999, and for the six (6) months ended June 30, 2002 (the “Bank Reports”). The CoVest Financial Statements (x) are true and complete in all material respects; (y) have been prepared in accordance with GAAP and comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC; and (z) fairly present the consolidated financial position of CoVest as of the dates thereof and the consolidated results of its operations, statement of stockholders’ equity and statement of cash flows for the periods then ended, except as may be indicated in the notes thereto and subject to normal year-end non-material audit adjustments in amounts consistent with past experience in the case of the unaudited CoVest Financial Statements. The Bank Reports (1) are true and complete in all material respects; (2) have been prepared in accordance with GAAP as modified by banking regulations; and (3) fairly represent the financial position of the Bank as of the dates thereof and the results of its operations, statement of stockholder’s equity and statement of cash flows for the periods then ended, subject to normal year-end audit adjustments in amounts consistent with past experience in the case of the Bank Report dated June 30, 2002. Since June 30, 2002, to the date hereof, CoVest, on a consolidated basis, has not undergone or suffered any changes in its condition (financial or otherwise), properties, assets, liabilities, business or operations which have resulted, in any case or in the aggregate, in a Material Adverse Effect on CoVest. No facts or circumstances have been discovered from which it reasonably appears that there is a significant risk and reasonable probability that CoVest will suffer or experience a Material Adverse Effect.

      3.07     CoVest Subsidiaries.

      (a) CoVest owns all of the issued and outstanding capital stock of the Bank, which is the only subsidiary of CoVest, and will own all of such shares as of the Closing Date. The Bank owns all of the issued and outstanding capital stock of CII, which is the only subsidiary of the Bank, and will own all of such shares as of the Closing Date (hereafter the Bank and CII are referred to collectively as the “CoVest Subsidiaries” and singularly as a “CoVest Subsidiary”). The capitalization of each CoVest Subsidiary is set forth in Schedule 3.07 of the Disclosure Schedule of CoVest. Except as set forth in Schedule 3.07 of the Disclosure Schedule of CoVest, neither CoVest nor any CoVest Subsidiary owns directly or indirectly any debt or equity securities, or other proprietary interest in any other corporation, joint venture, partnership, entity, association or other business. Except as provided in Section 55 of the National Bank Act with respect to the Bank, all of the issued and outstanding shares of the capital stock of each CoVest Subsidiary have been duly and validly authorized and issued, and are fully paid and non-assessable. None of the outstanding shares of capital stock of any CoVest Subsidiary are subject to any preemptive rights of the current or past stockholders of such subsidiary. No capital stock of any CoVest Subsidiary is or may become required to be issued (other than to CoVest) by reason of any options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of such CoVest Subsidiary. There are no contracts, commitments, understandings or arrangements relating to the rights of CoVest to vote or to dispose of shares of the capital stock of any CoVest Subsidiary. All of the shares of capital stock of the Bank held by CoVest are owned by CoVest free and clear of any claim, lien or encumbrance. All of the shares of capital stock of CII held by the Bank are owned by the Bank free and clear of any claim, lien or encumbrance.

           (b) The Bank is a national banking association and is duly organized, validly existing and in good standing under the laws of the United States, and is duly qualified to do business and in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires it to be so qualified, except where the failure to so qualify, either individually or in the aggregate, would not have a Material Adverse Effect on CoVest. The Bank has the corporate power and authority necessary for it to own, operate or lease its assets, properties and business and to carry on its business substantially as they have been and are now being conducted.

           (c) The conversion of the Bank from mutual to stock form of organization and the concurrent holding company formation (the “Conversion”) was conducted and effectuated in accordance with all applicable laws, rules and regulations, and pursuant to all terms and conditions of regulatory approvals. Neither CoVest nor the Bank incurred any federal or state tax liability as a result of the Conversion. The Bank is a member in good standing of the Federal Home Loan Bank System. All eligible deposit accounts issued by the Bank are insured by the FDIC through the Savings Association Insurance Fund to the full extent permitted under applicable laws. The liquidation account established by the Bank in connection with the Conversion has been maintained since its establishment in accordance with applicable laws and the records with respect to said account are complete and accurate in all material respects. None of the transactions contemplated by this Agreement would constitute a complete liquidation of the Bank so as to require the distribution of such liquidation account of the Bank to any existing or former savings or demand account holders of the Bank.

           (d) CII is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and has all requisite power and authority, corporate, or otherwise, to own, operate and lease its assets, properties and businesses and to carry on its businesses substantially as they have been and are now being conducted. CII is duly qualified to do business and is in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires that it be so qualified, except where the failure to so qualify would not have a Material Adverse Effect on CoVest.

           (e) Except as previously disclosed herein or in the Disclosure Schedule of CoVest, Schedule 3.07 of the Disclosure Schedule of CoVest sets forth a true and complete list of all affiliated CoVest entities, including all special purpose entities, limited purpose entities and qualified special purpose entities, in which CoVest or any CoVest Subsidiary or any officer or director of CoVest or any CoVest Subsidiary has an economic or management interest. Schedule 3.07 of the Disclosure Schedule of CoVest also sets forth a true and complete list of all material transactions, arrangements and other relationships between or among any such CoVest affiliated entity, CoVest, any CoVest Subsidiary and any officer or director of CoVest or any CoVest Subsidiary that are not reflected in the consolidated financial statements of CoVest (each, a “CoVest Off Balance Sheet Transaction”), along with the following information with respect to each such CoVest Off Balance Sheet Transaction: (i) the business purpose, activities, and economic substance; (ii) the key terms and conditions; (iii) the potential material risk to CoVest or any CoVest Subsidiary; (iv) the amount of any guarantee, line of credit, standby letter of credit or commitment or any other type of arrangement that could require CoVest or any CoVest Subsidiary to fund any obligations under any such transaction; and (v) any other information that could have a Material Adverse Effect on CoVest or any CoVest Subsidiary.

      3.08     CoVest Filings. CoVest has previously made available, or will make available prior to the Effective Time, to Midwest true and complete copies of its (i) proxy statements relating to all meetings of CoVest Stockholders (whether special or annual) during the calendar years 1999, 2000, 2001 and 2002 and (ii) all other reports, as amended, or filings, as amended, required to be filed under the Securities Exchange Act, by CoVest with the SEC since January 1, 1999, including on Forms 10-K, Forms 10-Q and Forms 8-K.

      3.09     CoVest Reports. Since January 1, 1997, CoVest and each CoVest Subsidiary has filed, and will continue to file through the Closing Date, all reports and statements, together with any amendment required to be made with respect thereto, that it was, or will be, required to file with (i) the SEC, including Forms 10-K, Forms 10-Q and Forms 8-K, and proxy statements, (ii) the Federal Reserve Board, (iii) the OCC, (iv) the FDIC, (v) the NASD and (vi) any applicable state banking, insurance, securities, or other regulatory authorities (except filings which are not material). As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all of the statutes, rules, and regulations enforced or promulgated by the authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statement made therein, in light of the circumstances under which they were made, not misleading. Except for normal examinations conducted by the Internal Revenue Service, state and local taxing authorities, the Federal Reserve Board, the OCC or the FDIC in the regular course of the business of CoVest or any CoVest Subsidiary, no federal, state or local governmental agency, commission or other entity has initiated any proceeding or, to the best knowledge of CoVest, investigation into the business or operations of CoVest or any CoVest Subsidiary within the past five (5) years. There is no unresolved violation, criticism or exception by the OCC, the FDIC or other agency, commission or entity with respect to any report or statement referred to herein that has or is expected to have a Material Adverse Effect on CoVest.

     3.10     Compliance With Laws.

           (a) Except as disclosed in the Schedule 3.10 of the Disclosure Schedule of CoVest, the businesses of CoVest and the CoVest Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any governmental entity, including any laws affecting financial institutions (including those pertaining to the Bank Secrecy Act, the investment of funds, the lending of money, the collection of interest and the extension of credit), federal and state securities laws, laws and regulations relating to financial statements and reports, truth-in-lending, truth-in-savings, usury, fair credit reporting, consumer protection, occupational safety, fair employment practices, fair labor standards and laws and regulations relating to employee benefits, and any statutes or ordinances relating to the properties occupied or used by CoVest or any CoVest Subsidiary, except for possible violations which either singly or in the aggregate do not and, insofar as reasonably can be foreseen in the future, will not have a Material Adverse Effect on CoVest.

           (b) The policies, programs and practices of CoVest and the CoVest Subsidiaries relating to wages, hours of work, and other terms and conditions of employment are in compliance in all material respects with applicable material laws, orders, regulations, public policies and ordinances governing employment and terms and conditions of employment. There are no disputes, claims, or charges, pending or, to the best of the knowledge of CoVest, threatened, against CoVest or any CoVest Subsidiary alleging breach of any express or implied employment contract or commitment, or material breach of any applicable material law, order, regulation, public policy or ordinance relating to employment or terms and conditions of employment, and, to the best of the knowledge of CoVest, there is no basis for any valid claim or charge with regard to such matters.

           (c) Except as disclosed in Schedule 3.10 of the Disclosure Schedule of CoVest, no investigation or review by the Federal Reserve Board, FDIC or the OCC with respect to CoVest or any CoVest Subsidiary is pending or, to the best of the knowledge of CoVest, threatened, nor has any governmental entity indicated to CoVest or any CoVest Subsidiary an intention to conduct the same, other than normal bank regulatory examinations and those the outcome of which will not have a Materially Adverse Effect on CoVest.

           (d) Each of CoVest and the CoVest Subsidiaries, where applicable, is in substantial compliance with the applicable provisions of the CRA. As of the date of this Agreement, CoVest has not been advised of the existence of any act or circumstance or set of facts or circumstances which, if true, would cause CoVest or any CoVest Subsidiary to fail to be in substantial compliance with such provisions. The Bank has not received a CRA rating from the applicable regulatory authority which is less than “satisfactory” since January 1, 1997.

      3.11     Litigation. Except as disclosed in Schedule 3.11 of the Disclosure Schedule of CoVest, there is no suit, action, investigation or proceeding, legal, quasi-judicial, administrative or otherwise, pending or, to the best of the knowledge of CoVest, threatened against CoVest or any CoVest Subsidiary, or any of their respective officers, directors or employees, in their capacities as such, which is seeking damages in excess of $50,000 against CoVest, any CoVest Subsidiary, or any of their respective officers, directors or employees, in their capacities as such, or which would materially affect the ability of CoVest to consummate the transactions contemplated herein or which is seeking to enjoin consummation of the transactions provided for herein or to obtain other relief in connection with this Agreement or the transactions contemplated hereby, nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against CoVest or any CoVest Subsidiary or any of their respective officers, directors, employees or agents, in their capacities as such, having, or which, insofar as reasonably can be foreseen in the future, would have any such effect.

      3.12     Licenses. CoVest and the CoVest Subsidiaries hold all licenses, certificates, permits, franchises and all patents, trademarks, service marks, trade names, copyrights or rights thereto, and adequate authorizations, approvals, consents, licenses, clearances and orders or registrations with all appropriate federal, state or other authorities that are material to the conduct of their respective businesses as now conducted and as presently proposed to be conducted (the “CoVest Licenses”), except for such CoVest Licenses the failure of which to hold will not have a Material Adverse Effect on CoVest.

     3.13     Taxes.

           (a) Except as disclosed in Schedule 3.13 of the Disclosure Schedule of CoVest, CoVest and the CoVest Subsidiaries have each timely filed all material tax and information returns required to be filed (all such returns being true and complete in all material respects) and have paid (or CoVest has paid on behalf of the CoVest Subsidiaries), or have accrued on their respective books and set up an adequate reserve for the payment of, all taxes reflected on such returns in respect of the periods covered by such returns and have accrued on their respective books and set up an adequate reserve for the payment of all income and other taxes anticipated to be payable in respect of periods through the end of the calendar month next preceding the date hereof. Neither CoVest nor any CoVest Subsidiary is delinquent in the payment of any material tax, assessment or governmental charge. No deficiencies for any taxes have been proposed, asserted or assessed against CoVest or any CoVest Subsidiary that have not been resolved or settled and no requests for waivers of the time to assess any such tax are pending or have been agreed to. The income tax returns of CoVest and the CoVest Subsidiaries have not been audited by the Internal Revenue Service for at least one (1) year or the Illinois Department of Revenue for at least three (3) years. Neither CoVest nor any CoVest Subsidiary is a party to any action or proceeding by any governmental authority for the assessment or the collection of taxes. Deferred taxes of CoVest and the CoVest Subsidiaries have been accounted for in accordance with past practices. CoVest and the CoVest Subsidiaries have properly accrued for all real estate taxes.

           (b) CoVest has not filed any consolidated federal income tax return with an “affiliated group” (within the meaning of Section 1504 of the Code where CoVest was not the common parent of the group. Neither CoVest nor any CoVest Subsidiary is, or has been, a party to any tax allocation agreement or arrangement pursuant to which it has any contingent or outstanding liability to anyone other than CoVest or any CoVest Subsidiary.

           (c) CoVest and each CoVest Subsidiary have each withheld amounts from its employees, CoVest Stockholders or holders of public deposit accounts in material compliance with the tax withholding provisions of applicable federal, state and local laws, filed all federal, state and local returns and reports for all years for which any such return or report would be due with respect to employee income tax withholding, social security and unemployment taxes, income and other taxes and all payments or deposits with respect to such taxes have been timely made and notified all employees, stockholders and holders of public deposit accounts of their obligations to file all forms, statements or reports with it in accordance with applicable federal, state and local tax laws.

      3.14     Insurance. CoVest and the CoVest Subsidiaries maintain insurance with an insurer which in the reasonable judgment of management of CoVest is sound and reputable, on their respective assets, and upon their respective businesses and operations, against loss or damage, risks, hazards and liabilities of the kinds customarily insured against by prudent corporations engaged in the same or similar businesses. CoVest and the CoVest Subsidiaries maintain in effect all insurance required to be carried by law or by any agreement by which they are bound, except where the failure to so maintain would not have a Material Adverse Effect on CoVest. All material claims under all policies of insurance maintained by CoVest and the CoVest Subsidiaries have been filed in due and timely fashion. Neither CoVest nor any CoVest Subsidiary has had an insurance policy canceled by the issuer of the policy within the past five (5) years. Section 3.14 of the Disclosure Schedule of CoVest contains a description of all individual claims in excess of $125,000, and aggregate annual claims of more than $250,000, filed by CoVest or any CoVest Subsidiary since July 28, 2001, and there were no such claims filed by CoVest or any CoVest Subsidiary between January 1, 1998 and July 28, 2001.

          3.15     Loans; Investments.

           (a) Except as otherwise disclosed in Schedule 3.15 of the Disclosure Schedule of CoVest, each material loan reflected as an asset on the CoVest Financial Statement, dated as of June 30, 2002, is evidenced by written documentation issued in the normal course of CoVest’s or the CoVest Subsidiary’s business and constitutes, to the best of the knowledge of CoVest, the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles or doctrines; to the best of the knowledge of CoVest, no obligor named therein is seeking to avoid the enforceability of the terms of any loan under any such laws or equitable principles or doctrines and no loan is subject to any valid and enforceable defense, offset or counterclaim. All such loans originated by CoVest or any CoVest Subsidiary, and to the best of the knowledge of CoVest, all such loans purchased by CoVest or any CoVest Subsidiary, were made or purchased in accordance with customary lending standards of CoVest or the CoVest Subsidiary and in the ordinary course of business of CoVest or the CoVest Subsidiary. Except as set forth in Schedule 3.15 of the Disclosure Schedule of CoVest, all such loans are, and at the Closing Date will be, free and clear of any security interest, lien, encumbrance or other charge, and CoVest and the CoVest Subsidiary have complied, and at the Closing Date will have complied, in all material respects, with all material laws and regulations relating to such loans. Except as set forth on Schedule 3.15 of the Disclosure Schedule of CoVest, there are no loans or other assets of CoVest or any CoVest Subsidiary in excess of $250,000 that have been classified by examiners or others as “Other Assets Specially Mentioned,” “Substandard,” “Doubtful” or “Loss” as of June 30, 2002. Set forth on Schedule 3.15 of the Disclosure Schedule of CoVest is a complete list of the Bank’s OREO as of June 30, 2002.

           (b) All guarantees of indebtedness owed to CoVest or any CoVest Subsidiary, including those of the Federal Housing Administration, the Small Business Administration, and other state and federal agencies, are, to the best of the knowledge of CoVest, valid and enforceable, except to the extent enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles or doctrines and except as would not have a Material Adverse Effect on CoVest.

           (c) In originating, underwriting, servicing, and discharging loans, mortgages, land contracts, and contractual obligations relating thereto, either for its own account or for the account of others, each CoVest Subsidiary has complied in all material respects with all applicable terms and conditions of such obligations and with all applicable laws, regulations, rules, contractual requirements, and procedures with respect to such servicing, except where the failure to comply would not have a Material Adverse Effect on CoVest.

           (d) Except as set forth on Schedule 3.15 of the Disclosure Schedule of CoVest, neither CoVest nor any CoVest Subsidiary is a party to any interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements.

           (e) Except as set forth in Schedule 3.15 of the Disclosure Schedule of CoVest and except for pledges to secure public and trust deposits, none of the investments reflected in the CoVest Financial Statement, dated as of June 30, 2002, under the heading “Investment Securities,” and none of the investments made by CoVest or any CoVest Subsidiary since June 30, 2002, is subject to any restriction, whether contractual or statutory, which materially impairs the ability of CoVest or the CoVest Subsidiaries freely to dispose of such investment at any time. With respect to all material repurchase agreements to which CoVest or any CoVest Subsidiary is a party, CoVest or the CoVest Subsidiaries have a valid, perfected first lien or security interest in the government securities or other collateral securing each such repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement. Except as set forth in the Schedule 3.15 of the Disclosure Schedule of CoVest and except for transactions aggregating less than $100,000, neither CoVest nor any CoVest Subsidiary has sold or otherwise disposed of any assets in a transaction in which the acquirer of such assets or other person has the right, either conditionally or absolutely, to require CoVest or the CoVest Subsidiary to repurchase or otherwise reacquire any such assets. Set forth on Schedule 3.15 of the Disclosure Schedule of CoVest is a complete and accurate list of each investment and debt securities, mortgage-backed and related securities, marketable equity securities and securities purchased under agreements to resell owned by CoVest or any CoVest Subsidiary, showing as of June 30, 2002, the carrying values and the gross carrying values of the mortgage-backed and related securities and the estimated cost of the marketable equity securities.

      3.16     Allowance for Loan Losses. The allowance for loan losses shown on the CoVest Financial Statement, dated as of June 30, 2002 (and as shown on any financial statements to be delivered by CoVest to Midwest pursuant to Section 5.09 hereof), as of such date was (and will be as of such subsequent financial statement dates) in the reasonable judgment of CoVest’s management adequate based upon its past business practices to provide for possible or specific losses, net of recoveries relating to loans previously charged off, on loans outstanding, and contained (or will contain) an additional amount of unallocated reserves for unanticipated future losses at a level considered adequate under the standards applied by applicable federal and/or state regulatory authorities to financial institutions.

          3.17     CoVest Benefit Plans.

           (a) Schedule 3.17 of the Disclosure Schedule of CoVest contains a list or a true and complete copy (or, a description with respect to any oral employee benefit plan, practice, policy or arrangement), including all amendments thereto, of each material compensation, consulting, employment, termination or collective bargaining agreement, and each stock option, stock purchase, stock appreciation right, recognition and retention, life, health, accident or other insurance, bonus, deferred or incentive compensation, severance or separation agreement or any agreement providing any payment or benefit resulting from a change in control, profit sharing, retirement, or other employee benefit plan, practice, policy or arrangement of any kind, oral or written, covering employees, former employees, directors or former directors of CoVest or any CoVest Subsidiary or their respective beneficiaries, including any employee benefit plans within the meaning of Section 3(3) of Employee Retirement Income Security Act, as amended (“ERISA”), which CoVest or the Bank maintains, to which CoVest or any CoVest Subsidiary contributes, or under which any employee, former employee, director or former director of CoVest or any CoVest Subsidiary is covered or has benefit rights and pursuant to which any material Liability of CoVest or any CoVest Subsidiary exists or, to the best of the knowledge of CoVest, is reasonably likely to occur (the “CoVest Benefit Plans”), and current summary plan description, trust agreement, insurance contracts, actuarial reports and valuations, financial statements and IRS Form 5500 or 5500-C with respect thereto. Except as set forth in Schedule 3.17 of the Disclosure Schedule of CoVest, CoVest neither maintains nor has entered into any CoVest Benefit Plan or other document, plan or agreement which contains any change in control provisions which would cause an increase or acceleration of benefits or benefit entitlements to employees or former employees of CoVest or any CoVest Subsidiary or their respective beneficiaries, or other provisions, which would cause an increase in the material Liability of CoVest, any CoVest Subsidiary or to Midwest as a result of the transactions contemplated by this Agreement or any related action thereafter (a “Change in Control Benefit”). No such CoVest Benefit Plan has, or as of the Closing will have, any amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA) if any such CoVest Benefit Plan were terminated as of the Closing, which amounts would be material to CoVest. The term “CoVest Benefit Plans” as used herein refers to all plans contemplated under the preceding sentences of this Section 3.17, provided that the term “Plan” or “Plans” is used in this Agreement for convenience only and does not constitute an acknowledgment that a particular arrangement is an employee benefit plan within the meaning of Section 3 (37) of ERISA. Except as disclosed in the Schedule 3.17 of the Disclosure Schedule of CoVest, no CoVest Benefit Plan is a multi-employer plan within the meaning of Section 3(37) of ERISA. All payments and other compensation paid or payable by CoVest or any CoVest Subsidiary under this Agreement, the CoVest Benefit Plan or otherwise, to or for the benefit of any employee or director or former employee or director of CoVest or the Bank, are in compliance with all applicable rules, regulations and bulletins promulgated by the OCC and the FDIC.

           (b) Except as set forth on Schedule 3.17 of the Disclosure Schedule of CoVest, each of the CoVest Benefit Plans that is intended to be a pension, profit sharing, stock bonus, thrift, savings or employee stock ownership plan that is qualified under Section 401(a) of the Code (“CoVest Qualified Plans”) has been determined by the Internal Revenue Service to qualify under Section 401(a) of the Code, or an application for determination of such qualification has been timely made to the Internal Revenue Service prior to the end of the applicable remedial amendment period under Section 401(b) of the Code (a copy of each such determination letter or pending application is included in Schedule 3.17 of the Disclosure Schedule of CoVest), and, to the best of the knowledge of CoVest, there exist no circumstances likely to materially adversely affect the qualified status of any such CoVest Qualified Plan. To the best knowledge of CoVest, all such CoVest Qualified Plans established or maintained by CoVest or any CoVest Subsidiary or to which CoVest or any CoVest Subsidiary contribute are in compliance in all material respects with all applicable requirements of ERISA, and are in compliance in all material respects with all applicable requirements (including qualification and non-discrimination requirements in effect as of the Closing Date) of the Code for obtaining the tax benefits the Code thereupon permits with respect to such CoVest Qualified Plans. Except as set forth on Schedule 3.17 of the Disclosure Schedule of CoVest, neither CoVest nor any CoVest Subsidiary maintains a defined benefit pension plan which is subject to Title IV of ERISA. The present value of all benefits vested and all benefits accrued under each such defined benefit pension plan did not, in each case, as of the last applicable valuation date, exceed the value of the assets of such plan allocable to such vested or accrued benefits. No defined benefit plan has incurred any “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA. All accrued contributions and other payments required to be made by CoVest or any CoVest Subsidiary to the CoVest Benefit Plans through June 30, 2002, have been made or reserves adequate for such purposes as of June 30, 2002, have been set aside therefore and reflected in the CoVest Financial Statement, dated as of June 30, 2002. Neither CoVest nor any CoVest Subsidiary is in material default in performing any of its respective contractual obligations under any of the CoVest Benefit Plans or any related trust agreement or insurance contract, and there are no material outstanding Liabilities of any such Plan other than Liabilities for benefits to be paid to participants in such Plan and their beneficiaries in accordance with the terms of such Plan and the Liabilities of the CoVest Employee Stock Ownership Plan (the “ESOP”) related to the loans outstanding thereunder and evidenced by a term note dated February 22, 2002, in the principal amount of $1,500,000 (the “ESOP Loan”). Schedule 3.17 of the Disclosure Schedule of CoVest includes a true and correct copy of the term note and all agreements relating thereto.

           (c) There is no pending or, to the best knowledge of CoVest, threatened litigation or pending claim (other than benefit claims made in the ordinary course) by or on behalf of or against any of the CoVest Benefit Plans (or with respect to the administration of any of such Plans) now or heretofore maintained by CoVest or any CoVest Subsidiary which allege violations of applicable state or federal law which are reasonably likely to result in a material Liability on the part of CoVest or any CoVest Subsidiary or any such Plan.

           (d) CoVest and each CoVest Subsidiary and all other persons having fiduciary or other responsibilities or duties with respect to the CoVest Benefit Plan are and have since the inception of each such Plan been in substantial compliance with, and each such Plan is and has been operated in substantial accordance with, its provisions and in substantial compliance with the applicable laws, rules and regulations governing such Plan, including the rules and regulations promulgated by the Department of Labor, the Pension Benefit Guaranty Corporation (“PBGC”) and the Internal Revenue Service under ERISA, the Code or any other applicable law. No “reportable events” (as defined in Section 4043(c) of ERISA) for which the thirty (30) day notice period has not been waived or extended have occurred with respect to the CoVest Benefit Plans. No CoVest Benefit Plan has engaged in or been a party to a “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975(c) of the Code) that is not subject to a statutory or other exemption under Section 408 of ERISA or Section 4975 of the Code. All CoVest Benefit Plans that are group health plans have been operated in compliance with the group health plan continuation requirements of Section 4980B of the Code and Section 601 of ERISA.

           (e) Neither CoVest nor any CoVest Subsidiary has incurred, nor to the best knowledge of CoVest is reasonably likely to incur, any material Liability under Title IV of ERISA in connection with any Plan subject to the provisions of Title IV of ERISA now or heretofore maintained or contributed to by CoVest or by the Bank.

           (f) Except as set forth on Schedule 3.17 of the Disclosure Schedule of CoVest, neither CoVest nor any CoVest Subsidiary has made any payments, or is or has been a party to any agreement or the CoVest Benefit Plan, that under any circumstances could obligate CoVest or the Bank to make payments that are or will not be deductible because of Section 280G of the Code.

           (g) Schedule 3.17 of the Disclosure Schedule of CoVest describes any obligation that CoVest or any CoVest Subsidiary has to provide health or welfare benefits to retirees or other former employees, directors or their dependents (other than rights under Section 4980B of the Code or Section 601 of ERISA), including information as to the number of retirees, other former employees or directors and dependents entitled to such coverages and their ages.

           (h) Schedule 3.17 of the Disclosure Schedule of CoVest lists: (i) each officer of CoVest and each CoVest Subsidiary and each director of CoVest who is eligible to receive a Change in Control Benefit, showing the amount of each such Change in Control Benefit, his or her estimated compensation for 2002 based upon compensation received to the date of this Agreement, and the individual’s rate of compensation in effect on the date of this Agreement, the individual’s participation in any bonus or other employee benefit plan, and such individual’s compensation from CoVest or any CoVest Subsidiary for each of the calendar years 1997 through 2001 as reported by CoVest or the Bank on Form W-2 or Form 1099; (ii) each other employee of CoVest or any CoVest Subsidiary who may be eligible for a Change in Control Benefit, showing the number of years of service of each such employee together with his or her estimated compensation for 2002; and (iii) each officer or director for whom a deferred compensation agreement is maintained, showing the amounts due thereunder and the payment schedule thereof, and the amounts accrued in the CoVest Financial Statement, dated as of June 30, 2002.

           (i) CoVest and each CoVest Subsidiary have filed or caused to be filed, and will continue to file or cause to be filed, in a timely manner all filings pertaining to each CoVest Benefit Plan with the Internal Revenue Service, the PBGC, the Department of Labor, as prescribed by the Code or ERISA, or regulations issued thereunder. All such filings, as amended, were complete and accurate in all material respects as of the dates of such filings, and there were no misstatements or omissions in any such filing which would be material to the financial condition of CoVest on a consolidated basis.

           (j) To the extent not exercised prior to the Effective Time, each CoVest Stock Option can be converted into cash equal to the difference between the value of the Merger Consideration at Closing (based upon the Closing Midwest Common Stock Price) and the CoVest Stock Option exercise price. The post retirement medical benefit plan currently maintained by CoVest has been amended to prohibit the admission of new participants.

          3.18     Compliance with Environmental Laws.

           (a) To the best knowledge of CoVest and except as set forth in Schedule 3.18 of the Disclosure Schedule of CoVest: (i) the operations of CoVest and each CoVest Subsidiary comply in all material respects with all applicable Environmental Laws; (ii) none of the operations of CoVest or any CoVest Subsidiary, no assets presently or formerly owned or leased by CoVest or any CoVest Subsidiary and no Mortgaged Premises or Participating Facility are subject to any judicial or administrative proceedings alleging the violation of any past or present Environmental Law, nor are they the subject of any claims alleging damages to health or property, pursuant to which CoVest, any CoVest Subsidiary or any owner of a Mortgaged Premises or a Participating Facility would be liable in law or equity; (iii) none of the operations of CoVest or any CoVest Subsidiary, no assets presently owned or formerly owned by CoVest or any CoVest Subsidiary and no Mortgaged Premises or a Participating Facility are the subject of any federal, state or local investigation evaluating whether any remedial action is needed to respond to a release or threatened release of any Hazardous Substance, or any other substance into the environment, nor has CoVest or any CoVest Subsidiary, or any owner of a Mortgaged Premises or a Participating Facility been directed to conduct such investigation, formally or informally, by any governmental agency, nor have any of them agreed with any governmental agency or private person to conduct any such investigation; and (iv) neither CoVest nor any CoVest Subsidiary nor, any owner of a Mortgaged Premises or a Participating Facility has filed any notice under any Environmental Law indicating past or present treatment, storage or disposal of a Hazardous Substance or reporting a spill or release of a Hazardous Substance, or any other substance into the environment.

           (b) To the best knowledge of CoVest and except as disclosed in Schedule 3.18 of the Disclosure Schedule of CoVest, with respect to (i) the real estate owned (other than OREO) or leased by CoVest or any CoVest Subsidiary; (ii) OREO presently or, to the best of the knowledge of CoVest, formerly held by CoVest or any CoVest Subsidiary; and (iii) to the best of the knowledge of CoVest, any real estate formerly owned (other than OREO) or leased by CoVest or any CoVest Subsidiary (the “CoVest Premises”): (x) no part of the CoVest Premises has been used for the generation, manufacture, handling, storage, or disposal of Hazardous Substances; (y) the CoVest Premises do not contain, and have never contained, an underground storage tank; and (z) the CoVest Premises do not contain and are not contaminated by any quantity of a Hazardous Substance from any source.

      3.19     Disclosure Schedule of CoVest. The Disclosure Schedule of CoVest identifies, and shall be supplemented by CoVest, as required by Section 5.09 hereof, so as to contain at the Closing Date, in addition to the other instruments, documents, lists and other matters mentioned herein, each of the following documents, copies of which certified by an officer of CoVest to be true and correct copies of such documents, have been furnished to Midwest.

           (a) A list of each outstanding loan agreement, mortgage, pledge agreement or other similar document or commitments to extend credit to any executive officer or director of CoVest or any CoVest Subsidiary, as well as a listing of all deposits or deposit surrogates, including the amount, type and interest being paid thereon, to which CoVest or any CoVest Subsidiary is a party under which it may (contingently or otherwise) have any Liability involving any officer or director of CoVest or any CoVest Subsidiary.

           (b) A list of each outstanding letter of credit and each commitment to issue a letter of credit in excess of $100,000 to which CoVest or any CoVest Subsidiary is a party and/or under which it may (contingently or otherwise) have any Liability, but not including any letter of credit issued in connection with real estate construction loans.

           (c) A list of each material contract or agreement (not otherwise included in the Disclosure Schedule of CoVest or specifically excluded therefrom in accordance with the terms of this Agreement) involving goods, services or occupancy and which (i) has a term of more than six (6) months; (ii) cannot be terminated on thirty (30) days (or less) written notice without penalty; and (iii) involves an annual expenditure by CoVest or any CoVest Subsidiary in excess of $300,000.

           (d) A list of each contract or commitment (other than Permitted Liens as defined in Section 3.22(c)) hereof affecting ownership of, title to, use of, or any interest in real estate which is currently owned by CoVest or any CoVest Subsidiary, and a list and description of all real estate owned, leased or licensed by CoVest or any CoVest Subsidiary.

           (e) A list of all fees, salaries, bonuses and other forms of compensation including country club memberships, automobiles available for personal use, and credit cards available for personal use, provided by CoVest or any CoVest Subsidiary to any employee or officer or former employee or officer of CoVest or any CoVest Subsidiary who earned in excess of $100,000 in 2001 (or who is expected to earn in excess of $100,000 in 2002) or to any director or former director of CoVest or any CoVest Subsidiary.

           (f) A list of each commitment made by CoVest or any CoVest Subsidiary to or with any director, officer or employee of CoVest or any CoVest Subsidiary extending for a period of more than three (3) months from the date hereof or providing for earlier termination only upon the payment of a penalty or equivalent thereto.

           (g) A list of each contract or commitment providing for payment based in any manner upon outstanding loans or profits of CoVest or any CoVest Subsidiary.

           (h) A list of all powers of attorney granted by CoVest or any CoVest Subsidiary which are currently in force.

           (i) A list of all current policies of insurance currently maintained by CoVest or any CoVest Subsidiary and a list and description of all individual claims in excess of $125,000, and aggregate annual claims of more than $250,000 of CoVest or any CoVest Subsidiary which have been filed with the companies providing insurance coverage for CoVest or any CoVest Subsidiary (except for routine claims for health benefits) between July 28, 2001, and the date of this Agreement.

           (j) A list of all collective bargaining agreements to which CoVest or any CoVest Subsidiary is a party and all affirmative action plans or programs covering employees of CoVest or any CoVest Subsidiary, as well as all employee handbooks, policy manuals, rules and standards of employment promulgated by CoVest or any CoVest Subsidiary.

           (k) A list of all leases or licenses with respect to real or personal property, whether as lessor, lessee, licensor or licensee, with annual rental or other payments due thereunder in excess of $300,000 to which CoVest or any CoVest Subsidiary is a party, which does not expire within six (6) months from the date hereof and cannot be terminated upon thirty (30) days (or less) written notice without penalty.

           (l) A list of all employment, consulting and professional services contracts to which CoVest or any CoVest Subsidiary is a party.

           (m) A list of all judgments, orders, injunctions, court decrees or settlement agreements arising out of or relating to the labor and employment practices or decisions of CoVest or any CoVest Subsidiary which, by their terms, continue to bind or affect CoVest or any CoVest Subsidiary.

           (n) A list of all orders, decrees, memorandums, agreements or understandings with regulatory agencies binding upon or affecting the current operations of CoVest or any CoVest Subsidiary or any of their directors or officers in their capacities as such.

           (o) A list of all trademarks, trade names, service marks, patents, or copyrights, whether registered or the subject of an application for registration, which are owned by CoVest or any CoVest Subsidiary or licensed from a third party (including computer software programs, codes and related materials, but not including any retail software programs subject to “shrinkwrap” licenses);

           (p) A list of all other agreements to which CoVest or any CoVest Subsidiary is a party (which do not expire within six (6) months from the date hereof and cannot be terminated upon thirty (30) days (or less) written notice without penalty) which individually during its term could commit CoVest or any CoVest Subsidiary to an expenditure (either individually or through a series of installments) in excess of $300,000 or which create a material right or benefit to receive payments, goods or services not referred to elsewhere in this Section 3.19 including:

(i) all agreements of guaranty or indemnification running to any person;

(ii) all agreements containing any covenant limiting the right of CoVest or any CoVest Subsidiary to engage in any line of business or to compete with any person;

(iii) all agreements with respect to licenses, permits and similar matters that are necessary to the operations of CoVest or any CoVest Subsidiary (including computer software programs, source codes and related materials, but not including any retail software programs subject to “shrinkwrap” licenses);

(iv) all agreements which require the consent or approval of any other party in order to consummate the Merger;

(v) all agreements relating to the servicing of loans and all mortgage forward commitments and similar agreements pursuant to which CoVest or any CoVest Subsidiary sells to others mortgages which it originates;

(vi) all contracts relating to the purchase or sale of financial or other futures, or any put or call option relating to cash, securities or commodities and all interest rate swap agreements or other agreements relating to the hedging of interest rate risks and all agreements or arrangements described in Section 3.15(d) hereof;

(vii) all contracts or agreements (with the exception of the Freddie Mac Seller’s Guide), including contracts or agreements pursuant to which CoVest or any CoVest Subsidiary has sold, transferred, assigned or agreed to service any loan, which provide for any recourse or indemnification obligation on the part of CoVest or any CoVest Subsidiary; the name and address of each person which might or could be entitled to recourse against or indemnification from CoVest or any CoVest Subsidiary; and the monetary amount of each actual or potential recourse or indemnification obligation under each such contract or agreement; and

(viii) all agreements providing data processing services or operational support to CoVest or any CoVest Subsidiary.

      3.20     Defaults. There has not been any material default in any obligation to be performed by CoVest or any CoVest Subsidiary under any material contract or commitment that would have a Material Adverse Effect on CoVest, and neither CoVest nor any CoVest Subsidiary has waived, and will not waive prior to the Closing Date, any material right under any material contract or commitment which will have a Material Adverse Effect on CoVest. To the best of the knowledge of CoVest, no other party to any material contract or commitment is in material default in any material obligation to be performed by such party which will have a Material Adverse Effect on CoVest.

      3.21     Materiality. For purposes of Sections 3.19 and 3.20, a contract, commitment or agreement is material if it involves the payment by or liability (contingent or otherwise) of CoVest or any CoVest Subsidiary in any amount in excess of $300,000 or if such contract together with other related contracts involving less than $600,000 and not listed in the Disclosure Schedule of CoVest for that reason, exceed $300,000 in the aggregate.

      3.22     Operations Since June 30, 2002. Between June 30, 2002, and the date hereof, there has not been, except as set forth on Schedule 3.22 of the Disclosure Schedule of CoVest:

           (a) Any increase in the compensation payable or to become payable by CoVest or any CoVest Subsidiary to any executive officer or director;

           (b) except for the payment of the regular quarterly cash dividend of $0.08 per share, (i) any payment of dividends by CoVest or any CoVest Subsidiary or (ii) any distribution by any of them, whether directly or indirectly, of any assets of any kind whatsoever, except for any such payment or distribution from any CoVest Subsidiary to CoVest, on or in redemption or as the purchase price of, any of their respective capital stocks, or (iii) any prepayment of any indebtedness to any CoVest Stockholder;

           (c) any mortgage, pledge or subjection to lien, charge or encumbrance of any kind of or on any asset, tangible or intangible, of CoVest or any CoVest Subsidiary, except the following (each of which, whether arising before or after the date hereof, is herein referred to as a “Permitted Lien”): (i) liens arising out of judgments or awards in respect of which CoVest or any CoVest Subsidiary is in good faith prosecuting an appeal or proceedings for review and in respect of which it has secured a subsisting stay of execution pending such appeal or proceedings; (ii) liens for taxes, assessments, and other governmental charges or levies, the payment of which is not past due, or as to which CoVest or any CoVest Subsidiary is diligently contesting in good faith and by appropriate proceedings either the amount thereof or the liability therefore or both; (iii) deposits, liens or pledges to secure payments of worker’s compensation, unemployment insurance, pensions, or other social security obligations, or the performance of bids, tenders, leases, contracts (other than contracts for the payment of money), public or statutory obligations, surety, stay or appeal bonds, or similar obligations arising in the ordinary course of business; (iv) zoning restrictions, easements, licenses and other restrictions on the use of real property or any interest therein, or minor irregularities in title thereto, which do not materially impair the use of such property in the operation of the business of CoVest or any CoVest Subsidiary or the merchantability or the value of such property or interest therein for the purpose of such business; (v) purchase money mortgages or other purchase money or vendor’s liens or security interests (including finance leases), provided that no such mortgage, lien or security interest shall extend to or cover any other property of CoVest or any CoVest Subsidiary other than that so purchased; (vi) pledges and liens given to secure deposits and other liabilities of CoVest or any CoVest Subsidiary arising in the ordinary course of banking business; and (vii) any other liens, charges or encumbrances that are not material in kind or amount;

           (d) any creation or assumption of material indebtedness (including the extension or renewal of any existing indebtedness, or the increase thereof), by CoVest or any CoVest Subsidiary for borrowed money, or otherwise, other than in the ordinary course of business, none of which (except those which are being disputed in good faith) is in default;

           (e) the establishment of any new, or increase in the formula for contributions to or benefits under any existing, retirement, pension, profit sharing, stock bonus, savings or thrift plan, or any similar plan of deferred compensation, whether funded or unfunded and whether qualified or unqualified (within the meaning of the Code) by CoVest or any CoVest Subsidiary;

           (f) any action by CoVest or any CoVest Subsidiary seeking any cancellation of, or decrease in the insured limit under, or increase in the deductible amount or the insured’s retention (whether pursuant to coinsurance or otherwise) of or under, any policy of insurance maintained directly or indirectly by CoVest or any CoVest Subsidiary on any of their respective assets or businesses, including fire and other hazard insurance on its assets, automobile liability insurance, general public liability insurance, and directors and officers liability insurance; and if an insurer takes any such action, CoVest shall promptly notify Midwest;

           (g) any change in CoVest’s independent auditors, historic methods of accounting (other than as required by past practices or regulatory accounting principles), or in its system for maintaining its equipment and real estate;

           (h) any purchase, whether for cash or secured or unsecured obligations (including finance leases), by CoVest or any CoVest Subsidiary of any fixed asset which either (i) has a purchase price individually or in the aggregate in excess of $75,000 or (ii) is outside of the ordinary course of business;

           (i) any sale or transfer of any asset in excess of $150,000 of CoVest or any CoVest Subsidiary or outside of the ordinary course of business with the exception of loans and marketable securities sold in the ordinary course of business at market prices;

           (j) any cancellation or compromise of any debt to, claim by or right of, CoVest or any CoVest Subsidiary except in the ordinary course of business;

           (k) any amendment or termination of any material contract or commitment (as defined in Section 3.21 above) to which CoVest or any CoVest Subsidiary is a party, other than in the ordinary course of business; or

           (l) any Material Adverse Effect on CoVest.

      3.23     Corporate Records. The corporate record books, transfer books and stock ledgers of CoVest and each CoVest Subsidiary are complete and accurate in all material respects and reflect all meetings, consents and other material actions of the organizers, incorporators, stockholders, Boards of Directors and committees of the Boards of Directors of CoVest and each CoVest Subsidiary, and all transactions in their respective capital stocks, since their respective inceptions.

      3.24     Undisclosed Liabilities. All material Liabilities have, in the case of CoVest and each CoVest Subsidiary, been reflected, disclosed or reserved against in the CoVest Financial Statement (or the footnotes thereto), dated as of June 30, 2002, in accordance with GAAP, and CoVest and the CoVest Subsidiaries have no other Liabilities except (a) Liabilities incurred since June 30, 2002 in the ordinary course of business or (b) as disclosed in the Schedule 3.24 of the Disclosure Schedule of CoVest.

          3.25     Assets.

           (a) CoVest and each CoVest Subsidiary have good, sufficient and marketable title to their real properties, including any leaseholds and ground leases, and their other assets and properties, all as reflected as owned by CoVest or any CoVest Subsidiary in the CoVest Financial Statement, dated as of June 30, 2002, except for (i) assets and properties disposed of since such date in the ordinary course of business and (ii) Permitted Liens. Substantially all of the buildings, structures, fixtures and appurtenances comprising part of the real properties of CoVest and each CoVest Subsidiary (whether owned or leased by CoVest or any CoVest Subsidiary) are in good operating condition and have been adequately maintained, reasonable wear and tear excepted. Title to all real property listed as being owned by CoVest and each CoVest Subsidiary on Schedule 3.25 of the Disclosure Schedule of CoVest is held in fee simple. The Bank owns the building which constitutes the Bank’s main office and all its other office buildings free and clear of any and all liens, charges, encumbrances, security interest and/or equities. CoVest and each CoVest Subsidiary have title or other rights to all their other assets sufficient in all material respects for the conduct of their respective businesses as presently conducted, and, except for the Permitted Liens, free, clear and discharged of, and from any and all liens, charges, encumbrances, security interests and/or equities which would have a Material Adverse Effect on CoVest.

           (b) All leases pursuant to which CoVest or any CoVest Subsidiary, as lessee, leases real or personal property which are material to the business of CoVest on a consolidated basis are, to the best of the knowledge of CoVest, valid, effective, and enforceable against the lessor in accordance with their respective terms. There is not under any of such leases any existing default, or any event which with notice or lapse of time or both would constitute a default, with respect to either CoVest or any CoVest Subsidiary, or to the best knowledge of CoVest, the other party. Except as disclosed in the Schedule 3.25 of the Disclosure Schedule of CoVest, none of such leases contains a prohibition against assignment by CoVest or any CoVest Subsidiary, by operation of law or otherwise, or any other provision which would preclude CoVest or any CoVest Subsidiary from possessing and using the leased premises for the same purposes and upon the same rental and other terms upon the consummation of the Merger as are applicable to the possession and use by CoVest or any CoVest Subsidiary as of the date of this Agreement. Except as disclosed in Schedule 3.25 of the Disclosure Schedule of CoVest, neither CoVest nor any CoVest Subsidiary has made a prior assignment for collateral purposes of any such lease.

      3.26     Indemnification. To the best of the knowledge of CoVest, except as set forth in Schedule 3.26 of the Disclosure Schedule of CoVest, no action or failure to take action by any director, officer or employee of CoVest or the Bank has occurred which would give rise to a claim or a potential claim by any such person for indemnification from CoVest or any CoVest Subsidiary under the corporate indemnification provisions of CoVest or any CoVest Subsidiary in effect on the date of this Agreement.

      3.27     Insider Interests. To the best of the knowledge of CoVest, all outstanding loans and other contractual arrangements (including deposit relationships) between CoVest or any CoVest Subsidiary and any officer, director or employee of CoVest or any CoVest Subsidiary conform in all material respects to the applicable rules and regulations and requirements of all applicable regulatory agencies which were in effect when such loans and other contractual arrangements were entered into. No officer, director or employee of CoVest or any CoVest Subsidiary has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of CoVest or any CoVest Subsidiary.

      3.28     Fees. Other than the financial advisory services performed for CoVest by William Blair & Company, L.L.C., neither CoVest or any CoVest Subsidiary, nor any of their respective officers, directors, employees or agents, has employed a broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder’s fees, and no broker or finder has acted directly or indirectly for CoVest or any CoVest Subsidiary in connection with this Agreement or the transactions contemplated hereby.

      3.29     Disclosure. None of the information supplied by CoVest for inclusion in the Proxy Statement to be delivered to the CoVest Stockholders and the Midwest Stockholders as required by Section 5.04 hereof will at the time of the CoVest Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

      3.30     No Other Representation or Warranty. Except for the representations and warranties expressly contained in this Article III, CoVest has not made any other representation or warranty (express or implied, oral or written).

IV. COVENANTS

      4.01     Conduct of Business by CoVest Until the Closing Date. During the period commencing on the date hereof and continuing until the Closing Date, CoVest agrees (except as expressly contemplated by this Agreement or to the extent that Midwest shall otherwise consent in writing) that:

           (a) Except as contemplated by this Agreement, CoVest and each CoVest Subsidiary will carry on their respective businesses in, and only in, the usual, regular and ordinary course in substantially the same manner as heretofore conducted, maintain their respective books in accordance with past practices, conduct their respective businesses and operations only in accordance with safe and sound banking and business practices, and, to the extent consistent with such businesses, use all reasonable efforts to preserve intact their present business organizations, to generally keep available the services of their present officers and employees and to preserve their relationships with customers, suppliers and others having business dealings with them to the end that their respective goodwill and going business shall be unimpaired at the Closing Date. In accordance with its past practice, CoVest shall be permitted to continue to take all actions necessary to prepare for and obtain an audit of its financial statements for the year ended December 31, 2002, and to continue to take all actions necessary to prepare for filing all required tax returns and SEC reports for such year; provided, however, that CoVest will coordinate its efforts with Midwest and Midwest’s accountants and other professional advisors to the extent such coordination will not materially delay, hinder or interfere with the preparation of such audited financial statements, tax returns and SEC reports.

           (b) CoVest will, and will cause each CoVest Subsidiary to, use its reasonable best efforts to comply promptly with all requirements which federal or state law may impose on any of them with respect to the Merger and will promptly cooperate with and furnish information to Midwest, in connection with any such requirements imposed upon any of them in connection with the Merger.

           (c) CoVest will, and will cause each CoVest Subsidiary to, use its reasonable best efforts to obtain (and to cooperate with Midwest in obtaining) any consent, authorization or approval of, or any exemption by, any governmental authority or agency, or other third party, required to be obtained or made by any of them in connection with the Merger or the taking of any action contemplated hereby. CoVest will not, nor will it permit any CoVest Subsidiary to, knowingly or willfully take any action that would adversely affect the ability of such party to perform its obligations under this Agreement.

           (d) Except for the regular quarterly cash dividend of $0.08 per share, CoVest will not declare or pay any dividends on or make other distributions in respect of capital stock.

           (e) CoVest will not, and will not permit any CoVest Subsidiary to, sell, lease or otherwise dispose of any assets, except in the ordinary course of business, which are material, individually or in the aggregate, to the business or financial condition of CoVest on a consolidated basis.

           (f) CoVest will not, and will not permit any CoVest Subsidiary to, acquire by merging or consolidating with, purchasing substantially all of the assets of or otherwise, any business or any corporation, partnership, association or other business organization or division thereof.

           (g) CoVest will not, and will not permit any CoVest Subsidiary to, issue, sell, authorize or propose the issuance of, or purchase or propose the purchase of, permit the conversion of or otherwise acquire or transfer for any consideration any shares of the capital stock of any class of CoVest or any CoVest Subsidiary or securities convertible into, or rights, warrants or options to acquire, any such shares or other convertible securities, or to increase or decrease the number of shares of capital stock by split-up, reclassification, reverse split, stock dividend or change in par or stated value, except as contemplated herein; provided, however, that CoVest may continue repurchasing its shares of Common Stock in accordance with its existing stock repurchase program; provided further that no such purchases shall be made without the prior permission of the Chief Financial Officer of Midwest.

           (h) CoVest will not, and will not permit any CoVest Subsidiary to, incur any indebtedness for money borrowed or issue or sell any debt securities other than in the ordinary course of business or consistent with past practices as to inter-company borrowings or permit or suffer the imposition on any shares of stock held by CoVest or by any CoVest Subsidiary of any lien, charge or encumbrance.

           (i) Except as disclosed on Schedule 4.01(i) to the Disclosure Schedule of CoVest, CoVest will not, and will not permit any CoVest Subsidiary to, grant to any director, officer or employee any increase in compensation (except in accordance with existing policies, plans or agreements), or pay any bonus (except in accordance with existing policies, plans or agreements) or increase in any severance or termination pay, or enter into or amend any employment or severance agreement with any such person, except as contemplated herein.

           (j) Except as provided in Section 4.03 hereof or as disclosed in Schedule 4.01(j) to the Disclosure Schedule of CoVest, neither CoVest nor any CoVest Subsidiary, will enter into any material lease or license with respect to any property, whether real or personal, or any other contract, agreement or commitment for goods or services which has a term of six (6) months after the date hereof and involves the payment by CoVest or any CoVest Subsidiary of more than $50,000 in the aggregate.

           (k) CoVest will not, and will not permit any CoVest Subsidiary to, adopt or amend in any material respect any collective bargaining, employee pension, profit-sharing, retirement, insurance, incentive compensation, severance, vacation, stock option, or other plan, agreement, trust, fund or arrangement for the benefit of employees, whether written or oral, except as contemplated herein. Notwithstanding the foregoing, CoVest or a CoVest Subsidiary may amend any CoVest Benefit Plan to fully vest and accelerate benefits thereunder.

           (l) CoVest will, and will cause each CoVest Subsidiary to, use its reasonable best efforts to maintain the respective properties and assets of CoVest and each CoVest Subsidiary in their present state of repair, order and condition, reasonable wear and tear excepted, and to maintain and keep in full force and effect all policies of insurance presently in effect, including the insurance of accounts with the FDIC. CoVest will, and will cause each CoVest Subsidiary to, take all requisite action (including the making of claims and the giving of notices) pursuant to its directors’ and officers’ liability insurance policy or policies in order to preserve all rights thereunder with respect to all matters known by CoVest which could reasonably give rise to a claim prior to the Closing Date.

           (m) CoVest will not, and will not permit any CoVest Subsidiary to, amend its Certificate or Articles of Incorporation, Articles of Association or by-laws, except as contemplated herein.

           (n) CoVest will not, and will not permit any CoVest Subsidiary to: (i) enter into, renew or increase any loan or credit commitment (including letters of credit) to, or invest or agree to invest in any person or entity or modify any of the material provisions or renew or otherwise extend the maturity date of any existing loan or credit commitment (collectively, “Lend to”) in an amount in excess of $2,500,000 or in any amount which, when aggregated with any and all loans or credit commitments of CoVest and/or any CoVest Subsidiary to such person or entity, would be in excess of $2,500,000; provided, however, that CoVest and any CoVest Subsidiary may make, renew or increase any loan to an existing customer without Midwest’s consent provided such renewal or increase is made in accordance with the Bank’s past practices and provided further, such customer has not been on the “watch list” or similar internal report of the Bank during the two (2) previous years; (ii) Lend to any person or entity in an amount in excess of $2,500,000 or in any amount which, or when aggregated with any and all loans or credit commitments of CoVest and/or the Bank to such person or entity, would be in excess of $2,500,000; (iii) Lend to any person other than in accordance with lending policies as in effect on the date hereof, provided that in the case of clauses (i) and (iii) CoVest or the Bank may make any such loan in the event (A) CoVest or the Bank has delivered to Midwest a notice of its intention to make such loan and such information as Midwest may reasonably require in respect thereof and (B) Midwest shall not have reasonably objected to such loan by giving written or facsimile notice of such objection within two (2) business days following the delivery to Midwest of the notice of intention and information as aforesaid; or (iv) Lend to any person or entity any of the loans or other extensions of credit to which or investments in which are on a “watch list” or similar internal report of CoVest or the Bank; provided, however, that nothing in this subsection shall prohibit CoVest or the Bank from honoring any contractual obligation in existence on the date of this Agreement.

           (o) Except in the ordinary course of business, CoVest will not, and will not permit the Bank to, materially restructure or change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, or execute individual investment transactions of greater than $1,000,000 for U.S. Treasury Securities, and mortgage backed securities and $1,000,000 for all other investment instruments.

           (p) CoVest will not, and will not permit the Bank to enter into any new, or modify, amend or extend the terms of any existing, contracts relating to the purchase or sale of financial or other futures, or any put or call option relating to cash, securities or commodities or any interest rate swap agreements or other agreements relating to the hedging of interest rate risks.

           (q) CoVest will not, and will not permit any CoVest Subsidiary to, offer new deposit products or make any material changes to its website or internet banking activities. CoVest will cause each CoVest Subsidiary to follow existing deposit procedures, including those relating to the setting of interest rates.

           (r) CoVest will not, and will not permit the Bank to, enter into, increase or renew any loan or credit commitment (including letters of credit) to any executive officer or director of CoVest or any CoVest Subsidiary, any five (5) percent CoVest Stockholder, or any entity controlled, directly or indirectly, by any of the foregoing or engage in any transaction with any of the foregoing prohibited by 12 U.S.C. 371c and 12 U.S.C. 371c-1. For purposes of this Section, “control” shall have the meaning associated with that term under 12 U.S.C. 371c.

           (s) CoVest will promptly advise Midwest orally and in writing of any event or series of events which has resulted in or is reasonably likely to result in a Material Adverse Effect on CoVest or which may adversely affect the satisfaction of any conditions to the consummation of the Merger.

          4.02     Affiliate Agreement; CoVest Stock Options.

           (a) Simultaneously with the execution of this Agreement, CoVest is delivering to Midwest a copy of the Affiliate Agreement attached hereto as Exhibit 4.02 executed by each of the directors of CoVest and Paul A. Larsen, Executive Vice President of CoVest. The Affiliate Agreement requires, among other things, each signer (i) to vote his shares of CoVest Common Stock in favor of this Agreement and the Merger; (ii) to not exercise any CoVest Stock Options prior to the Closing Date; and (iii) to accept, at the Effective Time, for each CoVest Stock Option, whether vested or not, an amount of cash calculated as follows: (A) each such CoVest Stock Option shall be multiplied by the CoVest Base Price Per Share, (B) reduced by the exercise price and (C) multiplied by the number of shares of CoVest Common Stock represented by such Option.

           (b) CoVest shall use its reasonable best efforts to cause all other executive officers of CoVest to enter into an Affiliate Agreement with Midwest within ten (10) business days of the date hereof.

           (c) CoVest shall use its reasonable best efforts to cause all other holders of CoVest Stock Options to enter into written agreements with Midwest within thirty (30) days of the date hereof agreeing not to exercise their CoVest Stock Options prior to the Closing Date and to accept at the Effective Time an amount of cash for such unexercised Options as calculated pursuant to clause (iii) of Section 4.02(a) hereof.

           (d) To the extent CoVest Stock Options are exercised prior to the Effective Time, CoVest shall, with Midwest’s approval, and after the mailing of the Proxy Statement described in Section 5.04(b), use its reasonable best efforts to repurchase a number of shares of CoVest Common Stock equal to the number of shares of CoVest Common Stock issued upon the exercise of such Options.

           (e) The Board of Directors of CoVest and the committee established under the CoVest Stock Option Plans shall take such actions or make such determinations as may be required under such plans to effect the provisions of this Section 4.02, including amending the CoVest Stock Option Plans so that each unexercised CoVest Stock Option, whether vested or not, will, at the Effective Time, be converted into cash equal to the difference between the value of the Merger Consideration at Closing (based on the Closing Midwest Common stock Price) and the CoVest Stock Option exercise price.

      4.03     Indemnification. Except as may be limited by applicable law, Midwest hereby agrees to maintain all rights of indemnification currently provided by CoVest or any CoVest Subsidiaries in favor of their current and former employees, directors, officers and agents on terms no less favorable than those provided in the Certificate of Incorporation or Articles of Incorporation or of Association or By-Laws of CoVest or any CoVest Subsidiary or otherwise in effect on the date of this Agreement or as otherwise required by Delaware law for a period of not less than three (3) years from the Effective Time with respect to matters occurring prior to the Effective Time. In the event Midwest or any of its successors or assigns (i) reorganizes or consolidates with or merges into or enters into another business combination transaction with any other person or entity and is not the resulting, continuing, or surviving corporation or entity of such reorganization, consolidation, merger, or transaction, or (ii) liquidates, dissolves, or transfers all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provision will be made so that such surviving corporation or transferee and its successors and assigns assume the obligations set forth in this Section 4.03. Midwest agrees that, prior to or at the Effective Time, CoVest may secure, at its expense, prior acts and omissions coverage under its directors and officers liability insurance for current and former employees, officers, directors and agents of CoVest and the CoVest Subsidiaries for a period of at least three (3) years following the Effective Time which insurance shall contain at least the same coverage and amounts, and contains terms and conditions not less advantageous as that coverage currently provided by CoVest and CoVest Subsidiaries. After said three (3) year period, Midwest will use its reasonable best efforts to secure such insurance coverage for another three (3) years; provided, however, that Midwest shall not be obligated to purchase such coverage if it costs more than $300,000; provided further that CoVest may purchase such coverage prior to the Effective Time but may not spend more than $300,000 therefor.

          4.04     Certain Actions.

           (a) Neither CoVest (or any CoVest Subsidiary) nor any of the Representatives (as defined below) (i) shall solicit, initiate, participate in discussions of, or encourage or take any other action to facilitate (including by way of the disclosing or furnishing of any information that it is not legally obligated to disclose or furnish) any inquiry or the making of any proposal relating to a Takeover Proposal (as defined below) or a potential Takeover Proposal with respect to CoVest or any CoVest Subsidiary or (ii) shall (A) solicit, initiate, participate in discussions of, or encourage or take any other action to facilitate any inquiry or proposal, or (B) enter into any agreement, arrangement, or understanding (whether written or oral), regarding any proposal or transaction providing for or requiring CoVest to abandon, terminate or fail to consummate the transactions contemplated by this Agreement, or compensating CoVest or any CoVest Subsidiary under any of the instances described in this clause. CoVest shall immediately instruct and otherwise use its reasonable best efforts to cause CoVest’s and each CoVest Subsidiary’s respective directors, officers, employees, agents, advisors (including any investment banker, attorney, or accountant retained by CoVest or any CoVest Subsidiary), consultants and other representatives (the “Representatives”) to comply with such prohibitions. Any action described in clauses (i) and (ii) of this Section 4.04(a) and in the following sentence taken by a Representative shall be deemed to be an action taken by CoVest. Any breach of an Affiliate Agreement attached hereto as Exhibit 4.02 shall deemed to be a breach of this Section 4.04(a). CoVest shall immediately cease and cause to be terminated, and shall cause the Representatives to cease or terminate, any existing activities, discussions, or negotiations with any parties conducted heretofore with respect to such activities. CoVest shall promptly notify Midwest orally and in writing in the event CoVest or any of the Representatives receives any such inquiry or proposal and shall provide reasonable detail of all relevant facts relating to such inquiries. This Section shall not prohibit accurate disclosure by CoVest in any document, including the Proxy Statement, or other disclosure in each case to the extent required by applicable law if, pursuant to advice given by Barack Ferrazzano Kirschbaum Perlman & Nagelberg L.L.C. (“BFKPN”), disclosure is required under applicable law as to the transactions contemplated hereby. Notwithstanding the foregoing, CoVest may provide information at the request of or enter into negotiations with a third party with respect to an unsolicited Takeover Proposal if the Board of Directors of CoVest determines, in good faith, that the exercise of its fiduciary duties to the CoVest Stockholders under applicable law, as advised by BFKPN, requires it to take such action, and provided further, that CoVest may not, in any event, provide to such third party any information which it has not provided to Midwest. CoVest shall promptly notify Midwest orally and in writing in the event it receives any such inquiry or proposal and shall provide reasonable detail of all relevant facts relating to such inquiries or proposals, along with a summary of the advice provided by BFKPN.

           (b) “Takeover Proposal” shall, with respect to CoVest, mean any of the following: (i) a merger or consolidation, or any similar transaction (other than the Merger) of any company with either CoVest or any significant subsidiary (as defined in Rule 1.02 of Regulation S-X of the SEC) of CoVest (a “Significant Subsidiary”), (ii) a purchase, lease or other acquisition of all or substantially all the assets of either CoVest or any Significant Subsidiary, (iii) a purchase or other acquisition of “beneficial ownership” by any “person” or “group” (as such terms are defined in Section 13(d)(3) of the Securities Exchange Act) (including by way of merger, consolidation, share exchange, or otherwise) which would cause such person or group to become the beneficial owner of securities representing 9.9% or more of the voting power of either CoVest or any Significant Subsidiary, (iv) a tender or exchange offer to acquire securities representing 9.9% or more of the voting power of CoVest, (v) a public proxy or consent solicitation made to CoVest Stockholders seeking proxies in opposition to any proposal relating to any of the transactions contemplated by this Agreement that has been recommended by the Board of Directors of CoVest, (vi) the filing of an application or notice with the Federal Reserve Board, the OCC or any other federal or state regulatory authority seeking approval to engage in one or more of the transactions referenced in clauses (i) through (iv) above, or (vii) the making of a bona fide proposal to CoVest or the CoVest Stockholders by public announcement or written communication, that is or becomes the subject of public disclosure, to engage in one or more of the transactions referenced in clauses (i) through (v) above.

      4.05     Title Matters. As soon as practical after the date hereof and at least thirty (30) days prior to the Effective Time, CoVest shall, at its own expense, obtain and deliver to Midwest:

           (a) With respect to the real estate described on Schedule 3.25 of the Disclosure Schedule of CoVest (other than real estate subject to leases or real estate acquired in a foreclosure or similar action), an owner’s preliminary report on title covering a date subsequent to the date hereof, issued by a title insurance company reasonably acceptable to Midwest, which preliminary report shall contain a commitment of such title insurer to issue an owner’s title insurance policy on ALTA 1992 Owner’s Form B insuring the fee simple title of CoVest or the Bank in such real estate in an amount equal to the value of such real estate as shown on CoVest’s books and records subject only to (A) Permitted Liens; and (B) such other matters as may be disclosed that are reasonably approved in writing by Midwest.

           (b) Surveys certified in accordance with ALTA land survey standards by a registered land surveyor licensed in the state in which such real estate is located as of a date subsequent to the date hereof of the real estate described in Schedule 3.25 of the Disclosure Schedule of CoVest (i) showing with respect to such real estate: (1) the legal description; (2) all buildings, structures and improvements thereon and all “setback” lines, restrictions of record and other restrictions that have been established by any applicable zoning or building code or ordinance and all easements or rights of way; (3) no encroachments upon such parcel by buildings, structures, improvements or easements; (4) legal access to such parcel from a public street; and (5) no easements which materially and adversely affect the use of such parcel or the improvements located thereon.

           (c) At least (5) business days prior to the Closing Date, CoVest shall, at its own expense, obtain and deliver to Midwest owner’s title insurance policies dated the Closing Date on ALTA 1992 Owner’s Form B with an extended coverage endorsement guaranteeing over the standard exceptions to title customarily contained in such policies, covering the real estate covered by the commitments referred to in Schedule 3.25 of the Disclosure Schedule of CoVest hereof issued by the insurer which issued such commitments, insuring the fee simple estate of the Bank (or such other entity reasonably acceptable to Midwest) in the real estate in the amount not less than the same amount as the commitment therefor, subject only to Permitted Liens and the matters set forth in Schedule 3.25 of the Disclosure Schedule of CoVest hereof.

     4.06     Environmental Investigation.

           (a) Midwest shall engage an environmental consultant to conduct a preliminary (“Phase I”) environmental assessment of each of the parcels of real estate used in the operation of the businesses of CoVest and any CoVest Subsidiary and any other real estate owned by CoVest or any CoVest Subsidiary. The fees and expenses of the consultant with respect to the Phase I assessments shall be paid by CoVest. The consultant shall complete and deliver the Phase I assessments not later than forty-five (45) days after the date of this Agreement. If any material environmental conditions are found, suspected, or would tend to be indicated by the report of the consultant, then the parties shall obtain from one or more mutually acceptable consultants or contractors, as appropriate, an estimate of the cost of any further environmental investigation, sampling, analysis, remediation, or other follow-up work that may be necessary to address those conditions in accordance with applicable laws and regulations.

           (b) Upon receipt of the estimate of the costs of all follow-up work to the Phase I assessments or any subsequent investigation phases that may be conducted, the parties shall attempt to agree upon a course of action for further investigation and remediation of any environmental condition suspected, found to exist, or that would tend to be indicated by the report of the consultant. All post-Phase I investigations or assessments (the cost of which shall be paid by CoVest), all work plans for any post-Phase I assessments or remediation, and any removal or remediation actions that may be performed, shall be mutually satisfactory to Midwest and CoVest. If the work plans or removal or remediation actions would cost more than $2,500,000 (individually or in the aggregate) to complete, Midwest and CoVest shall discuss a mutually acceptable modification of this Agreement. Midwest and CoVest shall cooperate in the review, approval, and implementation of all work plans.

           (c) If the parties are unable to agree upon a course of action for further investigation and remediation of an environmental condition or issue raised by an environmental assessment and/or a mutually acceptable modification to this Agreement, and the condition or issue is not one for which it can be determined to a reasonable degree of certainty that the risk and expense to which Midwest, its Subsidiaries, CoVest or any CoVest Subsidiary would be subject as owner of the property involved can be quantified, in good faith, and limited to an amount less than $2,500,000, then Midwest may abandon this Agreement by the earlier to occur of (i) sixty (60) days after the receipt of the Phase I assessments, or (ii) the receipt of all consents and approvals of government regulatory authorities as legally required to consummate the Merger and the expiration of all statutory waiting periods.

      4.07     Financial Review. CoVest shall permit Crowe Chizek and Company LLP, independent certified public accountants (the “Accountants”), at Midwest’s expense, to conduct, as of a date mutually agreed upon by Midwest and CoVest (but not more than ten (10) days prior to the Closing Date), a review of the books and records of CoVest, which shall permit the Accountants to deliver the Comfort Letter (as defined in Section 6.01(h)).

      4.08     Conduct of Business by Midwest Until the Closing Date. During the period commencing on the date hereof and continuing until the Closing Date, Midwest agrees (except as expressly contemplated by this Agreement or to the extent that CoVest shall otherwise consent in writing) that:

           (a) Except as contemplated by this Agreement, Midwest and the Midwest Subsidiaries will carry on their respective businesses in, and only in, the usual, regular and ordinary course in substantially the same manner as heretofore conducted, maintain their respective books in accordance with GAAP, conduct their respective businesses and operations only in accordance with safe and sound banking and business practices, and, to the extent consistent with such businesses, use all reasonable efforts to preserve intact their present business organizations, to generally keep available the services of their present officers and employees and to preserve their relationships with customers, suppliers and others having business dealings with them to the end that their respective goodwill and going business shall be unimpaired at the Closing Date. Notwithstanding anything to the contrary contained herein, nothing contained herein shall be construed as prohibiting Midwest from taking appropriate actions to consummate the acquisition of BFFC in accordance with the terms and conditions of the Reorganization Agreement.

           (b) Midwest will, and will cause the Midwest Subsidiaries to, use their best efforts to comply promptly with all requirements which federal or state law may impose on any of them with respect to the Merger and will promptly cooperate with and furnish information to CoVest in connection with any such requirements imposed upon any of them in connection with the Merger.

           (c) Midwest will, and will cause the Midwest Subsidiaries to, use their best efforts to obtain (and to cooperate with CoVest in obtaining) any consent, authorization or approval of, or any exemption by, any governmental authority or agency, or other third party, required to be obtained or made by any of them in connection with the Merger or the taking of any action contemplated hereby. Midwest will not, nor will it permit any of the Midwest Subsidiaries to, knowingly or willfully take any action that would adversely affect its ability to perform its obligations under this Agreement.

           (d) Midwest shall cooperate with CoVest to coordinate the record and payment dates of their cash dividends for the quarter the Merger is consummated as provided in Section 4.01(d) hereof.

           (e) Midwest will promptly advise CoVest orally and in writing of any event or series of events which has resulted in or is reasonably likely to result in a Material Adverse Effect on Midwest or which may adversely affect the satisfaction of any conditions to the consummation of the Merger.

           (f) Except for shares of Midwest Common Stock issued in connection with the Reorganization Agreement and to be issued in connection with this Agreement and as described in Section 1.05 hereof, Midwest will not issue or agree to issue any greater than eight hundred twenty-five thousand (825,000) shares of Midwest Common Stock.

V.     ADDITIONAL AGREEMENTS

     5.01     Inspection of Records; Confidentiality.

           (a) CoVest shall (i) afford Midwest and Midwest’s accountants, counsel and other representatives, full access during normal business hours during the period prior to the Closing Date to all of its and the CoVest Subsidiaries’ respective properties, books, contracts, commitments and records, including all attorneys’ responses to auditors’ requests for information, and accountants’ work papers, developed by either of them or their accountants or attorneys; (ii) permit Midwest and its respective representatives to discuss such information directly with CoVest’s officers, directors, employees, attorneys and accountants; and (iii) permit Midwest to perform various accounting procedures, testing or analysis as Midwest deems reasonably appropriate. During such period, CoVest shall use its best efforts to furnish promptly to Midwest all other information concerning the business, properties and personnel of CoVest and the CoVest Subsidiaries as Midwest may reasonably request. Any failure to comply with this covenant shall be disregarded if promptly corrected without material adverse consequences to Midwest. The availability or actual delivery of information shall not affect the representations, warranties, covenants, and agreements of CoVest that are contained in this Agreement or in any certificates or other documents delivered pursuant hereto. Nothing contained in this Section 5.01(a) shall be construed as prohibiting Midwest from terminating this Agreement if there is a material change after the date of this Agreement to the information disclosed in the initial Disclosure Schedule of CoVest.

           (b) For the sole purpose of permitting CoVest to ascertain the correctness of the representations and warranties made by Midwest to CoVest herein, Midwest shall (i) afford CoVest and CoVest’s accountants, counsel and other representatives, full access during normal business hours during the period prior to the Closing Date to all of its and the Midwest Subsidiaries’ respective properties, books, contracts, commitments and records, including all attorneys’ responses to auditors’ requests for information, and accountants’ work papers, developed by any of them or their accountants or attorneys; and (ii) permit CoVest and its respective representatives to discuss such information directly with Midwest’s executive officers, directors, attorneys and accountants. During such period, Midwest shall use its best efforts to furnish promptly to CoVest all other information concerning the business, properties and personnel of Midwest and the Midwest Subsidiaries as CoVest may reasonably request. Any failure to comply with this covenant shall be disregarded if promptly corrected without material adverse consequences to CoVest. The availability or actual delivery of information shall not affect the representations, warranties, covenants, and agreements of Midwest that are contained in this Agreement or in any certificates or other documents delivered pursuant hereto. Nothing contained in this Section 5.01(b) shall be construed as prohibiting CoVest from terminating this Agreement if there is a material change after the date of this Agreement to the information disclosed in the initial Disclosure Schedule of Midwest.

           (c) CoVest and Midwest agree that certain information (“Confidential Information”) has been disclosed, will be disclosed, or will be discovered concerning CoVest and Midwest and their respective employees, representatives, owners, agents, customers, assets and other non-specified items/ issues, which is either non-public, confidential or proprietary in nature, including customer lists and accounts, in the form not only of written information but also information which may be transmitted orally, visually, on computer disk, or by other means by any person or entity or any representative or advisor of CoVest or Midwest or one or more of their respective representatives, agents, persons, entities or interested/ non-interested parties contain-

ing or based on, the information prepared for the purpose of the discussions and transactions contemplated between CoVest and Midwest. CoVest and Midwest agree all the Confidential Information prepared in the course of or for the purpose of the discussions between CoVest and Midwest and the consummation of the transactions contemplated herein shall not be used by Midwest or CoVest or their respective agents, representatives, persons or entities in any manner whatsoever or for any purpose unless specified herein or agreed to in writing by the parties. Midwest and CoVest will each keep confidential all such information (as well as any other information obtained prior to the date hereof in connection with entering into this Agreement) in accordance and subject to the terms of the Confidentiality Agreement, dated June 11, 2002, between Midwest and CoVest, with CoVest assuming the same obligations with respect to Confidential Information received by CoVest from Midwest as Midwest has with respect to any Confidential Information received by Midwest from CoVest. In the event of a conflict or an inconsistency between the terms of this Agreement and the Confidentiality Agreement, the terms of this Agreement shall govern. No investigation by Midwest or CoVest shall affect the representations and warranties of the other and each such representation and warranty shall survive any such investigation.

           (d) CoVest shall allow a representative of Midwest to attend as an observer all meetings of the Board of Directors of CoVest and the CoVest Subsidiary. CoVest shall give reasonable notice to Midwest of any such meeting and, if known, the agenda for or business to be discussed at such meeting. CoVest shall provide to Midwest all information provided to the directors on all such Boards in connection with all such meetings or otherwise provided to the directors, and shall provide any other financial reports or other analysis prepared for senior management of CoVest or any CoVest Subsidiary, in each case excluding information relating to this Agreement or the transactions contemplated hereby and information which is privileged or is subject to any restriction on disclosure. It is understood by the parties that Midwest’s representative will not have any voting rights with respect to matters discussed at these meetings and that Midwest is not managing the business or affairs of CoVest. All information obtained by Midwest at these meetings shall be treated in confidence as provided in Section 5.01(b) hereof. Notwithstanding the foregoing, Midwest shall not be permitted to attend any portion of a meeting and CoVest shall not be required to provide Midwest with any materials, in violation of applicable law, or that relate to this Agreement or a Takeover Proposal (except for information to be provided as required by Section 4.04 hereof), or that involve matters protected by the attorney-client privilege.

      5.02     Cooperation. Each party covenants that it will use its reasonable best efforts to consummate the transactions contemplated by this Agreement as soon as practicable, unless this Agreement is terminated as provided herein and that it will not willfully or intentionally breach this Agreement. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Midwest or CoVest, as the case may be, shall take all such necessary action. Each party shall use its reasonable best efforts to preserve for itself and each other party each available legal privilege with respect to confidentiality of their negotiations and related communications including the attorney-client privilege.

      5.03     Regulatory Applications. Midwest shall, within thirty (30) days of the date hereof, file an application on Form Y-3 with the Federal Reserve Board and such other applications with the appropriate bank regulatory authorities. Midwest shall use its best efforts to respond as promptly as practicable to all inquiries received concerning said applications and to satisfy all conditions that may be required; provided, however, that Midwest shall have no obligation to accept non-standard conditions or restrictions with respect to the aforesaid approval of the Federal Reserve Board if it shall reasonably determine that such conditions or restrictions would have a Material Adverse Effect on CoVest or Midwest. In the event of an adverse or unfavorable determination by any regulatory authority, or in the event the Merger is challenged or opposed by any administrative or legal proceeding, whether by the United States Department of Justice or otherwise, the determination of whether and to what extent to seek appeal or review, administrative or otherwise, or other appropriate remedies shall be made by Midwest. Midwest shall deliver a copy of all regulatory applications to

CoVest in advance of filing them (in order to provide CoVest with an opportunity to review and comment) and copies of all responses, written communications from or to regulatory authorities relating to such applications, the Merger or this Agreement (to the extent permitted by law), and Midwest shall deliver a final copy of all regulatory applications to CoVest promptly after they are filed with the appropriate regulatory authority. Midwest shall advise CoVest periodically of the status of its regulatory applications.

     5.04     Registration Statement; Stockholder Approval.

           (a) Within forty-five (45) days after the date hereof, Midwest shall file the Registration Statement with the SEC, and CoVest and Midwest shall use their best efforts to cause the Registration Statement to become effective under the Securities Act. Midwest will take any action required to be taken under the applicable blue sky or securities laws in connection with the issuance of the shares of Midwest Common Stock in the Merger. Each party shall furnish all information concerning it and the holders of its capital stock as the other party may reasonably request in connection with such action.

           (b) CoVest shall call a meeting of the CoVest Stockholders to be held as soon as reasonably practicable after the date of this Agreement for the purpose of voting upon this Agreement and the Merger (the “CoVest Meeting”). In connection with the CoVest Meeting, (i) Midwest shall cause its counsel to prepare the Proxy Statement as part of the Registration Statement with the assistance of BFKPN and CoVest shall mail the Proxy Statement to the CoVest Stockholders; provided, however, that the Proxy Statement shall not be mailed to the CoVest Stockholders until William Blair & Company, L.L.C., has delivered to the Board of Directors of CoVest for inclusion in the Proxy Statement an opinion, dated the mailing date, to the effect the Merger Consideration is fair to the CoVest Stockholders from a financial point of view; (ii) the Board of Directors of CoVest shall recommend to the CoVest Stockholders the approval of this Agreement and the Merger; and (iii) the Board of Directors of CoVest shall otherwise use its reasonable best efforts to the extent consistent with its fiduciary duties to obtain such CoVest Stockholders’ approval. Subject to the requirements of applicable laws, nothing contained in this Section 5.04(b) shall limit CoVest’s obligation to hold and convene the CoVest Meeting (regardless of whether the unanimous recommendation of the Board of Directors of CoVest shall have been withdrawn or modified).

           (c) If advised by its counsel that the same is required by any law, rule or regulation applicable to Midwest, Midwest shall call a meeting of the Midwest Stockholders to be held as soon as reasonably practicable after the date of this Agreement for the purpose of voting upon this Agreement and the Merger and the amendment to Midwest’s restated certificate of incorporation (the “Amendment”) to increase the number of its authorized shares of Common Stock from 24,000,000 to 34,000,000 (the “Midwest Meeting”). In connection with the Midwest Meeting, (i) Midwest shall prepare the Proxy Statement as part of the Registration Statement and Midwest shall mail the Proxy Statement to the Midwest Stockholders; provided, however, that the Proxy Statement shall not be mailed to the Midwest Stockholders until an investment banking firm with a nationally known reputation has delivered to the Board of Directors of Midwest for inclusion in the Proxy Statement an opinion, dated the mailing date, to the effect the Merger Consideration is fair to the Midwest Stockholders from a financial point of view; (ii) the Board of Directors of Midwest shall recommend to the Midwest Stockholders the approval of this Agreement and the Merger and the Amendment; and (iii) the Board of Directors of Midwest shall otherwise use its best efforts to the extent consistent with its fiduciary duties to obtain such Midwest Stockholders’ approval.

      5.05     Affiliate Letters. CoVest shall use its reasonable best efforts to obtain and deliver to Midwest as promptly as practicable after (and shall use its reasonable best efforts to obtain and deliver within five (5) business days after) the date hereof a signed representation letter substantially in the form of Exhibit 5.05 hereto from each executive officer and director of CoVest and each CoVest Stockholder who may reasonably be deemed an “affiliate” of CoVest within the meaning of such term as used in Rule 145 under the Securities Act and shall use reasonable best efforts to obtain and deliver to Midwest a signed representation letter substantially in the form of Exhibit 5.05 from any person who becomes an executive officer or director of CoVest or any CoVest Stockholder who becomes such an “affiliate” after the date hereof as promptly as practicable after (and shall use its reasonable best efforts to obtain and deliver within five (5) business days after) such person achieves such status.

      5.06     Financial Statements and Reports. From the date of this Agreement and prior to the Effective Time: each party will deliver to the other, not later than ninety (90) days after the end of any fiscal year, its Annual Report on Form 10-K (and all schedules and exhibits thereto) for the fiscal period then ended prepared in conformity with GAAP and the rules and regulations of the SEC; CoVest will deliver to Midwest not later than thirty (30) days after the end of any calendar quarter, the Reports of Condition and Income filed with the OCC by the Bank which shall be prepared in accordance with the rules and regulations of the OCC; each party will deliver to the other not later than forty-five (45) days after the end of each quarter, its Report on Form 10-Q for such quarter as filed with the SEC which shall be prepared in conformity with GAAP and the rules and regulations of the SEC; and each party will deliver to the other any and all other material reports filed with the SEC, the FDIC, the Federal Reserve Board, the OCC or the Commissioner or any other regulatory agency within three (3) business days of the filing of any such report.

      5.07     Notice. At all times prior to the Closing Date, each party shall promptly notify the other in writing of the occurrence of any event which will or may result in the failure to satisfy any of the conditions specified in Sections 6.01, 6.02 or 6.03 hereof. In the event that any party becomes aware of the occurrence or impending occurrence of any event which would constitute or cause a breach by it of any of the representations and warranties or agreements or covenants contained herein in any material respect, or would have constituted or caused a breach by it of the representations and warranties or agreements or covenants contained herein in any material respect, had such an event occurred or been known prior to the date hereof, said party shall immediately give detailed and written notice thereof to the other party, and shall, unless the same has been waived in writing by the other party, use its reasonable efforts to remedy the same, provided that such efforts, if not successful, shall not be deemed to satisfy any condition precedent to the Merger.

      5.08     Press Releases. At all times prior to the Closing Date, each party shall mutually agree with the other prior to the issuance of any press release or other information to the press or any third party for general circulation with respect to this Agreement or the transactions contemplated hereby; provided, however, that Midwest and CoVest shall issue a mutually agreed upon press release promptly following the execution of this Agreement which shall be prepared and filed in accordance with Rule 165 under the Securities Act, Rule 14a-12 of the Securities Exchange Act and Regulation FD of the Securities Exchange Act; provided, further Midwest and CoVest shall agree to a mutually agreeable form of notice to the employees of CoVest and the Bank promptly following the execution of this Agreement.

      5.09     Delivery of Supplements to Disclosure Schedules. Five (5) business days prior to the Closing Date, each party will supplement or amend its Disclosure Schedule with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or which is necessary to correct any information in the Disclosure Schedule or in any representation and warranty made by the disclosing party which has been rendered inaccurate thereby. For purposes of determining the accuracy of the representations and warranties contained in Article II and Article III hereof in order to determine the fulfillment of the conditions set forth in Section 6.01(a) and Section 6.02(a) hereof, the Disclosure Schedules of CoVest and Midwest shall be deemed to include only that information contained therein on the date it is initially delivered to Midwest or CoVest.

      5.10     Tax Opinion. Midwest and CoVest shall obtain a written opinion of Crowe Chizek and Company LLP addressed to Midwest and CoVest, dated the Closing Date, subject to the customary representations and assumptions referred to therein, and substantially to the effect that (a) the Merger will constitute a tax-free reorganization within the meaning of Section 368 of the Code and that Midwest and CoVest will each be a party to the reorganization; (b) the exchange in the Merger of Midwest Common Stock solely for CoVest Common Stock will not give rise to the recognition of any income, gain or loss to Midwest, CoVest, or the CoVest Stockholders with respect to such exchange (except, with respect to the CoVest Stockholders, to the extent of any cash paid in lieu of fractional shares); (c) the exchange of cash and Midwest Common Stock for CoVest Common Stock will give rise to the recognition of all gain realized by CoVest Stockholders, but only in accordance with Section 356 of the Code; (d) the exchange of cash solely for CoVest Common Stock will give rise to the recognition of gain or loss (subject to certain limitations) equal to the difference between the cash received and the adjusted basis in the shares surrendered; (e) the adjusted tax basis of the Midwest

Common Stock received by the CoVest Stockholders who exchange their CoVest Common Stock in the Merger will be the same as the adjusted tax basis of the shares of the CoVest Common Stock surrendered in exchange therefor (increased by any gain realized and decreased by any cash received); (f) the holding period of the shares of the Midwest Common Stock received in the Merger will include the period during which the shares of CoVest Common Stock surrendered in exchange therefor were held, provided such shares of CoVest Common Stock were held as capital assets at the Effective Time; (g) the adjusted tax basis of the assets of CoVest in the hands of Midwest will be the same as the adjusted tax basis of such assets in the hands of CoVest immediately prior to the exchange; and (h) the holding period of the assets of CoVest transferred to Midwest will include the period during which such assets were held by CoVest prior to the exchange.

      5.11     Resolution of CoVest Benefit Plans. CoVest and Midwest shall cooperate in effecting the following treatment of the CoVest Benefit Plans, except as mutually agreed upon by Midwest and CoVest prior to the Effective Time:

           (a) At the Effective Time, Midwest or a Midwest Subsidiary shall be substituted for CoVest or a CoVest subsidiary as the sponsoring employer under those CoVest Benefit Plans with respect to which CoVest or any CoVest Subsidiary is a sponsoring employer immediately prior to the Effective Time, and shall assume and be vested with all of the powers, rights, duties, obligations and liabilities previously vested in CoVest or any CoVest Subsidiary with respect to each such plan. Except as otherwise provided herein, each such plan and any CoVest Benefit Plan sponsored by CoVest or any CoVest Subsidiary shall be continued in effect by Midwest or any applicable Midwest Subsidiary after the Effective Time without a termination or discontinuance thereof as a result of the Merger, subject to the power reserved to Midwest or any applicable Midwest Subsidiary under each such plan to subsequently amend or terminate the plan, which amendments or terminations shall comply with applicable law. CoVest, any CoVest Subsidiary, and Midwest will use all reasonable efforts (i) to effect said substitutions and assumptions, and such other actions contemplated under this Agreement, and (ii) to amend such plans as to the extent necessary to provide for said substitutions and assumptions, and such other actions contemplated under this Agreement.

           (b) At or as promptly as practicable after the Effective Time as Midwest shall reasonably determine, Midwest shall provide, or cause any Midwest Subsidiary to provide, to each employee of CoVest and any CoVest Subsidiaries as of the Effective Time (“CoVest Employees”) the opportunity to participate in each employee benefit plan and program maintained by Midwest or the Midwest Subsidiaries for similarly-situated employees (the “Midwest Benefit Plans”) provided that with respect to such Midwest Benefit Plans, CoVest Employees shall be given credit for service with CoVest or any CoVest Subsidiary in determining eligibility for and vesting in benefits thereunder, but not for purposes of benefit accrual; provided further that CoVest Employees shall not be subject to any waiting periods or pre-existing condition exclusions under the Midwest Benefit Plans to the extent that such periods are longer or restrictions impose a greater limitation than the periods or limitations imposed under the CoVest Benefit Plans; and provided further that to the extent that the initial period of coverage for CoVest Employees under any Midwest Benefit Plan that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA is not a full 12-month period of coverage, CoVest Employees shall be given credit under the applicable Midwest Benefit Plans for any deductibles and co-insurance payments made by such CoVest Employees under the CoVest Benefit Plans during the balance of such 12-month period of coverage. Nothing in the preceding sentence shall obligate Midwest to provide or cause to be provided any benefits duplicative to those provided under any CoVest Benefit Plan continued pursuant to Section 5.11(a) hereof, including extending participation in any Midwest Benefit Plan which is an “employee pension benefit plan” under ERISA with respect to any portion of the year during which benefits are accrued to CoVest Employees under the ESOP or the CoVest Profit Sharing and Savings Plan. Except as otherwise provided in this Agreement, the power of Midwest, a CoVest Subsidiary or any Midwest Subsidiary to amend or terminate any benefit plan or program, including any CoVest Benefit Plan shall not be altered or affected. Moreover, this Agreement shall not confer upon any CoVest Employee any rights or remedies hereunder and shall not constitute a contract of employment or create any rights, to be retained or otherwise, in employment at Midwest, a CoVest Subsidiary or any Midwest Subsidiary.

           (c) As of the Effective, Time, the ESOP shall be terminated in accordance with its terms. Prior to the Effective Time, CoVest shall be permitted to make such changes to the ESOP as it deems appropriate to carry out the provisions of the ESOP and this Section 5.11(c) and shall file a request for determination with the IRS with respect to the termination of the ESOP. CoVest shall submit to Midwest for its review and comment such ESOP changes before they are made and the request for determination before it is filed with the IRS. Midwest acknowledges that approval of the Merger by the CoVest Stockholders shall constitute a “change in control” under the ESOP and that, pursuant to the terms thereof, the ESOP Trustee may sell a sufficient number of unallocated shares of CoVest Common Stock to repay the then outstanding ESOP Loan in full, and that the ESOP Trustee may sell such shares to CoVest. As soon as practicable after receipt of a favorable determination letter from the IRS with respect to the termination, the assets of the ESOP shall be distributed to the participants and beneficiaries or transferred pursuant to an eligible rollover distribution as a participant or beneficiary may direct (including a rollover into a qualified plan of Midwest, if approved by Midwest, in which the individual is then participating). Prior to the Effective Time, CoVest and each CoVest Subsidiary shall be entitled to make contributions to the ESOP for purposes of making prepayments on the ESOP Loan, provided such prepayments are fully deductible by CoVest or the CoVest Subsidiary under Section 404 of the Code (without regard to the carryover provisions of Section 404) and otherwise in compliance with Section 415 of the Code and do not adversely affect the tax qualified status of the ESOP under Section 401(a) and 4975 of the Code.

           (d) CoVest Employees terminated for any reason except for cause within thirty (30) days of the Effective Time shall receive the following severance payments from Midwest (provided no such payment shall exceed one year’s salary): (i) officers shall receive two (2) month’s salary plus one (1) week’s salary for every year of service; and (ii) all other employees shall receive two (2) week’s salary plus one (1) week’s salary for every year of service. Following this thirty (30) day period, CoVest Employees shall be eligible to receive severance payments pursuant to any severance plan offered by Midwest to its employees. The Director Retirement Plan between CoVest and its directors shall be terminated at the Effective Time and the actuarial equivalent of the maximum benefits payable thereunder shall be paid in a cash lump sum to the directors. At the Effective Time, Midwest shall make lump-sum payments equal to the present value of the cost of post retirement health care benefits for plan participants who have agreed to receive such payments with the amounts being determined by an actuary mutually acceptable to Midwest and CoVest. CoVest agrees to use its reasonable best efforts to assist Midwest in persuading such participants to accept such lump sum payments. Midwest agrees to continue to provide after the Closing these post retirement health care benefits to any participant who chooses not to accept such payments. CoVest agrees to use its reasonable best efforts to assist Midwest in persuading the directors that have Director’s Compensation Agreements to accept a cash lump sum payment for the periodic payments due thereunder. Midwest agrees to continue to pay after the Closing these periodic payments to any director who chooses not to accept such lump sum payment. CoVest shall be permitted to make payments (to the extent accrued) under its bonus plan in existence on the date hereof.

           (e) Midwest agrees to honor (i) the Bank Incentive Plan and Trusts, (ii) the employment and change of control agreements, (iii) the employee retention agreements, (iv) the consulting agreements, (v) the severance pay plan, and (vi) all other written agreements with current and former employees and directors as set forth on the Disclosure Schedule of CoVest according to their terms with such modifications as set forth in the Disclosure Schedule of CoVest. Midwest hereby acknowledges that the Merger and the Closing constitute a change of control for purposes of the above-mentioned agreements. CoVest shall take such actions regarding certain payments to the executive officers of CoVest as are set forth in Schedule 5.11(e) of the Disclosure Schedule of CoVest.

           (f) Midwest will reasonably cooperate with any person who will receive any cash payments or other distributions pursuant to the terms, or as a result of the termination, of any CoVest Benefit Plan or other agreement, plan or arrangement disclosed in the Disclosure Schedules of CoVest for the purpose of reducing the income tax payable by the recipient of any such payment or distribution, provided that Midwest shall not be required to take any action that would materially increase the aggregate cost to it of such payments and distributions. Midwest will further use all reasonable effort to amend its employee benefit plans to permit former CoVest employees who become employees of Midwest and who receive distributions, including cash and Midwest Common Stock, from any CoVest Benefit Plan to rollover such distributions of cash and stock into a tax qualified employee benefit plan sponsored by Midwest or any Midwest Subsidiary.

      5.12     Tax Treatment. Neither CoVest or any CoVest Subsidiary nor Midwest or any of the Midwest Subsidiaries shall voluntarily take any action which would disqualify the Merger as a “reorganization” that would be tax free or deferred to the CoVest Stockholders pursuant to Section 368 of the Code. In addition, Midwest and CoVest agree to take any and all necessary or advisable steps to restructure or modify the terms of the transactions contemplated hereby, if such steps are necessary or advisable to qualify the transactions contemplated hereby as a tax-free reorganization under Section 368 of the Code; provided, however, that nothing contained in this Section 5.12 should be deemed to require Midwest or CoVest to take any steps to alter the Merger Consideration.

      5.13     Stock Exchange Listing. Midwest shall use its best efforts to list on the Nasdaq Stock Market, subject to official notice of issuance, the shares of Midwest Common Stock to be issued in the Merger.

VI. CONDITIONS

      6.01     Conditions to the Obligations of Midwest. Notwithstanding any other provision of this Agreement, the obligation of Midwest to consummate the Merger is subject to the following conditions precedent (except as those which Midwest may choose to waive):

           (a) All of the representations and warranties made by CoVest in this Agreement and in any documents or certificates provided by CoVest shall have been true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except for any untrue or inaccurate representations or warranties which individually or in the aggregate do not have a Material Adverse Effect on CoVest.

           (b) CoVest shall have performed all obligations and shall have complied with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing Date, except where any such non-performance or noncompliance would not have a Material Adverse Effect on CoVest.

           (c) There shall not have been any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any federal or state government or governmental agency or instrumentality or court, which would prohibit Midwest’s ownership or operation of all or a material portion of CoVest’s business or assets, or would compel Midwest to dispose of or hold separate all or a material portion of CoVest’s business or assets, as a result of this Agreement, or which would render Midwest or CoVest unable to consummate the transactions contemplated by this Agreement.

           (d) Since the date hereof, CoVest shall not have suffered a Material Adverse Effect.

           (e) To the extent any material lease, license, loan, or financing agreement or other contract or agreement to which CoVest or any CoVest Subsidiary, as the case may be, is a party requires the consent of or waiver from the other party thereto as a result of the transactions contemplated by this Agreement, such consent or waiver shall have been obtained.

           (f) Midwest shall have received proof satisfactory to it that CoVest has paid all expenses in connection with the transactions contemplated by this Agreement.

           (g) If as of the Effective Time, CoVest or any CoVest Subsidiary is a party to any agreement with, or directive or order issued by, the FDIC, the OCC or any other bank regulatory authority, which imposes any material restrictions or requirements not applicable to national banking associations generally with respect to the conduct of CoVest or the CoVest Subsidiary’s business, Midwest shall have received written confirmation from each bank regulatory authority which has entered into such an agreement with CoVest or the CoVest Subsidiary or which has issued such a directive or order, in form and substance reasonably satisfactory to Midwest, to the effect that such agreement, directive or order will not be binding on or in any way to CoVest, the CoVest Subsidiary, Midwest or any Midwest Subsidiary following the Effective Time.

           (h) Midwest shall have received from the Accountants a letter dated as of the Closing Date (the “Comfort Letter”) in form and substance satisfactory to Midwest, stating that on the basis of limited procedures specified by Midwest not constituting an audit, including a reading of the latest available unaudited financial statements, and inquiries of officials of CoVest responsible for financial and accounting matters, nothing has come to the attention of the Accountants to cause the Accountants to believe that: (i) the latest unaudited, consolidated financial statements prepared for CoVest were not prepared on a basis consistent with the CoVest Financial Statement, dated as of June 30, 2002; or (ii) as of the end of the month prior to the Closing Date (the “Valuation Date”), there are any changes in the capital stock, or other equity securities of CoVest or any CoVest Subsidiary, or increase in the debt of CoVest or any CoVest Subsidiary other than in the ordinary course of business as compared with the amounts of those items set out in the CoVest Financial Statement, dated as of June 30, 2002, and in the latest unaudited balance sheet of CoVest. The fees, costs and expenses of the Accountants in preparing this letter shall be borne by Midwest.

           (i) Midwest shall have received the fairness opinion described in Section 5.04(c) hereof from an investment banking firm with a national reputation; provided, however, that Midwest shall use all reasonable efforts to obtain such opinion.

           (j) Midwest shall have received evidence reasonably satisfactory to it that the Rights Agreement and the Rights associated therewith have been terminated.

           (k) Midwest shall have received a certificate signed by the President and Chief Executive Officer of CoVest, dated as of the Closing Date, certifying that based upon his best knowledge, the conditions set forth in Sections 6.01(a), (b) and (d) hereof have been satisfied.

      6.02     Conditions to the Obligations of CoVest. Notwithstanding any other provision of this Agreement, the obligation of CoVest to consummate the Merger is subject to the following conditions precedent (except as those which CoVest may choose to waive):

           (a) All of the representations and warranties made by Midwest in this Agreement and in any documents or certificates provided by Midwest shall have been true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except for any untrue representations or warranties which individually or in the aggregate do not have a Material Adverse Effect on Midwest.

           (b) Midwest shall have performed all obligations and shall have complied with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing Date, except where any such non-performance or noncompliance would not have a Material Adverse Effect on Midwest.

           (c) Since the date hereof, Midwest shall not have suffered a Material Adverse Effect.

           (d) CoVest shall have received the fairness opinion of William Blair & Company, LLC, as described in Section 5.04(b) hereof.

           (e) Concurrently with the execution and delivery of this Agreement, Midwest shall deliver to CoVest a voting agreement in the form of Exhibit 6.02(e) signed by all directors and executive officers of Midwest who are holders of Midwest Common Stock and own more than 5,000 shares of Midwest Common Stock, and pursuant to which, they agree, among other things, to vote such shares in favor of this Agreement, the Merger and the Amendment.

           (f) CoVest shall have received a certificate signed by the President and Chief Executive Officer of Midwest, dated as of the Closing Date, that based upon their best knowledge, the conditions set forth in Sections 6.02(a), (b) and (c) have been satisfied.

      6.03     Conditions to the Obligations of the Parties. Notwithstanding any other provision of this Agreement, the obligations of Midwest on the one hand, and CoVest on the other hand, to consummate the

Merger are subject to the following conditions precedent (except as those which Midwest and CoVest may chose to waive):

           (a) No preliminary or permanent injunction or other order by any federal or state court which prevents the consummation of the Merger shall have been issued and shall remain in effect.

           (b) Midwest shall have received the approval of the Federal Reserve Board, the OCC and any other applicable regulatory authority to acquire CoVest and all required waiting periods shall have expired.

           (c) The Merger shall have been approved by the requisite vote of the CoVest Stockholders and, if necessary, as described in Section 5.04(c), the Merger and the Amendment shall have been approved by the requisite vote of the Midwest Stockholders.

           (d) The Registration Statement shall have been declared effective under the Securities Act and no stop orders shall be in effect and no proceedings for such purpose shall be pending or threatened by the SEC.

           (e) Each party shall have received the tax opinion addressed to it referred to in Section 5.11 of this Agreement.

           (f) The Midwest Common Stock to be issued to holders of CoVest Common Stock shall have been approved for listing on Nasdaq/ NMS subject to official notice of issuance.

VII. TERMINATION; AMENDMENT; WAIVER

      7.01     Termination. This Agreement may be terminated at any time prior to the Closing Date:

           (a) By mutual written consent of the Board of Directors of Midwest and the Board of Directors of CoVest; or

           (b) At any time prior to the Closing Date, by Midwest or CoVest if there shall have been a final judicial or regulatory determination (as to which all periods for appeal shall have expired and no appeal shall be pending) that any material provision of this Agreement is illegal, invalid or unenforceable (unless the enforcement thereof is waived by the affected party) or denying any regulatory application the approval of which is a condition precedent to any party’s obligations hereunder; or

           (c) At any time on or before the date specified in Section 7.01(g) hereof, by Midwest or CoVest in the event that any of the conditions precedent to the obligations of the other to the Merger are rendered impossible to be satisfied or fulfilled by said date (other than by reason of a breach by the party seeking to terminate); or

           (d) By Midwest or CoVest, in the event of a material breach by the other of any representation, warranty, covenant or agreement contained herein or in any schedule or document delivered pursuant hereto, which breach would result in the failure to satisfy the closing condition set forth in Section 6.01(a) or 6.01(b), in the case of Midwest, or Section 6.02(a) or 6.02(b), in the case of CoVest, and which breach cannot be or is not cured within thirty (30) days after written notice of such breach is given by the non-breaching party to the party committing such breach; or

           (e) By Midwest in the manner provided within the terms specified in Section 4.06 hereof; or

           (f) By CoVest pursuant to written notice given under the circumstances and subject to the conditions set forth in Sections 1.04(a) or 1.04(b) hereof; or

           (g) By either Midwest or CoVest on or after June 30, 2003 (or July 31, 2003 in the event a protest is filed with bank regulatory authorities alleging the failure of a party or a party’s Subsidiary to comply with the Community Reinvestment Act of 1977), in the event the Merger has not been consummated by such date (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein).

In the event either Midwest or CoVest elects to effect any termination pursuant to Section 7.01(b) through 7.01(g) above, it shall give written notice to the other specifying the basis for such termination.

      7.02     Expenses. Except as provided elsewhere herein, Midwest and CoVest shall each bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel.

      7.03     Payment in Lieu of Fees and Expenses and Opportunity Costs. In addition to the rights and remedies available to Midwest under Section 7.02 and Section 7.04, if this Agreement is terminated by Midwest pursuant to Section 7.01(c) or 7.01(d) due to a violation of Section 4.04 or this Agreement is terminated due to a decision by CoVest’s Board of Directors to provide information at the request of or enter into negotiations with a third party with respect to an unsolicited Takeover Proposal or to pursue a Takeover Proposal made by a third party and prior thereto or within eighteen (18) months after such termination:

           (a) CoVest shall have entered into an agreement amounting to a Takeover Proposal or arising in connection with a Takeover Proposal, or a Takeover Proposal shall have occurred (other than as contemplated by and in connection with this Agreement), or

           (b) the Board of Directors of CoVest shall have authorized or approved a Takeover Proposal or shall have publicly announced an intention to authorize or approve or shall have recommended that the stockholders of CoVest approve or accept any Takeover Proposal in each case other than as contemplated by this Agreement, then CoVest shall promptly, but in no event later than five (5) days after the first of such events shall have occurred, pay Midwest (to the extent it has not already at the time of termination) a fee equal to Five Million Dollars ($5,000,000).

      7.04     Survival of Agreements. In the event of termination of this Agreement by either Midwest or CoVest as provided in Section 7.01, this Agreement shall forthwith become void and have no effect except that the agreements contained in Sections 5.01, 7.02, 7.03 and 7.04 hereof shall survive the termination hereof. Notwithstanding the prior sentence or Section 7.03, in the event of termination of this Agreement caused by (i) willful breach by a party of any agreement, covenant, or undertaking of such party contained herein or in any exhibit hereto; or (ii) any uncured material misrepresentations or breach of warranty in any material respect by a party herein; or (iii) the failure of any condition set forth in Article VI hereof which has failed because a party did not exercise good faith and commercially reasonable efforts towards the fulfillment of such condition, then the other party shall in addition to any other rights herein (including those described in Section 7.02 and Section 7.03 hereof) be entitled to all its legal and equitable remedies with respect to such termination and the causes thereof.

      7.05     Amendment. This Agreement may be amended by the parties hereto by action taken by the Board of Directors of Midwest and the Board of Directors of CoVest at any time before or after approval hereof by the CoVest Stockholders or the Midwest Stockholders but, after such approval, no amendment shall be made which changes the form of consideration or adversely affects or decreases the value of the consideration to be received by the CoVest Stockholders or which in any other way adversely affects the rights of such CoVest Stockholders without the further approval of such CoVest Stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of Midwest and CoVest. Midwest and CoVest may, without approval of their respective Boards of Directors, make such technical changes to this Agreement, not inconsistent with the purposes hereof, as may be required to effect or facilitate any governmental approval or acceptance of the Merger or of this Agreement or to effect or facilitate any filing or recording required for the consummation of any of the transactions contemplated hereby.

      7.06     Waiver. Any term, provision or condition of this Agreement may be waived in writing at any time by the party which is, or the stockholders of which are, entitled to the benefits hereof. Each and every right granted to any party hereunder, or under any other document delivered in connection herewith or therewith, and each and every right allowed it by law or equity, shall be cumulative and may be exercised from time to time. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect such party’s right at a later time to enforce the same. No waiver by any party of a condition or of the breach of any term, agreement, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, agreement, covenant, representation or warranty of this Agreement. No investigation, review or audit by Midwest of CoVest, or by CoVest of Midwest, prior to or after the date hereof shall stop or prevent Midwest or CoVest, as the case may be, from exercising any right hereunder or be deemed to be a waiver of any such right.

VIII. GENERAL PROVISIONS

      8.01     Survival. All representations, warranties, covenants and agreements of the parties in this Agreement or in any instrument delivered by the parties pursuant to this Agreement shall not survive the Effective Time; provided that all of the agreements, covenants and obligations of Midwest set forth herein which are contemplated to be performed after the Effective Time shall survive the Effective Time.

     8.02     Defined Terms; Principles of Construction.

      (a) For purposes of this Agreement, the following terms are defined in the indicated Sections:

Term	Section	Term	Section

Accountants	4.07	Federal Reserve Board	2.03
Aggregate Price Per Share of the Comparison Stocks	1.04(c)	GAAP	2.01(b)
Amendment	5.04(c)	Hazardous Substances	2.18(c)
Bank	Second paragraph of the Recitals	Lend to	4.01(n)
Bank Merger	Fourth paragraph of the Recitals	Liability	2.13
Bank Reports	3.06	Lower Limit	1.04(a)(i)
BFFC	2.04(b)	Material Adverse Effect	2.01(b) and 3.01(b)
BFKPN	4.04(a)	Merger	Third paragraph of the Recitals
BHC	First Paragraph of the Recitals	Merger Consideration	1.03
Certificates	1.09(a)	Midwest Bank	Fourth paragraph of the Recitals
Change in Control Benefit	3.17(a)	Midwest Base Price Per Share	1.04(c)
CII	1.08(h)	Midwest Benefit Plans	5.11(b)
Closing	1.06(a)	Midwest Common Stock	Third paragraph of the Recitals
Closing Audit	4.07	Midwest Common Stock Price Per Share	1.04(c)
Closing Date	1.06(a)	Midwest Financial Statements	2.07
Closing Midwest Stock Price	1.09(d)	Midwest Meeting	5.04
Code	Fifth paragraph of the Recitals	Midwest Off Balance Sheet Transaction	2.06(e)
Comfort Letter	6.01(h)	Midwest Percentage	1.04(a)(ii)
Commissioner	2.03	Midwest Premises	2.18(b)
Comparison Percentage	1.04(a)(ii)	Midwest Stockholders	2.01(a)
Comparison Stocks	1.04(d)	Midwest Subsidiaries	2.06(c)

Term	Section	Term	Section

Comparison Stocks Base Price Per Share	1.04(a)(ii)	Mortgaged Premises	2.18(c)
Confidentiality Agreement	5.01(c)	NASD	2.09
Conversion	3.07(c)	Nasdaq	1.03(b)
CoVest	2.04(b)	OCC	1.08(e)
CoVest Average Merger Price Per Share	1.04(c)	Participating Facility	2.18(c)
CoVest Base Price Per Share	1.04(c)	PBGC	3.17(d)
CoVest Benefit Plans	3.17(a)	Permitted Lien	3.22(c)
CoVest Common Stock	Third paragraph of the Recitals	Phase I	4.06(a)
CoVest Employees	5.11(b)	Pricing Period	1.04(a)(ii)
CoVest Financial Statements	3.06	Proxy Statement	2.03
CoVest Licenses	3.12	Registration Statement	2.03
CoVest Meeting	5.04(b)	Reorganization Agreement	2.04(b)
CoVest Off Balance Sheet Transaction	3.07(e)	Representatives	4.04(a)
CoVest Premises	3.18(b)	Rights Agreement	3.05(a)
CoVest Qualified Plan	3.17(b)	SEC	2.03
CoVest Share Number	1.05(h)	Securities Act	2.03
CoVest Stock Options	3.05(b)	Securities Exchange Act	2.08
CoVest Stock Option Plan	3.05(b)	Significant Subsidiary	4.04(b)
CoVest Stockholders	Third paragraph of the Recitals	Stock Exchange Ratio	1.03
CoVest Stockholder List	1.09(e)	Surviving Corporation	1.01(a)
CoVest Subsidiaries	3.07	Takeover Proposal	4.04(b)
CRA	2.10(d)	Valuation Date	6.01(h)
DGCL	1.01(a)
Dissenting Shares	1.10
Effective Time	1.01(b)
Environmental Laws	2.18(c)
ERISA	3.17(a)
ESOP	3.17(b)
ESOP Loan	3.17(b)
Exchange Agent	1.09(a)

           (b) In this Agreement, unless otherwise stated or the context otherwise requires, the following uses apply: (i) actions permitted under this Agreement may be taken at any time and from time to time in the actor’s sole discretion; (ii) references to a statute shall refer to the statute and any successor statute, and to all regulations promulgated under or implementing the statute or successor, as in effect at the relevant time; (iii) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to, but excluding;” (iv) references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality; (v) indications of time of day mean Chicago, Illinois time; (vi) “including” means including, but not limited to; (vii) all references to Sections, Schedules and Exhibits are to Sections, Schedules and Exhibits in or to this Agreement unless otherwise specified; (viii) all words used in this Agreement will be construed to be of such gender or number as the circumstances require; and (ix) the captions and headings of Articles, Sections, Schedules and Exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement nor shall any of them affect the meaning of interpretation of this Agreement or any of its provisions. All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

      (c) The Disclosure Schedules of each of Midwest and CoVest referred to in this Agreement shall consist of the information, agreements and other documentation described and referred to in this Agreement as being included in the Disclosure Schedules with respect to such party, which Disclosure Schedules were delivered by each of Midwest and CoVest to the other not less than one calendar day before the date of this Agreement. Disclosure of any fact or item in any Disclosure Schedule or Exhibit hereto referenced by a particular paragraph or section in this Agreement shall, should the existence of the fact or item or its contents be relevant to any other paragraph or section, be deemed to be disclosed with respect to that other paragraph or section whether an explicit cross-reference appears.

      8.03     Notices. All notices, consents, requests, demands and other communications hereunder shall be in writing and shall be deemed duly given to any party or parties (a) upon delivery to the address of the party or parties as specified below if delivered in person or by courier or if sent by certified or registered mail (return receipt requested), or (b) upon dispatch if transmitted by telecopy or other means of facsimile transmission and such transmission is confirmed successfully by the transmitting machine, provided that such transmission is received during normal business hours and that any transmission received outside of normal business hours shall be deemed to be received at the start of normal business hours commencing immediately after the dispatch of the transmission, in each case addressed as follows:

if to Midwest:	Brad A. Luecke President and Chief Executive Officer Midwest Banc Holdings, Inc. 501 West North Avenue Melrose Park, Illinois 60160 Telephone: (708) 865-1053 Telecopier: (708) 865-7273

copy to:	Timothy M. Sullivan Hinshaw & Culbertson 222 North LaSalle Street, Suite 300 Chicago, IL 60601-1081 Telephone: (312) 704-3852 Telecopier: (312) 704-3001

if to CoVest:	James L. Roberts President and Chief Executive Officer CoVest Bancshares, Inc. 749 Lee Street Des Plaines, Illinois 60016-6469 Telephone: (847) 294-6500 Telecopier: (847) 824-4204

copy to:	Dennis R. Wendte Barack Ferrazzano Kirschbaum Perlman & Nagelberg L.L.C. 333 West Wacker Drive Suite 2700 Chicago, IL 60606 Telephone: (312) 984-3188 Telecopier: (312) 984-3150

      8.04     Specific Enforceability. The parties recognize and hereby acknowledge that it is impossible to measure in money the damages that would result to a party by reason of the failure of either of the parties to perform any of the obligations imposed on it by this Agreement and that in any event damages would be an inadequate remedy in this instance. Accordingly, if any party should institute an action or proceeding seeking specific enforcement of the provisions hereof, the party against which such action or proceeding is brought hereby waives the claim or defense that the party instituting such action or proceeding has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists and shall waive or not assert any requirement to post bond in connection with seeking specific performance.

     8.05     Applicable Law; Jurisdiction.

           (a) THIS AGREEMENT SHALL BE CONSTRUED AND INTERPRETED ACCORDING TO THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF, EXCEPT TO THE EXTENT THAT THE LAWS OF THE STATE OF ILLINOIS SHALL APPLY TO THE MERGER.

           (b) In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any federal or state court located in Cook County, Illinois (and elsewhere with respect to appellate courts with jurisdiction over such matter) in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, and consents to service of process by notice as provided in Section 8.03 of this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a federal or state court sitting in Cook County, Illinois.

      8.06     Severability. If any term, provision, covenant, or restriction contained in this Agreement is held by a final and unappealable order of a court of competent jurisdiction to be invalid, void, or unenforceable, then the remainder of the terms, provisions, covenants, and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated unless the effect would be to cause this Agreement to not achieve its essential purposes.

      8.07     Entire Agreement; Binding Effect; Non-Assignment; Counterparts. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement between the parties hereto and supersedes all other prior agreements and undertakings, both written and oral, between the parties, with respect to the subject matter hereof; and (b) is not intended to confer upon any other person any rights or remedies hereunder except as specifically provided herein. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties hereto; provided, however, that Midwest may assign its rights hereunder to an affiliate of Midwest; provided further, that such an assignment by Midwest shall not relieve Midwest from any Liability if such affiliate fails to perform this Agreement. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

      8.08     Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR DISPUTE THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS

BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 8.09.

      IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the day and year first above written.

MIDWEST BANC HOLDINGS, INC.

By	/s/ BRAD A. LUECKE

Brad A. Luecke,
President and Chief Executive Officer

COVEST BANCSHARES, INC.

By	/s/ JAMES L. ROBERTS

James L. Roberts,
President and Chief Executive Officer

ANNEX B
February 5, 2003

Board of Directors

CoVest Bancshares, Inc.
749 Lee Street
Des Plaines, IL 60016

Members of the Board:

      You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock (other than Midwest Banc Holdings, Inc.) (collectively the “Stockholders”) of CoVest Bancshares, Inc. (“CoVest”) of the Consideration (as defined below) proposed to be paid to the Stockholders pursuant to the Agreement and Plan of Reorganization dated as of November 1, 2002 (the “Merger Agreement”) by and between CoVest and Midwest Banc Holdings, Inc. (“Midwest Banc”). Pursuant to the terms of and subject to the conditions set forth in the Merger Agreement, CoVest will be merged into Midwest Banc (the “Merger”) and each share of common stock of CoVest, $0.01 par value per share, will be converted into $10.25 of cash plus 0.925 share of Midwest Banc common stock, $0.01 par value per share (the “Consideration”).

      We are familiar with CoVest, having provided certain investment banking services to the Company from time to time, including participation in strategic planning meetings with the Company’s Board of Directors and review of merger-and-acquisition opportunities. We have also provided certain financial advisory services to Midwest Banc from time to time. We have not been compensated by Midwest Banc for these services.

      In connection with our review of the proposed Merger and the preparation of our opinion herein, we have examined: (a) the Merger Agreement and a draft of the proxy statement/ prospectus to be used in connection with the Merger; (b) certain audited historical financial statements of CoVest and Midwest Banc for the three fiscal years ended December 31, 2001; (c) the unaudited financial statements of CoVest and Midwest Banc for the nine months ended September 30, 2002, and the unaudited twelve-month results through December 31, 2002 of CoVest and Midwest Banc announced on January 27 and January 28, 2003, respectively; (d) certain internal business, operating and financial information and forecasts of CoVest and Midwest Banc (the “Forecasts”), prepared by the senior managements of CoVest and Midwest Banc, respectively; (e) information regarding the strategic, financial and operational benefits anticipated from the Merger prepared by the senior managements of CoVest and Midwest Banc, (f) the pro forma impact of the Merger on certain financial amounts of CoVest and Midwest Banc; (g) information regarding the amount and timing of cost savings and related expenses and synergies which the senior managements of CoVest and Midwest Banc expect will result from the Merger (the “Expected Synergies”); (h) information regarding publicly available financial terms of certain recently announced or completed banking-and thrift-industry merger-and-acquisition transactions; (i) current and historical market prices and trading volumes of the common stocks of CoVest and Midwest Banc; and (j) certain other publicly available information on CoVest and Midwest Banc. We have also held discussions with members of the senior managements of CoVest and Midwest Banc to discuss the foregoing, have considered other matters which we have deemed relevant to our inquiry and have taken into account such accepted financial and investment-banking procedures and considerations as we have deemed relevant. In connection with our engagement, we were requested to approach, and held discussions with, third parties to solicit indications of interest in a possible acquisition of CoVest.

222 West Adams Street    Chicago, Illinois 60606    312.236.1600

Board of Directors
CoVest Bancshares, Inc.
February 5, 2003

      In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with us for purposes of this opinion including without limitation the Forecasts provided by the senior managements of CoVest and Midwest Banc. We have not made or obtained an independent valuation or appraisal of the assets, liabilities or solvency of CoVest or Midwest Banc. We have been advised by the senior managements of CoVest and Midwest Banc that the Forecasts and the Expected Synergies examined by us have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior managements of CoVest and Midwest Banc, as the case may be. In that regard, we have assumed, with your consent, that (i) the Forecasts will be achieved and the Expected Synergies will be realized in the amounts and at the times contemplated thereby and (ii) all material assets and liabilities (contingent or otherwise) of CoVest are as set forth in CoVest’s financial statements or other information made available to us. We express no opinion with respect to the Forecasts or Expected Synergies or the estimates and judgments on which they are based. Our opinion herein is based upon economic, market, financial and other conditions existing on, and other information disclosed to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion except as provided in the Merger Agreement. We have further assumed, with your consent, that the Merger will qualify as a tax-free reorganization for U.S. federal income tax purposes as regards the Midwest Banc common stock received by the Stockholders. We have relied as to all legal matters on advice of counsel to CoVest, and have assumed that the Merger will be consummated on the terms described in the Merger Agreement, without any waiver of any material terms or conditions by CoVest.

      William Blair & Company has been engaged in the investment banking business since 1935. We continually undertake the valuation of investment securities in connection with public offerings, private placements, business combinations, estate and gift tax valuations and similar transactions. In the ordinary course of our business, we may from time to time trade the securities of CoVest or Midwest Banc for our own account and for the accounts of customers, and accordingly may at any time hold a long or short position in such securities. We have acted as the investment banker to CoVest in connection with the Merger and will receive a fee from CoVest for our services, a significant portion of which is contingent upon consummation of the Merger. In addition, CoVest has agreed to indemnify us against certain liabilities arising out of our engagement.

      We are expressing no opinion herein as to the price at which the common stock of CoVest and Midwest Banc will trade at any future time or as to the effect of the Merger on the trading price of the common stock of CoVest or Midwest Banc. Such trading prices may be affected by a number of factors, including but not limited to (i) dispositions of the common stock of Midwest Banc by Stockholders within a short period of time after the effective date of the Merger, (ii) changes in prevailing interest rates and other factors which generally influence the price of securities, (iii) adverse changes in the current capital markets, (iv) the occurrence of adverse changes in the financial condition, business, assets, results of operations or prospects of CoVest or of Midwest Banc or in the banking market, (v) any necessary actions by or restrictions of federal, state or other governmental agencies or regulatory authorities, and (vi) timely completion of the Merger on terms and conditions that are acceptable to all parties at interest.

      Our investment-banking services and our opinion were provided for the use and benefit of the Board of Directors of CoVest in connection with its consideration of the transaction contemplated by the Merger Agreement. Our opinion is limited to fairness, from a financial point of view, to the Stockholders of CoVest of the Consideration in connection with the Merger, and we do not address the merits of the underlying decision by CoVest to engage in the Merger and this opinion does not constitute a recommendation to any Stockholder as to how such Stockholder should vote with respect to the Merger. It is understood that this letter may not be

Board of Directors
CoVest Bancshares, Inc.
February 5, 2003

disclosed or otherwise referred to without prior written consent, except that the opinion may be included in its entirety in a proxy statement mailed to the Stockholders by CoVest with respect to the Merger.

      Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of the date hereof, the Consideration is fair, from a financial point of view, to the Stockholders other than Midwest Banc.

Very truly yours,

/s/ WILLIAM BLAIR & COMPANY, L.L.C.

WILLIAM BLAIR & COMPANY, L.L.C.

ANNEX C

Section 262 of the Delaware General Corporation Law

      § 262 Appraisal rights.

      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1)	Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2)	Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.	Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.	Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)	In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

      (d) Appraisal rights shall be perfected as follows:

(1)	If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)	If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX D

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 10-K

☑	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [Fee Required]

For the fiscal year ended December 31, 2001

or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [No Fee Required]

For the transition period from to

Commission File Number 0-20160

CoVest Bancshares, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	36-3820609
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
749 Lee Street Des Plaines, Illinois (Address of principal executive offices)	60016 (Zip Code)

Registrant’s telephone number, including area code:

(847) 294-6500

Securities Registered Pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on which Registered

NONE	NONE

Securities Registered Pursuant to Section 12(g) of the Act:

Common Stock, par value $.01 per share

(Title of Class)

     Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding twelve months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such requirements for the past 90 days.    Yes ☑    No ☐

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. ☑

     As of March 1, 2002, the Registrant had issued 4,403,803 shares of the Registrant’s Common Stock. In addition, it had also repurchased 870,149 shares which were being held as treasury stock. The aggregate market value of the voting stock held by non-affiliates of the Registrant as of March 1, 2002, was $26,135,000.*

DOCUMENTS INCORPORATED BY REFERENCE

PART III of Form 10-K — Portions of the Proxy Statement for the 2002
Annual Meeting of Stockholders.

* Based on the closing price of the Registrant’s Common Stock on March 1, 2002, and reports of beneficial ownership filed by directors and executive officers of Registrant and by beneficial owners of more than 5% of the outstanding shares of Common Stock of Registrant; however, such determination of shares owned by affiliates does not constitute an admission of affiliate status or beneficial interest in shares of Registrant’s Common Stock.

COVEST BANCSHARES, INC.

2001 ANNUAL REPORT ON FORM 10-K

i

PART I

SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS

      This document (including information incorporated by reference) contains, and future oral and written statements of CoVest Bancshares, Inc., a Delaware corporation (the “Company”) and its management may contain, forward-looking statements, within the meaning of such term in the Private Securities Litigation Reform Act of 1995, with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

      The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries include, but are not limited to, the following:

•	The strength of the United States economy in general and the strength of the local economies in which the Company conducts its operations which may be less favorable than expected and may result in, among other things, a deterioration in the credit quality and value of the Company’s assets.

•	The economic impact of the terrorist attacks that occurred on September 11th, as well as any future threats and attacks, and the response of the United States to any such threats and attacks.

•	The effects of, and changes in, federal, state and local laws, regulations and policies affecting banking, securities, insurance and monetary and financial matters.

•	The effects of changes in interest rates (including the effects of changes in the rate of prepayments of the Company’s assets) and the policies of the Board of Governors of the Federal Reserve System.

•	The ability of the Company to compete with other financial institutions as effectively as the Company currently intends due to increases in competitive pressures in the financial services sector.

•	The inability of the Company to obtain new customers and to retain existing customers.

•	The timely development and acceptance of products and services, including products and services offered through alternative delivery channels such as the Internet.

•	Technological changes implemented by the Company and by other parties, including third party vendors, which may be more difficult or more expensive than anticipated or which may have unforeseen consequences to the Company and its customers.

•	The ability of the Company to develop and maintain secure and reliable electronic systems.

•	The ability of the Company to retain key executives and employees and the difficulty that the Company may experience in replacing key executives and employees in an effective manner.

•	Consumer spending and saving habits which may change in a manner that affects the Company’s business adversely.

•	Business combinations and the integration of acquired businesses which may be more difficult or expensive than expected.

•	The costs, effects and outcomes of existing or future litigation.

•	Changes in accounting policies and practices, as may be adopted by state and federal regulatory agencies and the Financial Accounting Standards Board.

•	The ability of the Company to manage the risks associated with the foregoing as well as anticipated.

2

      These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including other factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.

Item 1.     Business

THE COMPANY

General

      CoVest Bancshares, Inc., a Delaware corporation (the “Company”), is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the “BHCA”). The Company’s subsidiary is CoVest Banc, National Association, a national banking association (the “Bank”). The Bank’s subsidiary service corporation, CoVest Investments, Inc., an Illinois corporation (“CII”), engages in the business of selling annuities, insurance products and complete brokerage services. The Company was organized in 1992, in connection with the Bank’s conversion from the mutual to the stock form of organization (the “Conversion”) which was completed on June 30, 1992. The Company’s common stock is quoted on the Nasdaq National Market System under the symbol “COVB”. Prior to August, 1997, the Company was a savings and loan holding company registered under the Home Owners Loan Act, as amended. The Company became a bank holding company effective August 1, 1997, when the Bank completed its conversion from a federal savings association to a national bank.

      The Company, the Bank and CII are subject to comprehensive regulation, examination and supervision by the Board of Governors of the Federal Reserve System (the “FRB”), the Office of the Comptroller of the Currency (the “OCC”) and the Federal Deposit Insurance Corporation (the “FDIC”). The Bank is a member of the Federal Home Loan Bank System (the “FHLB”) and its deposits are insured by the Savings Association Insurance Fund (“SAIF”) to the maximum extent permitted by the FDIC. The Company engages in a general full service retail banking business and offers a broad variety of commercial and consumer oriented products and services to customers in its primary market area. The Company is principally engaged in the business of attracting deposits from the general public and originating commercial loans and real estate loans in its primary market area. The Company also originates consumer loans and invests in securities. Finally, the Company offers, on an agency basis through CII, annuities, insurance products and complete brokerage services to its customers.

      The Company’s income is derived from interest on loans and securities, service charges, loan origination and servicing fees, mortgage center fees, and proceeds from the sale of annuity and insurance products through CII. The Company’s operations are affected by general economic conditions, the monetary and fiscal policies of the federal government and the policies of the various regulatory authorities, including the OCC, FDIC and the FRB. Its results of operations are largely dependent upon its net interest income, which is the difference between the interest it receives on its loan and securities portfolios and the interest it pays on its deposit accounts and borrowed money.

      The Company’s corporate headquarters are located at 749 Lee Street, Des Plaines, Illinois. The Company’s telephone number is (847) 294-6500. Its Internet address is www.covestbanc.com.

Market Area

      The Company’s main office and a drive-up facility are located in downtown Des Plaines, Illinois. Des Plaines is a mature suburban Chicago community which had a population of approximately 55,250 in 2000. Des Plaines is located approximately 20 miles from downtown Chicago and five miles north of Chicago’s O’Hare airport.

      In March, 1994, the Company established its first branch office in Arlington Heights, Illinois, through the acquisition from the Resolution Trust Corporation of the deposits and office building of the Arlington Heights branch of the former Irving Federal Bank, F.S.B. Arlington Heights is a suburban Chicago community located

3

approximately 10 miles northwest of Des Plaines. Based on the 2000 census, it had a population of approximately 76,500.

      On March 2, 1995, the Company opened its second branch in Schaumburg, Illinois. Schaumburg is located approximately 16 miles southwest of Arlington Heights and approximately 13 miles west of Des Plaines. Schaumburg had a population of 75,000 in 2000.

      On February 11, 1998, the Company opened a Mortgage Center in McHenry, Illinois, the county seat of McHenry County, located approximately 35 miles northwest of Des Plaines. The CoVest Banc Mortgage Center concentrated on mortgage loan origination and sales. On August 21, 2000, the Mortgage Center operation was merged with the Company’s regular operations and the McHenry Mortgage Center was closed. The total financial impact was $113,000. In connection with the closing, the Company included in other income the writeoff of leasehold improvements of $70,000. In addition to this, expenses of $40,000 were incurred which included the buyout of the remaining lease on the Center, relocation of the Mortgage Center staff to the Arlington Heights office and a minimal amount of other termination expenses.

      Des Plaines and parts of the surrounding contiguous communities such as Park Ridge, Niles, Mount Prospect, Arlington Heights, Prospect Heights, Buffalo Grove, Schaumburg and Hoffman Estates have historically constituted the Company’s primary market area. These areas are characterized by single-family residences and apartment buildings. Many of the residents of the Company’s primary market area consist of professional or “white collar” workers who commute into Chicago or are engaged in the retail trade of the service sector. The Company’s success has been due, in part, to its market area’s growth, favorable population and income demographics.

Lending Activities

General

      The Company faces strong competition both in originating loans and in attracting deposits. Competition for commercial, commercial real estate, construction and multi-family loans comes primarily from large commercial banks and community banks. Competition in originating real estate loans comes primarily from mortgage bankers, other savings institutions and commercial banks, all of which also make loans secured by real estate located in the Company’s primary market area. The Company competes for real estate loans principally on the basis of the interest rates, the types of loans it offers and the quality of services it provides to borrowers. The competition for consumer loans comes primarily from commercial banks, smaller community banks, and finance companies.

      The principal lending activity of the Bank before 1996 had historically been originating first mortgage loans for its portfolio, secured by owner occupied one-to-four family residential properties located in its primary market area. Beginning in 1996, the Bank began a major balance sheet restructuring project, and is now a full-service commercial bank.

      The Bank provides a full array of first mortgage products for which it acts as a loan originator and placer. Most loans are sold on a service-released basis to other financial institutions, for which the Bank receives a fee and has no additional rights.

4

Loan Portfolio Composition

      The following table outlines the composition of the Company’s loan portfolio in dollar amounts and in percentages as of the dates indicated:

	December 31,

	2001		2000		1999		1998		1997

	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent

	(Dollars in Thousands)
Commercial loans	$46,770	9.08%	$36,397	7.21%	$17,207	3.69%	$8,035	1.98%	$5,504	1.44%
Real estate loans
One-to-four family(1)	59,551	11.56	121,076	23.98	130,235	27.91	154,182	37.94	235,425	61.76
Multi-family	222,556	43.19	162,102	32.09	126,109	27.03	55,661	13.70	4,604	1.21
Commercial real estate	79,403	15.41	79,298	15.70	73,596	15.77	66,776	16.43	56,220	14.75
Construction	58,933	11.44	48,324	9.57	46,177	9.90	40,572	9.98	8,939	2.34

Total real estate loans	420,443	81.60	410,800	81.34	376,117	80.61	317,191	78.05	305,188	80.06
Commercial leases	1,774	0.34	5,928	1.17	22,029	4.72	35,166	8.66	11,274	2.96
Consumer loans
Automobile	10,661	2.07	15,550	3.08	21,387	4.58	21,036	5.18	22,781	5.98
Home equity	33,460	6.49	33,567	6.65	27,786	5.96	22,654	5.57	21,987	5.77
Credit card	—	—	—	—	—	—	—	—	13,469	3.53
Other	2,152	0.42	2,753	0.55	2,066	0.44	2,290	0.56	1,008	0.26

Total consumer loans	46,273	8.98	51,870	10.28	51,239	10.98	45,980	11.31	59,245	15.54

Total loans	515,260	100.00%	504,995	100.00%	466,592	100.00%	406,372	100.00%	381,211	100.00%

Net deferred costs	907		1,091		938		269		275

Total loans receivable	$516,167		$506,086		$467,530		$406,641		$381,486

(1)	Including loans held for sale.

5

      The following table shows the composition of the Company’s loan portfolio by fixed and adjustable rates at the dates indicated:

	December 31,

	2001		2000		1999		1998		1997

	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent

	(Dollars in Thousands)
Fixed rate loans
Commercial loans	$21,465	4.17%	$19,747	3.91%	$9,799	2.10%	$1,722	0.42%	$438	0.11%
Real estate loans
One-to-four family(1)	25,486	4.95	54,774	10.85	65,526	14.04	89,390	22.00	137,314	36.02
Multi-family	12,168	2.36	2,736	0.54	4,390	0.94	391	0.10	576	0.15
Commercial real estate	44,472	8.63	35,367	7.00	29,687	6.36	19,735	4.85	15,863	4.16
Construction	—	—	—	—	600	0.13	199	0.05	63	0.02

Total real estate loans	82,126	15.94	92,877	18.39	100,203	21.47	109,715	27.00	153,816	40.35
Commercial leases	1,774	0.34	5,928	1.17	22,029	4.72	35,166	8.66	11,274	2.96
Consumer loans	25,616	4.97	31,618	6.26	31,436	6.74	27,292	6.71	29,424	7.72

Total fixed rate loans	130,981	25.42	150,170	29.73	163,467	35.03	173,895	42.79	194,952	51.14

Adjustable-rate loans
Commercial loans	25,305	4.91	16,650	3.30	7,408	1.59	6,313	1.56	5,066	1.32
Real estate loans
One-to-four family	34,065	6.61	66,302	13.13	64,709	13.87	64,792	15.94	98,111	25.74
Multi-family	210,388	40.83	159,366	31.56	121,719	26.09	55,270	13.60	4,028	1.06
Commercial real estate	34,931	6.78	43,931	8.70	43,909	9.41	47,041	11.58	40,357	10.59
Construction	58,933	11.44	48,324	9.57	45,577	9.77	40,373	9.93	8,876	2.33

Total real estate loans	338,317	65.66	317,923	62.96	275,914	59.14	207,476	51.05	151,372	39.72
Consumer loans	20,657	4.01	20,252	4.01	19,803	4.24	18,688	4.60	29,821	7.82

Total adjustable-rate loans	384,279	74.58	354,825	70.27	303,125	64.97	232,477	57.21	186,259	48.86

Total loans	515,260	100.00%	504,995	100.00%	466,592	100.00%	406,372	100.00%	381,211	100.00%

Net deferred costs	907		1,091		938		269		275

Total loans receivable	$516,167		$506,086		$467,530		$406,641		$381,486

(1)	Including loans held for sale.

      Adjustable rate loans are indexed to the prime rate, 91-day Treasury Bill, 1 year, 3 year and 5 year constant maturity Treasuries. The terms of the multi-family loans and commercial real estate loans are subject to floors and ceilings for the entire term of the loan. This means that if the rates go down, the rates on the loans cannot go below the floors level. Some loans may currently be at their floor level, which in a rising rate environment may not increase proportionally with the index. On the other hand, when rates go up, loans that have hit their ceiling, may not go up in relation to their individual indexes.

6

      The following schedule illustrates the contractual maturities of the Company’s loan portfolio at December 31, 2001. Mortgages which have adjustable or floating interest rates are shown as maturing in the period during which the contract is due. The schedule does not reflect the effects of possible prepayments or enforcement of due-on-sale clauses:

	One-to-Four
	Family Residential		Commercial		Commercial Real
	Loans(1)		Loans(2)		Estate Loans(3)		Consumer Loans		Total

		Weighted		Weighted		Weighted		Weighted		Weighted
Coming due years ending		Average		Average		Average		Average		Average
December 31,	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate

2002	$3,592	7.47%	$25,746	5.69%	$66,717	5.69%	$4,805	8.22%	$100,860	7.02%
2003	1,669	7.50	8,214	7.93	23,350	7.93	5,751	7.13	38,984	7.57
2004	9,605	6.95	4,317	7.38	22,374	7.38	3,671	7.33	39,967	7.51
2005 to 2006	3,983	7.78	8,416	7.85	41,678	7.85	3,315	7.17	57,392	7.16
2007 to 2011	6,714	7.49	1,851	6.24	204,827	6.24	28,647	6.73	242,039	7.41
2012 to 2026	25,566	7.41	—	0.00	1,946	0.00	84	9.76	27,596	7.40
2027 and beyond	8,422	7.46	—	0.00	—	0.00	—	0.00	8,422	7.46

Total	$59,551	7.38%	$48,544	6.61%	$360,892	6.61%	$46,273	7.01%	$515,260	7.32%

(1)	Includes loans held for sale.

(2)	Commercial loans consist of commercial loans and commercial leases.

(3)	Commercial real estate loans consist of commercial real estate loans, construction loans and multi-family loans.

      Approximately $112.6 million in fixed rate loans and $301.8 million in variable rate loans had maturities in excess of one year at December 31, 2001.

      The aggregate amount of loans that the Bank is permitted to make to any one borrower is generally limited to 15% of unimpaired capital and surplus (25% if the security for such loan has a “readily ascertainable” value). At December 31, 2001, the Bank’s regulatory loan-to-one borrower limit was $7.6 million. On the same date, the Bank’s largest lending relationship was $7.0 million. As of December 31, 2001, the Bank had four relationships in the range of $6.4 million to $7.0 million.

      All of the Company’s lending activities is conducted in accordance with its written underwriting standards and its loan origination procedures. The Company is an equal opportunity lender and each year offers its Affordable Housing Program for families with a maximum household income of 115% of the median income as published by the Federal Housing Finance Board. Decisions on all loan approvals or denials are made on the basis of detailed applications and property valuations (consistent with the Company’s written appraisal policy) prepared by independent appraisers. The loan applications are designed primarily to determine the borrower’s ability to repay and the more significant items on the application are verified through use of credit reports, financial statements, tax returns and/or third-party confirmations.

Commercial Lending

      Over the past six years, the Company has continued to increase its originations of commercial real estate loans, multi-family loans and commercial loans. Management intends to continue to focus on this type of lending. The commercial real estate loans, multi-family loans and construction loans are secured by property generally within the Company’s market area. Commercial real estate lending is generally considered to involve a higher level of risk than single-family residential lending. This is due to concentration of principal in a limited number of loans and borrowers, the effects of general economic conditions on real estate developers and managers, and on income producing properties.

      The Company has attempted to minimize the foregoing risks by adopting what management believes are conservative underwriting guidelines that impose more astringent loan-to-value ratios, applicant’s payment history, cash flow, value of collateral, and credit worthiness of the business. These types of loans carry a rate higher than residential mortgages.

7

      At December 31, 2001, the Company had $79.4 million in commercial real estate loans, $58.9 million in construction loans, $46.8 million in commercial loans, $1.8 million in commercial leases, and $222.6 million in multi-family loans. The allowance for possible loan and lease losses included $6.0 million for these types of loans at December 31, 2001.

      Multi-family loans showed the largest dollar increase in 2001. These loans are concentrated in the counties surrounding the Company’s locations with the major dollar volumes and numbers being situated in Cook County, Illinois. Most of these loans are to finance or refinance apartment buildings ranging in size from five units up to 24 units. The terms of the loans are prime rate adjustable, weekly three-month treasury bill adjustable, one year adjustable rate, three year adjustable rate, or five year adjustable rate, adjusting in accordance with a designated index, that is generally subject to a floor, a ceiling, prepayment penalties and have a maximum loan-to-value ratio of 80%. The Company, to augment its liquidity needs and reduce credit exposure, may sell participations on less than two-year originated, fixed rate multi-family loans. As of December 31, 2001, $24.0 million of the multi-family loan portfolio has been participated out without recourse.

      Construction lending is primarily for rehabilitation projects in Cook County and some land development projects around the Company’s lending area. These rehabilitation projects are for the conversion of old warehouse and factory space into single family townhouses or condominiums. The typical build out time is less than eighteen months and is priced at a margin above the prime rate. The Company, to augment its liquidity needs and reduce credit exposure, may sell participations of construction loans. As of December 31, 2001, $14.6 million of the construction loan portfolio has been participated out without recourse. The Company intends to reduce it exposure in this type of lending in 2002.

      Commercial real estate loans are primarily for mixed use properties, occupied office buildings, operating strip malls and hotel or motel loans. These loans usually reprice at least every five years based upon a margin over the five year constant maturity treasury. The Company, to augment its liquidity needs and reduce credit exposure, may sell participations of construction loans. As of December 31, 2001, $7.3 million of the commercial real estate loan portfolio has been participated out without recourse.

One-to-Four Family Residential Real Estate Lending

      In general, the Company retains in its portfolio only single-family residential mortgage loans that provide periodic adjustments of the interest rate (adjustable-rate mortgage loans). These loans generally have terms of up to 30-years and interest rates which adjust every one or two years in accordance with an index based on the yield on certain U.S. government securities. A portion of these loans may guarantee borrowers a fixed rate of interest for the first three to five years of the loan’s term. It is the Company’s normal practice to discount the interest rate it charges on its adjustable-rate mortgage loans during the first one to five years of the loan, which has the effect of reducing a borrower’s payment during such years. In addition, most of the Company’s adjustable-rate mortgage loan agreements permit borrowers to convert their adjustable-rate loans to fixed rate loans.

      Adjustable-rate mortgage loans decrease the Company’s exposure to risks associated with changes in interest rates, but involve other risks because as interest rates increase, borrowers’ monthly payments increase, thus increasing the potential for default. This risk has not had any adverse effect on the Company to date, although no assurances can be made with respect to future periods.

      Although the Company generally retains only adjustable-rate mortgage loans in its portfolio, it continues to originate fixed-rate mortgage loans in order to provide a full range of product to its customers. Such loans are originated only under terms, conditions, and documentation standards that make such loans eligible for sale to the Federal Home Loan Mortgage Corporation (“FHLMC”), the Federal National Mortgage Association (“FNMA”) and other institutional investors. The Company generally sells these loans at the time they are originated. Sales of mortgage loans provide additional funds for lending and other business purposes and have generally been under terms that do not provide for any recourse to the Company by the purchaser.

8

      During 2001, mortgage banking originated and sold on a service release basis 273 loans. Additionally, 192 loans were originated and retained in the Company’s portfolio. Originated and retained loans consisted mostly of 3/11 and 5/11 adjustable rate mortgage loans.

      The Company will continue to originate loans targeted at low and moderate income home buyers, through the Affordable Housing Program, which will be retained in its portfolio. Of the 192 loans originated, 75 were, through affordable housing program that represented $9.6 million.

      At December 2001, $59.6 million, including loans held for sale, of the Company’s loan portfolio consisted of loans on one-to-four family residences. At December 31, 2001, the Company’s largest outstanding residential loan was $693,000. Substantially all of the residential loans originated by the Company are secured by properties located in the Company’s primary market area. See “Originations, Purchases and Sales of Loans”. At December 31, 2001, the Company held as mortgage-backed securities (“MBS”) previously securitized with Federal Home Loan Mortgage Corporation $3.8 million of 30 year fixed-rate single family residential mortgage loans.

      Mortgage loans retained by the Company may have loan-to-value ratios of up to 100%. Mortgage loans exceeding an 80% loan-to-value ratio at the time of origination may require private mortgage insurance to reduce the Company’s exposure to 80% or less of the appraised value of the underlying property. In other instances, secondary financing may be provided to allow for a total loan to value ratio of 100%. The Company’s residential mortgage loans customarily include due-on-sale clauses, giving the Company the right to declare the loan immediately due and payable in the event that, among other things, the borrower sells or otherwise disposes of the property subject to the mortgage.

      When the Company services loans for others, it is compensated for the aforementioned services through retention of servicing fee from borrowers’ monthly payments. The Company also receives fees and interest income from ancillary sources such as delinquency charges and float on escrow accounts and other funds.

Consumer Lending

      Management believes that offering consumer loan products helps to expand and create stronger ties to the Company’s existing customer base. The Company offers a variety of secured consumer loans, including direct automobile loans, second mortgage loans (including home improvement loans), home equity lines, and loans secured by deposit accounts. In addition, the Company offers unsecured consumer loans. Management believes that these loans, which carry a higher rate of interest, can enhance the bottom line when offered in conjunction with a prudent credit risk policy and collection program. In 1999, the Company also began accepting loan applications through the Internet, which expands the market area.

      The Company currently originates substantially all of its consumer loans in its primary market area. At December 31, 2001, the Company’s consumer loans totaled $46.3 million or 8.98% of the Company’s loan portfolio.

      For second mortgage and home equity loans, the Company evaluates both the borrower’s ability to make principal, interest and escrow payments and the value of the property that will secure the loan. The Company’s second mortgage loans and home equity lines of credit are generally originated in amounts which, together with the amount of the first mortgage, do not exceed 100% of the appraised value of the property securing the loan. Home equity loans are revolving lines-of-credit, with the interest rate floating at a stated margin over the prime rate. Second mortgage loans are generally made for terms of up to ten years with fixed interest rates. Other consumer loan terms vary according to the type of collateral, length of contract and creditworthiness of the borrower. The outstanding balance of these types of loans was $33.5 million at December 31, 2001.

      The Company employs risk-based underwriting standards for consumer loans. These include a determination of the applicant’s payment history on other debt, and an assessment of the borrower’s ability to meet payments on the proposed loan along with existing obligations, and an assessment of the borrower’s FICO credit score. In addition to the creditworthiness of the applicant, the underwriting process also includes a comparison of the value of the security, if any, in relation to the proposed loan amount.

9

      Consumer loans may entail greater risk than residential mortgage loans, particularly in the case of consumer loans which are unsecured or secured by depreciable assets such as automobiles. The outstanding balance in automobile loans and other consumer loans at December 31, 2001 was $12.8 million. In such cases, any repossessed collateral for defaulted consumer loans may not provide adequate sources of repayment for the outstanding loan balances as a result of the greater likelihood of damage, loss or depreciation. In addition, consumer loan collections are dependent on the borrower’s continuing financial stability, and thus are more likely to be affected by adverse personal circumstances. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans. Although the level of delinquencies in the Company’s consumer loan portfolio has been manageable, there can be no assurance that delinquencies will not increase in the future.

Mortgage-Backed and Related Securities

      The Company rarely purchases mortgage-backed and mortgage-related securities to supplement loan production. The Company has also retained the servicing rights on all loans securitized with FHLMC.

      The following schedule sets forth the contractual maturities of the Company’s mortgage-backed securities using amortized cost as of December 31, 2001. All such securities are considered available-for-sale. Almost all of the mortgage-backed securities are anticipated to be repaid in advance of their contractual maturity as a result of projected mortgage loan prepayments, driven to a large extent by changes in the level of interest rates.

	Due In

	1 to 5	5 to 10	10 to 20	Over 20	Balance
	Years	Years	Years	Years	Outstanding

	(Dollars in Thousands)
Mortgage-backed securities
Federal Home Loan Mortgage Corp.	$—	$—	$—	$3,807	$3,807

Originations, Purchases and Sales of Loans and Mortgage-Backed Securities

      The Company originates loans through loan officers, including commissioned originators. Walk-in customers and referrals from real estate brokers, builders and commercial lenders in the area are also important sources for loan originations.

      In 2000 and 2001, the Company did not purchase any mortgage backed securities or residential loans. Plans in 2002 do not include purchase of either any mortgage-backed securities or residential loans.

      The Company has securitized residential real estate loans from time to time. When loans have been securitized, the Company retains the responsibility for servicing the loan. At December 31, 2001, and 2000, there were approximately $66.0 million and $73.3 million in the loan servicing portfolio. The Company currently holds $3.8 million of these loans as mortgage-backed securities on the balance sheet. At December 31, 2001, the Company had no outstanding commitments to sell mortgage-backed securities.

      The Company sold $54.0 million of its single family mortgage loan portfolio in March 2001, in anticipation of falling rates and the risk of prepayments. This reduced the Company’s interest rate risk exposure on long term fixed rate assets that had the ability to be refinanced by the borrower without penalty should rates decline. The sale consisted of a $28.5 million sale of single use customer mortgages and a $25.5 million sale of multi-use service customer mortgages. Single use customer mortgages are customers with no other banking relationship with the Company besides the mortgage loan. These loans were sold on a service release basis, which means discontinuing the collection of principal and interest payments, thereby giving up the rights of collecting servicing income. Multi-service customer mortgages are customers with other banking relationship with the Company, such as deposit account relationships and home equity lines of credit. These multi-service customer mortgages were sold on a service retained basis, which means continuing the collection of principal and interest payments for the remaining term of the loan and the right to receive servicing income

10

from the loan purchaser. Proceeds from the sale were used to fund growth in the commercial and multi-family portfolios.

      The following table shows the originations, purchases, sales, and repayments of loans and mortgage-backed securities of the Company for the periods indicated:

	Year Ended December 31,

	2001	2000	1999

	(In Thousands)
Originations of portfolio loans
Adjustable rate
Commercial loans	$14,703	$13,698	$20,549
Construction loans	49,879	48,655	49,379
One-to-four family	16,985	12,229	30,472
Commercial real estate	8,183	11,749	34,452
Multi-family	115,842	57,944	94,174
Consumer	4,139	2,437	18,163

Total adjustable rate	209,731	146,712	247,189
Fixed rate
Commercial loans	7,225	12,918	—
One-to-four family	1,655	247	—
Commercial real estate	15,120	2,633	—
Multi-family	3,413	632	—
Commercial leases	—	—	6,749
Consumer	5,388	7,294	12,433

Total fixed rate	32,801	23,724	19,182

Total loans originated	242,532	170,436	266,371
Sales and repayments of loans and mortgage-backed securities
Sales of mortgage-backed securities	(2,958)	(11,948)	(6,460)
Sale of one-to-four family loans	(54,140)	—	—
Principal repayments	(180,356)	(129,601)	(215,218)

Total reductions	(237,454)	(141,549)	(221,678)
(Decrease) increase in other items, net	(185)	(165)	83

Net increase in loans and mortgage-backed securities	$4,893	$28,722	$44,776

Delinquency Procedures

      When a borrower fails to make a required payment on a loan, the Company attempts to cause the delinquency to be cured by contacting the borrower. In the case of residential loans subject to late charges, a late notice is sent 15 days after the due date, at which time a late charge is assessed. If the delinquency is not cured by the 30th day, contact with the borrower is made by phone or a second notice is mailed. Additional written and oral contacts are made with the borrower between 30 and 60 days after the due date.

      In the event a real estate loan payment is past due for 90 days or more, management performs an in-depth review of the condition of the property and circumstances of the borrower. Based upon the results of its review, management will decide whether to try to negotiate a repayment program with the borrower, or initiate foreclosure proceedings. These loans are also placed on non-accrual status.

      Delinquent consumer loans are handled in a similar manner, except that initial contact is made when the payment is ten days past due, personal contact is made when the loan becomes more than twenty days past due, and the loan is classified as a delinquent loan when it is past due for 30 days or more. Certain consumer

11

loans secured by real property are placed on non-accrual status when delinquent more than 90 days and as deemed appropriate in the collection process. All other consumer loans are charged off after 90 days.

      The following table sets forth the Company’s loan delinquencies by type, by amount, and by percentage. Non performing assets are excluded from the table.

	Loans Delinquent For

	30-89 Days			90 Days and Over			Delinquent Loans

			Percent			Percent			Percent
			of Loan			of Loan			of Loan
	Number	Amount	Category	Number	Amount	Category	Number	Amount	Category

	(Dollars in Thousands)
One-to-four family	2	$24	0.04%	12	$787	1.32%	14	$811	1.36%
Commercial real estate	—	—	—	1	1,540	1.94	1	1,540	1.94
Multi-family	—	—	—	—	—	—	—	—	—
Construction	—	—	—	2	48	0.08	2	48	0.08
Commercial	3	296	0.63	1	100	0.21	4	396	0.85
Commercial leases	—	—	—	1	20	1.13	1	20	1.13
Consumer	5	35	0.08	2	43	0.09	7	78	0.17

Total	10	$355	0.07%	20	$2,538	0.49%	30	$2,893	0.56%

Classification of Assets

      OCC policies require that each national bank classify its own assets on a regular basis. In addition, in connection with examinations of national banks, OCC examiners have authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: Substandard, Doubtful and Loss. The regulations also include a Special Mention category. Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of Substandard assets, with the additional characteristics that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified as Loss is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted.

      The Special Mention category consists of assets which do not currently expose a financial institution to a sufficient degree of risk to warrant classification, but do possess credit deficiencies or potential weaknesses deserving management’s close attention. Assets classified as Substandard or Doubtful require the institution to establish prudent general allowances for possible loan losses. These loans are considered non-performing. If an asset or portion thereof is classified as Loss, the institution must either establish specific allowances for loan and lease losses in the amount of 100% of the portion of the asset classified as Loss, or charge off such amount. If an institution does not agree with an examiner’s classification of an asset, it may appeal this determination to the Regional Director of the OCC. Certain loans delinquent less than 90 days are categorized as Special Mention. As a result of management’s review of its assets, at December 31, 2001, the Company had categorized none of its assets as Special Mention, $2,299,000 as Substandard, and none as Doubtful or Loss. The Company’s classified assets consist of non-performing loans and certain loans delinquent less than 90 days.

Non-Performing Assets

      The Company’s financial statements are prepared on the accrual basis of accounting, including the recognition of interest income on its loan portfolio, unless a loan is placed on non-accrual status. Loans are placed on non-accrual status when there are serious doubts regarding the collectibility of all principal and interest due under the terms of the loans. Amounts received on non-accrual loans generally are applied first to principal and then to interest after all principal has been collected. It is the policy of the Company not to

12

renegotiate the terms of a loan because of a delinquent status. Rather, a loan is generally transferred to non-accrual status if it is not in the process of collection and is delinquent in payment of either principal or interest beyond 90 days.

      Under Statement of Financial Accounting Standards No. 114 and No. 118, the Company defined loans that will be individually evaluated for impairment to include commercial loans and mortgage loans secured by commercial properties or five-plus family residences that are in non-accrual status or were restructured. All other smaller balance homogeneous loans are evaluated for impairment in total.

      The classification of a loan as impaired or non-accrual does not necessarily indicate that the principal is uncollectible, in whole or in part. The Company makes a determination as to collectibility on a case-by-case basis. The Company considers both the adequacy of the collateral and the other resources of the borrower in determining the steps to be taken to collect impaired or non-accrual loans. The final determination as to the steps taken is made based upon the specific facts of each situation. Alternatives that are typically considered to collect impaired or non-accrual loans are foreclosure, collection under guarantees, loan restructuring, or judicial collection actions.

      Loans which are considered to be impaired are reduced to the present value of expected future cash flows or to the fair value of the related collateral, by allocating a portion of the allowance to such loans. If these allocations cause the allowance for loan losses to require an increase, such increase is reported as a provision for loan losses charged to expense. Loans are evaluated for impairment when payments are delinquent 90 days or more, or when management downgrades the loan classification to doubtful.

      At December 31, 2001, the Company had $1,588,000 of impaired loans. All impaired loans had a portion of the allowance for loan losses allocated to them at year-end, which totaled $397,000. The Company had a $1,540,000 impaired commercial real estate loan. This was originally at $1,825,000, but the Company wrote off $285,000 during 2001. At December 31, 2001, the Company had $385,000 of the allowance for loan losses allocated to this loan. As a result of a sheriff’s sale in early 2002, and in view of weakened market conditions, the Company charged off another $240,000 on this Wisconsin motel property in 2002. The remaining impaired loans consisted of construction loans. The average balance of impaired loans during the year was $1,818,000. The same commercial real estate loan made up the impaired loans reported at December 31, 2000. Interest income recognized on impaired loans was not material in 2001.

      The $662,000 other real estate owned is an undeveloped commercial property in Chicago. The loan balance was $780,000 and the Company took a $118,000 charge-off on the loan during 2001.

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      The table below sets forth the amounts and categories of non-performing assets in the Company’s loan portfolio. Loans are placed on non-accrual status when the collection of principal and/or interest becomes doubtful.

	December 31,

	2001	2000	1999	1998	1997

	(Dollars in Thousands)
Non-accruing loans
One-to-four family	$668	$425	$766	$996	$—
Commercial real estate loans	1,540	1,843	—	—	—
Multi-family loans	—	—	—	—	—
Construction loans	48	—	—	—	—
Commercial loans	—	29	—	—	—
Commercial leases	—	—	—	—	—
Consumer	43	62	—	25	—

Total	2,299	2,359	766	1,021	—
Accruing loans delinquent 90 days or more
One-to-four family	119	—	—	—	1,137
Commercial real estate loans	—	542	—	—	—
Multi-family loans	—	—	—	—	—
Construction loans	—	2,300	—	—	—
Commercial loans	100	298	—	—	—
Commercial leases	20	—	—	—	—
Consumer	—	—	—	—	167

Total	239	3,140	—	—	1,304

Total non-performing loans	2,538	5,499	766	1,021	1,304

Other real estate owned	662	—	—	—	—

Total non-performing assets	$3,200	$5,499	$766	$1,021	$1,304

Total non-performing loans to net loans	0.50%	1.10%	0.17%	0.25%	0.35%

Total non-performing loans as percentage of assets	0.43%	0.94%	0.14%	0.19%	0.22%

Total non-performing assets as percentage of assets	0.55%	0.94%	0.14%	0.19%	0.22%

      Management has considered the Company’s non-performing loans in establishing its allowance for loan losses.

      As of December 31, 2001, there were no other loans not included on the table or discussed above where known information about the possible credit problems of borrowers caused management to have serious doubts as to the ability of the borrower to comply with present loan repayment terms.

      At December 31, 2000, the Company had a $2.3 million construction loan, included in the “Accruing loans delinquent 90 days or more” category that was paid off on February 1, 2001. Also, of the $0.5 million commercial real estate loans, included in the “Accruing loans delinquent 90 days or more” category $0.3 million was renewed subsequent to year-end 2000.

14

Allowance for Loan Losses

      The Company recognizes that credit losses will be experienced and the risk of loss will vary with, among other things, general economic conditions; the type of loan being made; the creditworthiness of the borrower over the term of the loan; and in the case of a collateralized loan, the quality of the collateral for such loan. The allowance for loan losses represents the Company’s estimate of the allowance necessary to provide for probable incurred losses in the portfolio. In making this determination, the Company analyzes the ultimate collectibility of the loans in its portfolio, incorporating feedback provided by internal loan staff, an independent loan review function, and information provided by examinations performed by regulatory agencies. The Company makes an ongoing evaluation as to the adequacy of the allowance for loan losses.

      On a quarterly basis, management of the Bank meets to review the adequacy of the allowance for loan losses. Each loan officer grades these individual commercial credits and the Company’s outsourced loan review function validates the officers’ grades. In the event that loan review downgrades the loan, it is included in the allowance analysis at the lower grade. The grading system is in compliance with the regulatory classifications and the allowance is allocated to the loans based on the regulatory grading, except in instances where there are known differences (i.e. collateral value is nominal, etc.).

      The analysis of the allowance for loan losses is comprised of three components: specific credit allocation, general portfolio allocation, and subjective determined allocation. The specific credit allocation includes a detailed review of the credit in accordance with SFAS 114 and 118 and an allocation is made based on this analysis. The general portfolio allocation consists of an assigned reserve percentage based on the credit rating of the loan. The subjective portion is determined based on loan history and the Company’s evaluation of various factors including future economic and industry outlooks. In addition the subjective portion of the allowance is influenced by current economic conditions and trends in the portfolio including delinquencies and impairments, as well as changes in the composition of the portfolio.

      The allowance for loan losses is based on estimates, and ultimate losses will vary from current estimates. These estimates are reviewed monthly, and as adjustments, either positive or negative, become necessary, a corresponding increase or decrease is made in the provision for loan losses. During 2001, the loan portfolio continued its migration from a lower risk single family residential loan portfolio to a higher risk commercial loan portfolio. There have been substantial increases in the multi-family, construction, commercial real estate and commercial loan portfolios. The methodology used to determine the adequacy of the allowance for loan and lease losses is consistent with prior years.

15

      The following table sets forth an analysis of the Company’s allowance for loan losses:

	Year Ended December 31,

	2001	2000	1999	1998	1997

	(Dollars in Thousands)
Balance at beginning of year	$5,655	$4,833	$4,312	$3,977	$1,424
Charge-offs
One-to-four family	—	26	107	38	—
Commercial real estate loans	404	—	—	—	—
Multi-family loans	45	—	—	—	—
Construction loans	—	—	—	—	—
Commercial loans	29	7	399	—	—
Commercial leases	—	—	—	—	—
Consumer	269	205	195	1,355	1,615

Total charge-offs	747	238	701	1,393	1,615
Recoveries
One-to-four family	—	—	—	—	—
Commercial real estate loans	—	—	—	—	—
Multi-family loans	—	—	—	—	—
Construction loans	—	—	—	—	—
Commercial loans	—	—	—	—	—
Commercial leases	—	—	—	—	—
Consumer	37	50	90	161	96

Total Recoveries	37	50	90	161	96

Net charge-offs	710	188	611	1,232	1,519

Additions charged to operations	1,602	1,010	1,132	1,567	4,072

Balance at end of year	$6,547	$5,655	$4,833	$4,312	$3,977

Ratio of net charge-offs during the year to average loans outstanding during the year	0.14%	0.04%	0.15%	0.37%	0.42%

Ratio of allowance to non-performing loans	2.58x	1.03x	6.31x	4.22x	3.05x

      Because some loans may not be repaid in full, an allowance for loan losses is recorded. Increases to the allowance are recorded by a provision for loan losses charged to expense. Estimating the risk of the loss and the amount of loss on any loan is necessarily subjective. Accordingly, the allowance is maintained by management at a level considered adequate to cover probable incurred losses that are currently anticipated based on past loss experience, general economic conditions, information about specific borrower situations including their financial position and collateral values, and other factors and estimates which are subject to change over time. While management may periodically allocate portions of the allowance for specific problem loan situations, the entire allowance is available for any loan charge-offs that occur. A loan is charged off against the allowance by management as a loss when deemed uncollectible, although collection efforts continue and future recoveries may occur.

16

      The distribution of the Company’s allowance for loan losses at the dates indicated is summarized as follows:

	December 31,

	2001		2000		1999		1998		1997

		Percent		Percent		Percent		Percent		Percent
		of Loans		of Loans		of Loans		of Loans		of Loans
		in Each		in Each		in Each		in Each		in Each
	Allowance	Category	Allowance	Category	Allowance	Category	Allowance	Category	Allowance	Category
	for Loan	to Total	for Loan	to Total	for Loan	to Total	for Loan	to Total	for Loan	to Total
	Losses(1)	Loans	Losses	Loans	Losses(2)	Loans	Losses(3)	Loans	Losses(4)	Loans

	(Dollars in Thousands)
One-to-four family loans	$178	11.56%	$364	23.98%	$390	27.91%	$387	37.94%	$100	61.76%
Commercial loans and leases	1,180	9.42	1,064	8.38	738	8.41	412	10.64	76	4.40
Commercial real estate	1,588	15.41	1,586	15.70	1,472	15.77	1,335	16.43	1,124	14.75
Construction loans	1,326	11.44	966	9.57	924	9.90	811	9.98	586	2.34
Multi-family loans	1,886	43.19	1,065	32.09	878	27.03	807	13.70	470	1.21
Consumer loans	389	8.98	610	10.28	431	10.98	560	11.31	1,621	15.54

Total	$6,547	100.00%	$5,655	100.00%	$4,833	100.00%	$4,312	100.00%	$3,977	100.00%

Note:

(1)	In 2001, the Company re-allocated $186,000 from the allowance on one-to-four family loans to allowance for losses on commercial real estate loans. The Company sold $54.5 million of its one-to-four family loans in March, 2001.

(2)	In 1999, management re-allocated $220,000 from the allowance on consumer loans and $203,000 from the allowance on one-to-four family loans to the allowance for losses on commercial loans. During 1999, the Company incurred $399,000 of losses on commercial loans.

(3)	In 1998, management re-allocated $837,000 from the allowance on consumer loans after the sale of the credit card portfolio in November, 1998. $551,000 of this amount was re-allocated to the allowance for losses on commercial and commercial real estate loans and $286,000 was re-allocated to the allowance for losses on one-to-four family loans.

(4)	In 1997, management made a decision to re-allocate $150,000 to the allowance on consumer loans from the allowance on one-to-four family loans as no losses were realized in this portfolio in several years.

      Management regularly reviews its loan portfolio and charge-off experience to maintain the allowance at a level management feels is adequate.

Securities Activities

      The Company invests in high quality short- and medium-term securities, including U.S. government and agency securities, municipal bonds and, to a lesser extent, marketable equity securities.

17

      The following table sets forth the composition of the Company’s securities portfolio at the dates indicated. All items in the table are included at fair value.

	Year Ended December 31,

	2001		2000		1999

	Fair	% of	Fair	% of	Fair	% of
	Value	Total	Value	Total	Value	Total

	(Dollars in Thousands)
U.S. government agency	$31,931	61.21%	$30,459	53.26%	$34,580	44.92%
Marketable equity securities	2,258	4.33	1,476	2.58	1,271	1.65
Municipal bonds	6,708	12.86	9,302	16.27	15,851	20.59
FHLMC mortgage-backed and related	3,948	7.57	6,767	11.83	15,375	19.97
FNMA mortgage-backed and related	—	—	2,314	4.05	3,384	4.39

Subtotal	44,845	85.97	50,318	87.99	70,461	91.52
FRB stock	469	0.90	469	0.82	469	0.61
FHLB stock	6,850	13.13	6,397	11.19	6,060	7.87

Total securities and stock	$52,164	100.00%	$57,184	100.00%	$76,990	100.00%

Average remaining life of non-mortgage-backed securities	2.29 years		2.58 years		3.79 years

      The composition and contractual maturities of the securities portfolio at December 31, 2001 excluding mortgage-backed securities, Federal Reserve Bank of Chicago stock, FHLB of Chicago stock, and marketable equity securities, is indicated in the following table.

	Due In

	Less than	1 to 5	5 to 10	Over	Total
	1 Year	Years	Years	10 Years	Securities

	(Dollars in Thousands)
U.S. government agency	$—	$31,931	$—	$—	$31,931
Municipal bonds	—	6,708	—	—	6,708

Total securities	$—	$38,639	$—	$—	$38,639

Weighted average yield	—%	5.01%	—%	—%	5.01%

      Of the $31.9 million U.S. Government Agency investments at December 31, 2001, $25.7 million had call features of 2 years from purchase. If called, the average remaining life, including municipal bonds would be 0.89 years.

Sources of Funds

General

      Deposit accounts have traditionally been the principal source of the Company’s funds for use in lending and for other general business purposes. In addition to deposits, the Company derives funds from borrowings, loan repayments, loan participations, and cash flows generated from operations. Scheduled loan payments are a relatively stable source of funds, while loan prepayments and deposit flows are greatly influenced by general interest rates and competition.

      The Company faces substantial competition in attracting deposits from other savings institutions, commercial banks, securities firms, money market and mutual funds, and credit unions. The ability of the Company to attract and retain deposits depends on its ability to provide an investment opportunity that satisfies the requirements of investors as to rate of return, liquidity, risk and other factors. The Company competes for these deposits by offering a variety of deposit accounts at competitive rates, convenient business hours and a customer oriented staff. In 2001, the Company’s core deposits increased by $24.9 million, or 6%. This enabled to Company to pay off higher costing purchased money deposits.

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      The primary source of borrowings has been the FHLB of Chicago. The Company has regularly used this as an alternative source of funding. At December 31, 2001, the Company had outstanding borrowings of $62.0 million from the FHLB of Chicago. The Company has also utilized credit lines with other financial institutions for short term funding needs. Two additional non-deposit sources of funds which the Company used during 2001 are the Treasury Tax and Loan Option Account and the Retail Repurchase Agreement. The Treasury Tax and Loan Option Account enables the U.S. Treasury to keep tax dollars with the Company at a floating interest rate, and the Retail Repurchase Agreement allows customers to lend the Company money which is secured by a security that the Bank owns.

     Deposits

      The Company attracts both short-term and long-term deposits from the Company’s primary market area by offering a wide assortment of accounts and rates. The Company offers checking accounts (both interest bearing and non-interest bearing), High Yield money market accounts, savings accounts, fixed interest rate certificates of deposits with varying maturities and individual retirement accounts.

      Deposit account terms vary, according to the minimum balance required, the time period the funds must remain on deposit and the interest rate, among other factors. In setting rates, the Company regularly evaluates: (i) its investment and lending opportunities; (ii) its liquidity position; (iii) the rates offered by competing institutions; and (iv) its internal costs of funds. In order to decrease the volatility of its deposits, the Company imposes penalties on early withdrawal on its certificates of deposit.

      The Company believes that non-certificate accounts can provide relatively low cost funds and accordingly, the Company introduces promotions to attract new checking and money market accounts. The CoVest High Yield Account, a high-rate money market account, was introduced in March 2000. It is a tiered account that indexes its rate to the 91-day Treasury Bill auction. Positioned as one of the most competitive money market accounts in Chicagoland, customers can earn an indexed rate on balances as low as $2,500. The High Yield Money Market Account decreased by $5.9 million in 2001. The Company believes that the decline was due to the rapid decline in the 91-day Treasury Bill rate to which the account is indexed. The Company also believes that the decrease in the High Yield Money Market index rate caused savings deposits to increase by $9.2 million, as the rate remained at a fixed 2.50% for the year and was 74 basis points higher than the High Yield Account as of December 31, 2001.

      The Company also offers services to make its checking accounts more desirable, such as Telephone Banking and debit cards, both of which have been extensively utilized by customers. In 1999, the Company introduced Gold Star Checking, a high-rate checking account requiring a minimum balance of $3,500. It also launched the Diamond Club, which requires a minimum deposit balance of $100,000, a Gold Star checking account and a CoVest High Yield money market account, and provides additional benefits and services to the customer. Focus continues on these products and services, and overall deposits among these customers have grown by $4.3 million since inception.

      In November 2000, the Company launched an Internet Banking and Bill Payment solution for its retail customers and an Internet Cash Management solution for its commercial customers. Over 1,200 Internet users were added in 2001, reaching an 8% penetration of the Bank’s depositor base and a 13% penetration of the Bank’s checking account base. The Bank also had success with Internet Bill Payment in 2001, achieving a 32% penetration of its overall Internet customer base — roughly 12% above the industry average.

      Also adding to the convenience-driven services already utilized by CoVest customers such as debit cards and Telephone Banking, during 2001 the Company joined AGREE, an alliance of financial institutions that belong to the Cash Station network that offer each other’s customers surcharge-free ATM transactions. CoVest customers can now use over 500 surcharge-free ATMs throughout Chicagoland. In addition to joining AGREE, the Company also added a fourth ATM in 2001 to its own ATM network, a drive-up machine located at the Company’s Des Plaines branch.

      The Company continues to build its volume of non-interest and interest-bearing checking accounts along with complementary deposit products and services such as direct deposit and debit cards. The checking

19

account is a core account of the community bank. From the Company’s perspective, it also helps improve non-interest income and will help to improve the Company’s net interest margin. The Company offers promotions to attract new checking accounts and provides additional services, such as Internet Banking and Telephone Banking; to make these accounts more desirable in the marketplace.

      Another service added to the Company’s robust set of complementary deposit products in 2001 was check imaging. Check imaging leverages technology to provide laser-copied images of the checks that a customer writes in each account cycle’s monthly statement. CoVest customers can now choose either check truncation, check imaging, or check return. The Company continues to use technology to provide its customers with added convenience and flexibility.

      In April 2001, the Company introduced a revised checking account product set that included a new account, CoVest Foundation Checking. The account structure of Foundation Checking allows the Company to do business with customers that may not otherwise be able to obtain a checking account due to an imperfect credit history or other financial woes. As a true community bank, it’s important that the Company offers a broad range of financial solutions designed to meet a wide range of needs in a diverse marketplace.

      The Company also introduced the CoVest Community Interest Checking Account in April 2001. The Company donates $25 to a local charity of the customer’s choosing every time a Community Interest account is opened. As a result of the Company’s community orientation and success with this new account, close to $1,000 was donated to five local charities, above and beyond the Company’s standard donations and contributions.

      In December 2001, the Company unveiled a relationship pricing strategy for its Home Equity portfolio. Recognizing the value of a complete customer relationship, the Company discounts its competitive Home Equity rate 25 basis points when a Home Equity customer opens one of six CoVest checking accounts. Another 25 basis points discount can be obtained if the customer chooses to open any other deposit account, including the CoVest High Yield Account, a Savings account, or a Certificate of Deposit. A maximum discount of 50 basis points will be awarded per customer, and the Company’s Home Equity rate will not go below 5.00%. This relationship pricing strategy supports the Company’s business plan of building non-interest and interest-bearing checking account volume.

      The Company also solicits deposits from outside its primary market area. As of December 31, 2001, purchased money deposits totaled $45.8 million, down $20.6 million from December 31, 2000. The increase in the Company’s core deposits by $24.9 million in 2001 enabled the Company to pay off some of these higher costing purchased money deposits. The Company will continue to use this funding source in 2002 to augment funding requirements and extend liability maturities when those funds cannot be raised from our local market.

      The following table sets forth the deposit flows experienced by the Company during the periods indicated:

	Year Ended December 31,

	2001	2000	1999

	(Dollars in Thousands)
Deposit balance at January 1	$451,725	$398,055	$364,535
Deposits	1,827,422	1,314,136	1,154,544
Withdrawals	(1,835,669)	(1,282,156)	(1,136,343)
Interest credited	12,524	21,690	15,319

Deposit balance at December 31	$456,002	$451,725	$398,055

Net increase/(decrease)	$4,277	$53,670	$33,520

Percent increase/(decrease)	0.95%	13.48%	9.20%

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      The following table sets forth the dollar amount of deposits in the various types of deposit programs offered by the Company for the periods indicated:

	Year Ended December 31, 2000

	2001		2000		1999

		% of		% of		% of
	Amount	Total	Amount	Total	Amount	Total

	(Dollars in Thousands)
Checking accounts	$60,332	13.23%	$50,853	11.26%	$41,621	10.46%
High Yield money market	113,864	24.98	119,767	26.51	88,779	22.30
Saving accounts	52,141	11.43	42,906	9.50	49,700	12.48

Total non-certificates	226,337	49.64	213,526	47.27	180,100	45.24
Certificates of deposit
0.00 — 2.99%	68,338	14.99	10	—	—	—
3.00 — 3.99%	36,363	7.97	—	—	—	—
4.00 — 4.99%	40,224	8.82	4,704	1.05	44,903	11.28
5.00 — 5.99%	30,396	6.67	50,976	11.28	96,758	24.31
6.00 — 6.99%	50,043	10.97	169,793	37.59	69,524	17.47
7.00 — 7.99%	4,301	0.94	12,716	2.81	6,676	1.68
8.00 — 8.99%	—	—	—	—	79	0.02
9.00 — 9.99%	—	—	—	—	15	—

Total certificates	229,665	50.36	238,199	52.73	217,955	54.76

Total deposits	$456,002	100.00%	$451,725	100.00%	$398,055	100.00%

      The following table shows rate and maturity information for the Company’s certificates of deposit as of December 31, 2001. The table below details the scheduled maturities of certificates of deposit:

	2002	2003	2004	2005	2006	Thereafter	Total

	(In Thousands)
0.00 — 2.99%	$62,950	$5,389	$—	$—	$—	$—	$68,339
3.00 — 3.99%	24,658	9,874	1,171	508	151	—	36,362
4.00 — 4.99%	26,098	4,249	5,103	4,254	387	133	40,224
5.00 — 5.99%	23,336	4,936	1,411	268	413	32	30,396
6.00 — 6.99%	32,173	13,804	752	2,828	127	359	50,043
7.00 — 7.99%	3,815	486	—	—	—	—	4,301

	$173,030	$38,738	$8,437	$7,858	$1,078	$524	$229,665

      The following table indicates the amount of the Company’s certificates of deposit by time remaining until maturity as of December 31, 2001:

	Maturity

	3 Months	3 to 6	6 to 12	Over 12
	or Less	Months	Months	Months	Total

	(In Thousands)
Certificates of deposit less than $100,000	$41,316	$21,308	$39,584	$32,488	$134,696
Certificates of deposit of $100,000 or more(1)	37,639	13,970	19,214	24,146	94,969

Total certificates of deposit	$78,955	$35,278	$58,798	$56,634	$229,665

(1)	Includes “Jumbo” certificates of $11,833,000. “Jumbo” certificates are a deposit product for deposits of over $100,000 which carry a rate and term negotiated between the Bank and the depositor at the time of issuance. Not all certificates of deposit with balances in excess of $100,000 are “Jumbo”.

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      At December 31, 2001, the Company had $45,776,000 of purchased money deposits with staggered maturities ranging from one month to four years. Purchased money deposits issued in 2001 had all inclusive rates ranging from 3.70% to 4.55%.

     Borrowings

      The Company’s other available sources of funds include advances from the FHLB of Chicago, daily advances under credit lines with other financial institutions and collateralized borrowings. As a member of the FHLB of Chicago, the Company is required to own stock in the FHLB of Chicago and is authorized to apply for advances from the FHLB of Chicago. Each FHLB credit program has its own interest rate, which may be fixed or variable, and a range of maturities. The FHLB of Chicago may prescribe the acceptable uses for these advances, as well as limitations on the size of the advances and repayment provisions. The Company had $62.0 million of FHLB advances outstanding at December 31, 2001, secured by residential mortgage loans, multi-family loans and various securities. The maturities of FHLB advances outstanding ranged from eighteen months to up to 10 years. A $10.0 million advance taken in 1998 at 4.95%, has a maturity date of 2008 and has a quarterly call feature that started on April 2001. This advance has yet to be called. A $5.0 million advance taken in 2001 at 4.30%, has a maturity date of 2006 and is subject to a one-time call in July 2003. All FHLB advances have fixed rates.

      The following table sets forth the maximum month-end balance, average balance, and weighted average rates of borrowings for the periods indicated:

	2001	2000	1999

	(Dollars in Thousands)
Maximum month-end balances
FHLB advances	$71,000	$89,000	$120,000
Securities sold under repurchase agreements	11,167	10,432	5,734
Other	12,652	24,461	26,311
Average balances
FHLB advances	52,882	66,344	113,589
Securities sold under repurchase agreements	8,433	8,071	3,750
Other	4,646	4,313	8,855
Weighted average rates at end of year
FHLB advances	4.63%	6.27%	5.50%
Securities sold under repurchase agreements	2.20	6.03	4.71
Other	2.10	6.44	5.44

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SUPERVISION AND REGULATION

General

      Financial institutions and their holding companies are extensively regulated under federal and state law. As a result, the growth and earnings performance of the Company can be affected not only by management decisions and general economic conditions, but also by the requirements of applicable state and federal statutes and regulations and the policies of various governmental regulatory authorities, including the Office of the Comptroller of the Currency (the “OCC”), the Board of Governors of the Federal Reserve System (the “Federal Reserve”), the Federal Deposit Insurance Corporation (the “FDIC”), the Internal Revenue Service and state taxing authorities and the Securities and Exchange Commission (the “SEC”). The effect of applicable statutes, regulations and regulatory policies can be significant, and cannot be predicted with a high degree of certainty.

      Federal and state laws and regulations generally applicable to financial institutions, such as the Company and its subsidiaries, regulate, among other things, the scope of business, investments, reserves against deposits, capital levels relative to operations, the nature and amount of collateral for loans, the establishment of branches, mergers, consolidations and dividends. The system of supervision and regulation applicable to the Company and its subsidiaries establishes a comprehensive framework for their respective operations and is intended primarily for the protection of the FDIC’s deposit insurance funds and the depositors, rather than the stockholders, of financial institutions.

      The following is a summary of the material elements of the regulatory framework that applies to the Company and its subsidiaries. It does not describe all of the statutes, regulations and regulatory policies that apply to the Company and its subsidiaries, nor does it restate all of the requirements of the statutes, regulations and regulatory policies that are described. As such, the following is qualified in its entirety by reference to the applicable statutes, regulations and regulatory policies. Any change in applicable law, regulations or regulatory policies may have a material effect on the business of the Company and its subsidiaries.

Recent Regulatory Developments

      The terrorist attacks in September 2001, have impacted the financial services industry and have already led to federal legislation that attempts to address certain related issues involving financial institutions. On October 26, 2001, President Bush signed into law the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA PATRIOT Act”). Among its other provisions, the USA PATRIOT Act requires each financial institution: (i) to establish an anti-money laundering program; (ii) to establish due diligence policies, procedures and controls with respect to its private banking accounts and correspondent banking accounts involving foreign individuals and certain foreign banks; and (iii) to avoid establishing, maintaining, administering, or managing correspondent accounts in the United States for, or on behalf of, foreign banks that do not have a physical presence in any country. The USA PATRIOT Act also requires the Secretary of the Treasury to prescribe, by regulations to be issued jointly with the federal banking regulators and certain other agencies, minimum standards that financial institutions must follow to verify the identity of customers, both foreign and domestic, when a customer opens an account. In addition, the USA PATRIOT Act contains a provision encouraging cooperation among financial institutions, regulatory authorities and law enforcement authorities with respect to individuals, entities and organizations engaged in, or reasonably suspected of engaging in, terrorist acts or money laundering activities. At this time, the Company is unable to determine whether the provisions of the USA PATRIOT Act will have a material impact on the business of the Company and its subsidiaries.

23

THE COMPANY

General

      The Company, as the sole stockholder of the Bank, is a bank holding company. As a bank holding company, the Company is registered with, and is subject to regulation by, the Federal Reserve under the Bank Holding Company Act, as amended (the “BHCA”). In accordance with Federal Reserve policy, the Company is expected to act as a source of financial strength to the Bank and to commit resources to support the Bank in circumstances where the Company might not otherwise do so. Under the BHCA, the Company is subject to periodic examination by the Federal Reserve. The Company is also required to file with the Federal Reserve periodic reports of the Company’s operations and such additional information regarding the Company and its subsidiaries as the Federal Reserve may require.

Investments and Activities

      Under the BHCA, a bank holding company must obtain Federal Reserve approval before: (i) acquiring, directly or indirectly, ownership or control of any voting shares of another bank or bank holding company if, after the acquisition, it would own or control more than 5% of the voting shares of the other bank or bank holding company (unless it already owns or controls the majority of such shares); (ii) acquiring all or substantially all of the assets of another bank; or (iii) merging or consolidating with another bank holding company. Subject to certain conditions (including certain deposit concentration limits established by the BHCA), the Federal Reserve may allow a bank holding company to acquire banks located in any state of the United States without regard to whether the acquisition is prohibited by the law of the state in which the target bank is located. In approving interstate acquisitions, however, the Federal Reserve is required to give effect to applicable state law limitations on the aggregate amount of deposits that may be held by the acquiring bank holding company and its insured depository institution affiliates in the state in which the target bank is located (provided that those limits do not discriminate against out-of-state depository institutions or their holding companies) and state laws which require that the target bank have been in existence for a minimum period of time (not to exceed five years) before being acquired by an out-of-state bank holding company.

      The BHCA also generally prohibits the Company from acquiring direct or indirect ownership or control of more than 5% of the voting shares of any company which is not a bank and from engaging in any business other than that of banking, managing and controlling banks or furnishing services to banks and their subsidiaries. This general prohibition is subject to a number of exceptions. The principal exception allows bank holding companies to engage in, and to own shares of companies engaged in, certain businesses found by the Federal Reserve to be “so closely related to banking . . . as to be a proper incident thereto.” Under current regulations of the Federal Reserve, this authority would permit the Company to engage in a variety of banking-related businesses, including the operation of a thrift, sales and consumer finance, equipment leasing, the operation of a computer service bureau (including software development), and mortgage banking and brokerage. Additionally, bank holding companies that meet certain eligibility requirements prescribed by the BHCA and elect to operate as financial holding companies may engage in, or own shares in companies engaged in, a wider range of nonbanking activities, including securities and insurance activities and any other activity that the Federal Reserve, in consultation with the Secretary of the Treasury, determines by regulation or order is financial in nature, incidental to any such financial activity or complementary to any such financial activity and does not pose a substantial risk to the safety or soundness of depository institutions or the financial system generally. The BHCA generally does not place territorial restrictions on the domestic activities of non-bank subsidiaries of bank holding companies or financial holding companies. As of the date of this filing, the Company has neither applied for nor received approval to operate as a financial holding company.

      Federal law also prohibits any person or company from acquiring “control” of a bank or a bank holding company without prior notice to the appropriate federal bank regulator. “Control” is defined in certain cases as the acquisition of 10% or more of the outstanding shares of a bank or bank holding company.

24

Capital Requirements

      Bank holding companies are required to maintain minimum levels of capital in accordance with Federal Reserve capital adequacy guidelines. If capital falls below minimum guideline levels, a bank holding company, among other things, may be denied approval to acquire or establish additional banks or non-bank businesses.

      The Federal Reserve’s capital guidelines establish the following minimum regulatory capital requirements for bank holding companies: (i) a risk-based requirement expressed as a percentage of total risk-weighted assets; and (ii) a leverage requirement expressed as a percentage of total assets. The risk-based requirement consists of a minimum ratio of total capital to total risk-weighted assets of 8% and a minimum ratio of Tier 1 capital to total risk-weighted assets of 4%. The leverage requirement consists of a minimum ratio of Tier 1 capital to total assets of 3% for the most highly rated companies, with a minimum requirement of 4% for all others. For purposes of these capital standards, Tier 1 capital consists primarily of permanent stockholders’ equity less intangible assets (other than certain loan servicing rights and purchased credit card relationships). Total capital consists primarily of Tier 1 capital plus certain other debt and equity instruments which do not qualify as Tier 1 capital and a portion of the company’s allowance for loan losses.

      The risk-based and leverage standards described above are minimum requirements. Higher capital levels will be required if warranted by the particular circumstances or risk profiles of individual banking organizations. For example, the Federal Reserve’s capital guidelines contemplate that additional capital may be required to take adequate account of, among other things, interest rate risk, or the risks posed by concentrations of credit, nontraditional activities or securities trading activities. Further, any banking organization experiencing or anticipating significant growth would be expected to maintain capital ratios, including tangible capital positions (i.e., Tier 1 capital less all intangible assets), well above the minimum levels.

      As of December 31, 2001, the Company had regulatory capital in excess of the Federal Reserve’s minimum requirements.

Dividends

      The Delaware General Corporation Law (the “DGCL”) allows the Company to pay dividends only out of its surplus (as defined and computed in accordance with the provisions of the DGCL) or if the Company has no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Additionally, the Federal Reserve has issued a policy statement with regard to the payment of cash dividends by bank holding companies. The policy statement provides that a bank holding company should not pay cash dividends which exceed its net income or which can only be funded in ways that weaken the bank holding company’s financial health, such as by borrowing. The Federal Reserve also possesses enforcement powers over bank holding companies and their non-bank subsidiaries to prevent or remedy actions that represent unsafe or unsound practices or violations of applicable statutes and regulations. Among these powers is the ability to proscribe the payment of dividends by banks and bank holding companies.

Federal Securities Regulation

      The Company’s common stock is registered with the SEC under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Consequently, the Company is subject to the information, proxy solicitation, insider trading and other restrictions and requirements of the SEC under the Exchange Act.

THE BANK

General

      The Bank is a national bank, chartered by the OCC under the National Bank Act. The deposit accounts of the Bank are insured by the FDIC’s Savings Association Insurance Fund (“SAIF”), and the Bank is a

25

member of the Federal Reserve System. As a SAIF-insured national bank, the Bank is subject to the examination, supervision, reporting and enforcement requirements of the OCC, as the chartering authority for national banks, and the FDIC, as administrator of the SAIF. The Bank is also a member of the Federal Home Loan Bank System, which provides a central credit facility primarily for member institutions.

Deposit Insurance

      As a FDIC-insured institution, the Bank is required to pay deposit insurance premium assessments to the FDIC. The FDIC has adopted a risk-based assessment system under which all insured depository institutions are placed into one of nine categories and assessed insurance premiums based upon their respective levels of capital and results of supervisory evaluations. Institutions classified as well-capitalized (as defined by the FDIC) and considered healthy pay the lowest premium while institutions that are less than adequately capitalized (as defined by the FDIC) and considered of substantial supervisory concern pay the highest premium. Risk classification of all insured institutions is made by the FDIC for each semi-annual assessment period.

      During the year ended December 31, 2001, SAIF assessments ranged from 0% of deposits to 0.02% of deposits. For the semi-annual assessment period beginning January 1, 2002, SAIF assessment rates will continue to range from 0% of deposits to 0.02% of deposits.

      The FDIC may terminate the deposit insurance of any insured depository institution if the FDIC determines, after a hearing, that the institution: (i) has engaged or is engaging in unsafe or unsound practices; (ii) is in an unsafe or unsound condition to continue operations; or (iii) has violated any applicable law, regulation, order or any condition imposed in writing by, or written agreement with, the FDIC. The FDIC may also suspend deposit insurance temporarily during the hearing process for a permanent termination of insurance if the institution has no tangible capital. Management of the Bank is not aware of any activity or condition that could result in termination of the deposit insurance of the Bank.

FICO Assessments

      Since 1987, a portion of the deposit insurance assessments paid by SAIF members has been used to cover interest payments due on the outstanding obligations of the Financing Corporation (“FICO”). FICO was created in 1987 to finance the recapitalization of the Federal Savings and Loan Insurance Corporation, the SAIF’s predecessor insurance fund. As a result of federal legislation enacted in 1996, beginning as of January 1, 1997, both SAIF members and members of the FDIC’s Bank Insurance Fund (“BIF”) became subject to assessments to cover the interest payments on outstanding FICO obligations until the final maturity of such obligations in 2019. These FICO assessments are in addition to amounts assessed by the FDIC for deposit insurance. During the year ended December 31, 2001, the FICO assessment rate for BIF and SAIF members was approximately 0.02% of deposits.

Supervisory Assessments

      National banks are required to pay supervisory assessments to the OCC to fund the operations of the OCC. The amount of the assessment is calculated using a formula which takes into account the bank’s size and its supervisory condition (as determined by the composite rating assigned to the bank as a result of its most recent OCC examination). During the year ended December 31, 2001, the Bank paid supervisory assessments to the OCC totaling $127,069.

Capital Requirements

      The OCC has established the following minimum capital standards for national banks, such as the Bank: (i) a leverage requirement consisting of a minimum ratio of Tier 1 capital to total assets of 3% for the most highly-rated banks with a minimum requirement of at least 4% for all others; and (ii) a risk-based capital requirement consisting of a minimum ratio of total capital to total risk-weighted assets of 8% and a minimum ratio of Tier 1 capital to total risk-weighted assets of 4%. For purposes of these capital standards, Tier 1 capital and total capital consist of substantially the same components as Tier 1 capital and total capital under the

26

Federal Reserve’s capital guidelines for bank holding companies (see “— The Company — Capital Requirements”).

      The capital requirements described above are minimum requirements. Higher capital levels will be required if warranted by the particular circumstances or risk profiles of individual institutions. For example, the regulations of the OCC provide that additional capital may be required to take adequate account of, among other things, interest rate risk or the risks posed by concentrations of credit , nontraditional activities or securities trading activities.

      Further, federal law and regulations provide various incentives to financial institutions to maintain regulatory capital at levels in excess of minimum regulatory requirements. For example, a financial institution that is “well-capitalized” may qualify for exemptions from prior notice or application requirements otherwise applicable to certain types of activities and may qualify for expedited processing of other required notices or applications. Additionally, one of the criteria which determines a bank holding company’s eligibility to operate as a financial holding company is a requirement that all of its financial institution subsidiaries be “well-capitalized”. Under the regulations of the OCC, in order to be “well-capitalized” a financial institution must maintain a ratio of total capital to total risk-weighted assets of 10% or greater, a ratio of Tier 1 capital to total risk-weighted assets of 6% or greater and a ratio of Tier 1 capital to total assets of 5% or greater.

      Federal law also provides the federal banking regulators with broad power to take prompt corrective action to resolve the problems of undercapitalized institutions. The extent of the regulators’ powers depends on whether the institution in question is “adequately capitalized,” “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized,” in each case as defined by regulation. Depending upon the capital category to which an institution is assigned, the regulators’ corrective powers include: (i) requiring the institution to submit a capital restoration plan; (ii) limiting the institution’s asset growth and restricting its activities; (iii) requiring the institution to issue additional capital stock (including additional voting stock) or to be acquired; (iv) restricting transactions between the institution and its affiliates; (v) restricting the interest rate the institution may pay on deposits; (vi) ordering a new election of directors of the institution; (vii) requiring that senior executive officers or directors be dismissed; (viii) prohibiting the institution from accepting deposits from correspondent banks; (ix) requiring the institution to divest certain subsidiaries; (x) prohibiting the payment of principal or interest on subordinated debt; and (xi) ultimately, appointing a receiver for the institution.

      As of December 31, 2001: (i) the Bank was not subject to a directive from the OCC to increase its capital to an amount in excess of the minimum regulatory capital requirements; (ii) the Bank exceeded its minimum regulatory capital requirements under OCC capital adequacy guidelines; and (iii) the Bank was “well-capitalized”, as defined by OCC regulations.

Dividends

      The National Bank Act imposes limitations on the amount of dividends that may be paid by a national bank, such as the Bank. Generally, a national bank may pay dividends out of its undivided profits in such amounts and at such times as the bank’s board of directors deems prudent. Without prior OCC approval, however, a national bank may not pay dividends in any calendar year which, in the aggregate, exceed the bank’s year-to-date net income plus the bank’s retained net income for the two preceding years.

      The payment of dividends by any financial institution or its holding company is affected by the requirement to maintain adequate capital pursuant to applicable capital adequacy guidelines and regulations, and a financial institution generally is prohibited from paying any dividends if, following payment thereof, the institution would be undercapitalized. As described above, the Bank exceeded its minimum capital requirements under applicable guidelines as of December 31, 2001. Further, the Bank may not pay dividends in an amount which would reduce its capital below the amount required for the liquidation account established in connection with the Bank’s conversion from the mutual to the stock form of ownership in 1992. As of December 31, 2001, approximately $420,000 was available to be paid as dividends to the Company by the Bank. Notwithstanding the availability of funds for dividends, however, the OCC may prohibit the payment of

27

any dividends by the Bank if the OCC determines such payment would constitute an unsafe or unsound practice.

Insider Transactions

      The Bank is subject to certain restrictions imposed by federal law on extensions of credit to the Company and its subsidiaries, on investments in the stock or other securities of the Company and its subsidiaries and the acceptance of the stock or other securities of the Company or its subsidiaries as collateral for loans. Certain limitations and reporting requirements are also placed on extensions of credit by the Bank to its directors and officers, to directors and officers of the Company and its subsidiaries, to principal stockholders of the Company and to “related interests” of such directors, officers and principal stockholders. In addition, federal law and regulations may affect the terms upon which any person becoming a director or officer of the Company or one of its subsidiaries or a principal stockholder of the Company may obtain credit from banks with which the Bank maintains a correspondent relationship.

Safety and Soundness Standards

      The federal banking agencies have adopted guidelines which establish operational and managerial standards to promote the safety and soundness of federally insured depository institutions. The guidelines set forth standards for internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, fees and benefits, asset quality and earnings.

      In general, the safety and soundness guidelines prescribe the goals to be achieved in each area, and each institution is responsible for establishing its own procedures to achieve those goals. If an institution fails to comply with any of the standards set forth in the guidelines, the institution’s primary federal regulator may require the institution to submit a plan for achieving and maintaining compliance. If an institution fails to submit an acceptable compliance plan, or fails in any material respect to implement a compliance plan that has been accepted by its primary federal regulator, the regulator is required to issue an order directing the institution to cure the deficiency. Until the deficiency cited in the regulator’s order is cured, the regulator may restrict the institution’s rate of growth, require the institution to increase its capital, restrict the rates the institution pays on deposits or require the institution to take any action the regulator deems appropriate under the circumstances. Noncompliance with the standards established by the safety and soundness guidelines may also constitute grounds for other enforcement action by the federal banking regulators, including cease and desist orders and civil money penalty assessments.

Branching Authority

      National banks headquartered in Illinois, such as the Bank, have the same branching rights in Illinois as banks chartered under Illinois law. Illinois law grants Illinois-chartered banks the authority to establish branches anywhere in the State of Illinois, subject to receipt of all required regulatory approvals.

      Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the “Riegle-Neal Act”), both state and national banks are allowed to establish interstate branch networks through acquisitions of other banks, subject to certain conditions, including certain limitations on the aggregate amount of deposits that may be held by the surviving bank and all of its insured depository institution affiliates. The establishment of new interstate branches or the acquisition of individual branches of a bank in another state (rather than the acquisition of an out-of-state bank in its entirety) is allowed by the Riegle-Neal Act only if specifically authorized by state law. The legislation allowed individual states to “opt-out” of certain provisions of the Riegle-Neal Act by enacting appropriate legislation prior to June 1, 1997. Illinois permits interstate mergers subject to certain conditions, including a prohibition against interstate mergers involving an Illinois bank that has been in existence and continuous operation for fewer than five years.

Financial Subsidiaries

      Under Federal law and OCC regulations, national banks are authorized to engage, through “financial subsidiaries,” in any activity that is permissible for a financial holding company (as described above) and any

28

activity that the Secretary of the Treasury, in consultation with the Federal Reserve, determines is financial in nature or incidental to any such financial activity, except (i) insurance underwriting, (ii) real estate development or real estate investment activities (unless otherwise permitted by law), (iii) insurance company portfolio investments and (iv) merchant banking. The authority of a national bank to invest in a financial subsidiary is subject to a number of conditions, including, among other things, requirements that the bank must be well-managed and well-capitalized (after deducting from capital the bank’s outstanding investments in financial subsidiaries). The Bank has neither applied for nor received approval to establish any financial subsidiaries.

Federal Reserve System

      Federal Reserve regulations, as presently in effect, require depository institutions to maintain non-interest earning reserves against their transaction accounts (primarily NOW and regular checking accounts), as follows: for transaction accounts aggregating $41.3 million or less, the reserve requirement is 3% of total transaction accounts; and for transaction accounts aggregating in excess of $41.3 million, the reserve requirement is $1.239 million plus 10% of the aggregate amount of total transaction accounts in excess of $41.3 million. The first $5.7 million of otherwise reservable balances are exempted from the reserve requirements. These reserve requirements are subject to annual adjustment by the Federal Reserve. The Bank is in compliance with the foregoing requirements.

Executive Officers of the Company

      The executive officers of the Company, each of whom is also an executive officer of the Bank, are identified below. The executive officers of the Company are elected annually by the Company’s Board of Directors.

Name	Position with Company	Position with Bank

James L. Roberts	President and Chief Executive Officer	President and Chief Executive Officer
J. Stuart Boldry, Jr.	Executive Vice President	Executive Vice President, Retail Banking
Barbara A. Buscemi	Executive Vice President	Executive Vice President, Human Resources
Joseph J. Gillings	Executive Vice President	Executive Vice President, Commercial Banking
Paul A. Larsen	Executive Vice President, Treasurer, Chief Financial Officer, and Corporate Secretary	Executive Vice President, Treasurer, Chief Financial Officer, and Corporate Secretary
Michael A. Sykes	Executive Vice President	Executive Vice President, Real Estate Lending

      James L. Roberts, age 59, was elected as the Company’s President and Chief Executive Officer on January 20, 1999. Prior to joining the Bank, Mr. Roberts was President and CEO of Perpetual Midwest Financial, Inc. of Cedar Rapids, Iowa from 1993 through 1998. He has over 30 years of experience in the financial services industry.

      Paul A. Larsen, age 52, was named an Executive Vice President, Chief Financial Officer and Treasurer of the Company and the Bank in April, 1999. He joined the Company in March, 1995 as Senior Vice President, Chief Financial Officer and Treasurer. Mr. Larsen has over 30 years of financial management and treasury operations experience within the commercial banking environment.

      J. Stuart Boldry, Jr., age 46, was named Executive Vice President of the Company and the Bank in December, 1999. In September, 2000 he was promoted to managing Retail Banking. Prior to joining the Bank, Mr. Boldry had been a Senior Vice President at First Commerce Corporation, a commercial bank in Louisiana from 1995 to 1999. Mr. Boldry has over 20 years of commercial banking experience.

29

      Barbara A. Buscemi, age 47, was named Executive Vice President of the Company and the Bank in October, 2001. She joined the Bank in November, 1996 as Manager of the Human Resources Department. Prior to joining the Bank, she was employed by LaSalle Bank, Illinois as Manager of Employment/ Employee Relations since 1990. Ms. Buscemi has over 15 years experience in human resource management.

      Joseph J. Gillings, age 60, was named Executive Vice President, Commercial Banking of the Company and the Bank in October, 2001. He joined the Bank in October, 1997 as a Vice President in the Commercial Banking Department. Mr. Gillings was a Sales and Marketing Agent for Northwestern Mutual Life Insurance from 1992 until 1997. Prior to joining Northwestern Mutual, Mr. Gillings had over 25 years experience in commercial banking.

      Michael A. Sykes, age 38, was named Executive Vice President, Real Estate Lending of the Company and the Bank in October, 2001. He joined the Bank in August, 1997 as a Vice President in the Commercial Real Estate Department. Prior to joining the Bank, Mr. Sykes had been a Vice President in the Commercial Real Estate Division at Banco Popular in 1996 and 1997, and at LaSalle Bank from 1993 until 1996. Mr. Sykes has over 15 years experience in commercial real estate.

Item 2.	Properties

      The Company owns the building and land for its headquarters, which is located at 749 Lee Street, Des Plaines, Illinois, and which opened in 1954. At December 31, 2001, this property had 19,575 square feet and a net book value of approximately $3.0 million. The Company also owns the land for its employee parking lot located at 761 Graceland Street, Des Plaines, Illinois.

      In 1994, the Company acquired the Arlington Heights branch of the former Irving Federal Bank, F.S.B. from the Resolution Trust Corporation. The building contains approximately 14,260 square feet. At December 31, 2001, the net book value of the land and the building was approximately $2.3 million.

      In 1995, the Company opened a branch office in Schaumburg, Illinois. The office has approximately 9,800 square feet of space and is situated on a 1.6 acre parcel. At December 31, 2001, the net book value of the land and the building was approximately $2.6 million.

      On February 12, 1998, the Company entered into a lease arrangement for 2,100 square feet at 1771 North Richmond Road, McHenry, Illinois. On August 21, 2000, the Mortgage Center Operation was merged with the Company’s regular operations and the McHenry Mortgage Center was closed.

Item 3.	Legal Proceedings

      The Company and its subsidiaries are involved as plaintiff or defendant in various legal actions arising in the normal course of their businesses. While the ultimate outcome of these various legal proceedings cannot be predicted with certainty, it is the opinion of management that the resolution of these legal actions should not have a material effect on the Company’s consolidated financial position or results of operations.

Item 4.	Submission of Matters to a Vote of Security Holders

      No matter was submitted to a vote of security holders, through the solicitation of proxies or otherwise, during the quarter ended December 31, 2001.

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PART II

Item 5.	Market for the Registrant’s Common Stock and Related Stockholder Matters

      As of March 1, 2002, there were approximately 600 holders of record of CoVest Bancshares, Inc. Common Stock, and an estimated 1,600 holders of its stock in “street name.”

      The Common Stock of CoVest Bancshares, Inc. is traded on the Nasdaq Stock Market National Market System under the symbol COVB.

      The table below shows the reported high and low sales prices and dividends (split adjusted) during the periods indicated. The Common Stock began trading on June 30, 1992.

2001	Dividend	High	Low	2000	Dividend	High	Low

1st Qtr.	$.08	$14.94	$11.19	1st Qtr.	$.08	$13.31	$8.50
2nd Qtr.	.08	15.64	12.75	2nd Qtr.	.08	11.31	9.06
3rd Qtr.	.08	18.24	15.01	3rd Qtr.	.08	12.00	9.81
4th Qtr.	.08	18.72	16.70	4th Qtr.	.08	13.00	11.38

Year end closing price = $18.70	Year end closing price = $12.75

      The Annual Meeting of Stockholders of CoVest Bancshares, Inc. will be held at 9:00 a.m. on Tuesday, April 23, 2002 at the following location:

Casa Royale

783 Lee Street
Des Plaines, Illinois 60016

      Stockholders are welcome to attend.

      Investor information is available without charge by writing to Paul A. Larsen, Executive Vice President and Treasurer, at the corporate office:

CoVest Bancshares, Inc.

P.O. Box 94242
Palatine, Illinois 60094-4242
(847) 294-6500

      This information is also available in the Investor Relations section of our website at www.covestbanc.com, or you can go directly to www.covestbanc.com/aboutus.htm.

      The following companies make a market in COVB Common Stock:

Dain Rauscher, Inc. First Tennessee Securities Corp. Herzog, Heine, Geduld, Inc. Howe, Barnes Investments, Inc. Knight Securities, LP	Merrill Lynch, Pierce, Fenner & Smith Inc. Spear, Leeds & Kellogg Capital Markets Stifel, Nicolaus & Co., Inc. Trident Securities, Inc. William Blair & Company

      Inquiries regarding stock transfer, registration, lost certificates or changes in name and address should be directed to the stock transfer agent and registrar by writing:

Computershare Investor Services, LLC

P.O. Box A3504
Chicago, Illinois 60690-3504
(312) 360-5106
www.computershare.com

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Corporate Office:	CoVest Bancshares, Inc. 749 Lee Street Des Plaines, Illinois 60016 (847)294-6500
Corporate Counsel:	Barack Ferrazzano Kirschbaum Perlman & Nagelberg 333 W. Wacker Drive, Suite 2700 Chicago, Illinois 60606
Independent Auditor:	Crowe, Chizek and Company LLP One Mid America Plaza, Suite 700 Oak Brook, Illinois 60522
CoVest Banc Branch Offices:	749 Lee Street Des Plaines, Illinois 60016
770 W. Dundee Road Arlington Heights, Illinois 60004
2601 W. Schaumburg Road Schaumburg, Illinois 60194
Phone Number:	(847) 294-6500
Internet address:	www.covestbanc.com

Item 6.     Selected Financial Data

Selected Consolidated Financial Information

	As of December 31,

	2001	2000	1999	1998	1997

	(In Thousands)
Selected financial condition data
Total assets	$585,729	$585,792	$568,496	$548,697	$582,722
Loans receivable, net	509,620	500,431	462,697	402,329	377,509
Total securities	52,164	57,184	76,990	88,017	164,172
Non-interest earning assets	23,924	28,156	18,192	18,674	17,571
Deposits	456,002	451,725	398,055	364,535	371,752
Borrowings	73,425	74,479	114,004	126,755	151,956
Non-interest bearing liabilities	11,151	11,554	10,163	10,456	10,720
Stockholders’ equity	45,151	48,034	46,274	46,951	48,294
Selected operations data
Total interest income	$42,843	$43,827	$38,561	$40,943	$39,364
Total interest expense	22,845	26,532	22,225	24,739	23,914

Net interest income	19,998	17,295	16,336	16,204	15,450
Provision for loan losses	1,602	1,010	1,132	1,567	4,072

Net interest income after provision	18,396	16,285	15,204	14,637	11,378
Total non interest income	4,245	2,892	4,037	5,579	3,672
Total non interest expense	13,581	12,122	13,259	14,245	11,305

Income before income taxes	9,060	7,055	5,982	5,971	3,745
Income tax provision	3,291	2,505	2,047	2,100	1,135

Net income	$5,769	$4,550	$3,935	$3,871	$2,610

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Selected Financial Ratios and Other Data

Year Ended December 31;	2001		2000		1999		1998		1997

Performance ratios:
Return on assets (ratio of net income to average total assets)	0.99%		0.80%		0.72%		0.67%		0.48%
Interest rate spread information
Average during year	3.00%		2.55%		2.70%		2.53%		2.42%
End of year	3.45%		2.80%		2.60%		2.67%		2.52%
Interest margin	3.58%		3.18%		3.18%		2.96%		2.94%
Ratio of operating expenses to average total assets	2.33%		2.14%		2.43%		2.47%		2.08%
Efficiency ratio	56.02%		60.05%		65.08%		65.40%		59.12%
Ratio of net interest income to non-interest expenses	1.47	x	1.43	x	1.23	x	1.14	x	1.37	x
Basic earnings per share	$1.54		$1.14		$0.96		$0.92		$0.61
Diluted earnings per share	$1.50		$1.12		$0.93		$0.87		$0.58
Return on stockholders’ equity (ratio of net income to average total equity)	12.05%		9.75%		8.49%		8.15%		5.40%
Dividend payout ratio	20.66%		28.15%		33.70%		35.55%		47.70%
Asset quality ratios:
Non-performing assets to total assets at end of year	0.55%		0.94%		0.14%		0.19%		0.22%
Allowance for possible loan and lease losses to non-performing loans	2.58	x	1.03	x	6.31	x	4.22	x	3.05	x
Capital ratios:
Stockholders’ equity to total assets at end of year	7.71%		8.20%		8.14%		8.56%		8.29%
Average stockholders’ equity to average assets	8.20%		8.23%		8.49%		8.25%		8.88%
Ratio of average interest-earning assets to average interest-bearing liabilities	1.14	x	1.13	x	1.11	x	1.10	x	1.12	x
Other data
Facilities
Number of full-service offices	3		3		3		3		3
Number of ATMs	4		3		4		4		3

Item 7.	Management’s Discussion and Analysis of Results of Operations and Financial Condition

     Financial Overview

      The Company’s assets were at $585.7 million as of December 31, 2001, the same level compared to assets as of December 31, 2000. Loans receivable represented 88.1% of total assets, while securities represented 8.9% compared to 86.4% and 9.8% as of December 31, 2000. The sale of $54.5 million in single-family mortgage loans in March 2001 plus regular payoffs caused a decrease in the mortgage loan portfolio of $62.2 million. The proceeds from the sale enabled the Company to reinvest funds into higher yielding loans. Increases were achieved in: commercial loans, $10.4 million; multi-family loans, $60.5 million and construction loans, $10.6 million. Commercial leases and consumer loans decreased $4.2 million and $5.6 million, respectively. Commercial real estate loans remained relatively at the same level in 2001.

      Core deposits (excluding purchased money deposits) increased $24.9 million in 2001. This increase enabled the Company to payoff higher costing purchased money deposits. Purchased money deposits decreased $20.6 million.

      For the year ended December 31, 2001, the Company earned $5,769,000, an increase of $1,219,000 from the $4,550,000 earned in 2000.

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     Stock Repurchase Program and Dividends

      The Company paid quarterly dividends during 2001 of $.08 per share. The Company has also announced an $.08 per share dividend payable March 29, 2002, to shareholders of record on March 15, 2002.

      The following table summarizes the Company’s stock repurchase programs during 2001:

	Date	Date	# of Shares	Average
Program #	Announced	Completed	Repurchased	Price per Share

21st	1/30/01	5/31/01	100,000	$13.57
22nd	5/31/01	9/28/01	383,981	$17.58
23rd	10/23/01	—	110,827	$18.18

     General

      On June 30, 1992, the Bank converted from a federally chartered mutual savings bank to a federally chartered stock savings bank. As part of the conversion, proceeds were used to purchase the stock of the Bank. In August, 1997, the Bank was converted to a national bank.

      The Company’s business activities currently consist of ownership of the Bank. The Bank’s principal business activities consist of attracting deposits from the public and investing these deposits, together with funds generated from operations and borrowings, primarily in commercial and commercial real estate loans, mortgage loans, consumer loans, and securities. In addition, the Bank has a subsidiary which provides insurance and brokerage services. The Bank’s deposit accounts are insured to the maximum allowable by the FDIC.

      The Bank’s results of operations are dependent primarily on net interest income, which is the difference between the interest earned on its loans and securities portfolios, and the interest paid on deposits and borrowed funds. The Bank’s operating results are also affected by other income consisting of service charges, loan origination and servicing fees, mortgage banking fees, and fees from the sale of annuity and insurance products. Operating expenses of the Bank include employee compensation and benefits, commissions and incentives, occupancy and equipment costs, federal deposit insurance premiums, data processing, advertising, and other administrative expenses.

      The Bank’s results of operations are further affected by economic and competitive conditions, particularly changes in market interest rates. Results are also affected by monetary and fiscal policies of the federal government, and actions of regulatory authorities.

      The Company’s basic mission is to continue to serve its local communities by offering profitable financial services. In seeking to accomplish this mission, management is committed to: (i) maintaining tangible capital in excess of regulatory requirements; (ii) maintaining high asset quality; (iii) maximizing interest rate spread; and (iv) managing exposure to interest rate risk.

      The following information for the Company is presented on a consolidated basis. Except as the context otherwise requires, references to the “Company” refer to the Company, the Bank, and the Bank’s subsidiary, CoVest Investments, Inc. The discussion and analysis that follows should be read in conjunction with the consolidated financial statements, notes, and tables presented herein. The information provided below has been rounded in order to simplify presentation. However, ratios and percentages are calculated using the detailed financial information.

Business Strategy

      Management of the Company has accomplished most of the restructuring necessary to fully transform the balance sheet to that of a full service commercial bank. In 1996, the Company sold over $93 million of securitized 15 and 30 year fixed rate mortgage-backed securities and replaced most of those fixed rate assets with shorter term floating rate instruments. In December, 1996, the Company securitized $61 million in fixed rate long-term mortgages and seven to ten year balloon mortgages with the FHLMC. Some of these were sold

34

in 1997 to reduce interest rate risk and provide additional funding for commercial related loans. In 1997, the Company securitized $17.8 million of residential fixed rate mortgages that were not scheduled to reprice in the next five years. Additional securitized loans were sold in 1999 and 2000 to provide liquidity and fund commercial, multi-family, construction, and commercial real estate loan originations. In 1998, the Company opened mortgage centers in McHenry and Aurora, Illinois. These offices were subsequently consolidated in McHenry. The Company sold $54.0 million of its single family mortgage loan portfolio in March 2001, in anticipation of falling rates and the risk of prepayments. This reduced the Company’s interest rate risk exposure on long term fixed rate assets that had the ability to be refinanced by the borrower without penalty should rates decline. The sale consisted of a $28.5 million sale of single use customer mortgages and a $25.5 million sale of multi-use service customer mortgages. Single use customer mortgages are customers with no other banking relationship with the Company besides the mortgage loan. These loans were sold on a service release basis, which means discontinuing the collection of principal and interest payments, thereby giving up the rights of collecting servicing income. Multi-service customer mortgages are customers with other banking relationship with the Company, such as deposit account relationships and home equity lines of credit. These multi-service customer mortgages were sold on a service retained basis, which means continuing the collection of principal and interest payments for the remaining term of the loan and the right to receive servicing income from the loan purchaser. Associated with the mortgage loan sale in March 2001 was $196,000 of capitalized “mortgage servicing rights” on service retained mortgages. Proceeds from the sale were used to fund growth in the commercial and multi-family portfolios.

      These changes allow the Company to concentrate on filling the void left by the consolidation of competing financial institutions in its marketplace and to serve, “on a timely basis”, those commercial lending prospects who may need a commercial loan, a commercial real estate loan, a construction loan or a multi-family loan. The Company’s ability to serve this market helped to expand the commercial related portfolio by $77.4 million during 2001. Most of this increase came in multi-family loans, which increased by $60.5 million, followed by increases of $10.6 million in construction loans and $10.4 million in commercial loans. Mortgage loans decreased by $61.5 million (mostly from the sale), consumer loans decreased by $5.6 million and leases outstanding decreased by $4.2 million. Commercial real estate loans remained relatively at the same level.

      Total deposits increased 1.0% to $456.0 million from $451.7 million at December 31, 2000. In March, 2000, the Bank introduced a High Yield Money Market Account. This account has a market sensitive rate of interest that is indexed to the 91-day Treasury Bill weekly auction rate. All balances over $2,500 are tiered to this market interest rate. The Company is focused on growing the High Yield Account balances and attracting new commercial deposit accounts. At December 31, 2001, the account had a $113.9 million balance, a 5% decrease from 2000 year end. The Company believes that the decline in the High Yield Money Market Account was due to the rapid decline in the 91-day Treasury Bill rate to which the account is indexed. The Company also believes that the decrease in the High Yield Money Market index rate caused savings deposits to increase by $9.2 million, as the rate remained at a fixed 2.50% for the year and was 74 basis points higher than the High Yield account as of December 31, 2001. Savings accounts increased to $52.1 million, a 22% increase from 2000 year end. As the rates shift from a negative slope environment, to a positive, the public started to place their funds in term certificates of deposits. Certificates of deposit increased by $9.2 million, a 6% increase from 2000. Jumbo certificates of deposits increased by $2.9 million, a 32% increase from 2000. Additional deposit growth has been centered in non-interest bearing deposits that grew by approximately 14% or $3.8 million. Interest bearing checking accounts grew by 24% or $5.7 million. The increase in deposits enabled the Company to payoff purchased certificates of deposit. Purchased certificates of deposit decreased by $20.6 million, a 31% decrease from 2000.

      The Company continues to build its volume of non-interest bearing checking accounts along with complementary deposit products and services such as direct deposit and debit cards. The checking account is a core account of the community bank. From the Company’s perspective, it also helps improve non-interest income and will help to improve the Company’s net interest margin. The Company offers promotions to attract new checking accounts and provides additional services, such as Internet Banking and Telephone Banking, to make these accounts more desirable in the marketplace. In setting its rates on certificates of deposit, the Company regularly evaluates: (i) its investment and lending opportunities; (ii) its liquidity

35

position; (iii) the rates being offered by competing institutions; and (iv) its internal cost of funds. In order to decrease the volatility of its deposits, the Company imposes penalties on early withdrawal of its certificates of deposit.

      At December 31, 2001, total non-performing assets amounted to $3.2 million, or 0.63% of net loans receivable compared to $5.5 million, or 1.10% of net loans receivable at December 31, 2000. The Company had $1,588,000 of impaired loans at December 31, 2001. The $1,540,000 impaired commercial real estate loan was originally at $1,825,000, but the Company wrote off $285,000 during 2001. At December 31, 2001, the Company had $385,000 of the allowance for loan losses allocated to this loan. As a result of a sheriff’s sale in early 2002, and in view of the weakened market conditions, the Company charged off $240,000 on this Wisconsin motel property in 2002. The remaining impaired loans consisted of construction loans. The $662,000 other real estate owned asset is an undeveloped commercial property in Chicago. The loan balance was $780,000 and the Company took a $118,000 charge-off on the loan during 2001.

      At December 31, 2001, the allowance for possible loan and lease losses amounted to $6.5 million, or 2.58x non-performing loans as compared to $5.7 million, or 1.03x coverage at December 31, 2000.

      Stockholders’ equity in CoVest Bancshares, Inc. totaled $45.2 million at December 31, 2001. The number of common shares outstanding was 3,438,223 and the book value per common share outstanding was $13.13 as of December 31, 2001.

      On January 29, 2002, the Company announced the expansion of its 23rd stock repurchase plan to repurchase 174,633 shares. At March 1, 2002, 63,806 shares remained to be repurchased under the 23rd stock repurchase program.

      On February 22, 2002, the Employee Stock Ownership Plan (ESOP) purchased 81,477 shares of CoVest Bancshares, Inc. common stock, held in the Company’s treasury, for an aggregate purchase price of $1,500,000, or $18.41 per share. A new loan in the amount of $1.5 million plus interest will be repaid over a period of fifteen years from earnings generated by the Company.

Comparison of Operating Results for the Years Ended December 31, 2001 and 2000

General

      The Company earned $5,769,000 for the year ended December 31, 2001, versus $4,550,000 for the year ended December 31, 2000. This represented $1.54 (basic) and $1.50 (diluted) earnings per share versus $1.14 (basic) and $1.12 (diluted) earnings per share for 2000, an increase of 35% and 34% respectively from 2000. Core net income (net income, adjusted for the after tax effect of the gain on sale of loans) was $5,521,000 for 2001, up 21% over $4,550,000 for 2000. Basic earnings per share on core earnings were $1.48%, a 30% increase compared to $1.14 per share in 2000. Diluted earnings per share on core earnings were $1.44, a 29% increase compared to $1.12 per share in 2000. Excluded from core net income for 2001 was a $407,000 pretax gain on the sale of single family first mortgages.

      Cash earnings for 2001, consisting of net earnings of $5,769,000 and the after tax affect of goodwill of $126,000, were $5,895,000, or $1.58 (basic) and $1.53 (diluted) earnings per share, compared to $4,676,000 or $1.17 (basic) and $1.15 (diluted) earnings per share in 2000. Core cash earnings for 2001 (net income and the after tax effect of goodwill, adjusted for the after tax effect of the gain on sale of loans) was $5,646,000, or $1.51 (basic) and $1.47 (diluted) earnings per share.

      Returns on average equity and average assets for 2001 were 12.05% and 0.99% compared to 9.75% and 0.80% in 2000. Returns on average equity and average assets on core earnings ( net income, adjusted for the after tax effect of the gain on sale of loans) were 11.53% and 0.95% respectively. Cash earnings for 2001 represented returns on average equity and average tangible assets of 12.31% and 1.01%, compared to 10.82% and 0.82% for 2000. Core cash earnings (net income and the after tax effect of goodwill, adjusted for the after tax effect of the gain on sale of loans) for 2001 represented returns on average equity and average tangible assets of 11.79% and 0.96% respectively.

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     Interest Income

      Interest income for 2001 decreased by $984,000, a decrease of 2% from 2000. The Federal Reserve’s eleven rate reductions during 2001 caused a decrease in various rate indices and caused a decrease in the Company’s interest received on loans and investments. The average balance of earning assets in 2001 increased by $13.3 million, with an overall yield of 7.64%, a 5% decrease compared to 8.01% in 2000. In 2001, average loans receivable were $497.7 million versus $477.4 million in 2000, an increase of 4%. The average yield on loans was 7.90% for 2001, 38 basis points lower than 8.28% in 2000. As of December 31, 2001, the Company has $103.6 million prime based loans in its portfolio. Adjustable rate loans are indexed to the prime rate, 91-day Treasury Bill, 1 year, 3 year and 5 year constant maturity Treasuries. The terms of the loans on multi-family loans and commercial real estate loans are subject to floors and ceilings for the entire term of the loan. This means that if the rates go down, the rates on the loans cannot go below the floor levels. Some loans may currently be at their floor level, which in a rising rate environment may not increase proportionally with the index. On the other hand, when rates go up, loans that have hit their ceiling may not go up in relation to their individual indexes. Multi-family loans experienced the biggest average increase by $51.1 million. Commercial loans, commercial real estate loans and construction loans also increased. Commercial leases, mortgage loans and auto loans decreased. Amortized loan costs related to multi-family loan prepayments, which were accounted for as a reduction to interest income, amounted to $273,000 in 2001. Management anticipates moderate loan prepayments in 2002. Management also anticipates that rates will start to trend up in the second half of the year. Investments, including overnight deposits, averaged $65.2 million for 2001, a 10% decrease from $72.2 million in 2000. Investments yielded 5.64% in 2001, 61 basis points lower than 6.25% in 2000.

     Interest Expense

      Interest expense for 2001 decreased $3.7 million, a 14% decrease from 2000. Average interest bearing liabilities increased by $5.9 million with an overall yield of 4.64%, a 15% decrease compared to 5.46% in 2000. The average cost on interest bearing liabilities decreased 82 basis points in 2001, which is almost twice as fast as the yield on earning assets declined. The decrease is mostly attributed to the fast decline in the 91-day Treasury Bill rate to which the High Yield Money Market account is indexed. The yield on the High Yield Money Market account decreased to 3.47%, 233 basis points lower than 5.80% in 2000. The average balance of the High Yield Money Market account increased $16.9 million, a 16% increase from 2000. Interest-bearing checking accounts increased $2.2 million, certificates of deposits, including jumbo certificates of deposits, increased $9.9 million. The increase in core deposits enabled the Company to payoff higher yielding purchased money deposits. The average balance of purchased money deposits decreased $7.8 million and FHLB advances decreased $13.4 million. Management anticipates its cost of funds to increase as the direct result of increases in the weekly 91-day Treasury Bill rates. Other interest bearing liability costs are also anticipated to increase with a general rise in the level of rates and competitive fund gathering pressures.

      On October 9, 2001, the Company entered into an Interest Rate Cap Agreement with Morgan Keegan for a notional amount of $10.0 million for three years, against the 91-day Treasury Bill rate, at the strike rate of 4.50%. The Company paid a fixed amount of $113,000 covering the entire 3-year agreement. A weekly average calculation is used to determine Morgan Keegan’s position and Morgan Keegan is liable for the difference when the 91-day Treasury Bill rate exceeds 4.50%. The cost is amortized over 3 years and is recorded as part of interest expense.

     Net Interest Income

      Net interest income increased $2,703,000 or 15.6% in 2001 versus 2000, mostly as a result of average cost of interest bearing liabilities being 82 basis points less than in 2000. The average yield on interest earning assets decreased by 37 basis points in 2001 compared to 2000. The average cost of interest bearing liabilities decreased 82 basis points, which was about twice as fast as the yield decrease on earning assets. The average net interest spread increased to 3.00% in 2001, a 45 basis points increase from 2.55% in 2000. The net interest margin increased to 3.58% in 2001, a 40 basis points increase from 3.18% in 2000. Average non-interest

37

bearing deposits increased by $5.0 million, a 22% increase to 2000. These deposits will help cushion the margin in periods of rising rates.

      The Company’s net income is impacted by changing interest rates. Changes in interest rates impact the demand for new loans, the credit profile of existing loans, the rates received on loans and securities and rates paid on deposits and borrowings. The relationship between the rates received on loans and securities, and the rates paid on deposits and borrowings, known as the interest spread, could be expected to initially increase during times of falling rates when the 91-day Treasury bill rate, from which the High Yield Money Market account is priced, declines faster than the prime rate. Conversely, the interest spread could decline during times of increasing interest rates.

      The Federal Reserve’s incremental rate reductions caused a decrease in the Company’s prime rate from 9.50% to 4.75%, which resulted in a decrease in the Company’s interest received on loans and securities and rates paid on deposits and borrowings. With any further decline in interest rates, our ability to proportionately decrease the rates on deposit sources, particularly certificate of deposit accounts, may not be possible due to competitive pressures. This may result in the decrease of our interest rate spread. Although we believe our current level of interest sensitivity is reasonable, significant fluctuations in interest rates may have an adverse effect on our business, financial condition and results of operation.

     Provision for Loan Losses

      The amount of the provision for loan losses is based on quarterly evaluations of the loan portfolio, with particular attention directed toward non-performing and other potential problem loans. During these evaluations, consideration is also given to such factors as management’s evaluation of specific loans, the level and composition of impaired and other non performing loans, historical loss experience, results of examinations by regulatory agencies, independent loan review, the market value of collateral, the estimate of discounted cash flows, the strength and availability of guaranties, concentrations of credits, and other factors.

      The 2001 provision for loan losses totaled $1,602,000 compared with $1,010,000, in 2000. The change in the Company’s loan portfolio mix, as well as the increase in charge-offs by $552,000, prompted the Company to increase its allowance for loan losses. The single family mortgage loan portfolio decreased by $62.2 million in 2001 compared to 2000, mostly from the sale in March 2001. Those funds and an additional $14.9 million were redeployed into various types of commercial, multi-family, commercial real estate, and construction lending. Although the Company is not aware of any undisclosed potential losses in these types of loans, the Company acknowledges the difference in the risks between single family mortgage loans and traditional commercial lending.

     Non-Interest Income

      Non-interest income for 2001 was $4.2 million, a 47% increase from $2.9 million for 2000. The Company experienced loan payoffs in multi-family loans due to the decrease in various lending rates and the prepayment fees of $781,000 that were collected from the early payoff of loans. The decrease in various lending rates also resulted in more loan originations for the Company. Total loans originated in 2001 amounted to $242.5 million, a 42% increase from 2000. Loan charges and servicing fees including prepayment fees, increased $694,000, a 67% increase from 2000. This was mostly attributed to prepayment fees increasing by $543,000 and lien release fees increasing by $69,000. Mortgage banking fees increased $277,000, a 64% increase from 2000. This was mostly attributed to a document fees increase of $120,000, a loan application fees increase of $63,000 and conventional loan fees increasing by $122,000. In 2001, the Company introduced check imaging to its deposit customers and joined AGREE, an alliance of financial institutions that belong to the Cash Station network which expanded the availability of ATMs for customers. Also in 2001, the Company enhanced its cash management services by offering an internet cash management solution to commercial banking customers. Deposit related charges increased $179,000, a 17% increase from 2000. Service fees on retail checking accounts increased $56,000, account analysis charges on commercial accounts increased $75,000 and NSF fees increased $58,000. Other income decreased $265,000, a 55% decrease from 2000. The decrease was partially due to CoVest Investment’s income decrease of $72,000. In 2001, the Company

38

incurred a $36,000 loss on disposition of other real estate owned, compared to a gain of $102,000 in 2000. Management anticipates moderate loan prepayments during 2002. Management also anticipates loan related fees to be slightly greater than in 2001. The Company’s focus is on attracting new commercial and retail demand deposit accounts should have a positive impact on fees released for these services in 2002.

     Non-Interest Expense

      Operating expenses for 2001 were $13.6 million, a 12% increase from $12.1 million for 2000. This was mostly due to increase in compensation and benefits of $542,000. The Company was fully staffed at year-end 2001 and the cost of medical insurance and prescription costs has increased by $155,000, or 26% over 2000. Commissions and incentives increased $222,000 due to higher volume of mortgage loan originations. The Company originated and sold 273 mortgage loans in 2001, an 85% increase from 147 loans in 2000. Data processing expenses increased $132,000 due to the addition of check imaging and a full year’s internet banking costs. Advertising expense increased $225,000 as the Company aggressively pursued deposits and promoted loan products. Other expenses increased $437,000 due to: professional fees increased $242,000, mainly due to increased efforts in loan collection, and expanded audit coverage; general and administrative expenses increased $71,000; expenses related to other real estate owned increased $34,000; and amortization of intangibles increased $75,000. The efficiency ratio for 2001 was 56%. This is 7% better than the 60% experienced in 2000. The Company’s goal is to maintain an efficiency ratio at lower than 56% for 2002.

      The Company’s consolidated income tax rate varies from statutory rates principally due to interest income from tax-exempt securities and loans. The Company recorded income tax expense of $3.3 million in 2001 as compared to $2.5 million in 2000, an increase of 31.3% due to changes in income. The effective tax rate was 36.3% in 2001 and 35.5% in 2000.

Comparison of Operating Results for the Years Ended December 31, 2000 and 1999

General

      The Company earned $4,550,000 for the year ended December 31, 2000, versus $3,935,000 for the year ended December 31, 1999. This represented $1.14 (basic) and $1.12 (diluted) earnings per share versus $0.96 (basic) and $0.93 (diluted) earnings per share for 1999, an increase of 19% and 20% respectively from 1999.

      Cash earnings for 2000, consisting of net earnings of $4,550,000 and the after tax affect of goodwill of $126,000, were $4,676,000, or $1.17 (basic) and $1.15 (diluted) earnings per share, compared to $4,061,000 or $0.99 (basic) and $0.95 (diluted) earnings per share in 1999.

      Returns on average equity and average assets for 2000, were 9.75% and 0.80% compared to 8.49% and 0.72% in 1999. Cash earnings for 2000 represented returns on average equity and average tangible assets of 10.82% and 0.82%, compared to 8.77% and 0.74% for 1999.

     Interest Income

      Interest income for 2000 increased by $5,266,000, an increase of 14% from 1999. The 2000 increase was primarily due to an increase of $25.5 million in average earning assets as compared to 1999. The overall yield on earning assets increased 59 basis points, from 7.42% in 1999 to 8.01% in 2000.

     Interest Expense

      Interest expense for the same periods increased from $22.2 million in 1999 to $26.5 million in 2000. This $4.3 million increase resulted from an increase of $15.2 million in funding liabilities and a 74 basis point increase in cost of funds.

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     Net Interest Income

      Net interest income increased by $959,000 or 5.9% in 2000 versus 1999, as a result of average earning assets being greater by $25.5 million than 1999. In 2000, average loans receivable were $477 million versus $419 million in 1999, an increase of 14%. Higher yielding multi-family loans continued to increase while commercial/municipal leases and mortgage loans outstanding decreased. Lower yielding investments, including securities and overnight deposits, averaged $72 million in 2000 versus $105 million in 1999, a decrease of 31%.

      The Company’s net interest rate spread and margin averaged 2.55% during 2000, a 15 basis point decrease from that of 1999. These were due to an increase in the cost of funds. The average net interest margin remained at 3.18% despite the increase in the cost of funds. This was the result of the increase in non-interest bearing deposits by $5.9 million or 38% in 2000.

      The Company’s net income is impacted by changing interest rates. Changes in interest rates impact the demand for new loans, the credit profile of existing loans, the rates received on loans and securities and rates paid on deposits and borrowings. The relationship between the rates received on loans and securities, and the rates paid on deposits and borrowings, known as interest rate spread, could be expected to initially increase during times of falling interest rates when the 91-day T-bill, from which our High Yield Money Market account reprices off of, declines faster than the prime rate. Conversely, the interest spread could decline during times of increasing interest rates.

     Provision for Loan Losses

      The amount of the provision for loan losses is based on quarterly evaluations of the loan portfolio, with particular attention directed toward non-performing and other potential problem loans. During these evaluations, consideration is also given to such factors as management’s evaluation of specific loans, the level and composition of impaired and other non performing loans, historical loss experience, results of examinations by regulatory agencies, independent loan review, the market value of collateral, the estimate of discounted cash flows, the strength and availability of guaranties, concentrations of credits, and other factors.

      The 2000 provision for loan losses totaled $1,010,000 compared with $1,132,000, in 1999. Though there was an increase in non-performing loans, net charge-offs decreased by $400,000 in 2000.

     Non-Interest Income

      Non-interest income declined $1,145,000, or 28% versus 1999. The decrease was primarily due to net Mortgage Center income declining $1,021,000 as volume dropped as a result of increases in mortgage interest rates. In addition, as a result of the decline in balances, the Mortgage Center was also closed in August of 2000. The Company recognized a loss of $69,000 due to the writeoff of building leasehold improvements at the McHenry Mortgage Center. In addition to the decline in Mortgage Center income, investment fees also declined by $54,000 and the Company recognized a loss of $96,000 on the sale of securities. These decreases were partially offset by an increase in various loan fees of $121,000. The Company finally recognized a $102,000 gain on sale of other real estate owned in the fourth quarter of 2000 versus $94,000 in 1999.

     Non-Interest Expense

      Operating expenses decreased 9% or $1.1 million. Total compensation and benefits expense and commissions and incentives decreased $469,000. Compensation, commission and incentives for the Mortgage Center decreased $710,000 versus 1999. In 2000, the Company deferred $311,000 less in compensation expenses associated with loan origination, as required by FASB 91, than in the same period in 1999. Loan related expense also declined $327,000. This coincided with the lower loan growth of $38 million in 2000 compared to $60.9 million in 1999. General and administrative expenses declined $58,000 versus 1999. The efficiency ratio for 2000 was 60.05% compared to 65.08% in 1999.

      The Company’s consolidated income tax rate varies from statutory rates principally due to interest income from tax-exempt securities and loans. The Company recorded income tax expense of $2.5 million in

40

2000 as compared to $2.0 million in 1999, an increase of 22.4% due to changes in income. The effective tax rate was 35.5% in 2000 and 34.2% in 1999.

Net Interest Income Analysis

      The following table presents, for the periods indicated, on a fully tax equivalent basis, the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as interest expense on average interest-bearing liabilities, expressed both in dollars and rates.

	Year Ended December 31,

	2001			2000			2000

	(Dollars in Thousands)
	Average	Interest		Average	Interest		Average	Interest
	Annual	Earned/	Yield/	Annual	Earned/	Yield/	Annual	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate	Balance	Paid	Rate

Interest-earning assets
Commercial loans(A)(B)	$40,230	$2,944	7.32%	$27,729	$2,276	8.21%	$12,445	$853	6.85%
Multi-family loans(A)(B)	192,381	14,517	7.55	141,246	11,348	8.03	89,329	7,034	7.87
Commercial real estate loans(A)(B)	84,306	6,810	8.08	72,012	5,947	8.26	67,067	5,627	8.39
Construction loans(B)	53,418	4,973	9.31	44,545	4,883	10.96	42,722	3,860	9.03
Commercial/municipal leases(A)(B)	3,246	195	6.01	13,180	827	6.27	29,701	1,869	6.29
Mortgage(A)(B)	75,141	5,829	7.76	126,604	9,505	7.51	132,217	9,554	7.23
Consumer loans(A)	49,012	4,067	8.30	52,073	4,728	9.08	37,780	3,444	9.12
Securities	41,360	2,378	5.75	42,756	2,563	5.99	23,204	1,591	6.86
Mortgage-backed securities	5,407	385	7.12	15,363	1,061	6.91	68,625	3,995	5.82
Equity Investments	8,529	508	5.96	7,800	512	6.57	8,084	477	5.90
Other investments	9,865	403	4.09	6,254	377	6.03	12,871	603	4.68

Total interest-earning assets	562,895	43,009	7.64%	549,562	44,027	8.01%	524,045	38,907	7.42%
Non-interest earning assets	20,707			17,552			21,481

Total Assets	$583,602			$567,114			$545,526

Interest-bearing liabilities
NOW accounts	$25,106	328	1.31%	$22,890	255	1.11%	$22,261	236	1.06%
Savings accounts	44,301	1,108	2.50	46,806	1,172	2.50	51,740	1,291	2.50
Money Market accounts	120,233	4,178	3.47	103,367	5,998	5.80	84,642	3,869	4.57
Certificates	236,352	13,596	5.75	234,259	14,265	6.09	186,063	9,923	5.33
FHLB advances	52,882	3,123	5.91	66,344	4,083	6.15	113,589	6,248	5.50
Other borrowed money	13,079	512	3.91	12,384	759	6.13	12,605	658	5.22

Total interest-bearing liabilities	491,953	22,845	4.64%	486,050	26,532	5.46%	470,900	22,225	4.72%
Other liabilities	43,770			34,390			28,301

Total Liabilities	535,723			520,440			499,201
Stockholders’ equity	47,879			46,674			46,325

Total Liabilities and Stockholders’ Equity	$583,602			$567,114			$545,526

Net interest income		$20,164			$17,495			$16,682

Net interest spread			3.00%			2.55%			2.70%

Net earning assets	$70,942			$63,512			$53,145

Net yield on average interest-earning assets			3.58%			3.18%			3.18%

Average interest-earning assets to average interest-bearing liabilities			1.14X			1.13X			1.11X

(A)	Includes cash basis loans.

(B)	Includes deferred fees/costs.

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      The following table sets forth the weighted average yields on the Company’s interest-earning assets, the weighted average interest rates on interest-bearing liabilities, and the interest rate spread between the weighted average yields and rates at the dates indicated:

	At December 31,

	2001	2000	1999

Weighted average yield on
Commercial loans	6.54%	9.02%	7.70%
Commercial real estate loans	7.93	8.57	8.23
Multi-family loans	7.17	8.42	8.16
Construction loans	7.34	10.28	9.20
Commercial leases	6.46	6.40	6.25
Mortgage	7.40	7.64	7.26
Consumer loans	7.49	9.40	8.81
Mortgage-backed securities	7.05	6.84	6.97
Securities	5.37	7.05	6.24
Other investments	5.72	5.90	5.34
Combined weighted average yield on interest-earning assets	7.15	8.46	7.76
Weighted average rates paid on
Savings accounts	2.50	2.50	2.50
NOW accounts	1.33	1.12	1.11
Money market accounts	1.76	5.85	5.20
Certificates	4.41	6.40	5.77
FHLB advances	4.63	6.27	5.95
Other borrowed money	2.09	6.17	5.69
Combined weighted average rate paid on interest-bearing liabilities	3.41	5.66	5.16
Net interest rate spread	3.75	2.80	2.60

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 Volume/Rate Analysis

      The following schedule presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It distinguishes between the increase related to higher outstanding balances and that due to changes in interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to: (1) changes in volume (i.e., changes in volume multiplied by old rate) and (2) changes in rate (i.e., changes in rate multiplied by old volume). For purposes of this table, changes attributable to both rate and volume which cannot be segregated have been allocated proportionately to both changes.

	2001 vs. 2000			2000 vs. 1999
	?Increase (Decrease) Due To:			Increase (Decrease) Due To:

			Total			Total
			Increase			Increase
	Volume	Rate	(Decrease)	Volume	Rate	(Decrease)

			(In Thousands)
Interest-earning assets
Loans receivable	$2,448	$(2,627)	$(179)	$5,201	$1,594	$6,795
Mortgage-backed securities	(688)	12	(676)	(537)	8	(529)
Securities and other investments	184	(347)	(163)	(1,367)	221	(1,146)

Total interest-earning assets	1,944	(2,962)	(1,018)	3,297	1,823	5,120

Interest-bearing liabilities
NOW accounts	(25)	(48)	(73)	(7)	(12)	(19)
Savings accounts	64	—	64	120	—	120
Money markets	(978)	2,798	1,820	(856)	(1273)	(2,129)
Certificates	(56)	725	669	600	(4,944)	(4,343)
FHLB advances	763	197	960	2,635	(470)	2,165
Other borrowed money	26	221	247	49	(149)	(100)

Total interest-bearing liabilities	(206)	3,893	3,687	2,541	(6,849)	(4,307)

Net change in interest income	$1,738	$931	$2,669	$5,838	$(5,025)	$813

Liquidity and Capital Resources

Liquidity

      The Company’s primary sources of funds are deposits, principal and interest payments on loans and to a lesser extent mortgage-backed securities, and funds provided by other operations. While scheduled loan and mortgage-backed securities repayments and maturities of short-term investments are a relatively predictable source of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions, competition and the restructuring occurring in the banking industry.

      The Company’s cash flows are a result of three principal activities: operating activities, investing activities and financing activities. Net cash received in operating activities, primarily interest on loans and investments, less interest paid on deposits and borrowed funds, and the net change in mortgage loans held for sale, was $7.3 million for the year ended December 31, 2001. Net cash used in investing activities was $4.5 million for the year ended December 31, 2001. Loan sales generated $54.5 million. Securities sales generated $7.0 million while principal payments on mortgage-backed and related securities amounted to $2.2 million. Proceeds from maturity of securities amounted to $40.8 million. Purchases of securities were $43.2 million, and loan originations, net of principal payments, were $65.4 million for the year. Net cash provided by financing activities amounted to $6.8 million for the year ended December 31, 2001. Cash used to purchase treasury stock amounted to $9.5 million which was partially offset by an increase in deposits by $4.3 million.

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      The Company uses its liquidity to meet its ongoing commitments to fund maturing certificates of deposit and deposit withdrawals, repay borrowings, fund existing and continuing loan commitments, and pay operating expenses. At December 31, 2001, the Company had approved and accepted commitments to originate loans totaling $16.6 million, and its customers had approved but unused lines of credit totaling $132.0 million. Additionally, the Company had $9.5 million in letters of credit. The Company considers its liquidity and capital resources to be adequate to meet its foreseeable short and long-term needs. The Company expects to be able to fund or refinance, on a timely basis, its material commitments and long-term liabilities.

     Capital Resources

      At December 31, 2001, the Bank had total risk based capital of $49.3 million. This was approximately $8.0 million above the 10% ratio required to be “well capitalized.” Tier 1 risk based capital was $44.0 million. This was approximately $19.2 million or 4.6% above the required ratio of 6%. The Tier 1 capital leverage ratio was 7.5%. This was approximately $14.8 million or 2.5% above the required ratio of 5%.

      On February 22, 2002, the Employee Stock Ownership Plan (ESOP) purchased 81,477 shares of CoVest Bancshares, Inc. common stock, held in the Company’s treasury, for an aggregate purchase price of $1,500,000, or $18.41 per share. A new loan in the amount of $1.5 million plus interest will be repaid over a period of fifteen years from earnings generated by the Company.

Item 7A.	Quantitative and Qualitative Disclosures About Market Risk

      In an attempt to manage the Company’s exposure to changes in interest rates, management closely monitors interest rate risk. Management has an Asset/ Liability Committee, consisting of senior officers, which meets monthly to review the interest rate risk position and make recommendations for adjusting such position. In addition, the Board of Directors reviews the position on a monthly basis, including simulations of the effect on the Company’s capital of various interest rate scenarios.

      In managing its asset/liability mix, the Company may place greater or less emphasis on maximizing net interest margin than on better matching the interest rate sensitivity of its assets and liabilities in an effort to improve its capital, depending on the relationship between long and short-term interest rates, market conditions, and consumer preferences. Management believes that the increased net income resulting from a mismatch in the maturity of its assets and liability portfolios can, during periods of declining or stable interest rates, provide high enough returns to justify the increased exposure to sudden and unexpected increases in interest rates which can result from such a mismatch. As a result, the Company may be somewhat more exposed to rapid increases in interest rates than some other institutions which concentrate principally on matching the duration of their assets and liabilities.

      The business of the Company and the composition of its balance sheet consists of investments in interest-earning assets (primarily loans and securities) which are primarily funded by interest-bearing liabilities (deposits and borrowings). Such financial instruments have varying levels of sensitivity to changes in market interest rates resulting in market risk. Other than loans which are originated and held for sale, all of the financial instruments of the Company are for other than trading purposes.

      Interest rate risk results when the maturity or repricing intervals and interest rate indices of the interest-earning assets, interest-bearing liabilities, and off-balance sheet financial instruments are different, creating a risk that changes in the level of market interest rates will result in disproportionate changes in the value of, and the net earnings generated from, the Company’s interest-earning assets, interest-bearing liabilities, and off-balance sheet financial instruments. The Company’s exposure to interest rate risk is managed primarily through the Company’s strategy of selecting the types and terms of interest-earning assets and interest-bearing liabilities which generate favorable earnings, while limiting the potential negative effects of changes in market interest rates. Since the Company’s primary source of interest-bearing liabilities is customer deposits, the Company’s ability to manage the types and terms of such deposits may be somewhat limited by customer preferences in the market areas in which the Company operates. Purchased money deposits obtained from various sources, are used to augment borrowings when these rates are more favorable. Borrowings, which include FHLB Advances, short-term borrowings, and long-term borrowings, are generally structured with

44

specific terms which in management’s judgment, when aggregated with the terms for outstanding deposits and matched with interest-earning assets, mitigate the Company’s exposure to interest rate risk. The rates, terms and interest rate indices of the Company’s interest-earning assets result primarily from the Company’s strategy of investing in loans and securities (a substantial portion of which have adjustable-rate terms) which permit the Company to limit its exposure to interest rate risk, together with credit risk, while at the same time achieving a positive interest rate spread from the difference between the income earned on interest-earning assets and the cost of interest-bearing liabilities.

Significant Assumptions Utilized in Managing Interest Rate Risk

      Managing the Company’s exposure to interest rate risk involves significant assumptions about the prepayments of loans or early withdrawal of deposits and the relationship of various interest rate indices of certain financial instruments.

      A substantial portion of the Company’s retail loans and mortgage-backed securities are dependent on residential mortgage loans which permit the borrower to prepay the principal balance of the loan prior to maturity (“prepayments”) without penalty. A loan’s propensity for prepayment is dependent upon a number of factors, including the current interest rate and interest rate index (if any) on the loan, the financial ability of the borrower to refinance, the economic benefit to be obtained from refinancing, availability of refinancing at attractive terms, as well as economic and other factors in specific geographic areas which affect the sales and price levels of residential property. In a changing interest rate environment, prepayments may increase or decrease on fixed-and adjustable-rate loans depending on the current relative levels and expectations of future short- and long-term interest rates. Prepayments on ARM loans generally increase when long-term interest rates fall or are at historically low levels relative to short-term interest rates making fixed-rate loans more desirable.

      Commercial real estate and multi-family borrowers may also prepay loans for various reasons, but prepayment penalties are assessed in accordance with terms of the loan agreement. The Company has been setting floors on its non-retail adjustable rate loans as a protection in a falling rate environment, since the introduction of that type of product to its loan mix. In a falling rate environment where the index to which an adjustable rate loan falls, the rate on the loan will not go down below the floor rate. On the other hand, if rates go up, there is a likelihood that the rate on the loan will not go up if the rate change from the index to which the loan is tied to is still below the floor rate. The rate might increase, but not by the same amount of increase in rates in general since the increase will be based on the index rate even though the loan is currently at its floor rate. On October 9, 2001, the Company entered into an Interest Rate Cap Agreement with Morgan Keegan for a notional amount of $10 million for three years, against the 91 day Treasury Bill rate, at the strike rate of 4.50%. The Company paid a fixed amount of $113,000 covering the entire 3-year agreement. A weekly weighted average calculation is used to determine Morgan Keegan’s position and Morgan Keegan will be liable for the difference when the 91 day Treasury Bill rate exceeds 4.50%. The Company believes that the move will help cushion the impact of rising rates, particularly on the High Yield Money Market account that is indexed to the weekly 91 day Treasury Bill auction.

      Securities, other than those with early call provisions, generally repay pursuant to specific terms until maturity. While savings and checking deposits generally may be withdrawn upon the customer’s request without prior notice, a continuing relationship with customers resulting in future deposits and withdrawals is generally predictable resulting in a dependable and uninterruptible source of funds. Time deposits generally have early withdrawal penalties, while term FHLB Advances have prepayment penalties, which discourage customer withdrawal of time deposits and prepayment of FHLB Advances prior to maturity.

      The Company’s ARM loans are primarily indexed to the One Year Constant Maturity Treasury Index. When such loans and mortgage-backed securities are funded by interest-bearing liabilities which are determined by other indices, primarily deposits and FHLB Advances, a changing interest rate environment may result in different levels of change in the different indices leading to disproportionate changes in the value of, and the net earnings generated from, the Company’s financial instruments. Each index is unique and is

45

influenced by different external factors, therefore, the historical relationships in various indices may not necessarily be indicative of the actual change which may result in a changing interest rate environment.

Interest Rate Risk Measurement

      In addition to periodic gap reports comparing the sensitivity of interest-earning assets and interest-bearing liabilities to changes in interest rates, management utilizes a monthly report (“model”) which measures the Company’s exposure to interest rate risk. The model calculates the present value of assets, liabilities, off-balance sheet financial instruments, and equity at current interest rates, and at hypothetical higher and lower interest rates at one percent intervals. The present value of each major category of financial instrument is calculated by the model using estimated cash flows based on weighted average contractual rates and terms at discount rates representing the estimated current market interest rate for similar financial instruments. The resulting present value of longer term fixed-rate financial instruments are more sensitive to change in a higher or lower market interest rate scenario, while adjustable-rate financial instruments largely reflect only a change in present value representing the difference between the contractual and discounted rates until the next interest rate repricing date.

      The following table presents the Company’s exposure to hypothetical changes in interest rates as of December 31,

	2001		2000

Changes in	Percent Change in	Percent Change in	Percent Change in	Percent Change in
Interest Rates	Net Interest	MV of Portfolio	Net Interest	MV of Portfolio
(basis points)	Income	Equity	Income	Equity

+200	-2%	-3%	-6%	-9%
+100	-1	-1	-3	-5
0	0	0	0	0
-100	+2	+3	+3	+5
-200	+4	+3	+6	+10

      The following table presents the Company’s cumulative gap position as of the dates indicated:

	December 31, 2001	December 31, 2000

	(Dollars in Thousands)
90 days	$(29,177)	$(24,941)
180 days	$(31,539)	$(50,187)
360 days	$(39,214)	$(96,768)

      Gap represents the difference of repricing opportunities between the Company’s assets and liabilities for the next twelve months.

      Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate mortgage loans, have features that restrict changes in interest rates on a short-term basis and over the life of the loan. Further, in the event of a change in interest rates, prepayment and early withdrawal levels could deviate significantly from those assumed in calculating the tables. Finally, the ability of many borrowers to service their debt may decrease in the event of a significant interest rate increase.

      In addition, the previous table does not necessarily indicate the impact of general interest rate movements on the Company’s net interest income because the repricing of certain categories of assets and liabilities are subject to competitive and other pressures beyond the Company’s control. As a result, certain assets and liabilities indicated as maturing or otherwise repricing within a stated period may in fact mature or reprice at different times and at different volumes.

46

[CROWE CHIZEK LOGO]

REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders

CoVest Bancshares, Inc.
Des Plaines, Illinois

      We have audited the accompanying consolidated statements of financial condition of CoVest Bancshares, Inc. as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CoVest Bancshares, Inc. as of December 31, 2001 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

/s/ CROWE, CHIZEK AND COMPANY LLP

Crowe, Chizek and Company LLP

Oak Brook, Illinois

January 25, 2002

47

COVEST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

December 31, 2001 and 2000
(In Thousands, Except Share and Per Share Data)

	2001	2000

ASSETS
Cash and cash equivalents
Cash on hand and in banks	$6,552	$10,501
Interest-bearing deposits in other financial institutions	21	21

	6,573	10,522
Securities
Securities available-for-sale	40,897	41,237
Mortgage-backed securities available-for-sale	3,948	9,081
Federal Home Loan Bank stock and Federal Reserve Bank stock	7,319	6,866

	52,164	57,184
Loans and leases receivable, net
Loans receivable	516,167	506,086
Less allowance for loan losses	6,547	5,655

	509,620	500,431
Accrued interest receivable	3,281	4,014
Premises and equipment	9,466	9,976
Other real estate owned	661	—
Intangible assets, net	1,338	1,544
Mortgage servicing rights	222	124
Other assets	2,404	1,997

	$585,729	$585,792

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits
Non-interest-bearing	$30,993	$27,197
Interest-bearing checking	29,339	23,656
Money market accounts	113,864	119,767
Savings accounts	52,141	42,906
Purchased money deposits	45,776	66,371
Certificates of deposit	183,889	171,828

	456,002	451,725
Short-term borrowings	29,425	45,479
Long-term borrowings from Federal Home Loan Bank	44,000	29,000
Advances from borrowers for taxes and insurance	4,865	5,166
Accrued expenses and other liabilities	6,286	6,388

	540,578	537,758
Stockholders’ equity
Preferred stock	—	—
Common stock	44	44
Additional paid-in capital	17,268	17,501
Retained earnings	41,360	36,783
Treasury stock	(14,290)	(6,244)
Accumulated other comprehensive income (loss)	769	(50)

	45,151	48,034

	$585,729	$585,792

See accompanying notes to consolidated financial statements.

48

COVEST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2001, 2000, and 1999
(In Thousands, Except Per Share Data)

	2001	2000	1999

Interest income
Loans and leases receivable	$39,335	$39,508	$32,718
Mortgage-backed securities	385	1,061	1,591
Securities
Taxable	1,890	2,368	2,977
Exempt from federal income taxes	322	377	672
Other interest and dividend income	911	513	603

	42,843	43,827	38,561
Interest expense
Deposits	19,210	21,690	15,319
Advances from Federal Home Loan Bank	3,123	4,083	6,248
Other borrowed funds	512	759	658

	22,845	26,532	22,225

NET INTEREST INCOME	19,998	17,295	16,336
Provision for loan losses	1,602	1,010	1,132

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	18,396	16,285	15,204
Noninterest income
Loan charges and servicing fees	949	798	815
Loan prepayment fees	781	238	183
Mortgage banking fees	711	434	1,455
Deposit related charges and fees	1,216	1,037	1,021
Loss on sales of securities	(35)	(96)	(10)
Gain on sales of loans	407	—	—
Other	216	481	573

	4,245	2,892	4,037
Noninterest expense
Compensation and benefits	6,616	6,074	6,187
Commissions and incentives	814	592	948
Occupancy and equipment	1,926	2,028	2,082
Federal deposit insurance premium	86	83	211
Data processing	1,004	872	960
Advertising	808	583	561
Other	2,327	1,890	2,310

	13,581	12,122	13,259

INCOME BEFORE INCOME TAXES	9,060	7,055	5,982
Income tax provision	3,291	2,505	2,047

NET INCOME	$5,769	$4,550	$3,935

Earnings per common share
Basic	$1.54	$1.14	$.96

Diluted	$1.50	$1.12	$.93

See accompanying notes to consolidated financial statements.

49

COVEST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

Years Ended December 31, 2001, 2000, and 1999
(In thousands, except per share data)

	Common
	Stock and					Accumulated	Total
	Additional			Unearned		Other	Stock-
	Paid-In	Retained	Treasury	Stock	ESOP	Comprehensive	holders’
	Capital	Earnings	Stock	Awards	Loan	Income (Loss)	Equity

Balance at January 1, 1999	$19,011	$30,905	$(3,017)	$(73)	$(161)	$286	$46,951
Cash dividend ($.32 per share)	—	(1,326)	—	—	—	—	(1,326)
Exercise of stock options	(1,335)	—	3,007	—	—	—	1,672
Purchase of stock	—	—	(4,302)	—	—	—	(4,302)
Payment on ESOP loan	—	—	—	—	161	—	161
Tax benefits related to employee stock plans	287	—	—	—	—	—	287
Stock awards earned	—	—	—	59	—	—	59
Comprehensive income
Net income	—	3,935	—	—	—	—	3,935
Net decrease in fair value of securities available-for-sale, net of income taxes and reclassification adjustments	—	—	—	—	—	(1,163)	(1,163)

Total comprehensive income							2,772

Balance at December 31, 1999	17,963	33,514	(4,312)	(14)	—	(877)	46,274
Cash dividend ($.32 per share)	—	(1,281)	—	—	—	—	(1,281)
Exercise of stock options	(581)	—	1,033	—	—	—	452
Purchase of stock	—	—	(2,965)	—	—	—	(2,965)
Tax benefits related to employee stock plans	163	—	—	—	—	—	163
Stock awards earned	—	—	—	14	—	—	14
Comprehensive income
Net income	—	4,550	—	—	—	—	4,550
Net increase in fair value of securities available-for-sale, net of income taxes and reclassification adjustments	—	—	—	—	—	827	827

Total comprehensive income							5,377

Balance at December 31, 2000	17,545	36,783	(6,244)	—	—	(50)	48,034
Cash dividend ($.32 per share)	—	(1,192)	—	—	—	—	(1,192)
Exercise of stock options	(483)	—	1,457	—	—	—	974
Purchase of stock	—	—	(9,503)	—	—	—	(9,503)
Tax benefits related to employee stock plans	250	—	—	—	—	—	250
Comprehensive income
Net income	—	5,769	—	—	—	—	5,769
Net increase in fair value of securities available-for-sale, net of income taxes and reclassification adjustments	—	—	—	—	—	819	819

Total comprehensive income							6,588

Balance at December 31, 2001	$17,312	$41,360	$(14,290)	$—	$—	$769	$45,151

See accompanying notes to consolidated financial statements.

50

COVEST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2001, 2000, and 1999
(In thousands)

	2001	2000	1999

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$5,769	$4,550	$3,935
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	856	988	1,031
Amortization of intangible assets	206	205	205
Deferred income taxes	(240)	(360)	(18)
Net change in real estate loans originated for sale	(682)	(277)	4,188
Deferred loan origination costs, net	184	(153)	(669)
Provision for loan losses	1,602	1,010	1,132
Federal Home Loan Bank stock dividend	(453)	(337)	—
Net loss on sales of securities	35	96	10
Gain on sale of loans	(407)	—	—
Stock award earned	—	14	59
Change in
Other assets	(686)	839	37
Accrued interest receivable	733	(577)	(157)
Accrued expenses and other liabilities	384	865	(561)

Net cash provided by operating activities	7,301	6,863	9,192
CASH FLOWS FROM INVESTING ACTIVITIES
Net loan principal originations	(65,430)	(38,936)	(65,019)
Proceeds from sale of loans	54,547	—	—
Purchase of securities available-for-sale	(43,201)	(120)	(42,721)
Proceeds from sales of securities available-for-sale	6,955	18,625	29,549
Proceeds from maturities of securities available-for-sale	40,825	—	11,295
Proceeds from repayment of securities available-for-sale	2,199	2,891	9,145
Sale of Federal Home Loan Bank stock and Federal Reserve Bank stock	—	—	1,850
Purchase of premises and equipment, net	(346)	(295)	(328)

Net cash used in investing activities	(4,451)	(17,835)	(56,229)
CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in deposits	$4,277	$53,670	$33,520
Net increase (decrease) in mortgage escrow funds	(301)	526	1,003
Short-term borrowings (repayments), net	(16,054)	(39,525)	78,249
Proceeds from long-term borrowings	15,000	10,000	9,000
Repayments of long-term borrowings	—	(10,000)	(100,000)
Proceeds from exercise of stock options, net of treasury shares issued	974	452	1,672
Payment received on loan to ESOP	—	—	161
Purchase of treasury stock	(9,503)	(2,965)	(4,302)
Cash dividends paid	(1,192)	(1,281)	(1,326)

Net cash provided by (used in) financing activities	(6,799)	10,877	17,977

Net decrease in cash and cash equivalents	(3,949)	(95)	(29,060)
Cash and cash equivalents at beginning of year	10,522	10,617	39,677

CASH AND CASH EQUIVALENTS AT END OF YEAR	$6,573	$10,522	$10,617

Supplemental disclosures of cash flow information
Cash paid for
Interest	$23,568	$25,819	$22,053
Income taxes	3,425	1,930	2,340
Transfer of loans to other real estate owned	997	663	310

See accompanying notes to consolidated financial statements.

51

COVEST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2001, 2000, and 1999
(Table amounts in thousands, except per share data)

Note 1 — Summary of Significant Accounting Policies

      Nature of Operations: CoVest Bancshares, Inc. (“the Company”) is a bank holding company organized under the laws of the state of Delaware. The Company provides a full line of financial services to corporate and individual customers located in northern Illinois from its three locations. These services include demand, time, and savings deposits; lending; mortgage banking; and insurance products.

      Basis of Presentation: The accompanying consolidated financial statements include the accounts of the Company; CoVest Banc, N.A. (“the Bank”); and the Bank’s wholly owned subsidiary, CoVest Investments, Inc. All significant intercompany transactions and balances are eliminated in consolidation.

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America and with general practices within the banking industry requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of income and expenses during the reporting period. Actual results could differ from these estimates.

      Securities: Securities are classified as available-for-sale since the Company may decide to sell those securities in response to changes in market interest rates, liquidity needs, changes in yields or alternative investments, and for other reasons. These securities are carried at fair value with unrealized gains and losses, net of income taxes, reported in other comprehensive income. Federal Home Loan Bank and Federal Reserve Bank stock are carried at cost. Realized gains and losses on disposition are based on the net proceeds and the adjusted carrying amounts of the securities sold, using the specific identification method. Interest income, adjusted for amortization of premium and accretion of discount, is included in earnings.

      Derivatives: The Company is involved in a certain derivative transaction that is intended to protect and improve the predictability of certain future transactions. The Company purchased an interest rate cap for $113,000 in October 2001. The term of the interest rate cap is from October 9, 2001 to October 12, 2004. The other party to the cap pays the Company on the $10,000,000 notional amount to the extent the three-month treasury bill rate is greater than 4.50%. The derivative instrument is recorded at its fair value and the change in the fair value of the derivative is included in interest expense.

      Loans and Loan Income: Loans are reported net of the allowance for loan losses and unamortized capitalized loan origination costs. Interest on loans is included in interest income over the term of the loan based upon the principal balance outstanding. Loan fees and direct loan origination costs are deferred and amortized over the term of the loan as a yield adjustment.

      The Company originates fixed-rate and variable-rate residential mortgage loans for sale into the secondary market. Servicing rights are not retained on most loans originated and sold by the Company. The loans held for sale are carried at the lower of aggregate cost or market value. The servicing release premiums, application fees, and documentation preparation fees are classified as mortgage banking fees in the “consolidated statements of income.” When a loan is sold or securitized and servicing retained, a separate asset is recognized for the mortgage servicing rights. This asset is amortized over the life of the underlying loans.

      Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire

52

COVEST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

allowance is available for any loan that, in management’s judgment, should be charged-off. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed.

      A loan is impaired when full payment under the loan terms is not expected. Impairment is evaluated in total for smaller-balance loans of similar nature such as residential mortgage and consumer loans and on an individual loan basis for other loans. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral.

      Premises and Equipment: Bank premises and equipment are stated at cost, less accumulated depreciation and amortization. Provisions for depreciation and amortization, included in operating expenses, are computed on the straight-line method over the estimated useful lives of the assets. The cost of maintenance and repairs is charged to income as incurred while significant repairs are capitalized.

      Intangible Assets: Goodwill and core deposit intangibles of $3,040,000 are being amortized over 10 to 15 years, using the straight-line method.

      Income Taxes: The provision for income taxes is based on an asset and liability approach. The asset and liability approach requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities.

      Comprehensive Income (Loss): Comprehensive income (loss) includes both net income and other comprehensive income (loss) elements, including the change in unrealized gains and losses on securities available-for-sale, net of tax.

      Earnings Per Share: Basic earnings per share is based on weighted average common shares outstanding. Diluted earnings per share further assumes the issuance of any potentially dilutive common shares.

      Dividend Restriction: Banking regulations and the Company’s line of credit covenants require the maintenance of certain capital levels and may limit the amount of dividends that may be paid by the Bank to the Company or by the Company to stockholders.

      Statement of Cash Flows: For the purpose of this statement, cash and cash equivalents is defined to include cash on hand, demand balances with banks, and interest-bearing deposits with financial institutions with original maturities of three months or less. The Company reports net cash flows for customer loan and deposit transactions, mortgage escrow funds, and short-term borrowings.

      New Accounting Pronouncements: In 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations,” which requires that all business combinations be accounted for under a single method, the purchase method. Use of the pooling-of-interests method is no longer permitted. SFAS No. 141 requires that the purchase method be used for business combinations initiated after June 30, 2001. Since this accounting standard applies to business combinations initiated after June 30, 2001, it will have no effect on the Company’s financial statements unless the Company enters into a business combination transaction subsequent to that date.

      In 2001, the FASB also issued SFAS No. 142, “Goodwill and Other Intangible Assets,” which requires that goodwill no longer be amortized to earnings, but instead be reviewed for impairment. The amortization of goodwill ceases upon adoption of SFAS No. 142, which for most companies, will be January 1, 2002. The goodwill recorded by the Company is related to a branch acquisition. This goodwill will continue to be accounted for under SFAS No. 72, “Accounting for Certain Acquisitions of Banking or Thrift Institutions,” (excluded from the scope from SFAS No. 142) and continue to be amortized to expense.

      Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss

53

COVEST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

      Equity: Common stock has a $.01 par value, and 7,500,000 shares are authorized. There were 4,403,803 common shares issued at December 31, 2001 and 2000, including 965,580 and 494,162 shares held in treasury, respectively. Treasury stock is carried at cost. Preferred stock has a $.01 par value, and 100,000 shares are authorized. There were no preferred shares issued at December 31, 2001 and 2000.

      Reclassifications: Certain items in the financial statements as of and for the years ended December 31, 2000 and 1999 have been reclassified, with no effect on net income, to conform with the current year presentation.

Note 2 — Earnings per Share

	Year Ended December 31,

	2001	2000	1999

Earnings per share
Net income	$5,769	$4,550	$3,935

Weighted average common shares outstanding	3,737	4,008	4,119

Basic earnings per share	$1.54	$1.14	$.96

Earnings per share assuming dilution
Net income	$5,769	$4,550	$3,935

Weighted average common shares outstanding	3,737	4,008	4,119
Add dilutive effect of assumed exercises of stock options and Bank incentive plan	112	56	129

Weighted average common and dilutive potential common shares outstanding	3,849	4,064	4,248

Diluted earnings per share	$1.50	$1.12	$.93

      At December 31, 2001, options to purchase 108,000 shares of common stock, at an average price of $17.15 were outstanding but were not included in the calculation of diluted earnings per share because the option exercise price was greater than the average market price of the common stock and was, therefore, anti-dilutive.

54

COVEST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 3 — Securities

      The amortized cost and fair value of securities available-for-sale are as follows:

	December 31, 2001

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

Securities
U.S. government agencies	$31,495	$437	$(1)	$31,931
Marketable equity securities	1,690	640	(72)	2,258
States and political subdivisions	6,595	113	—	6,708

	39,780	1,190	(73)	40,897
Mortgage-backed securities
Federal Home Loan Mortgage Corporation	3,807	141	—	3,948
Federal Home Loan Bank stock	6,850	—	—	6,850
Federal Reserve Bank stock	469	—	—	469

	$50,906	$1,331	$(73)	$52,164

	December 31, 2000

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

Securities
U.S. government agencies	$30,805	$17	$(363)	$30,459
Marketable equity securities	1,159	495	(178)	1,476
States and political subdivisions	9,441	—	(139)	9,302

	41,405	512	(680)	41,237
Mortgage-backed securities
Federal Home Loan Mortgage Corporation	6,675	92	—	6,767
Federal National Mortgage Association	2,320	—	(6)	2,314

	8,995	92	(6)	9,081
Federal Home Loan Bank stock	6,397	—	—	6,397
Federal Reserve Bank stock	469	—	—	469

	$57,266	$604	$(686)	$57,184

      Proceeds from sales of securities available-for-sale and gross realized gains and losses are as follows:

	2001	2000	1999

Proceeds from sales	$6,955	$18,625	$29,549
Gross realized gains	7	8	12
Gross realized losses	(42)	(104)	(22)

      At December 31, 2001 and 2000, securities with an approximate carrying value of $42,587,000 and $40,548,000 were pledged to secure deposits, Federal Home Loan Bank advances, and other borrowings.

55

COVEST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The amortized cost and fair value of securities available-for-sale at December 31, 2001, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to prepay with or without prepayment penalties.

	Amortized	Fair
	Cost	Value

Securities available-for-sale
Due in one year or less	$3,950	$3,969
Due after one year through five years	34,140	34,670
Mortgage-backed securities	3,807	3,948
Federal Home Loan Bank stock	6,850	6,850
Federal Reserve Bank stock	469	469
Marketable equity securities	1,690	2,258

	$50,906	$52,164

Note 4 —	Loans Receivable

      Loans receivable at December 31 are summarized as follows:

	2001	2000

Commercial loans and leases
Commercial loans	$46,770	$36,397
Construction	58,933	48,324
Commercial real estate	79,403	79,298
Multi-family loans	222,556	162,102
Commercial leases	1,774	5,928

	409,436	332,049
Net deferred loan origination costs	1,218	1,217

Total commercial loans and leases	410,654	333,266

Mortgage loans
Secured by one-to-four-family residences	58,486	120,693
Loans held for sale	1,065	383

	59,551	121,076
Net deferred loan origination (fees) costs	(311)	(126)

Total mortgage loans	59,240	120,950

Consumer loans
Home equity and improvement	33,460	33,567
Automobile	10,661	15,550
Other	2,152	2,753

	46,273	51,870

	$516,167	$506,086

      During 2001, the Company sold $54,547,000 of loans secured by one-to four-family residences. This sale resulted in a gain of $407,000.

56

COVEST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Loans serviced for the Federal Home Loan Mortgage Corporation (FHLMC) approximated $65,972,000, $73,326,000, and $88,372,000 at December 31, 2001, 2000, and 1999.

      The Bank had lending transactions with directors and executive officers of the Company and the Bank and their associates, which totaled approximately $215,000 and $295,000 at December 31, 2001 and 2000.

      A portion of the allowance for loan losses is allocated to impaired loans. Information with respect to impaired loans and the related allowance for loan losses is as follows:

	December 31,

	2001	2000

Impaired loans for which no allowance for loan losses is allocated	$—	$—
Impaired loans with an allocation of the allowance for loan losses	1,588	1,843

Total impaired loans	$1,588	$1,843

Allowance for loan losses allocated to impaired loans	$397	$450

	Year Ended December 31,

	2001	2000	1999

Average impaired loans	$1,818	$798	$—
Interest income recognized on impaired loans	—	—	—

      Interest payments on impaired loans are generally applied to principal, unless the loan principal is considered to be fully collectable, in which case interest is recognized on the cash basis.

      Activity in the allowance for loan losses is summarized as follows for the years ended December 31:

	2001	2000	1999

Balance at beginning of year	$5,655	$4,833	$4,312
Provision for loan losses	1,602	1,010	1,132
Recoveries	37	50	90
Loans charged-off	(747)	(238)	(701)

Net charge-offs	(710)	(188)	(611)

Balance at end of year	$6,547	$5,655	$4,833

Note 5 — Premises and Equipment

      Premises and equipment at December 31 are summarized as follows:

	2001	2000

Cost
Land	$1,656	$1,656
Buildings	10,032	9,968
Furniture, fixtures, and equipment	5,047	4,812

	16,735	16,436
Less accumulated depreciation and amortization	7,269	6,460

	$9,466	$9,976

57

COVEST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 6 — Deposits

      Certificates of deposit accounts of $100,000 and over totaled $94,969,000 and $94,174,000 at December 31, 2001 and 2000. At December 31, 2001, stated maturities of all certificates of deposit were:

2002	$173,030
2003	38,738
2004	8,437
2005	7,858
2006 and thereafter	1,602

$229,665

Note 7 — Borrowings

      Borrowings at December 31 are summarized as follows:

	2001		2000

	Weighted		Weighted
	Average		Average
	Rate	Amount	Rate	Amount

Short-term borrowings
Advances from the Federal Home Loan Bank due in less than one year	5.28%	$18,000	6.44%	$34,520
Securities sold under repurchase agreements	2.13	7,586	5.88	9,549
Line of credit	4.00	3,700	—	—
Other borrowings	1.25	139	5.00	1,410

		$29,425		$45,479

Long-term borrowings
Advances from Federal Home Loan Bank due
2002	—%	$—	6.73%	$12,000
2003	4.48	17,000	6.55	7,000
2004	3.74	12,000	—	—
2006	4.30	5,000	—	—
2008	4.95	10,000	4.95	10,000

		$44,000		$29,000

      The Bank maintains a collateral pledge agreement covering secured advances whereby the Bank has specifically pledged $58,689,000 of first mortgages on improved residential property, free of all other pledges, liens, and encumbrances (not more than 90 days delinquent), and $42,156,000 of eligible segregated multi-family loans. Various securities are also pledged as collateral.

      As of December 31, 2001 and 2000, advances having a call option by the Federal Home Loan Bank totaled $15,000,000 and $10,000,000. The $10,000,000 advance, due in 2008, is callable quarterly beginning on April 15, 2001, while the $5,000,000 advance, due in 2006, has a one-time call on July 23, 2003.

      Securities sold under repurchase agreements either carry a fixed rate for the term of the agreement and generally mature within 90 to 180 days from the transaction date or reprice weekly. Physical control is maintained over the collateral pledged in the agreements.

58

COVEST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Other borrowings consisted of a Treasury tax and loan option that allows the Company to accept U.S. Treasury deposits of excess funds along with deposits of customer taxes. This borrowing has an interest rate that adjusts weekly. Various securities are pledged as collateral.

      The Company has a $5,000,000 revolving line of credit, with $3,700,000 outstanding at December 31, 2001. The revolving line of credit matures on June 28, 2002 with interest payments due quarterly at the 30-, 60-, 90-day LIBOR plus 150 basis points or prime rate. The revolving line of credit also includes the following covenants at December 31, 2001: (1) the Bank must not have non-performing assets in excess of 25% of Tier 1 capital plus the loan loss allowance; (2) the Bank must be considered well capitalized; (3) the ratio of allowance for loan losses to non-performing loans for the Bank must not be less than 100% at all times; and (4) consolidated return on assets must be at least .65% at the end of every calendar year. The Company had complied with these covenants at December 31, 2001.

Note 8 — Income Taxes

      The income tax provision for the years ended December 31 is summarized as follows:

	2001	2000	1999

Current
Federal	$2,984	$2,444	$1,765
State	547	421	300
Deferred	(240)	(360)	(18)

	$3,291	$2,505	$2,047

      Income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 34% to income before income taxes as a result of the following:

	2001	2000	1999

Expected income tax expense at federal tax rate	$3,080	$2,406	$2,034
State income tax, net of federal tax benefit	341	236	162
Tax exempt interest income on securities and loans	(84)	(95)	(176)
Increase in cash surrender value of director life insurance	(21)	(25)	(25)
Other	(25)	(17)	52

	$3,291	$2,505	$2,047

59

COVEST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The net deferred tax assets and liabilities, included in other assets in the accompanying consolidated statements of financial condition, consisted of the following at December 31:

	2001	2000

Gross deferred tax assets
Bad debt deduction	$2,135	$1,589
Deferred compensation and employee benefits	841	859
Unrealized loss on securities available-for-sale	—	32
Other	127	95

	3,103	2,575
Gross deferred tax liabilities
Depreciation	(442)	(540)
FHLB stock dividends	(520)	(353)
Deferred loan fees	(1,045)	(832)
Mortgage servicing rights	(86)	(48)
Unrealized gain on securities available-for-sale	(489)	—

	(2,582)	(1,773)

Net deferred tax asset	$521	$802

Note 9 —	Commitments, Contingent Liabilities, and Concentrations

      The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and previously approved unused lines of credit. Those instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the consolidated statements of financial condition.

      The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and previously approved unused lines of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for loans recorded in the consolidated statements of financial condition.

      At December 31, 2001 and 2000, these financial instruments are summarized as follows:

	Amount

	2001	2000

Off-balance-sheet financial instruments whose contract amounts represent credit risk
Commitments to extend credit — fixed rate	$16,637	$7,748
Letters of credit	9,490	3,836
Unused lines of credit	131,960	113,745
Credit enhancements	—	6,563

      The fixed-rate commitments have rates ranging from 5.17% to 7.00% at December 31, 2001. Since certain commitments to make loans and fund lines of credit may expire without being used, the above amounts do not necessarily represent future cash commitments. No losses are anticipated as a result of these transactions.

60

COVEST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company’s principal loan customers are located in northern Illinois and most loans are secured by specific collateral including residential and commercial real estate.

      The Company entered into a credit enhancement agreement with a local municipality to guarantee the repayment of an amount not exceeding $7.2 million of municipal revenue bonds, which are secured by a first mortgage on real estate. In the event of default on the bonds, the Company’s maximum liability was the amount of the credit guaranty. This credit enhancement expired in 2001.

Note 10 — Capital Requirements

      The Company is subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weightings, and other factors, and the regulators can lower classifications in certain cases. Failure to meet various capital requirements can initiate regulatory action that could have a direct material effect on the financial statements.

      The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If undercapitalized, capital distributions are limited, as are asset growth and expansion, and plans of capital restoration are required.

61

COVEST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      At December 31, 2001 and 2000, the Bank’s and Company’s regulators categorized the Bank and Company as well capitalized. There are no conditions or events since that notification that management believes have changed the capital category of the Bank or the Company. Actual capital levels (in millions) and minimum required levels were:

					To Be Well
					Capitalized
			For Capital		Under Prompt
			Adequacy		Corrective Action
	Actual		Purpose		Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

2001
Total capital (to risk-weighted assets)
Company	$48.3	11.7%	$33.1	8.0%	$41.4	10.0%
Bank	49.3	11.9	33.1	8.0	41.3	10.0
Tier 1 capital (to risk-weighted assets)
Company	43.0	10.4	16.6	4.0	24.9	6.0
Bank	44.0	10.6	16.5	4.0	24.8	6.0
Tier 1 capital (to average assets)
Company	43.0	7.3	23.5	4.0	29.4	5.0
Bank	44.0	7.5	23.4	4.0	29.2	5.0
2000
Total capital (to risk-weighted assets)
Company	$51.6	12.7%	$32.6	8.0%	$40.8	10.0%
Bank	49.4	12.1	32.5	8.0	40.7	10.0
Tier 1 capital (to risk-weighted assets)
Company	46.5	11.4	16.3	4.0	24.5	6.0
Bank	44.3	10.9	16.3	4.0	24.4	6.0
Tier 1 capital (to average assets)
Company	46.5	8.0	23.4	4.0	29.2	5.0
Bank	44.3	7.9	22.3	4.0	27.9	5.0

      The Office of the Comptroller of Currency regulations limit capital distributions by national banks. Generally, capital distributions are limited to the current year-to-date undistributed net income and the prior two years’ undistributed net income, as long as the institution remains well capitalized after the proposed distribution. At December 31, 2001, approximately $420,000 is available to pay dividends from the Bank to the Company.

Note 11 —	Fair Value of Financial Instruments

      Companies are required to disclose fair value information about their financial instruments. The fair value of financial instruments is defined as the amount at which the instruments could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. The methods and assumptions used to determine fair values for each class of financial instruments are presented below.

      The estimated fair value for cash and cash equivalents; interest-bearing deposits with financial institutions; Federal Home Loan Bank and Federal Reserve Bank stock; accrued interest receivable; NOW, money market, and savings deposits; short-term borrowings; and accrued interest payable are considered to approximate their carrying values. The estimated fair value for securities available-for-sale is based on quoted

62

COVEST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

market values for the individual securities or for equivalent securities. The estimated fair value for loans is based on estimates of the rate the Company would charge for similar loans at December 31, 2001 and 2000, applied for the time period until estimated repayment. The estimated fair value of certificates of deposit is based on estimates of the rate the Company would pay on such deposits at December 31, 2001 and 2000, applied for the time period until maturity. The estimated fair value of Federal Home Loan Bank advances and other borrowings is based on the estimate of the rate the Company would pay for such borrowings at December 31, 2001 and 2000 for a time period until maturity. Loan commitments are not included in the table below as their estimated fair value is immaterial.

	At December 31, 2001		At December 31, 2000

		Estimated		Estimated
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value

Financial instrument assets
Cash on hand and in banks	$6,552	$6,552	$10,501	$10,501
Interest-bearing deposits in other financial institutions	21	21	21	21
Securities available-for-sale	52,164	52,164	57,184	57,184
Loans receivable, net	509,620	511,432	500,431	499,820
Accrued interest receivable	3,281	3,281	4,014	4,014
Financial instrument liabilities
NOW, money market, and passbook savings	226,337	226,337	213,526	213,526
Certificates of deposits	229,665	232,790	238,199	238,610
Short-term borrowings	29,425	29,425	45,479	45,479
Long-term borrowings from Federal Home Loan Bank	44,000	43,180	29,000	28,136
Advances from borrowers for taxes and insurance	4,865	4,865	5,166	5,166
Accrued interest payable	899	899	1,622	1,622

      Other assets and liabilities of the Company that are not defined as financial instruments, such as property and equipment, are not included in the above disclosures. Also not included are nonfinancial instruments typically not recognized in financial statements such as loan servicing rights, customer goodwill, and similar items.

      While the above estimates are based on management’s judgment of the most appropriate factors, there is no assurance that were the Company to have disposed of these items on December 31, 2001 and 2000, the fair values would have been achieved, because the market value may differ depending on the circumstances. The estimated fair values at December 31, 2001 and 2000 should not necessarily be considered to apply at subsequent dates.

Note 12 —	Employee Benefit Plans

Defined Contribution Plan

      The Company has a defined contribution plan covering all of its eligible employees. Employees are eligible to participate in the plan after attainment of age 21. Eligible employees enter the plan the beginning of the month following employment. The Company matches an amount equal to the employee’s contribution, up to a maximum of 2.5% of annual compensation. The expense recorded in 2001, 2000, and 1999 was $93,000, $96,000, and $87,000.

63

COVEST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Stock Option Plan

      The Company’s Board of Directors has adopted various stock option and incentive plans that were ratified by the stockholders. Under the stock option plan, stock options, stock appreciation rights, and restricted stock awards, up to an aggregate of 1,908,000 shares at the market price of the Company’s common stock on the date of grant, were available to be granted to the directors, officers, and employees of the Company or the Bank. The options have an exercise period of ten years from the date of grant.

      During 2001, options for 64,876 shares were granted at exercise prices of $11.75 to $12.48 per share and are fully vested after varying lengths of time (immediate to 3 years). During 2000, options for 67,628 shares were granted at exercise prices of $10.44 to $13.29 per share and are fully vested after varying lengths of time (immediate to 3 years). During 1999, options for 302,750 shares were granted at $12.06 to $14.13 per share and are fully vested after varying lengths of time (immediate to 6 years).

      Statement of Financial Accounting Standards No. 123 requires pro forma disclosures for companies that do not adopt its fair value accounting method for stock-based employee compensation. Accordingly, the following pro forma information presents net income and earnings per share had the fair-value method been used to measure compensation cost for stock option plans. Compensation cost actually recognized for stock options was $0 for 2001, 2000, and 1999.

	2001	2000	1999

Net income as reported	$5,769	$4,550	$3,935
Pro forma net income	5,303	4,155	3,672
Basic earnings per share as reported	$1.54	$1.14	$.96
Pro forma basic earnings per share	1.42	1.04	.89
Diluted earnings per share as reported	$1.50	$1.12	$.93
Pro forma diluted earnings per share	1.38	1.02	.88

      For options granted during the year, the weighted average fair values at grant date are as follows:

		Weighted
		Average
	Number of	Exercise	Fair
	Options	Price	Value

1999	302,750	$13.50	$2.80
2000	67,628	11.87	3.19
2001	64,876	11.94	3.80

      The fair value of options granted during 2001, 2000, and 1999 is estimated using the following weighted average information:

	2001	2000	1999

Risk-free interest rate	4.8%	6.3%	5.5%
Expected life	5 years	5 years	5 years
Expected volatility of stock price	31%	27%	18%
Expected dividend	2.1%	2.9%	2.3%

64

COVEST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The activity in the stock option plans for 2001, 2000, and 1999 is summarized as follows:

		Weighted
	Number	Average
	of	Exercise
	Options	Price

Outstanding at January 1, 1999	1,012,170	$11.09
Granted	302,750	13.50
Exercised	(128,750)	(9.68)
Forfeited	(207,000)	(9.82)

Outstanding at December 31, 1999	979,170	11.78
Granted	67,628	11.87
Exercised	(74,517)	(6.07)
Forfeited	(127,707)	(12.73)

Outstanding at December 31, 2000	844,574	12.15
Granted	64,876	11.94
Exercised	(101,638)	(9.02)
Forfeited	—	—

Outstanding at December 31, 2001	807,812	$12.53

      Options exercisable at year end are as follows:

		Weighted
	Number	Average
	of	Exercise
	Options	Price

December 31, 1999	418,670	$9.59
December 31, 2000	440,638	11.10
December 31, 2001	545,089	12.09

      At year-end 2001, options outstanding were as follows:

	Outstanding
			Exercisable
		Weighted
		Average		Weighted
		Remaining		Average
		Contractual		Exercise
Range of Exercise Prices	Number	Life	Number	Price

$4.44 — 6.66	45,960	6 months	45,960	$4.44
6.67 — 10.00	99,750	4 years	99,750	8.86
10.01 — 15.00	540,602	7.5 years	324,657	13.07
15.01 — 18.50	121,500	6 years	74,722	16.87

Outstanding at year end	807,812	7 years	545,089	$12.09

65

COVEST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Bank Incentive Plan

      The Bank has established a bank incentive plan (“BIP”) in order to provide persons in key management positions with an ownership interest in the Company. All of the BIP shares have been awarded to key personnel. The stock granted under the BIP is restricted as to certain rights at the date of issue. These restrictions are removed over a period of years. The market value of the shares, determined at the date of grant, are charged to expense over the vesting period.

Employee Stock Ownership Plan

      The Company’s Board of Directors adopted an employee stock ownership plan (“ESOP”) for the benefit of all employees of the Bank. On June 30, 1992, in conjunction with the Bank’s mutual to stock conversion, the ESOP acquired 579,600 shares of Company stock at $4.44 per share for a total of $2,576,000. To fund the acquisition of Company stock, the ESOP borrowed $2,576,000 from the Company. The loan was paid in full during 1999. The Company makes annual contributions to the ESOP and recognizes compensation expense equal to the amount of cash contributed to the ESOP. ESOP contributions were $145,000, $0, and $112,000 for 2001, 2000, and 1999.

Other Benefit Plan

      The Company provides certain postretirement health care benefits for employees, as well as a Directors’ deferred compensation plan. Employees may become eligible based on the number of years of service and if they reach normal retirement age while working for the Company. In accordance with Statement of Financial Accounting Standards No. 106, “Employers Accounting for Postretirement Benefits Other Than Pensions,” the Company has elected to amortize the accumulated postretirement benefit obligation (“APBO”) over 20 years. At December 31, 2001, 2000, and 1999, the APBO for all of the plans was $1,048,000, $1,062,000, and $957,000, and the postretirement benefit cost for the years ended December 31, 2001, 2000, and 1999 was $136,000, $253,000, and $123,000. The annual rate of increase in the per capita cost of covered health care is assumed to be 7.0% for three years and 5.0% thereafter. The other related disclosures are not considered significant to the consolidated financial statements.

      The Company and most of its outside directors have entered into various deferred compensation agreements. These agreements provide for guaranteed payments for a specified period (ranging from 60 to 180 months) after a specified age is attained (ranging from age 60 to age 75). The liability for each covered director is being accrued over the vesting period. Expense of $78,000, $78,000, and $150,000 has been included in compensation and benefits in the accompanying consolidated statements of income for the years ended December 31, 2001, 2000, and 1999. The Company is the beneficiary of life insurance policies on the directors with an aggregate face value of approximately $3,300,000 at December 31, 2001. In addition, the policies had aggregate cash surrender values of approximately $764,000 and $701,000 at December 31, 2001 and 2000, which are included in other assets.

66

COVEST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 13 — Parent-Company-Only Financial Statements

      Presented below are the condensed statements of financial condition, condensed statements of income, and condensed statements of cash flows for CoVest Bancshares, Inc.

CONDENSED STATEMENTS OF FINANCIAL CONDITION

December 31, 2001 and 2000

	2001	2000

ASSETS
Cash in banks	$78	$47
Securities available-for-sale	2,042	1,333
Investment in Bank	45,905	45,690
Other assets	883	975

	$48,908	$48,045

LIABILITIES AND STOCKHOLDERS’ EQUITY
Note payable	$3,700	$—
Other liabilities	57	11

	3,757	11
Stockholders’ equity
Common stock	44	44
Additional paid in capital	17,268	17,501
Retained earnings	41,360	36,783
Treasury stock, at cost	(14,290)	(6,244)
Accumulated other comprehensive income (loss)	769	(50)

	45,151	48,034

	$48,908	$48,045

CONDENSED STATEMENTS OF INCOME

Years ended December 31, 2001, 2000, and 1999

	2001	2000	1999

Operating income
Interest on investments	$56	$19	$9
Dividends received from subsidiary	6,552	3,958	3,936
Gain (loss) on sale of investments	(20)	—	10
Other income	—	—	5
Interest expense	41	—	—
Other expense	220	211	219

INCOME BEFORE EQUITY IN UNDISTRIBUTED EARNINGS OF SUBSIDIARY	6,327	3,766	3,741
Equity in undistributed earnings of subsidiary	(558)	784	194

NET INCOME	$5,769	$4,550	$3,935

67

COVEST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

Years ended December 31, 2001, 2000, and 1999

	2001	2000	1999

OPERATING ACTIVITIES
Net income	$5,769	$4,550	$3,935
Adjustments to reconcile net income to net cash provided by operating activities
Excess in undistributed earnings of subsidiary	558	(784)	(194)
Loss (gain) on sale of securities	20	—	(10)
Change in
Other assets	208	110	678
Other liabilities	46	(197)	(505)

Net cash provided by operating activities	6,601	3,679	3,904
INVESTING ACTIVITIES
Purchase of securities	(775)	(120)	(75)
Proceeds from sales of securities	226	—	40

Net cash used in investing activities	(549)	(120)	(35)
FINANCING ACTIVITIES
Proceeds from notes payable	3,700	—	—
Exercise of stock options, net of treasury shares issued	974	452	1,672
Payment received on loan to ESOP	—	—	161
Purchase of treasury stock	(9,503)	(2,965)	(4,302)
Cash dividend paid	(1,192)	(1,281)	(1,326)

Net cash used in financing activities	(6,021)	(3,794)	(3,795)

Net increase (decrease) in cash and cash equivalents	31	(235)	74
Cash and cash equivalents at beginning of year	47	282	208

CASH AND CASH EQUIVALENTS AT END OF YEAR	$78	$47	$282

Note 14 —	Other Comprehensive Income (Loss)

      Changes in other comprehensive income (loss) components and related taxes are as follows:

	Years Ended December 31,

	2001	2000	1999

Unrealized holding gains (losses) on securities available-for-sale	$1,305	$1,253	$(1,909)
Reclassification adjustment for net losses recognized in income	35	96	10

Net unrealized gains (losses)	1,340	1,349	(1,899)
Tax effect	(521)	(522)	736

Other comprehensive income (loss)	$819	$827	$(1,163)

68

COVEST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 15 —	Common Stock and Treasury Stock

      An analysis of changes in the number of shares of common stock and treasury stock outstanding follows:

	2001	2000	1999

Common Stock
Balance at January 1	4,403,803	4,403,803	4,403,803
Shares issued for stock options	—	—	—

Balance at December 31	4,403,803	4,403,803	4,403,803

Treasury Stock
Balance at January 1	494,162	299,796	193,188
Stock options exercised	(101,638)	(74,517)	(191,180)
Treasury stock purchases	573,056	268,883	297,788

Balance at December 31	965,580	494,162	299,796

Note 16 — Segment Information

      In February 1998, the Company opened a mortgage center to originate and sell mortgage loans with servicing released into the secondary market. The mortgage center operations and the banking operations were considered to be reportable segments during 1999. During 2000, the mortgage center was closed and is no longer a reportable segment. There was no material gain or loss on the closing of the mortgage center. Loans, investments, and deposits provide the revenues in the banking operation, and servicing release fees and loan sales provide the revenues in mortgage banking. All operations are domestic.

      The accounting policies used for segments are the same as those described in the summary of significant accounting policies except that income taxes are not allocated to the mortgage banking operations. Information reported internally for performance assessment as of December 31, 1999 follows.

		Mortgage	Consolidated
	Banking	Banking	Total

1999
Net interest income	$16,153	$183	$16,336
Other revenue	2,582	1,455	4,037
Other expense	11,289	1,970	13,259
Segment profit (loss), before income taxes	6,314	(332)	5,982
Noncash items:
Depreciation	998	33	1,031
Provision for loan losses	1,132	—	1,132
Segment assets	568,190	306	568,496

69

COVEST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 17 — Quarterly Results of Operations (Unaudited)

	Three Months Ended

	March 31	June 30	September 30	December 31

2001
Interest income	$11,318	$10,753	$10,541	$10,231
Interest expense	6,636	5,940	5,573	4,696

Net interest income	4,682	4,813	4,968	5,535
Provision for loan losses	250	250	300	802	(b)
Noninterest income	1,118	1,147	956	1,024
Noninterest expense	3,292	3,659	3,318	3,312

Income before income taxes	2,258	2,051	2,306	2,445
Income tax provision	823	739	832	897

Net income	$1,435	$1,312	$1,474	$1,548

Earnings per common share
Basic(a)	$.37	$.34	$.39	$.45
Diluted(a)	.37	.33	.37	.43
2000
Interest income	$10,438	$10,760	$11,013	$11,616
Interest expense	6,286	6,427	6,634	7,185

Net interest income	4,152	4,333	4,379	4,431
Provision for loan losses	260	250	250	250
Noninterest income	673	757	651	811
Noninterest expense	2,868	3,100	2,983	3,171

Income before income taxes	1,697	1,740	1,797	1,821
Income tax provision	600	615	640	650

Net income	$1,097	$1,125	$1,157	$1,171

Earnings per common share
Basic(a)	$.27	$.28	$.29	$.30
Diluted(a)	.26	.27	.29	.29

(a)	Earnings per share for the quarters and fiscal years have been calculated separately. Accordingly, quarterly amounts may not add to the annual amounts because of differences in the average common shares outstanding during each period.

(b)	The increase in the provision for loan losses in the three months ended December 31, 2001 is due to an increase in charge-offs, a continued change in the mix of the loan portfolio, and the weakening economy.

70

Item 9.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosures

      None.

PART III

Item 10.	Directors and Executive Officers of the Registrant

      Information concerning directors of the Company is incorporated herein by reference from the Company’s definitive Proxy Statement for the 2002 Annual Meeting of Stockholders. Information concerning the executive officers of the Company is discussed in Item 1 of this Report, “Business — Executive Officers of the Company.”

      Section 16(a) of the Securities Exchange Act of 1934 requires that the Company’s executive officers and directors and persons who own more than 10% of the Company Common Stock file reports of ownership and changes in ownership with the Securities and Exchange Commission and with the exchange on which the Company’s shares of Company Common Stock are traded. Such persons are also required to furnish the Company with copies of all Section 16(a) forms they file. Based solely on the Company’s review of the copies of such forms furnished to the Company and, if appropriate, representations made to the Company by any such reporting person the Company is not aware that any of its directors and executive officers or 10% stockholders failed to comply with the filing requirements of Section 16(a) during 2001.

Item 11.	Executive Compensation

      Information concerning executive compensation is incorporated herein by reference from the Company’s definitive Proxy Statement for the 2002 Annual Meeting of Stockholders, except for information contained under the headings “Compensation Committee Report on Executive Compensation,” “Performance Graph” and “Audit Committee’s Report,” which are furnished for the information of the Commission and are not deemed to be “filed” as part of the Form 10-K.

Item 12.	Security Ownership of Certain Beneficial Owners and Management

      Information concerning security ownership of certain beneficial owners and management is incorporated herein by reference from the Company’s definitive Proxy Statement for the 2002 Annual Meeting of Stockholders.

Item 13.	Certain Relationships and Related Transactions

      Information concerning certain relationships and transactions is incorporated herein by reference from the Company’s definitive Proxy Statement for the 2002 Annual Meeting of Stockholders.

PART IV

Item 14.     Exhibits, Financial Statement Schedules, and Reports on Form 8-K

      A report on Form 8-K was filed on October 23, 2001 to report under Item 5, Other Events, that the Company issued a press release pertaining to third quarter 2001 results.

      A report on Form 8-K was filed on October 23, 2001 to report under Item 5, Other Events, that the Company issued a press release pertaining to the announcement of 23rd stock repurchase program.

      A report on Form 8-K was filed on November 27, 2001 to report under Item 5, Other Events, that the Company announced a regular quarterly dividend.

71

SIGNATURES

      Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

COVEST BANCSHARES, INC.

By:	/s/ JAMES L. ROBERTS

James L. Roberts,
President and Chief Executive Officer
Date: March 1, 2002

By:	/s/ PAUL A. LARSEN

Paul A. Larsen
Executive Vice President,
Treasurer and Chief Financial Officer
Date: March 1, 2002

      Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

By:	/s/ FRANK A. SVOBODA, JR.

Frank A. Svoboda, Jr.,
Chairman of the Board
Date: March 1, 2002

By:	/s/ GEORGE T. DROST

George T. Drost,
Director
Date: March 1, 2002

By:	/s/ GERALD T. NIEDERT

Gerald T. Niedert,
Director
Date: March 1, 2002

By:	/s/ JAMES L. ROBERTS

James L. Roberts,
Chief Executive Officer and Director
Date: March 1, 2002

By:	/s/ DAVID M. MILLER

David M. Miller,
Director
Date: March 1, 2002

By:	/s/ DAVID B. SPEER

David B. Speer,
Director
Date: March 1, 2002

72

EXHIBIT INDEX

to
Annual Report of Form 10-K

Exhibit			Filed
No.	Description	Incorporated Herein by Reference	Herewith

3.1	Certificate of Incorporation of CoVest Bancshares, Inc.	Exhibit 3.1 to the Registration Statement on Form S-1 filed with the Commission by CoVest Bancshares on April 1, 1992, as amended (SEC File No. 33-46909)
3.2	Amendment to Certificate of Incorporation of CoVest Bancshares, Inc.	Exhibit 3.2 to the 1997 10-K filed with the Commission by CoVest Bancshares on March 24, 1998 (Commission File No. 000-20160)
3.3	Bylaws of CoVest Bancshares, Inc.	Exhibit 3.2 to the Registration Statement of Form S-1 filed with the Commission by CoVest Bancshares on April 1, 1992, as
4.1	Specimen Stock Certificate of CoVest Bancshares, Inc.	Exhibit 4.1 to the 1997 10-K filed with the Commission by CoVest Bancshares on March 24, 1998 (Commission File No. 000-20160)
10.1	Stock Option and Incentive Plan	Exhibit 10.1 to the Registration Statement of Form S-1 filed with the Commission by CoVest Bancshares on April 1, 1992, as amended (SEC File No. 33-46909)
10.2	Bank Incentive Plan and Trusts	Exhibit 10.4 to the Registration Statement of Form S-1 filed with the Commission by CoVest Bancshares on April 1, 1992, as amended (SEC File No. 33-46909)
10.3	Employee Stock Ownership Plan	Exhibit 10.5 to the Registration Statement of Form S-1 filed with the Commission by CoVest Bancshares on April 1, 1992, as amended (SEC File No. 33-46909)
10.4	Profit Sharing/401(k) Plan and Trust Agreement	Exhibit 10.1 and 10.2 to the March 31, 1995 10-Q, file with the Commission by CoVest Bancshares on May 11, 1995 (Commission File No. 0-20160)
10.5	Amendment 1995-1 to CoVest Bancshares, Inc. 1992 Stock Option and Incentive Plan	Exhibit 10.1 to the June 30, 1995 10-Q, filed with the Commission by CoVest Bancshares on August 8, 1995 (Commission File No. 0-20160)
10.6	Amendment 1997-1 to CoVest Bancshares, Inc. 1992 Stock Option and Incentive Plan	Exhibit 10.9 to the 1997 10-K filed with the Commission by CoVest Bancshares on March 24, 1998 (Commission File No. 000-20160)
10.7	1996 Stock Option and Incentive Plan	Exhibit 10.10 to the 1997 10-K filed with the Commission by CoVest Bancshares on March 24, 1998 (Commission File No. 000-20160)
10.8	Amendment 1997-1 to 1996 Stock Option and Incentive Plan	Exhibit 10.11 to the 1997 10-K filed with the Commission by CoVest Bancshares on March 24, 1998 (Commission File No. 000-20160)

73

Exhibit			Filed
No.	Description	Incorporated Herein by Reference	Herewith

10.9	Employment Agreement between CoVest Bancshares, Inc. and James L. Roberts, dated January 20, 1999	Exhibit 10.11 to the 1998 10-K filed with the Commission by CoVest Bancshares on March 22, 1999 (Commission File No. 000-20160)
10.10	Non-Qualified Stock Option Agreement between CoVest Bancshares, Inc. and James L. Roberts, dated January 20, 1999	Exhibit 10.12 to the 1998 10-K filed with the Commission by CoVest Bancshares on March 22, 1999 (Commission File No. 000-20160)
10.11	Agreement Regarding Post Employment Restrictive Covenants between CoVest Bancshares, Inc., CoVest Banc, National Association, and James L. Roberts, dated January 20, 1999	Exhibit 10.13 to the 1998 10-K filed with the Commission by CoVest Bancshares on March 22, 1999 (Commission File No. 000-20160)
10.12	Employment Agreement between CoVest Bancshares, Inc. and Paul A. Larsen, dated April 27, 1999	Exhibit 10.13 to the 1999 10-K filed with the Commission by CoVest Bancshares on March 21, 2000 (Commission File No. 000-20160)
10.13	Agreement Regarding Post Employment Restrictive Covenants between CoVest Bancshares, Inc., CoVest Banc, National Association, and Paul A. Larsen, dated April 27, 1999	Exhibit 10.13 to the 1999 10-K filed with the Commission by CoVest Bancshares on March 21, 2000 (Commission File No. 000-20160)
10.14	Employment Agreement between CoVest Bancshares, Inc. and J. Stuart Boldry, Jr., dated December 31, 1999	Exhibit 10.13 to the 1999 10-K filed with the Commission by CoVest Bancshares on March 21, 2000 (Commission File No. 000-20160)
10.15	Agreement Regarding Post Employment Restrictive Covenants between CoVest Bancshares, Inc., CoVest Banc, National Association, and J. Stuart Boldry, Jr., dated December 31, 1999	Exhibit 10.13 to the 1999 10-K filed with the Commission by CoVest Bancshares on March 21, 2000 (Commission File No. 000-20160)
10.16	ESOP Loan Agreement, dated February 22, 2002	Schedule 13/A filed with the Commission on February 26, 2002 (SEC File No. 005-43680)
21.1	Subsidiaries of the Registrant	Exhibit 21.1 to the 1997 10-K filed with the Commission by CoVest Bancshares on March 24, 1998 (Commission File No. 000-20160)
23.1	Consent of Crowe Chizek		X
99.1	Proxy Statement and Proxy (except such portions incorporated by reference into this Form 10-K, such materials shall not be deemed to be “filed” with the Commission)	Schedule 14A filed with the Commission on March 20, 2002

74

Exhibit 23.1

CONSENT OF CROWE, CHIZEK AND COMPANY LLP, INDEPENDENT AUDITORS

The Board of Directors

CoVest Bancshares, Inc.

      We consent to the incorporation by reference of our report dated January 25, 2002 relating to the consolidated financial statements of CoVest Bancshares, Inc. (“the Company”) as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001, and included in the Company’s Annual Report on Form 10-K, in the Registration Statement on Form S-3 filed by the Company with the Securities and Exchange Commission on November 4, 1994, as amended on March 14, 1997, and the two Registration Statements on Form S-8 filed by the Company with the Securities and Exchange Commission on June 30, 1995.

CROWE, CHIZEK AND COMPANY LLP

Oak Brook Illinois

March 20, 2002

75

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 10-Q

Quarterly Report Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

For the Quarterly Period Ended September 30, 2002

Commission File Number 0-20160

COVEST BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	36-3820609 (I.R.S. Employer Identification Number)

749 Lee Street, Des Plaines, Illinois (Address of Principal Executive Offices)	60016 (Zip Code)

Registrant’s telephone number, including area code: (847) 294-6500

      Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.     Yes ☑          No ☐

      As of October 29, 2002, the Registrant had issued and outstanding 4,403,803 shares of the Registrant’s Common Stock. In addition, it had also repurchased 922,369 shares which were being held as treasury stock and 81,477 shares which were being held as unallocated ESOP shares.

COVEST BANCSHARES, INC.

2

PART I. FINANCIAL INFORMATION

Item 1.	Consolidated Financial Statements
(Unaudited)

COVEST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Unaudited)

(Dollars in thousands, except per share data)

	September 30,	December 31,
	2002	2001

ASSETS
Cash on hand and in banks	$10,202	$6,552
Interest bearing deposits	1,102	21

Cash and Cash Equivalents	11,304	6,573
Securities:
Securities Available-for-Sale	51,024	40,897
Mortgage-Backed and Related Securities Available-for-Sale	2,278	3,948
Federal Home Loan Bank and Federal Reserve Bank Stock	7,591	7,319

Total Securities	60,893	52,164
Loans Receivable:
Commercial Loans	53,473	47,024
Multi-Family Loans	233,130	223,613
Commercial Real Estate Loans	85,564	79,443
Construction Loans	47,538	58,796
Commercial/ Municipal Leases	819	1,778
Mortgage Loans	54,772	58,175
Consumer Loans	41,159	46,273
Mortgage Loans Held for Sale	1,183	1,065

Total Loans Receivable	517,638	516,167
Allowance for Loan Losses	(6,851)	(6,547)

Loans Receivable, Net	510,787	509,620
Accrued Interest Receivable	3,039	3,281
Premises and Equipment	9,035	9,466
Other Real Estate Owned	731	661
Goodwill	1,184	1,338
Mortgage Servicing Rights	157	222
Other Assets	3,340	2,404

Total Assets	$600,470	$585,729

See accompanying notes to unaudited consolidated financial statements

3

COVEST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Continued)

(Unaudited)

(Dollars in thousands, except per share data)

	September 30,	December 31,
	2002	2001

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Non-Interest Bearing	$33,098	$30,993
Interest Bearing Checking	31,872	29,339
Savings Accounts	85,050	52,141
Money Market Accounts	91,517	113,864
Certificates of Deposit	165,960	172,055
Jumbo CDs	2,085	11,834
Purchased CDs	53,360	45,776

	462,942	456,002
Short-Term Borrowings and Securities Sold U/A to Repurchase	30,888	29,425
Long-Term Advances from Federal Home Loan Bank	44,000	44,000
Advances from Borrowers for Taxes and Insurance	7,915	4,865
Accrued Expenses and Other Liabilities	7,238	6,286

Total Liabilities	552,983	540,578
Stockholders’ Equity:
Common Stock, par value $.01 per share; 7,500,000 authorized shares; 4,403,803 shares issued at 9/30/02 and 12/31/01 respectively	44	44
Additional Paid-in Capital	18,326	17,268
Retained Earnings	45,520	41,360
Treasury Stock, 922,369 shares and 965,580 shares, held at cost 9/30/02 and 12/31/01, respectively	(15,735)	(14,290)
Unearned ESOP shares	(1,450)	—
Accumulated Other Comprehensive Income	782	769

Total Stockholders’ Equity	47,487	45,151

Total Liabilities and Stockholders’ Equity	$600,470	$585,729

See accompanying notes to unaudited consolidated financial statements

4

COVEST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended

	September 30,	September 30,	September 30,	September 30,
	2002	2001	2002	2001

Interest Income
Loans and Leases Receivable	$8,114	$9,615	$25,396	$29,795
Mortgage-Backed and Related Securities	43	84	157	310
Taxable Securities	535	587	1,442	1,477
Tax Exempt Securities	55	71	181	256
Other Interest and Dividend Income	155	184	467	775

Total Interest Income	8,902	10,541	27,643	32,613
Interest Expense
Deposits	3,066	4,727	9,499	15,423
Advances from Federal Home Loan Bank	697	752	2,112	2,328
Other Borrowed Funds	52	94	202	399

Total Interest Expense	3,815	5,573	11,813	18,150

Net Interest Income	5,087	4,968	15,830	14,463
Provision for Loan Losses	217	300	853	800

Net Interest Income After Provision for Loan Losses	4,870	4,668	14,977	13,663
Non-Interest Income
Loan Charges and Servicing Fees	248	198	689	671
Loan Prepayment Fees	258	224	1,213	562
Mortgage Banking Fees	205	127	473	487
Deposit Related Charges and Fees	308	329	915	881
Gain/(Loss) on Sale of Securities/ Loans	39	(3)	113	371
Insurance and Annuity Commissions	24	22	47	68
Other	64	59	185	181

Total Non-Interest Income	1,146	956	3,635	3,221
Non-Interest Expense
Compensation and Benefits	1,570	1,622	5,306	4,827
Commissions and Incentives	204	216	542	838
Occupancy and Equipment	501	487	1,458	1,446
Federal Deposit Insurance Premium	19	22	60	66
Data Processing	282	251	808	749
Advertising	212	169	622	570
Other Real Estate Owned	5	(19)	278	62
Amortization of Goodwill	51	51	154	154
Amortization of Mortgage Servicing Rights	20	32	65	67
Other	462	487	1,425	1,491

Total Non-Interest Expense	3,326	3,318	10,718	10,270

5

COVEST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (Continued)

(Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended

	September 30,	September 30,	September 30,	September 30,
	2002	2001	2002	2001

Income Before Income Taxes	2,690	2,306	7,894	6,614
Income Tax Provision	(982)	(832)	(2,893)	(2,393)

Net Income	$1,708	$1,474	$5,001	$4,221

Basic Earnings per Share	$0.50	$0.39	$1.46	$1.10
Diluted Earnings per Share	$0.48	$0.37	$1.39	$1.07
Comprehensive Income	$1,567	$1,785	$5,014	$5,102

See accompanying notes to unaudited consolidated financial statements

6

COVEST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Dollars in thousands)

	Nine Months Ended

	September 30,	September 30,
	2002	2001

Operating Activities
Net Income	$5,001	$4,221
Adjustments to Reconcile Net Income to Net Cash from Operating Activities Depreciation and Amortization of Premises and Equipment	681	642
ESOP Compensation Expense	50	—
Provision for Loan Losses	853	800
Net Gain on Sales of Securities/ Loans	(113)	(371)
Federal Home Loan Bank Stock Dividend	(272)	(349)
Change In:
Prepaid Expenses and Other Assets	(717)	(152)
Accrued Interest Receivable	242	554
Accrued Expenses and Other Liabilities	1,748	3,156

Net Cash from Operating Activities	7,473	8,501
Cash Flows from Investing Activities
Loan Originations, Net of Principal Payments	(22,173)	(47,577)
Proceeds from Sale of Loans	20,083	54,547
Principal Payments on Mortgage-Backed and Related Securities	1,306	1,553
Purchases of Securities	(35,842)	(41,222)
Proceeds from Sales and Maturities of Securities	26,112	42,455
Purchase of Office Properties and Equipment	(250)	(232)

Net Cash from Investing Activities	(10,764)	9,524
Cash Flows from Financing Activities
Net Increase/(Decrease) in Deposits	6,940	(2,187)
Borrowings	1,463	4,260
Repayment of Borrowings	—	(9,719)
Net Increase in Mortgage Escrow Funds	3,050	1,485
Purchase of Common Stock Net of Proceeds from Exercise of Stock Options	(2,590)	(7,619)
Dividend Paid	(841)	(917)

Net Cash from Financing Activities	8,022	(14,697)

Net Increase in Cash and Cash Equivalents	4,731	3,328
Cash and Cash Equivalents, Beginning	6,573	10,522

Cash and Cash Equivalents, Ending	$11,304	$13,850

See accompanying notes to unaudited consolidated financial statements

7

COVEST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(Unaudited)

(Dollars in thousands)

Nine months ended September 30, 2002 and 2001

	Common
	Stock and				Accumulated
	Additional			Unearned	Other
	Paid-In	Retained	Treasury	ESOP	Comprehensive
	Capital	Earnings	Stock	Shares	Income/(Loss)	Total

Balance at December 31, 2000	$17,545	$36,783	$(6,244)	—	$(50)	$48,034
Net Income		4,221				4,221
Change in Unrealized Gain on Securities Available-for-Sale, Net of Taxes					881	881

Comprehensive Income						5,102
Cash Dividends ($.24 per share)		(917)				(917)
Purchase of Treasury Stock			(8,530)			(8,530)
Treasury Stock Reissued in Conjunction with Stock Option Exercises	(546)		1,457			911
Tax Benefits Related to Employee Stock Option Plans	250					250

Balance at September 30, 2001	$17,249	$40,087	$(13,317)	—	$831	$44,850

Balance at December 31, 2001	$17,312	$41,360	$(14,290)	—	$769	$45,151
Net Income		5,001				5,001
Change in Unrealized Gain on Securities Available-for-Sale, Net of Taxes					13	13

Comprehensive Income						5,014
Cash Dividends ($.24 per share)		(841)				(841)
Purchase of Treasury Stock			(5,381)			(5,381)
Treasury Stock Reissued in Conjunction with Stock Option Exercises and ESOP Plan	355		3,936	(1,500)		2,791
Release of ESOP Shares				50		50
Tax Benefits related to Employee Stock Option Plans	703					703

Balance at September 30, 2002	$18,370	$45,520	$(15,735)	$(1,450)	$782	$47,487

See accompanying notes to unaudited consolidated financial statements

8

COVEST BANCSHARES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

AVERAGE BALANCE SHEET

      The following table sets forth certain information related to the Company’s average balance sheet. It reflects the average yield on assets and average cost of liabilities for the periods indicated, on a fully tax equivalent basis, as derived by dividing income or expense by the average daily balance of assets or liabilities, respectively, for the periods indicated. (Dollars in Thousands)

	Three Months Ended

	September 30, 2002			September 30, 2001

	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost

Interest Earning Assets:
Commercial Loans(A)(B)	$52,789	$784	5.94%	$40,183	$731	7.28%
Multi-Family Loans(A)(B)	223,746	3,500	6.26	191,840	3,610	7.53
Commercial Real Estate Loans(A)(B)	77,859	1,220	6.27	87,127	1,771	8.13
Construction Loans(A)(B)	50,908	891	7.00	55,373	1,271	9.18
Commercial/Muni Leases(B)	966	13	5.38	2,612	39	5.97
Mortgage Loans(A)(B)	55,483	1,017	7.33	62,827	1,208	7.69
Consumer Loans(A)	41,701	689	6.61	48,458	985	8.11
Securities	50,230	618	4.92	49,543	694	5.61
Mortgage-Backed and Related Securities	2,355	43	7.30	4,650	84	7.23
Equity Investments	9,533	128	5.37	8,628	136	6.35
Other Investments	6,802	27	1.59	5,679	48	3.38

Total Interest-Earning Assets	$572,372	$8,930	6.24%	$556,920	$10,577	7.60%
Non-Interest Earning Assets	20,659			19,183

Total Assets	$593,031			$576,103

9

COVEST BANCSHARES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

	Three Months Ended

	September 30, 2002			September 30, 2001

	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost

Interest-Bearing Liabilities:
Interest-Bearing Checking	$32,031	$107	1.32%	$25,703	$88	1.37%
Savings	80,274	505	2.52	44,504	281	2.53
Money Market	95,950	402	1.68	120,401	993	3.30
Certificates of Deposits	168,651	1,560	3.70	180,979	2,594	5.73
Jumbo CDs	2,197	12	2.18	6,317	82	5.19
Purchased CDs	49,687	481	3.87	46,657	689	5.90
FHLB Advances	61,065	697	4.57	48,750	752	6.17
Other Borrowed Funds	9,079	52	2.29	10,540	94	3.61

Total Interest-Bearing Liabilities	$498,934	$3,815	3.06%	$483,851	$5,573	4.61%
Non-Interest Bearing Deposits	33,282			28,740
Other Liabilities	13,960			14,046

Total Liabilities	$546,176			$526,637
Stockholders’ Equity	46,855			49,466

Total Liabilities and Stockholders’ Equity	$593,031			$576,103

Net Interest Income		$5,115			$5,004

Net Interest Rate Spread(C)			3.18%			2.99%

Net Interest Margin(D)			3.58%			3.59%

(A)	Includes cash basis loans.

(B)	Includes deferred fees/costs.

(C)	Interest Rate Spread is calculated by subtracting the average cost of interest-bearing liabilities from the average rate on interest-earning assets.

(D)	Net Interest Margin is calculated by dividing net interest income by average interest-earning assets.

10

COVEST BANCSHARES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

AVERAGE BALANCE SHEET

      The following table sets forth certain information related to the Company’s average balance sheet. It reflects the average yield on assets and average cost of liabilities for the periods indicated, on a fully tax equivalent basis, as derived by dividing income or expense by the average daily balance of assets or liabilities, respectively, for the periods indicated. (Dollars in thousands)

	Nine Months Ended

	September 30, 2002			September 30, 2001

	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost

Interest Earning Assets:
Commercial Loans(A)(B)	$52,179	$2,321	5.93%	$38,505	$2,206	7.64%
Multi-Family Loans(A)(B)	226,853	10,785	6.34	183,879	10,678	7.74
Commercial Real Estate Loans(A)(B)	79,323	4,128	6.94	83,406	5,121	8.19
Construction Loans(A)(B)	51,352	2,785	7.23	51,908	3,789	9.73
Commercial/Muni Leases(B)	1,286	57	5.91	3,663	165	6.01
Mortgage Loans(A)(B)	56,152	3,147	7.47	79,988	4,644	7.74
Consumer Loans(A)	43,305	2,174	6.69	49,735	3,192	8.56
Securities	45,671	1,716	5.01	42,964	1,864	5.78
Mortgage-Backed and Related Securities	2,857	157	7.33	5,864	310	7.05
Equity Investments	9,357	366	5.22	8,367	382	6.09
Other Investments	8,519	101	1.60	12,491	393	4.20

Total Interest-Earning Assets	$576,854	$27,737	6.41%	$560,770	$32,744	7.79%
Non-Interest Earning Assets	19,628			17,612

Total Assets	$596,482			$578,382

11

COVEST BANCSHARES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

	Nine Months Ended

	September 30, 2002			September 30, 2001

	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost

Interest-Bearing Liabilities:
Interest-Bearing Checking	$30,591	$304	1.33%	$24,182	$234	1.29%
Savings	69,474	1,299	2.49	43,345	810	2.49
Money Market	102,023	1,307	1.71	120,645	3,544	3.92
Certificates of Deposits	169,728	4,975	3.91	172,939	7,711	5.95
Jumbo CDs	4,961	96	2.58	8,382	368	5.85
Purchased CDs	53,658	1,518	3.77	58,166	2,756	6.32
FHLB Advances	64,396	2,112	4.37	49,817	2,328	6.23
Other Borrowed Funds	11,684	202	2.31	12,037	399	4.42

Total Interest-Bearing Liabilities	$506,515	$11,813	3.11%	$489,513	$18,150	4.94%
Non-Interest Bearing Deposits	32,135			26,864
Other Liabilities	11,671			13,118

Total Liabilities	$550,321			$529,495
Stockholders’ Equity	46,161			48,887

Total Liabilities and Stockholders’ Equity	$596,482			$578,382

Net Interest Income		$15,924			$14,594

Net Interest Rate Spread(C)			3.30%			2.85%

Net Interest Margin(D)			3.68%			3.47%

(A)	Includes cash basis loans.

(B)	Includes deferred fees/costs.

(C)	Interest Rate Spread is calculated by subtracting the average cost of interest-bearing liabilities from the average rate on interest-earning assets.

(D)	Net Interest Margin is calculated by dividing net interest income by average interest-earning assets.

12

COVEST BANCSHARES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

(1) Basis of Presentation

      The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-Q and Regulation S-X. Accordingly, they do not include all the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements.

      The results of operations and other data for the three-month and nine-month periods ended September 30, 2002 are not necessarily indicative of results that may be expected for the entire year ending December 31, 2002.

      In the opinion of management, the unaudited consolidated financial statements contain all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial information of CoVest Bancshares, Inc. (the “Company”), including its wholly owned subsidiary, CoVest Banc (the “Bank”).

      Certain amounts in prior consolidated financial statements have been reclassified to conform to the September 30, 2002 presentation.

(2) Nature of Operations

      The Company is a bank holding company organized under the laws of the state of Delaware. It provides a full line of financial services to customers within six counties in northeast Illinois from its three branch locations.

      A reconciliation of the numerators and denominators for earnings per common share dilution computations for the three month periods ended September 30, 2002 and 2001 are presented below: (dollars and shares in thousands)

	Three Months Ended
	September 30,

	2002	2001

Earnings per share:
Net Income	$1,708	$1,474

Weighted average common shares outstanding	3,407	3,789

Basic earnings per share	$0.50	$0.39

Earnings per share assuming dilution:
Net Income	$1,708	$1,474

Weighted average common shares outstanding	3,407	3,789
Add: dilutive effect of assumed exercises of stock options	154	143

Weighted average common and dilutive potential common shares outstanding	3,561	3,932

Diluted earnings per share	$0.48	$0.37

13

COVEST BANCSHARES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

      A reconciliation of the numerators and denominators for earnings per common share dilution computations for the nine month periods ended September 30, 2002 and 2001 are presented below: (dollars and shares in thousands)

	Nine Months Ended
	September 30,

	2002	2001

Earnings per share:
Net Income	$5,001	$4,221

Weighted average common shares outstanding	3,429	3,830

Basic earnings per share	$1.46	$1.10

Earnings per share assuming dilution:
Net Income	$5,001	$4,221

Weighted average common shares outstanding	3,429	3,830
Add: dilutive effect of assumed exercises of stock options	161	98

Weighted average common and dilutive potential common shares outstanding	3,590	3,928

Diluted earnings per share	$1.39	$1.07

      At September 30, 2002, no options to purchase shares were excluded in the computation of diluted earnings per share for the three and nine month periods ended because all of the options’ exercise prices were lower than the average market price of the common stock. At September 30, 2001, options to purchase 162,000 shares were not included in the computation of diluted earnings per share for the three and nine month periods ended because the options’ exercise prices were greater than the average market price of the common stock and were therefore, antidilutive.

(3) Stock Repurchase Program

      The following table summarizes the Company’s stock repurchase programs.

	Date	Date	Number of Shares	Average
Program Number	Announced	Completed	Repurchased	Price per Share

25th	6/18/02	—	21,241	$21.33

      The Company announced its 25th stock repurchase program on June 18, 2002, enabling the Company to repurchase 100,000 shares of its outstanding common stock. The Company repurchased 15,765 shares in the third quarter of 2002.

(4) Cash Dividend

      The regular quarterly dividend for the third quarter of 2002 was paid at $.08 per share. The same quarterly dividend was paid for the third quarter of 2001.

(5) Regulatory Capital Requirements

      Pursuant to the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”), as implemented by regulations promulgated by the Office of the Comptroller of the Currency (the “OCC”), national banks must meet three separate minimum capital requirements. The following table summarizes, as of September 30, 2002, the Company’s and Bank’s capital requirements under FIRREA and their actual

14

COVEST BANCSHARES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

capital ratios. As of September 30, 2002, the Company and the Bank exceeded all current minimum regulatory capital requirements.

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purpose		Action Provisions

Sept 30, 2002	Amount	Ratio	Amount	Ratio	Amount	Ratio

		(Dollars in Thousands)
Total Capital (to Risk Weighted Assets)
Company	$50.8	12.2%	$33.4	8.0%	$41.8	10.0%
Bank	49.8	11.9	33.4	8.0	41.7	10.0
Tier I Capital (to Risk Weighted Assets)
Company	$45.5	10.9%	$16.7	4.0%	$25.1	6.0%
Bank	44.5	10.7	16.7	4.0	25.0	6.0
Tier I Capital (to Average Assets)
Company	$45.5	7.7%	$23.7	4.0%	$29.7	5.0%
Bank	44.5	7.5	23.6	4.0	29.5	5.0
Risk Weighted Assets (Company)	$417,586
Average Assets (Company)	593,031
Risk Weighted Assets (Bank)	417,041
Average Assets (Bank)	589,554

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purpose		Action Provisions

Sept 30, 2001	Amount	Ratio	Amount	Ratio	Amount	Ratio

		(Dollars in Thousands)
Total Capital (to Risk Weighted Assets)
Company	$47.9	11.6%	$33.1	8.0%	$41.3	10.0%
Bank	49.6	12.0	33.1	8.0	41.4	10.0
Tier I Capital (to Risk Weighted Assets)
Company	$42.6	10.3%	$16.5	4.0%	$24.8	6.0%
Bank	44.3	10.7	16.6	4.0	24.8	6.0
Tier I Capital (to Average Assets)
Company	$42.6	7.4%	$23.0	4.0%	$28.8	5.0%
Bank	44.3	7.7	22.9	4.0	28.6	5.0
Risk Weighted Assets (Company)	$413,362
Average Assets (Company)	576,103
Risk Weighted Assets (Bank)	413,933
Average Assets (Bank)	572,963

15

COVEST BANCSHARES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

(6) New Accounting Pronouncement

      In 2001, the Financial Accounting Standard Board issued SFAS No. 142, “Goodwill and Other Intangible Assets,” which requires that goodwill no longer be amortized to earnings, but instead be reviewed for impairment. The amortization of goodwill ceases upon adoption of SFAS No. 142, which for most companies, will be January 1, 2002. The goodwill recorded by the Company is related to a branch acquisition. In October of 2002, the Financial Accounting Standards Board (“FASB”) released a new statement, SFAS No. 147 entitled “Acquisitions of Certain Financial Institutions,” allowing financial institutions meeting certain criteria to reclassify unidentifiable intangible asset balances to goodwill and cease amortization beginning as of January 1, 2002. SFAS No. 147 did not have an impact on the Company, as the Company determined that their acquisition of a failed thrift branch was not a business combination and the Company will continue to amortize goodwill to expense.

(7) Special Note Concerning Forward-Looking Statements

      This document (including information incorporated by reference) contains, and future oral and written statements of CoVest Bancshares, Inc., a Delaware corporation (the “Company”) and its management may contain, forward-looking statements, within the meaning of such term in the Private Securities Litigation Reform Act of 1995, with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

      The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries include, but are not limited to, the following:

•	The strength of the United States economy in general and the strength of the local economies in which the Company conducts its operations which may be less favorable than expected and may result in, among other things, a deterioration in the credit quality and value of the Company’s assets.

•	The economic impact of the terrorist attacks that occurred on September 11, 2001, as well as any future threats and attacks, and the response of the United States to any such threats and attacks.

•	The effects of, and changes in, federal, state and local laws, regulations and policies affecting banking, securities, insurance and monetary and financial matters.

•	The effects of changes in interest rates (including the effects of changes in the rate of prepayments of the Company’s assets) and the policies of the Board of Governors of the Federal Reserve System.

•	The ability of the Company to compete with other financial institutions as effectively as the Company currently intends due to increases in competitive pressures in the financial services sector.

•	The inability of the Company to obtain new customers and to retain existing customers.

•	The timely development and acceptance of products and services, including products and services offered through alternative delivery channels such as the Internet.

16

COVEST BANCSHARES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

•	Technological changes implemented by the Company and by other parties, including third party vendors, which may be more difficult or more expensive than anticipated or which may have unforeseen consequences to the Company and its customers.

•	The ability of the Company to develop and maintain secure and reliable electronic systems.

•	The ability of the Company to retain key executives and employees and the difficulty that the Company may experience in replacing key executives and employees in an effective manner.

•	Consumer spending and saving habits which may change in a manner that affects the Company’s business adversely.

•	Business combinations and the integration of acquired businesses which may be more difficult or expensive than expected.

•	The costs, effects and outcomes of existing or future litigation.

•	Changes in accounting policies and practices, as may be adopted by state and federal regulatory agencies and the Financial Accounting Standards Board.

•	The ability of the Company to manage the risks associated with the foregoing as well as anticipated.

      These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including other factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.

17

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

      The Company’s business activities currently consist of ownership of the Bank, and investments in other equity securities. The Bank’s principal business consists of attracting deposits from the public and investing these deposits, together with funds generated from operations, primarily in commercial loans, multi-family, commercial real estate loans, and consumer loans. The Bank’s deposit accounts are insured to the maximum allowable by the Federal Deposit Insurance Corporation (the “FDIC”).

      The Bank’s results of operations are dependent primarily on net interest income, which is the difference between the interest earned on its loans and securities portfolios, and the interest paid on deposits and borrowed funds. The Bank’s operating results are also affected by loan commitment and servicing fees, loan service release fees, customer service charges, fees from annuity and insurance products, and other income. Operating expenses of the Bank include employee compensation and benefits, equipment and occupancy costs, federal deposit insurance premiums and other administrative expenses.

      The Bank’s results of operations are further affected by economic and competitive conditions, particularly changes in market interest rates. Results are also affected by monetary and fiscal policies of federal agencies, and actions of regulatory authorities.

Financial Condition

      Total assets increased by 3% to $600.5 million as of September 30, 2002, as compared to $585.7 million at December 31, 2001. Total liabilities increased by 2% to $553.0 million, as compared to $540.6 million as of December 31, 2001. Stockholder’s equity increased by 5% to $47.5 million, as compared to $45.2 million as of September 30, 2001.

      Cash and cash equivalents increased to $11.3 million at September 30, 2002 from $6.6 million at December 31, 2001. The increase resulted from an increase in deposits at other banks.

      Securities increased by 17% to $60.9 million from $52.2 as of December 31, 2001. The increase consisted of Federal Home Loan Bank Multi-Step Bonds with maturities out to 5 years, callable semi-annually with coupons that reset annually.

      Net loans receivable at September 30, 2002 were $510.8 million, or relatively the same level as at December 31, 2001 of $509.6 million. As interest rates currently are at 40 year lows, it has been the Company’s strategy to concentrate on funding short-term adjustable rate loans to minimize its exposure to rising interest rates. Commercial loans increased 14% to $53.5 million, as compared to $47.0 million as of December 31, 2001. Multi-family loans increased 4% to $233.1 million, as compared to $223.6 million as of December 31, 2001. The multi-family loan portfolio is mostly comprised of adjustable rate loans with floors established upon origination. In April 2002, the Company sold $20.1 million of its multi-family loan portfolio to better position itself in an increasing rate environment. The sale consisted of 5-year adjustable rate loans where the rate is fixed for the first 5-year term and then reprice off the 5-year Treasury index for the next five years. There was no gain or loss on the transaction and the loans were sold at 7% pass-through until the next rate adjustment date. The overall average gross rate was 8.00%. The Company retains the servicing of the loans for a .25% servicing fee and a 50/50 split of the prepayment fee was negotiated for the life of the contract. Funds have been redeployed to shorter-term adjustable rate loans with floors set upon origination. Commercial real estate loans increased 8% to $85.6 million, as compared to $79.4 million as of December 31, 2001. Construction loans decreased 19% to $47.5 million, as compared to $58.8 million as of December 31, 2001. The Company has limited its new construction lending and is still funding prior commitments. Mortgage loans decreased 6% to $54.8 million, as compared to $58.2 million as of December 31, 2001. Although the Company generally retains only adjustable-rate mortgage loans in its portfolio, it continues to originate fixed-rate mortgage loans in order to provide a full range of products to its customers. Such loans are originated only under terms, conditions, and documentation standards that make the loans eligible for sale to the Federal Home Loan Mortgage Corporation (“FHLMC”), the Federal National Mortgage Association (“FNMA”) and other institutional investors. Prepayments exceeded loan originations. Consumer loans decreased 11% to

18

$41.2 million, as compared to $46.3 million as of December 31, 2001, as automobile companies continue to offer zero percent financing.

      Total deposits increased 2% to $462.9 million, as compared to $456.0 million as of December 31, 2001. Savings deposits increased 63% to $85.1 million, as compared to $52.1 million as of December 31, 2001. The High Yield Money Account decreased 20% to $91.5 million, as compared to $113.9 million as of December 31, 2001. The Company believes that the decrease in the High Yield Money Market account is caused by the decline in the 91-day Treasury Bill rate to which the account is indexed. The Company also believes that the decrease in the average High Yield Money Market account index rate to 1.71% caused the savings deposits to increase as the savings account rate remained at a fixed 2.50%. Certificates of deposit decreased 4% to $166.0 million, as compared to $172.1 million as of December 31, 2001. Jumbo certificates of deposit decreased 82% to $2.1 million, as compared to $11.8 million as of December 31, 2001. The Company believes that a portion of these decreases shifted to savings accounts as the 2.50% fixed savings account rate was higher than the short-term certificates of deposit rates. Effective October 1, 2002, the Company implemented relationship pricing on its savings accounts. The savings account rate was reduced to 1.50% with an additional .75% premium rate on savings accounts that also have a checking account relationship. As of September 30, 2002, $61.2 million of the Company’s savings accounts had checking account relationships and $23.8 million were regular savings accounts with no checking account relationships. Purchased certificates of deposits increased 17% to $53.4 million, as compared to $45.8 million as of December 31, 2001. Non-interest bearing checking accounts increased 7% to $33.1 million, as compared to $31.0 million as of December 31, 2001. Included in non-interest bearing accounts are the Company’s official checks that decreased by $2.1 million. Corporate checking accounts increased $4.0 million as the Company continues its effort to increase its commercial banking business. Interest bearing checking accounts increased 9% to $31.9 million, as compared to $29.3 million as of December 31, 2001.

      Total borrowings remained at relatively the same level at September 30, 2002 as at December 31, 2001. Total borrowings amounted to $74.9 million as of September 30, 2002, while at December 31, 2001, total borrowings were at $73.4 million. Included in short-term borrowings was a $1.0 million note incurred in connection with the Company’s stock repurchase program. This borrowing will be repaid from the dividends from the Bank over the next several quarters. Long-term borrowings remained at $44.0 million as of September 30, 2002. Long-term borrowings consisted of Federal Home Loan Bank Term Advances and are a primary source of funding subject to collateral availability.

      Stockholders’ equity totaled $47.5 million at September 30, 2002. The number of shares outstanding excluding unallocated Employee Stock Ownership Plan shares was 3,399,957 and the book value per common share outstanding was $13.97, a 6.40% increase over $13.13 per common share outstanding at December 31, 2001.

      On February 22, 2002, the Employee Stock Ownership Plan purchased 81,477 shares of CoVest Bancshares, Inc. common stock, held in the Company’s treasury, for an aggregate purchase price of $1,500,000, or $18.41 per share. Shares issued to the ESOP are allocated to ESOP participants based on principal repayments made by the ESOP on the loan from the Company. The loan is secured by shares purchased with the loan proceeds and will be repaid by the ESOP with contributions from the Company. Principal payments are scheduled to occur over a fifteen-year period. $50,000 of principal plus interest, has been repaid during the first nine months of 2002.

      The Company announced its 25th stock repurchase program on June 18, 2002, enabling the Company to repurchase 100,000 shares of its outstanding stock. A total of 21,241 shares were repurchased at an average price of $21.33 through October 29, 2002.

      At September 30, 2002, the allowance for loan losses was $6.9 million as compared to $6.5 million as of December 31, 2001. The Company recognized net charge-offs of $550,000 and provided an additional $853,000 during the first nine months of 2002. Management believes that the allowance for loan losses at September 30, 2002 was at a level adequate to absorb probable incurred losses on existing loans. However, there can be no assurance that such losses will not exceed estimated amounts.

19

      At September 30, 2002, total non-performing loans amounted to $4,360,000, or 0.73% of total assets compared to $2,285,000, or 0.38% of total assets at June 30, 2002 and to $2,538,000, or 0.43% of total assets at December 31, 2001. A $1,540,000 motel property in Wisconsin that had been categorized as a non-accrual loan as of December 31, 2001, was foreclosed on and sold in April, 2002. An additional $240,000 of this loan was charged-off prior to its move to Other Real Estate Owned. A $1,426,000 multi-family loan was classified as non-accrual in June 2002. The Company charged-off $159,000 of this loan during the second quarter of 2002. A $500,000 payment was received on this loan in September 2002 and now has a balance of $926,000. In the third quarter, three commercial real estate loans to related borrowers were put on non-accrual totaling $3,017,000. The Company has included these loans in the September 30, 2002 analysis of allowance for loan and lease losses; however, it is currently too early to ascertain what losses, if any, will be realized.

      Other Real Estate Owned increased to $731,000 at September 30, 2002 compared to $661,000 as of December 31, 2001. Other Real Estate Owned consisted of two properties. One of the properties represents an undeveloped commercial real estate property in Chicago for $661,000. The Company is currently marketing the property and expects no losses. The other represents a residential property for $70,000 and was acquired by the Company in August 2002 and no loss is anticipated.

      Along with other financial institutions, management shares a concern for the outlook of the economy during the remainder of 2002. A slowdown in economic activity beginning in 2001 severely impacted several major industries as well as the economy as a whole. Even though there are numerous indications of emerging strength, it is not certain that this strength is sustainable. In addition, consumer confidence may be negatively impacted by the recent substantial decline in equity prices. These events could still adversely affect cash flows for both commercial and individual borrowers, as a result of which, the Company could experience increases in problem assets, delinquencies and losses on loans.

20

      The following table sets forth the amounts and categories of non-performing loans and assets.

	Sept 30,	Dec 31,
	2002	2001

	(Dollars in
	Thousands)
Non-accruing Loans:
Commercial Loans	$—	$—
Multi-family Loans	926	—
Commercial Real Estate Loans	3,017	1,540
Construction Loans	—	48
Commercial/ Municipal Leases	—	—
Mortgage Loans	401	668
Consumer	16	43

Total	4,360	2,299
Accruing Loans Delinquent 90 days or More:
Commercial Loans	$—	$—
Multi-family Loans	—	—
Commercial Real Estate Loans	—	100
Construction Loans	—	—
Commercial/ Municipal Leases	—	20
Mortgage Loans	—	119
Consumer	—	—

Total	—	239

Total Non-performing Loans	$4,360	$2,538
Other Real Estate Owned	731	662
Other Repossessed Assets	—	—

Total Non-performing Assets	$5,091	$3,200

Total Non-performing Loans as a Percentage of Net Loans	0.85%	0.50%

Total Non-performing Assets as a Percentage of Total Assets	0.85%	0.55%

Liquidity

      The Company’s primary sources of funds are deposits, principal and interest payments on loans and mortgage-backed securities, and funds provided by other operations. While scheduled loan and mortgage-backed securities repayments and maturities of short-term investments are a relatively predictable source of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions, competition and the restructuring occurring in the banking industry.

      The Company’s cash flows are a result of three principal activities: operating activities, investing activities and financing activities. Net cash provided by operating activities was $7.5 million, for the nine months ended September 30, 2002. Net cash used by investing activities was $10.8 million for the nine months ended September 30, 2002. Net cash provided by financing activities was $8.0 million for the nine months ended September 30, 2002.

      The Company uses its liquidity to meet its ongoing commitments to fund maturing certificates of deposit and deposit withdrawals, repay borrowings, fund existing and continuing loan commitments, and pay operating expenses. At September 30, 2002, the Company has commitments to originate loans totaling $42.9 million and its customers had approved but unused lines of credit totaling $37.9 million. The Company considers its

21

liquidity and capital resources to be adequate to meet its foreseeable short and long-term needs. The Company expects to be able to fund or refinance, on a timely basis, its material commitments and long-term liabilities.

Selected Ratios

	Three Months Ended				Nine Months Ended

	Sept 30,		Sept 30,		Sept 30,		Sept 30,
	2002		2001		2002		2001

Annualized Return on Avg. Equity	14.58%		11.92%		14.45%		11.51%
Annualized Return on Avg. Equity (Core)*	14.58		11.92		14.45		10.83
Annualized Return on Avg. Assets	1.15		1.02		1.12		0.97
Annualized Return on Avg. Assets (Core)*	1.15		1.02		1.12		0.91
Book Value per Share	$13.97		$12.84		$13.97		$12.84
Closing Market Price per Share	$21.00		$18.05		$21.00		$18.05
Earnings per Primary Share:
Basic	$0.50		$0.39		$1.46		$1.10
Basic (Core)*	$0.50		$0.37		$1.46		$1.04
Diluted	$0.48		$0.39		$1.39		$1.07
Diluted (Core)*	$0.48		$0.37		$1.39		$1.01
Net Interest Margin	3.58%		3.59%		3.68%		3.47%
Ratio of Operating Expense to Average Total Assets, Annualized	2.24%		2.30%		2.40%		2.36%
Ratio of Net Interest Income to Non-Interest Expense	1.53	x	1.50	x	1.48	x	1.41	x

*	Core net income: Net income, adjusted for the after tax effect of the gain of sale of loans, that occurred in the first quarter of 2001.

Results of Operations for the Three Months Ended September 30, 2002 and 2001

      Net income was $1,708,000 for the third quarter of 2002, up 16% over $1,474,000 for the same period in 2001. Basic earnings per share were $0.50, a 28% increase compared to $0.39 for the third quarter of 2001. Diluted earnings per share were $0.48, a 30% increase compared to $0.37 for the third quarter of 2001.

      Return on average equity and return on average assets during the third quarter of 2002 were 14.58% and 1.15% respectively, compared to 11.92% and 1.02% for the third quarter in 2001.

      The Company’s efficiency ratio improved to 53.36% compared to 56.01% in the third quarter of 2001. The Company’s goal is to maintain an efficiency ratio at lower than 56% for 2002.

      Cash earnings (net income adjusted for the after tax impact of amortization of goodwill) for the third quarter of 2002 were $1,739,000, or $0.51 (basic) and $0.49 (diluted) earnings per share, compared to $1,505,000, or $0.40 (basic) and $0.38 (diluted) earnings per share for the same period in 2001.

      Net interest income for the third quarter of 2002 increased $119,000, or 2% compared to the same period in 2001. The increase in net interest income can be attributed to a decrease in interest expense, offset by a decrease in interest income. The Company was in a liability sensitive position, where liabilities repriced faster than assets in 2001 when rates were declining. In addition to this, the Company sold $54.0 million of its mortgage loan portfolio in 2001 which provided the Company liquidity and afforded the Company the opportunity to price its deposits moderately. The deposit base coming into 2002 was then at lower cost levels. The net interest spread for the third quarter of 2002 was 3.18% compared to 2.99% for the same period in 2001. The weighted average yield on interest earning assets was 6.24% for the third quarter of 2002, a decrease of 136 basis points compared to 7.60% in 2001. The weighted average cost of interest bearing liabilities was 3.06% for the third quarter of 2002, a decrease of 155 basis points compared to 4.61% in 2001. The increase in

22

non-interest bearing deposits by $4.5 million, or 16%, also contributed to the increase in net interest margin. Net interest margin was 3.58% for the third quarter of 2002, slightly down compared to 3.59% for the same period in 2001.

      The Company’s total interest income (tax equivalent) on earning assets decreased 16% to $8,930,000 for the third quarter in 2002 compared to $10,577,000 for the same period in 2001. The average balance of interest earning assets increased 3% to $572.4 million compared to $556.9 million for the same period in 2001. The Federal Reserve’s rate reductions in 2001 caused a decrease in the Company’s loan index rates and prompted prepayments in the loan portfolio, particularly in the multi-family loan portfolio, which is mostly comprised of adjustable rate loans with floors established upon origination. As of September 30, 2002, $88.8 million of the adjustable multi-family loan portfolio had reached their floors. The average yield on loans for the third quarter of 2002 was 6.45%, down by 142 basis points compared to 7.87% for the same period in 2001. Loan costs associated with loan prepayments in the multi-family loan portfolio totaled $93,000. The average yield earned on investments was 4.74%, an 88 basis point decrease compared to 5.62% for the same period in 2001. The average yield on overnight investments for the third quarter of 2002 was 1.59%, a 179 basis point decrease compared to 3.38% for the same period in 2001. The increased volume of loans partially offset the effect of the income reduction from falling rates.

      Total interest expense decreased 32% to $3,815,000 for the third quarter of 2002 compared to $5,573,000 for the same period in 2001. The average cost of deposits for the third quarter of 2002 was 2.86%, a 159 basis point decrease compared to 4.45% for the same period in 2001. The average balance of the High Yield Money Market account decreased 20% to $96.0 million compared to $120.4 million for the same period in 2001. The average balance of savings accounts increased 80% to $80.3 million compared to $44.5 million for the same period in 2001. The Company believes that the decline of the 91-day Treasury bill rate to which the High Yield Money Market account is indexed, caused the decline in this type of deposit. The Company also believes that the rate of savings accounts that remained fixed at 2.50%, prompted depositors to shift their funds from the High Yield Money Market account to savings accounts. Effective October 1, 2002, the Company implemented relationship pricing on its savings accounts. The savings account rate was reduced to 1.50% with an additional .75% premium rate on savings accounts that also have a checking account relationship. The average cost of borrowings decreased to 4.27% a 143 basis point decrease compared to 5.70% for the same period in 2001.

      The provision for loan losses was $217,000 for the third quarter of 2002, a 28% decrease for the same period in 2001. The net charge-offs for the quarter were $16,000.

      On a quarterly basis, management of the Company meets to review the adequacy of the Allowance for Loan Losses. Each loan officer grades his or her individual commercial credits and the Company’s outsourced loan review function validates the officers’ grades. In the event that loan review results in a downgrade of the loan, it is included in the allowance analysis at the lower grade. The grading system is in compliance with the regulatory classifications and the allowance is allocated to the loans based on the regulatory grading, except in instances where there are known differences (i.e. collateral value is nominal, etc.). Once the specific portion of the allowance is calculated, management then calculates a historical portion for each loan category based on loan loss history, current economic conditions and trends in the portfolio, including delinquencies and impairments. As a result of this analysis, management believes that the allowance for losses on loans at September 30, 2002 was at a level adequate to absorb probable incurred losses on existing loans, although there can be no assurance that such losses will not exceed the estimated amounts.

23

      Loan Loss Allowance Analysis. The following table sets forth an analysis of the Company’s allowance for loan losses for the periods indicated.

	Three Months Ended

	Sept 30,		Sept 30,
	2002		2001

	(Dollars in
	Thousands)
Balance at Beginning of Period	$6,650		$5,752
Charge-offs:
Commercial Loans	—		—
Multi-family Loans	—		—
Commercial Real Estate Loans	—		—
Construction Loans	—		—
Commercial/ Municipal Leases	—		—
Mortgage Loans	—		—
Consumer	40		29

Charge-offs Total	40		29
Recoveries:
Commercial Loans	—		—
Multi-family Loans	—		—
Commercial Real Estate Loans	—		—
Construction Loans	—		—
Commercial/ Municipal Leases	—		—
Mortgage Loans	—		—
Consumer	24		7

Recoveries Total	24		7

Net Charge-offs	16		22
Additions Charged to Operations	217		300

Balance at End of Period	$6,851		$6,030

Ratio of Net Charge-offs During the Period to Average Loans Outstanding During the Period	0.00%		0.00%
Ratio of Allowance for Loan Losses to Non-performing Loans	1.57	x	1.84	x
Ratio of Allowance for Loan Losses to Total Outstanding Loans	1.32%		1.21%

      Non-interest income increased $190,000, a 20% increase to $1,146,000 for the third quarter of 2002 compared to $956,000 for the same period in 2001. Loan charges and servicing fees increased $50,000. Lien release fees increased $54,000, loan modification fees increased $21,000, and document preparation fees increased $12,000. These increases were offset by a $22,000 decrease in investor service fees and a $16,000 decrease in letter of credit fees. Loan prepayment fees increased $34,000, mostly from prepayments in the multi-family loan portfolio. Mortgage banking fees increased $78,000, mainly from increase in conventional loan fees in the amount of $68,000 and mortgage loan application fees in the amount of $12,000. Deposit related charges decreased $21,000, mostly due to the decrease in service fees from retail checking accounts. The Company believes that the increase in retail checking deposits is from increased balances on which service fees are not charged. Gain on sale of investment securities totaled $39,000 for the third quarter of 2002 compared to a loss of $3,000 for the same period in 2001. Other income increased by $5,000 to $64,000 as compared to $59,000 for the same period in 2001. Included in other income for the third quarter of 2001 was $40,000 of credit card servicing income. There was no credit card servicing income in the third quarter of 2002 because the servicing contract was terminated in February 2002.

24

      Non-interest expense for the third quarter of 2002 totaled $3,326,000, which is relatively at the same level compared to $3,318,000 for the same period in 2001. Compensation and benefits decreased $52,000. Medical insurance decreased $37,000, directors’ retirement expenses decreased $23,000 and employee relations expenses decreased $10,000. Recent medical claims through August indicate smaller medical expenses prompting the Company to accrue based on budgeted medical expenses starting the third quarter of 2002 and reversed $140,000 that represented the difference between the maximum claims amount and the budgeted claims amount during the first six months of 2002. These were partially offset by an increase in base compensation of $24,000 as there were more open positions in the third quarter of 2001 as compared to the third quarter in 2002. Commissions and incentives decreased $12,000, mainly due to a reduced bonus expense in the third quarter of 2002. Data processing expenses increased $31,000. Advertising expenses increased $43,000 as efforts continue to attract deposits. Amortization of mortgage servicing rights decreased $12,000 due to smaller prepayments in the third quarter of 2002. The Company’s efficiency ratio for the third quarter of 2002 improved to 53.36% compared to 56.01% for the same period in 2001. The Company’s goal is maintain an efficiency ratio at lower than 56% for 2002.

      Income tax expense increased $150,000 to $982,000 for the quarter ended September 30, 2002, compared to $832,000 for the same period in 2001. The effective tax rate approximated 36% for each period.

Results of Operations for the Nine Months Ended September 30, 2002 and 2001

      Net income increased $780,000, or 18%, to $5,001,000 for the first nine months of 2002 compared to $4,221,000 for the same period in 2001. Basic earnings per share were $1.46, a 33% increase compared to $1.10 per share for the same period in 2001. Diluted earnings per share were $1.39, a 30% increase compared to $1.07 per share for the same period in 2001. Included in net income for 2001 was a $407,000 pretax gain on sale of single family mortgages. Core net earnings (net income adjusted for the after tax effect of the gain on sale of loans) was $3,972,000 for the first nine months in 2001, or $1.04 (basic) and $1.01 (diluted) per share. Basic earnings and diluted earnings per share for the first nine months of 2002 increased 40% and 38% respectively, as compared to the same period in 2001 on core earnings.

      Return on average equity and return on average assets for the first nine months of 2002, were 14.45% and 1.12% respectively, compared to 11.51% and 0.97% for the same period in 2001. Return on average equity and return on average assets for the first nine months of 2001, without the gain on sale of mortgage loans, were 10.83% and 0.91% respectively.

      The Company’s efficiency ratio improved to 55.06% compared to 58.08% for the first nine months of 2001. The Company’s goal is to maintain an efficiency ratio of below 56% for 2002.

      Cash earnings (net income adjusted for the after tax impact of amortization of goodwill) for the first nine months of 2002 were $5,063,000, or $1.48 (basic) and $1.41 (diluted) earnings per share, compared to $4,315,000, or $1.13 (basic) and $1.10 (diluted) earnings per share for 2001. Core cash earnings (net income, exclusive of the gain on sale of loans, adjusted for the after tax impact of amortization of goodwill) for the first nine months of 2001 were approximately $4,066,000, or $1.06 (basic) and $1.04 (diluted) earnings per share.

      Net interest income for the first nine months of 2002 increased $1,367,000, or 9%, to $15,830,000, compared to $14,463,000 for the same period in 2001. Interest income decreased 15% while interest expense decreased 35% for the first nine months of 2002 as compared to the same period in 2001. The average yield on interest earning assets was 6.41%, a 138 basis point decrease from 7.79% for 2001. The average cost of interest bearing liabilities was 3.11%, a 183 basis point decrease from 4.94% for 2001. Net interest spread for the first nine months of 2002 was 3.30% compared to 2.85% for the same period in 2001. Net interest margin was 3.68% for the first nine months in 2002 compared to 3.47% in 2001. The increase in non-interest bearing deposits by $5.3 million, or 20%, contributed to the increase in interest margin.

      The Company’s total interest income (tax equivalent) on earning assets decreased 15% to $27,738,000 for the first nine months of 2002 compared to $32,744,000 for the same period in 2001. The average balance of interest earning assets increased 3% for the first nine months of 2002. The Federal Reserve’s rate reductions in 2001 caused a decrease in the Company’s loan index rates. The average yield on loans decreased to 6.63%, a

25

146 basis point decrease compared to 2001. Loan costs associated with loan prepayments in the multi-family loan portfolio totaled $408,000, which included $139,000 of loan costs associated with the sold loans in April 2002. The average yield on investments decreased to 4.70%, a 94 basis points decrease compared to 2001. The increase in volume of loans outstanding partially offset the effect of the income reduction from falling rates.

      It has been the Company’s strategy for the last year to concentrate on funding short-term adjustable rate loans to minimize its exposure to rising interest rates. The Company sold $20.1 million of its multi-family loan portfolio in April 2002 to better position itself in an increasing rate environment. The sale consisted of 5-year adjustable rate loans where the rates are fixed for the first 5-year term and then reprice off the 5-year Treasury index for the next five years. The loans were sold at 7% pass through until the next adjustment date, where the service fee will be set at .25% and the pass through rate will be adjusted accordingly. The gross coupon rates range from 7.25% to 9.625%. Funds have been redeployed to shorter term adjustable rate loans with floors set upon origination.

      Total interest expense decreased 35% to $11,813,000 for the first nine months of 2002 compared to $18,150,000 for the same period in 2001. The average cost of deposits for the first nine months of 2002 was 2.94%, a 187 basis point decrease compared to 4.81% for the same period in 2001. The average balance on the High Yield Money Market account decreased while the average balance on savings accounts increased. The Company believes that the decline in the 91-day Treasury Bill rate to which the account is indexed caused the decline in the High Yield Money Market account. The Company also believes that consumers shifted their balances from the High Yield Money Market account that averaged 1.71% to savings accounts that remained fixed at 2.50%. Effective October 1, 2002, the Company implemented relationship pricing on its savings accounts. The savings accounts rate was reduced to 1.50% with an additional .75% premium rate on savings accounts that also have a checking account relationship. As of September 30, 2002, $61.2 million of the Company’s savings accounts have checking account relationships and $23.8 million are regular savings accounts with no checking account relationships. The average balance of borrowing increased by $14.2 million while the average cost decreased to 4.06%, a 182 basis points decrease compared to 5.88% for the same period in 2001. The average balance of non-interest earning deposits increased by $5.3 million, which contributed in the increase of net interest margin for the first nine months of 2002.

      The provision for loan losses was $853,000 for the first nine months in 2002 compared to $800,000 for the same period in 2001. Management believes that the allowance for loan losses as of September 30, 2002, was at a level adequate to absorb probable incurred losses on existing loans. However, there can be no assurance that such losses will not exceed estimated amounts.

      On a quarterly basis, management of the Company meets to review the adequacy of the Allowance for Loan Losses. Each loan officer grades his or her individual commercial credits and the Company’s outsourced loan review function validates the officers’ grades. In the event that loan review results in a downgrade of the loan, it is included in the allowance analysis at the lower grade. The grading system is in compliance with the regulatory classifications and the allowance is allocated to the loans based on the regulatory grading, except in instances where there are known differences (i.e. collateral value is nominal, etc.) Once the specific portion of the allowance is calculated, management then calculates a historical portion for each loan category based on loan loss history, current economic conditions and trends in the portfolio, including delinquencies and impairments. As a result of this analysis, management believes that the allowance for losses on loans at September 30, 2002 was at a level adequate to absorb probable incurred losses on existing loans, although there can be no assurance that such losses will not exceed the estimated amounts.

26

      Loan Loss Allowance Analysis. The following table sets forth an analysis of the Company’s allowance for possible loan losses for the periods indicated.

	Nine Months Ended

	Sept 30,		Sept 30,
	2002		2001

	(Dollars in
	Thousands)
Balance at Beginning of Period	$6,547		$5,655
Charge-offs:
Commercial Loans	—		—
Multi-family Loans	159		45
Commercial Real Estate Loans	240		226
Construction Loans	—		—
Commercial/ Municipal Leases	20		—
Mortgage Loans	49		—
Consumer	126		190

Charge-offs Total	594		461
Recoveries:
Commercial Loans	—		—
Multi-family Loans	—		—
Commercial Real Estate Loans	—		—
Construction Loans	—		—
Commercial/ Municipal Leases	10		—
Mortgage Loans	—		—
Consumer	35		36

Recoveries Total	45		36

Net Charge-offs	549		425
Additions Charged to Operations	853		800

Balance at End of Period	$6,851		$6,030

Ratio of Net Charge-offs During the Period to Average Loans Outstanding During the Period	0.11%		0.09%
Ratio of Allowance for Possible Loan Losses to Non-performing Loans	1.57	x	1.84	x

      Non-interest income increased $414,000, or 13% for the first nine months of 2002 compared to the same period in 2001. Core non-interest income, excluding the $407,000 gain on sale of loans in 2001 was $2,814,000. Non-interest income for the first nine months of 2002 increased $821,000 compared to core non-interest income for the same period in 2001. Loan prepayment fees increased $651,000. Deposit related charges and fees increased $34,000. Service fees on account analysis from commercial accounts increased $46,000, Internet banking fees increased $9,000 and ATM/Debit card income increased $4,000. These were offset by a decrease in checking account fees and service charges by $24,000. The Company believes that the increase in retail checking deposits was from increased balances on which service fees were not charged. Net gain on sale of securities and loans decreased $258,000. In 2001, the Company had a $35,000 loss on sale of securities and a $407,000 gain on sale of loans. For 2002, the $113,000 represented gain on sale of investments. CoVest insurance and annuity commissions decreased $21,000. Other income remained at the same level for the first nine months of 2002 and 2001. Included in other income for the first nine months of 2002 was $65,000 representing partial interest on a 1992 and 1993 State of Illinois income tax refund. Other income for the first nine months in 2001 included credit card servicing income of $105,000 compared to $5,000 for 2002. The credit card servicing relationship was terminated in February 2002.

27

      Non-interest expense increased $448,000, or 4%, for the first nine months of 2002 compared to the comparable period in 2001. Compensation and benefits increased $479,000. Base compensation increased $154,000. Medical insurance increased $236,000 due to higher medical costs in 2002 compared to that in 2001. Employee benefits increased $75,000 due to ESOP expense instituted in February 2002. Directors’ retirement expenses decreased by $32,000. Commissions and incentives decreased $296,000 mostly due to reduced bonus expenses during the first nine months of 2002 compared to the same period in 2001. Data processing expenses increased $59,000. Core processing expenses increased $19,000, ATM expense increased $21,000, Internet maintenance increased $9,000 and other processing expenses increased $10,000. Advertising expenses increased $52,000 as efforts continue to increase core deposits. Expenses on other real estate owned assets increased $216,000, which was comprised of back taxes, foreclosure expenses and expenses in selling the properties. Other expenses decreased $66,000. Professional services decreased $47,000. Loan related expenses decreased $32,000.

      Income tax expense increased $500,000 to $2,893,000 for the nine-month period ending September 30, 2002, compared to $2,393,000 for the same period in 2001. The effective tax rate was 37% for the nine months ended September 30, 2002 as compared to 36% for the nine months ended September 30, 2001.

28

Item 3.	Quantitative and Qualitative Disclosure About Market Risk

      In an attempt to manage the Company’s exposure to changes in interest rates, management closely monitors the Company’s interest rate risk.

      Interest rate risk results when the maturity or repricing intervals and interest rate indices of the interest-earning assets, interest-bearing liabilities, and off-balance sheet financial instruments are different, creating a risk that changes in the level of market interest rates will result in disproportionate changes in the value of, and the net earnings generated from, the Company’s interest-earning assets, interest-bearing liabilities, and off-balance sheet financial instruments. The Company’s exposure to interest rate risk is managed primarily through the Company’s strategy of selecting the types and terms of interest-earning assets and interest-bearing liabilities which generate favorable earnings, while limiting the potential negative effects of changes in market interest rates. Since the Company’s primary source of interest-bearing liabilities is customer deposits, the Company’s ability to manage the types and terms of such deposits may be somewhat limited by customer preferences in the market areas in which the Company operates. Borrowings, which include FHLB advances, short-term borrowings, and long-term borrowings, are generally structured with specific terms which in management’s judgment, when aggregated with the terms for outstanding deposits and matched with interest-earning assets, mitigate the Company’s exposure to interest rate risk. The rates, terms and interest rate indices of the Company’s interest-earning assets result primarily from the Company’s strategy of investing in loans and securities (a substantial portion of which have adjustable-rate terms) which permit the Company to limit its exposure to interest rate risk, together with credit risk, while at the same time achieving a positive interest rate spread from the difference between the income earned on interest-earning assets and the cost of interest-bearing liabilities.

      The Company has been setting floors on its non-retail adjustable rate loans as a protection in a falling rate environment since the introduction of that type of product to its loan mix. On October 9, 2001, the Company entered into an Interest Rate Cap Agreement with Morgan Keegan for a notional amount of $10 million for three years, against the 91 day Treasury Bill rate, at the strike rate of 4.50%. The Company paid a fixed amount of $113,000 covering the entire 3-year agreement. A weekly weighted average calculation will be used to determine Morgan Keegan’s position and will be liable for the difference when the 91 day Treasury Bill rate exceeds 4.50%. The Company believes that the move will help cushion the impact of rising rates, particularly on the High Yield Money Market account that is indexed to the weekly 91 day Treasury Bill auction. The derivative instrument is recorded at its fair value and any changes in fair value are recorded in interest expense.

      In addition to periodic gap reports comparing the sensitivity of interest-earning assets and interest-bearing liabilities to changes in interest rates, management utilizes a monthly report (“model”) prepared by the Bank which measures the Bank’s exposure to interest rate risk. The model calculates the present value of assets, liabilities, off-balance sheet financial instruments, and equity at current interest rates, and at hypothetical higher and lower interest rates at one percent intervals. The present value of each major category of financial instrument is calculated by the model using estimated cash flows based on weighted average contractual rates and terms at discount rates representing the estimated current market interest rate for similar financial instruments. The resulting present value of longer term fixed-rate financial instruments are more sensitive to change in a higher or lower market interest rate scenario, while adjustable-rate financial instruments largely reflect only a change in present value representing the difference between the contractual and discounted rates until the next interest rate repricing date.

29

      The following table presents the Company’s exposure for the next twelve months, to hypothetical changes in interest rates at the dates indicated.

September 30, 2002

Change in
Interest Rates	Percent Change in	Percent Change in MV
(basis points)	Net Interest Income	of Portfolio Equity

+200	+9%	-4%
+100	+4	-2
0	0	0
-100	-3	+2
-200	-6	+8

September 30, 2001

Change in
Interest Rates	Percent Change in	Percent Change in MV
(basis points)	Net Interest Income	of Portfolio Equity

+200	-7%	-6%
+100	-4	-3
0	0	0
-100	+3	+1
-200	+8	+3

      The following table presents the Company’s cumulative gap position as of the dates indicated:

	Sept 30, 2002	Sept 30, 2001

	(Dollars in Thousands)
92 days	$69,023	$(56,299)
182 days	$62,589	$(73,552)
365 days	$32,320	$(84,548)

      Gap represents the difference of repricing opportunities between the Company’s assets and liabilities for the next twelve months.

      Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate mortgage loans, have features that restrict changes in interest rates on a short-term basis and over the life of the loan. Further, in the event of a change in interest rates, prepayment and early withdrawal levels could deviate significantly from those assumed in calculating the tables. Finally, the ability of many borrowers to service their debt may decrease in the event of a significant interest rate increase.

      In addition, the previous table does not necessarily indicate the impact of general interest rate movements on the Company’s net interest income because the repricing of certain categories of assets and liabilities are subject to competitive and other pressures beyond the Company’s control. As a result, certain assets and liabilities indicated as maturing or otherwise repricing within a stated period may in fact mature or reprice at different times and at different volumes.

30

Item 4.	Controls and Procedures

      Based upon an evaluation within the 90 days prior to the filing date of this report, the Company’s Chief Executive Officer and Chief Financial Officer concluded that the Company’s disclosure controls and procedures are effective. There have been no significant changes in the Company’s internal controls or in other factors that could significantly affect the Company’s internal controls subsequent to the date of the evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

31

PART II — OTHER INFORMATION

COVEST BANCSHARES, INC.

Item 1.	Legal Proceedings

      There are no material pending legal proceedings to which the Company or any of its subsidiaries is a party other than ordinary routine litigation incidental to their respective businesses.

Item 2.	Changes in Securities

      None

Item 3.	Defaults Upon Senior Securities

      None

Item 4.	Submission of Matters to a Vote of Security Holders

      None

Item 5.	Other Information

      None

Item 6.	Exhibits and Reports

(a) Exhibits

99.1	— Certificate of Chief Executive Officer
99.2	— Certificate of Chief Financial Officer

(b) Reports on Form 8-K

      A report on Form 8-K was filed on July 23, 2002 to report under Item 5 the Company’s earnings for the second quarter of 2002.

      A report on Form 8-K was filed on August 29, 2002 to report under Item 5 the declaration of a regular quarterly dividend.

32

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COVEST BANCSHARES, INC.

By:	/s/ JAMES L. ROBERTS

James L. Roberts
President and
Chief Executive Officer

By:	/s/ PAUL A. LARSEN

Paul A. Larsen
Executive Vice President,
Treasurer and
Chief Financial Officer

33

I, James L. Roberts, Chief Executive Officer of the Company, certify that:

1.	I have reviewed this quarterly report on Form 10-Q of CoVest Bancshares, Inc.;

2.	Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

3.	Based on my knowledge, the financial statements, and other financial information included in the Report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

4.	The registrant’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

a)	designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

b)	evaluated the effectiveness of the registrant’s disclosure controls and procedures as of a date within 90 days prior to the filing date of this quarterly report (the “Evaluation Date”); and

c)	presented in this quarterly report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5.	The registrant’s other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent function):

a)	all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant’s ability to record, process, summarize and report financial data and have identified for the registrant’s auditors any material weaknesses in internal controls; and

b)	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal controls; and

6.	The registrant’s other certifying officers and I have indicated in this quarterly report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to date of their evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Date: October 29, 2002

/s/ JAMES L. ROBERTS

James L. Roberts
Chief Executive Officer

34

I, Paul A. Larsen, Chief Financial Officer of the Company, certify that:

1.	I have reviewed this quarterly report on Form 10-Q of CoVest Bancshares, Inc.;

2.	Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

3.	Based on my knowledge, the financial statements, and other financial information included in the Report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

4.	The registrant’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

a)	designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

b)	evaluated the effectiveness of the registrant’s disclosure controls and procedures as of a date within 90 days prior to the filing date of this quarterly report (the “Evaluation Date”); and

c)	presented in this quarterly report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5.	The registrant’s other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent function):

a)	all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant’s ability to record, process, summarize and report financial data and have identified for the registrant’s auditors any material weaknesses in internal controls; and

b)	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal controls; and

6.	The registrant’s other certifying officers and I have indicated in this quarterly report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to date of their evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Date: October 29, 2002

/s/ PAUL A. LARSEN

Paul A. Larsen
Chief Financial Officer

35

Exhibit 99.1

CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350,

AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

      In connection with the Quarterly Report of CoVest Bancshares, Inc. (the “Company”) on Form 10-Q for the period ending September 30, 2002 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, James L. Roberts, Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

1)	The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2)	The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

Date: October 29, 2002

/s/ JAMES L. ROBERTS

James L. Roberts
Chief Executive Officer

36

Exhibit 99.2

CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350,

AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

      In connection with the Quarterly Report of CoVest Bancshares, Inc. (the “Company”) on Form 10-Q for the period ending September 30, 2002 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Paul A. Larsen, Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

1)	The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2)	The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

Date: October 29, 2002

/s/ PAUL A. LARSEN

Paul A. Larsen
Chief Financial Officer

37

To:	All Employee Stock Ownership Plan and CoVest Banc Profit Sharing and Savings Plan Participants

     Re: Special Meeting of Stockholders to be held on March 17, 2003

Dear Participants:

     As you know, CoVest Bancshares, Inc. (the “Company”) maintains the Employee Stock Ownership Plan (the “ESOP”) for employees of the Company and CoVest Banc, National Association (the “Bank”) under which you have ESOP accounts that hold stock of the Company. In addition, the Bank Profit Sharing and Savings Plan (the “Profit Sharing Plan”) includes an investment alternative to purchase the stock of the Company for your Profit Sharing Plan accounts (the “Stock Accounts”). The ESOP and the Profit Sharing Plan Stock Accounts hold shares of the Company’s common stock for the benefit of participants in those plans. These shares are held by trustees — James L. Roberts, Paul A. Larsen and Barbara A. Buscemi for the ESOP and Glenview State Bank for the Profit Sharing Plan — (in each case, the “Trustee”). Both the ESOP and the Profit Sharing Plan extend to participants in each respective plan (including former participants and beneficiaries) certain voting rights at the Company’s stockholder meetings.

     In connection with the Special Meeting of Stockholders of the Company, to be held on March 17, 2003, enclosed are the following documents:

     1.     A proxy card for the ESOP (if applicable) with return envelope;

     2.     A proxy card for the Profit Sharing Plan (if applicable) with return envelope; and

     3.     A Registration Statement and Proxy Statement for the Special Meeting, dated January 31, 2003, including a Notice of the Special Meeting of Stockholders.

     As a participant in the ESOP and/or the Profit Sharing Plan, you have the right to direct the respective Trustee how to vote the shares held for your account by the ESOP and/or shares in your Profit Sharing Plan Stock Account as of January 21, 2003, the record date for the Special Meeting (the “Record Date”), on the proposal to be voted by the Company’s stockholders.

     At the Special Meeting, stockholders will be asked to consider and vote on a proposal to approve and adopt the principal terms of the merger of the Company with and into Midwest Banc Holdings, Inc., contained in the Agreement and Plan of Reorganization, dated as of November 1, 2002, by and between Midwest and the Company, as described in the proxy statement/prospectus that accompanies this notice. The Board of Directors of the Company recommends a vote “FOR” the approval and adoption of the merger.

PROPOSAL

     ESOP Participants

     Each ESOP participant has the right to specify how the Trustee, as Trustee for the ESOP, should vote the shares in his or her ESOP account as of the Record Date. In general, the Trustee will vote the shares in your ESOP account by casting votes on the proposal as you specify on the proxy card for the ESOP accompanying this letter. The number of shares in your ESOP account as of the Record Date is shown on the enclosed proxy card.

     The Trustee’s fiduciary duties require it to vote any shares for which it receives no voting instructions, as well as any shares not yet given to ESOP participants, in a manner determined to be prudent and solely in the interest of the participants and beneficiaries. If you do not direct the Trustee how to vote the shares in your ESOP account, the Trustee will, to the extent consistent with its fiduciary duties, vote your shares in a manner calculated to most accurately reflect the instructions received from other participants in the ESOP. The same is true of shares not yet placed in anyone’s ESOP account.

     If you do not have any shares allocated to your account in the ESOP as of January 21, 2003, there will be no proxy card for the ESOP enclosed with this letter.

     Profit Sharing Plan Participants

     Participants with shares in their Profit Sharing Plan Stock Accounts have the right to direct how the Trustee should vote the shares that are held on the participants’ behalf in the Stock Accounts. In general, the Trustee will vote the shares in your Profit Sharing Plan Stock Account FOR or AGAINST the proposal specified on the proxy card for the Profit Sharing Plan in the manner that you instruct. For purposes of the Profit Sharing Plan, if you ABSTAIN as to the proposal your instructions will not be counted.

     If you do not have any shares of the Company’s common stock allocated to your Profit Sharing Plan Stock Account as of January 21, 2003, there will be no proxy card for the Profit Sharing Plan enclosed with this letter.

* * * * *

     Your instruction is very important. You are encouraged to review the enclosed material carefully and to complete, sign and date the enclosed proxy card or cards to signify your direction to the respective Trustee. You should then seal the completed card or cards in the appropriate enclosed envelope and return them directly to Barbara A. Buscemi, Trustee for the ESOP, or to Glenview State Bank, Trustee for the Profit Sharing Plan.

     PLEASE NOTE THAT THE VOTING INSTRUCTIONS OF INDIVIDUAL PARTICIPANTS ARE TO BE KEPT CONFIDENTIAL BY THE TRUSTEES, WHO HAVE BEEN INSTRUCTED NOT TO DISCLOSE THEM TO ANYONE AT THE BANK OR THE

COMPANY. IF YOU HAVE ANY QUESTIONS REGARDING YOUR VOTING RIGHTS, PLEASE CALL MR. PAUL A. LARSEN AT (847) 294-6566.

Very truly yours,

THE COMPENSATION COMMITTEE OF COVEST BANCSHARES, INC.

Enclosures

CONSENT OF WILLIAM BLAIR & COMPANY, L.L.C.

With respect to the joint proxy statement to be filed by CoVest Bancshares, Inc. (“CoVest”) and prospectus which is part of the Registration Statement on Form S-4 to be filed by Midwest Banc Holdings, Inc. (“Midwest”) with the Securities and Exchange Commission on February 5, 2003 concerning CoVest’s proposed merger transaction with Midwest, we hereby consent (i) to the inclusion of our updated letter opinion to CoVest’s Board of Directors dated as of the mailing date of such document (the “Opinion”) as an exhibit to such document and (ii) to the use of our name and description of our Opinion, which has been approved by us, under the captions “Questions And Answers About The Merger,” “Summary — Opinion of CoVest’s Financial Advisor,” and “The Merger — Opinion of CoVest’s Financial Advisor” of such document. By giving such consent we do not thereby admit that we are experts with respect to any part of such document within the meaning of the term “expert” as used in, or that may come within the category of persons whose consent is required under, Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

WILLIAM BLAIR & COMPANY, L.L.C.

Chicago, Illinois
February 5, 2003